Hong Kong Exchanges and Clearing Limited, the Stock Exchange of Hong Kong Limited and the Securities and Futures Commission take no responsibility for the contents of this Web Proof Information Pack, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Web Proof Information Pack.

Web Proof Information Pack of

Wynn Macau, Limited

*

(a company incorporated in the Cayman Islands with limited liability)

WARNING

This Web Proof Information Pack is being published as required by The Stock Exchange of Hong Kong Limited (the “HKEx”)/the Securities and Futures Commission solely for the purpose of providing information to the public in Hong Kong.

This Web Proof Information Pack is in draft form. The information contained in it is incomplete and is subject to change which can be material. By viewing this document, you acknowledge, accept and agree with Wynn Macau, Limited (the “Company”), its sponsors, advisors and members of the underwriting syndicate that:

(a)	this Web Proof Information Pack is only for the purpose of facilitating equal dissemination of information to investors in Hong Kong and not for any other purposes. No investment decision should be based on the information contained in this Web Proof Information Pack;

(b)	the posting of the Web Proof Information Pack or supplemental, revised or replacement pages on the website of HKEx does not give rise to any obligation of the Company, its sponsors, advisors and members of the underwriting syndicate to proceed with an offering in Hong Kong or any other jurisdiction. There is no assurance that the Company will proceed with any offering;

(c)	the contents of this Web Proof Information Pack or supplemental, revised or replacement pages may or may not be replicated in full or in part in the actual prospectus;

(d)	this Web Proof Information Pack is in draft form and may be changed, updated revised by the Company from time to time and the changes, updates and/or revisions could be material, but each of the Company and its affiliates, advisors, sponsors or members of the underwriting syndicate is under no obligation, legal or otherwise, to update any information contained in this Web Proof Information Pack;

(e)	this Web Proof Information Pack does not constitute a prospectus, notice, circular, brochure or advertisement offering to sell any securities to the public in any jurisdiction, nor is it an invitation to the public to make offers to subscribe for or purchase any securities, nor is it calculated to invite offers by the public to subscribe for or purchase any securities;

(f)	this Web Proof Information Pack must not be regarded as an inducement to subscribe for or purchase any securities, and no such inducement is intended;

(g)	neither the Company nor any of its affiliates, advisors, sponsors or members of the underwriting syndicate is offering, or is soliciting offers to buy, any securities in any jurisdiction through the publication of this Web Proof Information Pack;

(h)	neither the Company nor any of its affiliates, advisors, sponsors or members of its underwriting syndicate makes any express or implied representation or warranty as to the accuracy or completeness of the information contained in this Web Proof Information Pack;

(i)	each of the Company and any of its affiliates, advisors, sponsors or members of its underwriting syndicate expressly disclaims any and all liability on the basis of any information contained in, or omitted from, or any inaccuracies or errors in, this Web Proof Information Pack;

(j)	the Company has not and will not register the securities referred to in this Web Proof Information Pack under the United States Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws of the United States; and

(k)	as there may be legal restrictions on the distribution of this Web Proof Information Pack or dissemination of any information contained in this Web Proof Information Pack, you agree to inform yourself about and observe any such restrictions applicable to you.

THIS WEB PROOF INFORMATION PACK IS NOT FOR PUBLICATION OR DISTRIBUTION TO PERSONS IN THE UNITED STATES. ANY SECURITIES REFERRED TO HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITHOUT REGISTRATION THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM.

NEITHER THIS WEB PROOF INFORMATION PACK NOR THE INFORMATION CONTAINED HEREIN CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE UNITED STATES. THIS WEB PROOF INFORMATION PACK IS NOT BEING MADE AND MAY NOT BE DISTRIBUTED OR SENT INTO CANADA OR JAPAN.

No offer or invitation will be made to the public in Hong Kong until after a prospectus of the Company is registered with the Registrar of Companies in Hong Kong. If an offer or an invitation is made to the public in Hong Kong in due course, prospective investors are reminded to make their investment decisions solely based on a prospectus of the Company registered with the Registrar of Companies in Hong Kong, copies of which will be distributed to the public during the offer period.

*	For identification purposes only.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONTENTS

This information pack contains the following information relating to Wynn Macau, Limited extracted from an amended version of the post-hearing proof of the draft document:

• Summary
• Definitions
• Glossary
• Risk Factors
• Forward-looking Statements
• Directors and Parties Involved
• Corporate Information
• Our Industry
• Regulation
• WRM’s Concession
• History and Corporate Structure
• Our Business
• Relationship with Wynn Resorts, Limited
• Connected Transactions
• Directors and Senior Management
• Financial Information
• Future Plans

• Appendix IA	Accountant’sReport — WM Cayman Holdings Limited II
• Appendix IB	Accountant’sReport — Wynn Macau, Limited
• Appendix III	ProfitForecast
• Appendix IV	PropertyValuation
• Appendix V	Summaryof the Constitution of the Company and Cayman Company Law
• Appendix VI	Statutoryand General Information

YOU SHOULD READ THE WARNING ON THE COVER OF THIS INFORMATION PACK.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

OVERVIEW

Wynn Macau, Limited, led by our Chairman of the Board of Directors, Chief Executive Officer and President, Mr. Stephen A. Wynn, is a leading developer, owner and operator of destination casino gaming and entertainment resort facilities. We are a holding company focused exclusively on the largest gaming market in the world — Macau. Wynn Resorts (Macau) S.A. (“WRM”), which will be our wholly owned subsidiary at the time of the completion of the Reorganization, owns and operates the destination casino resort “Wynn Macau” in Macau and holds one of the six concessions or subconcessions currently authorized to own and operate casinos in Macau. Mr. Wynn has been involved in casino development and operations for over 40 years and has been responsible for developing, building and operating some of the world’s most recognized resorts and hotels including The Mirage, Treasure Island, Bellagio, and our affiliates, Wynn Las Vegas and Encore at Wynn Las Vegas.

Macau is the world’s largest gaming market as measured by gross gaming revenues, and the only location in China to offer legalized casino gaming. The Macau gaming market generated HK$105.6 billion in gross gaming revenues in 2008, more than double the HK$46.7 billion generated by the Las Vegas Strip during the same period. Macau generated HK$49.9 billion in gross gaming revenues in the first six months of 2009. In 2008, Macau attracted 22.9 million visitors, principally from mainland China and Hong Kong. In addition, Macau reported HK$64,678.1 daily gross win per gaming table in 2008, approximately three times the HK$21,531.4 reported for the Las Vegas Strip for the same period.

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007, Wynn Macau completed an expansion, adding more gaming space and additional food and beverage and retail amenities. In 2008, Wynn Macau became the only hotel in Macau and one of only five hotels in Asia to receive the coveted Mobil Five-Star award. As at 30 June 2009, Wynn Macau occupied approximately 16 acres of land in Macau and featured:

•

A casino of approximately 205,000 square feet offering 24-hour gaming and a full range of games, including approximately 369 table games of which approximately 149 are VIP tables, approximately 1,220 slot machines and multiple private gaming salons;

•	600 luxury rooms and suites;

•	Five casual and fine dining restaurants;

•

A retail promenade of approximately 46,000 square feet featuring high-end, brand-name retail stores and boutiques such as Bulgari, Chanel, Christian Dior, Dunhill, Ermenegildo Zegna, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu and others;

•

An approximately one-acre performance lake located at the front of the property and a rotunda show with a Chinese zodiac-inspired ceiling feature and an interchangeable gold “prosperity tree” and “dragon-of-fortune;” and

•	Recreation and leisure facilities, including a spa, salon, fitness complex and pool and lounges and meeting facilities.

New VIP Gaming Space

Wynn Macau is currently being expanded and reconfigured to add new VIP areas with approximately 35 additional high-limit slot machines and 29 VIP table games located in private gaming salons. The expansion is expected to open in the first quarter of 2010.

We continue to refine our offerings in response to client demand and, since the opening of Wynn Macau, we have continued to use innovative capital investment to increase revenue and profitability.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

Encore at Wynn Macau

We are in the process of constructing Encore at Wynn Macau. The new resort will be a destination in itself and will complement and be fully integrated with the existing operations at Wynn Macau. We believe Encore at Wynn Macau will further solidify Wynn Macau’s position as a premier destination for VIP clients in Macau and enhance our offerings to premium mass market clients with the addition of Encore at Wynn Macau’s:

•	VIP rooms and gaming areas, including approximately 37 VIP table games and approximately 20 high-limit slot machines, which will set a new standard of luxury gaming for our VIP players;

•	Premium mass market gaming areas, including 24 premium mass market table games and 75 premium mass market slot machines;

•	Approximately 400 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet connecting to a private gaming salon;

•	A sky casino;

•	Retail space for three new premium retail outlets; and

•	Two new restaurants.

We expect to open Encore at Wynn Macau in the first half of 2010. The total budget is approximately HK$5,037.4 million, including amounts under a guaranteed maximum price construction contract of HK$3,131.8 million representing the major hard construction costs. As at 30 June 2009, approximately HK$2,398.2 million of construction costs had been incurred and completion of the project is fully funded through a combination of existing cash balances and cash flow from operations.

With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate VIP table games will increase from approximately 149 to 215 tables, an increase of 44%, allowing us to serve additional junket-driven and in-house VIP gaming.

Cotai and Other Opportunities

We have identified a site of approximately 52 acres in Cotai, a strip of reclaimed land that connects Macau’s islands of Taipa and Coloane, and Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) has submitted an application to the Macau government to obtain the right to lease this parcel. We are currently awaiting final approval for this application. We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

We believe our brand name and high quality offerings, focus on service and attention to detail allow us to more effectively penetrate the premium segments of the gaming market than other operators. As a result, Wynn Macau’s market share of table revenues was 16.4% in 2008 compared to its market share of table games of 8.9%. Furthermore, as the Macau gaming market has matured, Wynn Macau’s daily gross win per gaming table has outperformed the overall Macau market with a net win of HK$118,968.7 in 2008, almost double the daily gross win per gaming table in the overall Macau market of HK$64,678.1.

Wynn Macau’s average daily gross slot win is more than double the overall Macau market average with HK$2,746.1 in 2007 and HK$2,661.8 in 2008, compared with HK$947.5 and HK$1,171.5 for the overall Macau market during the same periods, respectively, representing a 190% and 127% premium over the average Macau market daily gross slot win.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

For the year ended 31 December 2008, our total operating revenues were HK$14.7 billion, and our profit was HK$2.04 billion. For the six months ended 30 June 2009, our total operating revenues were HK$6.7 billion, and our profit was HK$903.7 million.

WRM’s concession will expire in June 2022, unless extended pursuant to Macau gaming laws. WRM’s concession may be extended by the Macau government for a maximum of five additional years. Beginning in the fifteenth year of WRM’s concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one-year prior written notice. In such event, WRM will be entitled to fair compensation.

OUR COMPETITIVE STRENGTHS

We benefit from a number of competitive strengths, including the following:

•	Innovator in the design, development and operation of luxury casino resorts;

•	Successful premium business model;

•	Prudent capital management;

•	Located in the world’s largest and growing gaming market;

•	Strong international client base;

•	Strong management team with successful track record; and

•	Significant growth potential.

OUR STRATEGIES

Our principal strategies are:

•	Capitalize on the international reputation of the “WYNN” brand;

•	Continue to develop properties in Macau;

•	Expand our client network and cultivate client relationships; and

•	Take advantage of our strong balance sheet.

RISK FACTORS

There are risks and uncertainties inherent in our operations, many of which are beyond our control. We have categorized these risks and uncertainties into risk and uncertainties relating to: (1) our business; and (2) the gaming industry in Macau. Additional risks and uncertainties not currently known to us, not currently considered by us to be material, or not expressed or implied below could also harm our business, financial condition and results of operations.

Risks Relating to Our Business

•

We depend upon gaming promoters for a significant portion of our casino revenues. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, our ability to maintain or grow our casino revenues could be adversely affected. Increased competition may exert upward pressure on commission rates paid to gaming promoters.

•	The financial resources of our gaming promoters may be insufficient to allow them to continue doing business at Wynn Macau.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

•

We are dependent on the reputation and integrity of the parties with whom we engage in business activities. If they are unable to maintain required standards of probity and integrity, we may face consequences from gaming regulators with authority over our operations.

•	We are exposed to credit risk on credit extended to our clients and commissions advanced to our gaming promoters.

•	We face intense competition in Macau and elsewhere in Asia.

•

Our business has been adversely affected by a downturn in the Chinese and global economies, and current conditions in global credit markets adversely affect availability of credit to us and to our clients. Further weakening in economic and credit market conditions may adversely affect tourism and the profitability of our business.

•

Since May 2008, China has imposed government restrictions on Chinese citizens traveling from mainland China to Macau. If China or other countries impose additional government restrictions on travel, our business or results of operations could be further adversely affected.

•	If China or other countries impose or adjust government restrictions on currency conversion or the ability to export currency, our business or results of operations could be adversely affected.

•	An outbreak of infectious diseases, such as H1N1 influenza, avian flu or SARS, may adversely affect our business.

•	If we fail to retain the services of Mr. Stephen A. Wynn or other key management personnel, our business, financial condition and results of operations may suffer.

•

Our strategy is to own and operate the preeminent destination casino resorts in premier Macau locations, striving to satisfy our clients’ desire for the highest level of service and finest quality of amenities. If we are unable to provide our clients with the facilities and services meeting these standards, our business may be adversely affected.

•	Our revenues are volatile as a result of our high proportion of VIP clients at Wynn Macau.

•	The winnings of our clients could exceed Wynn Macau’s casino winnings.

•	Theoretical win rates for Wynn Macau’s casino operations depend on a variety of factors, some beyond our control.

•	We are entirely dependent on one property for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties.

•	Our customers may choose to visit other facilities operated by Wynn Resorts, Limited.

•

We may encounter substantial cost increases, cost overruns or delays in connection with the development or construction of one or more of our current or future projects, including Encore at Wynn Macau and the potential Cotai project.

•	Our business depends on our ability to attract and retain a sufficient number of qualified employees to run our operations. A limited labor supply could cause labor costs to increase.

•

The level of visitor arrivals to Macau from China and elsewhere may decline or travel to Macau may be disrupted by natural disasters, terrorist attacks, security alerts, military conflicts or other factors.

•	We cannot assure you that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities at Wynn Macau.

•	Our gaming business is subject to cheating and counterfeiting.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

•	Our credit facilities contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

•

We may require new or additional debt or equity financing to expand our business and fund future projects, including our potential Cotai project, and may not be able to obtain such financing on satisfactory terms or at all.

•	Local taxation may increase and current tax exemptions may not be extended.

•	We are a holding company and our ability to pay dividends is dependent upon the earnings of, and distributions by, our subsidiaries.

•	Our insurance coverage may not be adequate to cover all potential losses that we could suffer, and our insurance costs could increase.

•

We have not been granted a formal concession by the Macau government for the land underlying the potential Cotai project. If Palo Real Estate Company Limited does not obtain a land concession on terms acceptable to us, we would not be able to open and operate that facility or other facilities in the future.

•

We license our right to use the “WYNN” trademark from the WRL Group; accordingly, if a third party successfully challenges our affiliate’s ownership of, or right to use, the Wynn-related service marks or if we are unable to stop unauthorized use of such marks, our business or results of operations could be harmed.

•	We obtain certain services from the WRL Group, including corporate support, marketing and personnel supply services.

•	We have a limited operating history.

Risks Relating to the Gaming Industry in Macau

•	The Macau government may unilaterally terminate WRM’s concession agreement for cause without compensation, or we may fail to secure its extension.

•	Gaming is a highly regulated industry in Macau, and the gaming and licensing authorities may exercise significant control over our operations.

•	Conducting business in Macau involves certain economic and political risks.

•	Macau’s infrastructure may limit the development of its gaming industry.

•	Unfavorable changes in currency exchange rates may increase Wynn Macau’s obligations under WRM’s concession agreement and cause fluctuations in the value of our investment in Macau.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

SUMMARY HISTORICAL FINANCIAL INFORMATION

The combined financial information set forth below presents our selected combined financial information as at and for the years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2008 and 2009 (the “Financial Information”). The Financial Information has been prepared in accordance with IFRS. The Financial Information should be read together with Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II,” and discussion under “Financial Information — Review of Historical Operating Results.”

Selected combined income statement data:

The following table presents the combined statements of comprehensive income data for the years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2008 and 2009.

	Year Ended 31 December			Six months Ended 30 June

	2006	2007	2008	2008	2009
	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands)
Combined statements of comprehensive income data:
Operating revenues
Casino	2,070,265	10,198,366	13,883,379	7,559,482	6,265,395
Rooms	70,501	203,159	138,142	69,948	54,992
Food and beverage	73,364	179,717	161,976	84,363	63,671
Retail and other	79,338	276,943	527,079	249,824	276,295

Total operating revenues	2,293,468	10,858,185	14,710,576	7,963,617	6,660,353
Operating costs and expenses
Gaming taxes and premiums	1,038,184	5,067,806	7,004,281	3,829,701	3,166,619
Staff costs	678,069	1,426,437	1,717,616	843,592	817,881
Other operating expenses	714,041	1,944,336	2,882,624	1,446,170	1,197,451
Depreciation and amortization	174,486	484,210	696,663	346,106	358,644
Property charges and other	82,990	497,232	78,036	65,312	13,549

Total operating costs and expenses	2,687,770	9,420,021	12,379,220	6,530,881	5,554,144

Operating profit/(loss)	(394,302)	1,438,164	2,331,356	1,432,736	1,106,209
Finance revenues	100,575	235,371	94,229	58,981	3,189
Finance costs	(126,262)	(273,163)	(320,039)	(142,534)	(191,241)
Gain on sale of subconcession right, net	6,995,474	—	—	—	—
Net foreign currency differences	(12,684)	4,085	(33,015)	890	1,641
Change in fair value of interest rate swaps	2,459	(12,654)	(90,251)	(337)	6,112

	6,959,562	(46,361)	(349,076)	(83,000)	(180,299)

Profit before tax	6,565,260	1,391,803	1,982,280	1,349,736	925,910
Income tax benefit/(expense)	(689,010)	(17,067)	57,364	36,878	(22,234)

Net profit attributable to equity holders of the parent	5,876,250	1,374,736	2,039,644	1,386,614	903,676

Other comprehensive income
Currency translation reserve	1,008	1,406	15,852	92	(162)

Total comprehensive income attributable to equity holders of the parent	5,877,258	1,376,142	2,055,496	1,386,706	903,514

Adjusted EBITDA(1)	339,205	2,449,150	3,138,215	1,855,532	1,497,775

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

(1)	Adjusted EBITDA. Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based compensation, and other non-operating income. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Directors use Adjusted EBITDA as a measure of our operating performance and to compare our operating performance with that of our competitors. We also present Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles, in particular, U.S. GAAP or IFRS. In order to view the operations of their casinos on a more stand-alone basis, gaming companies have historically excluded from their EBITDA calculations pre-opening expenses and property charges, which do not relate to the management of specific casino resorts. However, Adjusted EBITDA should not be considered an alternative to operating profit as an indicator of our performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with IFRS. Unlike net profit, Adjusted EBITDA does not include depreciation or finance costs and therefore does not reflect current or future capital expenditures or the cost of capital. We compensate for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with IFRS measurements, to assist in the evaluation of operating performance. Such IFRS measurements include operating profit, net profit, cash flows from operations and cash flow data. Also, our calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited. Our Adjusted EBITDA presented above also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the United States Securities and Exchange Commission. For a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit for 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009, see “Financial Information — Description of Selected Statements of Comprehensive Income Line Items — Adjusted EBITDA.”

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

Selected combined statements of financial position data:

The following table presents our combined statements of financial position data as at 31 December 2006, 2007 and 2008 and as at 30 June 2009.

	As at 31 December			As at 30 June

	2006	2007	2008	2009
	HK$	HK$	HK$	HK$
	(in thousands)
ASSETS
Non-current assets
Property and equipment and construction in progress	5,249,777	6,384,426	7,047,193	7,765,125
Leasehold interest in land	408,387	390,329	372,273	473,382
Deposits for acquisition of property and equipment	66,329	2,206	6,952	14,182
Goodwill	399,518	400,925	398,345	398,365
Other non-current assets	62,816	164,481	164,058	159,052
Deferred tax assets	84,433	87,338	83,537	70,231

Total non-current assets	6,271,260	7,429,705	8,072,358	8,880,337

Current assets
Inventories	115,950	114,499	199,468	166,725
Trade and other receivables	155,589	342,033	208,079	251,863
Prepayments and other current assets	41,877	54,235	52,188	66,064
Amounts due from related companies	63,905	79,210	113,575	93,776
Restricted cash	4,697,704	—	—	—
Cash and cash equivalents	475,890	5,533,563	2,544,291	6,280,303

Total current assets	5,550,915	6,123,540	3,117,601	6,858,731

TOTAL ASSETS	11,822,175	13,553,245	11,189,959	15,739,068

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Other reserves	635,484	659,653	691,862	710,923
Currency translation reserve	(239)	1,167	17,019	16,857
Retained earnings	4,934,084	6,308,820	28,624	373,221

Total equity attributable to equity holders of the parent	5,569,329	6,969,640	737,505	1,101,001

Non-current liabilities
Interest-bearing loans and borrowings	3,675,098	4,044,759	7,972,912	11,693,000
Construction retention payable	21,247	17,812	53,863	67,214
Land premiums payable	91,785	47,025	—	—
Interest rate swaps	11,404	—	97,175	91,064
Other long-term liabilities	—	—	37,358	37,359
Deferred tax liabilities	87,984	97,129	73,327	57,780

Total non-current liabilities	3,887,518	4,206,725	8,234,635	11,946,417

Current liabilities
Accounts payable	646,054	730,159	486,774	517,272
Land premiums payable	57,776	44,760	47,025	133,940
Other payables and accruals	884,880	1,383,590	1,572,560	1,818,814
Amount due to related companies	91,158	111,028	102,995	213,159
Interest rate swaps	—	24,157	—	—
Income tax payable	685,460	83,186	8,465	8,465

Total current liabilities	2,365,328	2,376,880	2,217,819	2,691,650

TOTAL LIABILITIES	6,252,846	6,583,605	10,452,454	14,638,067

TOTAL EQUITY AND LIABILITIES	11,822,175	13,553,245	11,189,959	15,739,068

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

FORECAST FOR THE YEAR ENDING 31 DECEMBER 2009

We forecast that, in the absence of unforeseen circumstances and on the bases and assumptions set out in Appendix III, “Profit Forecast,” and in accordance with IFRS, our net profit attributable to our Shareholders for the year ending 31 December 2009 is expected to be not less than HK$[•] million.

The forecast is presented on a basis consistent in all material respects with the accounting policies currently adopted by us as set out in the Accountant’s Report dated the date of this document (the text of which is set out in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II”).

Our Directors have prepared a profit forecast only for the year ending 31 December 2009, as the factors described under “Risk Factors” and “Financial Information — Factors Affecting Our Results of Operations and Financial Condition” make any forecast for a longer period subject to too many uncertainties.

The unaudited pro forma fully diluted earnings per Share for the year ending 31 December 2009 is expected to be not less than HK$[•]. This amount has been calculated based on the forecast combined profit attributable to equity holders of the Company for the year ending 31 December 2009 and assuming that our Company had been listed since 1 January 2009 and a total of [•] Shares were in issue during the entire year ending 31 December 2009, without taking into account any Shares which may be allotted and issued upon the exercise of any option which may be granted under the Share Option Scheme.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

DEFINITIONS

In this document, unless the context otherwise requires, the following terms shall have the meanings set out below.

“Acquisition Agreement”	the agreement entered into between WM Cayman Holdings Limited I and the Company on [•] pursuant to which WM Cayman Holdings Limited I has agreed to transfer all of the outstanding capital stock of WM Cayman Holdings Limited II to the Company in exchange for the Acquisition Consideration

“Acquisition Consideration”	(i) the issue of the Acquisition Note; and (ii) the issue of new Shares of the Company amounting to approximately 80% of the Company’s issued share capital (as calculated based on the Company’s issued share capital following the completion of the Reorganization)

“Acquisition Note”	the note to be issued by the Company to WM Cayman Holdings Limited I as part of the Acquisition Consideration to be repaid with the proceeds from the sale of equity securities

“Articles of Association” or “Articles”	the articles of association of our Company, adopted on [•] 2009, as amended from time to time

“Board of Directors” or “Board”	the board of Directors of our Company

“Business Day”	any day (other than a Saturday or Sunday) in Hong Kong on which banks in Hong Kong are open generally for normal banking business

“CAGR”	compound annual growth rate

“Capitalization Issue”	the issue of [•] Shares to be made upon capitalization of an amount of HK$[•] standing to the credit of the share premium account of the Company referred to under Appendix VI, “Statutory and General Information — A. Further Information about the Company and its Subsidiaries — Written Resolutions of our Sole Shareholder”

“Chinese government”	the government of the PRC, including the central government and all governmental and political subdivisions (including provincial, municipal and other regional or local government entities) and instrumentalities thereof or, as the context requires, any one or more of them

“Companies Law”	the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time

“Companies Ordinance”	the Companies Ordinance of Hong Kong (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a subsidiary of Wynn Resorts, Limited

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DEFINITIONS

“Controlling Shareholder”	in the context of the Company, means Wynn Resorts, Limited

“Cotai”	an area of reclaimed land located between the islands of Taipa and Coloane

“DICJ”	the Direcção de Inspecção e Coordenação de Jogos (the Gaming Inspection and Coordination Bureau) of the Secretariat for Economy and Finance of the Macau government

“Director(s)”	the director(s) of our Company

“DSEC”	the Direcção dos Serviços de Estatística e Censos, a department of the Public Administration of Macau in charge of the orientation, coordination, execution and control of the statistical activities in Macau

“EIU”	the Economic Intelligence Unit, an independent third party and a global provider of country, industry and management analysis founded in 1946

“Finance Reorganization”	the reorganization undertaken by our Group, as more fully described in “History and Corporate Structure — Finance Reorganization”

“GDP”	gross domestic product

“Group,” “our Group,” “Macau Group,” “we” or “us”	our Company and its subsidiaries after giving effect to the Reorganization or, where the context otherwise requires, in respect of the period before the completion of the Reorganization, WM Cayman Holdings Limited II and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“IFRS”	International Financial Reporting Standards

“INEDs”	the independent non-executive Directors

“Intellectual Property Rights”	the intellectual property rights that have been licensed by Wynn Resorts Holdings, LLC and Wynn Resorts, Limited to each of WRM and the Company pursuant to the intellectual property license agreements

“IVS”	the Individual Visit Scheme that allows citizens of mainland China to obtain visas to visit Macau and Hong Kong individually and not as part of a tour group

“Las Vegas”	the Las Vegas gaming market as defined by the Nevada Gaming Control Board

“Las Vegas Strip”	a strip of land on Las Vegas Boulevard South in Clark County, Nevada that is home to the majority of the large-scale casinos and

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DEFINITIONS

the source of the majority of the gaming revenues in the Las Vegas metropolitan area

“Latest Practicable Date”	[•] 2009, being the latest practicable date prior to the printing of this document for the purpose of ascertaining certain information contained in this document

“Macau”	the Macau Special Administrative Region of the PRC

“Macau government”	the local government of Macau

“Melco Subconcession Agreement”	the subconcession agreement entered into between WRM and Melco Crown Gaming (Macau) Limited (formerly known as PBL Entertainment Limited and later as Melco PBL Gaming (Macau) Limited) dated 8 September 2006

“Memorandum of Association”	the memorandum of association of our Company adopted on [•] 2009, as amended from time to time

“MOP” or “Pataca”	Macau Pataca, the lawful currency of Macau

“NASDAQ”	the National Association of Securities Dealers Automated Quotation System

“Obligor Group”	WM Cayman Holdings Limited II and all of its subsidiaries except Palo Real Estate Company Limited

“Palo Real Estate Company Limited”	Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company at the time of the completion of the Reorganization; references in this document to Palo Real Estate Company Limited being a wholly owned subsidiary of the Company at the time of the completion of the Reorganization should be construed as being subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC,” “China” or “mainland China”	the People’s Republic of China and, except where the context requires and only for the purpose of this document, references in this document to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“Reorganization”	the reorganization to be completed by our Group, as more fully described in “History and Corporate Structure — Reorganization”

“SH”	Sociedade de Hotelaria Limitada, a company incorporated under the laws of Macau and a wholly owned subsidiary of Wynn Resorts, Limited

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DEFINITIONS

“Share(s)”	ordinary share(s) with a nominal value of HK$[•] each in the share capital of our Company

“Share Option Scheme”	the share option scheme conditionally adopted by our Company pursuant to a resolution passed by our Board on [•] 2009, a summary of the principal terms of which is set out in Appendix VI, “Statutory and General Information — Share Option Scheme”

“Shareholders(s)”	holder(s) of Share(s) of the Company from time to time

“SLP”	SLP Risk Advisory Services Limited, a company incorporated in Hong Kong

“United States” or “U.S.”	the United States of America, including the District of Columbia, its territories and possessions

“US$”	United States dollars, the lawful currency of the United States

“Valvino Lamore, LLC”	Valvino Lamore, LLC, a company formed under the laws of the State of Nevada, United States, and the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited

“WM Cayman Holdings Limited I”	WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempt company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Resorts, Limited

“WM Cayman Holdings Limited II”	WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempt company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company at the time of the completion of the Reorganization

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRIL”	Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company at the time of the completion of the Reorganization

“WRL Group”	Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a subsidiary of the Company at the time of the completion of the Reorganization; references in this document to WRM being a wholly owned subsidiary of our ultimate Controlling Shareholder or of the Company at the time of the completion of the Reorganization should be construed as being subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident)

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DEFINITIONS

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group”	the Group and the WRL Group

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc., a company incorporated under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Las Vegas”	a destination casino resort owned by the WRL Group, located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

“Wynn LV”	Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006 and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities”	together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.8 billion (equivalent) senior revolving credit facilities extended to Wynn Resorts (Macau) S.A. and as subsequently amended from time to time

“Wynn Manpower”	Wynn Manpower, Limited, a company incorporated under the laws of Macau and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Marketing”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and an affiliate of our Controlling Shareholder with offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Vancouver and southern California

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts, Limited” or “parent”	Wynn Resorts, Limited, a company incorporated under the laws of the State of Nevada, United States, and our Controlling Shareholder

“Wynn Resorts (Macau) Holdings, Ltd.”	Wynn Resorts (Macau) Holdings, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company at the time of the completion of the Reorganization

“Wynn Resorts (Macau), Ltd.”	Wynn Resorts (Macau), Ltd., a company incorporated under the laws of Hong Kong and a wholly owned subsidiary of the Company at the time of the completion of the Reorganization

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

DEFINITIONS

In this document:

•

The English language names of certain entities are provided for identification purposes and for your convenience only. Some of these entities do not have registered English language names and, accordingly, in the event of any inconsistency, the Chinese names or Portuguese names (as the case may be) shall prevail; and

•	Certain definitions and other terms as they relate to the Company may not correspond to standard industry definitions.

CONVENIENCE CURRENCY TRANSLATIONS

Unless otherwise specified, this document contains certain translations for the convenience of the reader as at 30 June 2009: (1) U.S. dollars into Hong Kong dollars and Patacas at the rate of US$1.00 = HK$7.7500 and US$1.00 = MOP7.9825, respectively; (2) Hong Kong dollars into Patacas at the rate of HK$1.00 = MOP1.0300; (3) Patacas into Hong Kong dollars at the rate of MOP1.00 = HK$0.9709; and (4) Hong Kong dollars into Renminbi at the rate of HK$1.00 = RMB0.8813. The above rates were extracted from announcements by the Federal Reserve Bank of New York (unless otherwise specified). The Federal Reserve Bank of New York does not publish exchange rates for the Pataca; the Pataca is pegged to the Hong Kong dollar at a rate of HK$1.00 = MOP1.0300, as published by the Monetary Authority of Macau. These translations are provided for reference and convenience only, and no representation is made, and no representation should be construed as being made, that any amounts in MOP, RMB, US$ or HK$ can be or could have been at the relevant dates converted at the above rates or any other rates or at all.

ROUNDING

Any discrepancies in any table between totals and sums of amounts listed therein are due to rounding.

LANGUAGE

If there is any inconsistency between the Chinese names or Portuguese names of Macau entities mentioned in this document and their English translation, the Chinese or Portuguese names (as the case may be) shall prevail.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

GLOSSARY

This glossary contains definitions of certain technical terms used in this document as they relate to us. Some of these definitions may not correspond to standard industry definitions.

“Adjusted Average Daily Rate”	ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR”	REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“cage”	a secure room within a casino with a facility that allows clients to exchange cash for chips used in the casino’s gaming activities, or to exchange redeemable chips for cash

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of commissions and discounts and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) issued by a casino to clients in exchange for cash or credit, which may be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period. For consistency with available industry data, we present daily gross win per gaming table information calculated based on the number of tables in service at the end of each quarter during the relevant period

“dealer”	a casino employee who takes and pays out wagers or otherwise oversees a gaming table

“drop”	the amount of cash deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash, chips and net markers

“gaming promoters” or “junket operators”	individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

“gross slot win”	the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of a portion of commissions and discounts

“gross table games win”	the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this

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GLOSSARY

amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“high value transaction”	a transaction effected in connection with gaming or wagering with a value equal to or higher than MOP500,000 or its equivalent in foreign currencies

“In-house VIP Player” or “In-house VIP Program”	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“junket representatives”	employees of junket operators

“money laundering”	conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership, movement or control of money or assets, so as to make the money or assets appear to have originated from a legitimate source

“occupancy rate”	the number of total hotel room nights occupied as a percentage of the number of total hotel rooms available

“premium mass market”	consists of predominantly walk-in, day-trip visitors to Macau from China. Our premium mass market clients generally do not take advantage of our luxury amenities to the same degree as VIP clients, but they are offered a variety of premium mass market amenities and loyalty programs, such as reserved space on the regular gaming floor and various other services, that are unavailable to the general mass market

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“Revenue per Available Room” or “REVPAR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“suspicious transaction”	transaction effected or attempted in connection with the deposit or withdrawal of funds or gaming or wagering which, by its nature, non-habitual manner or complexity, indicates possible money laundering or financing of terrorist activities

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GLOSSARY

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client,” “VIP patron” or “VIP player”	client, patron or players who participate in Wynn Macau’s In-house VIP Program or in the VIP program of any of our junket operators

“VIP table games turnover”	turnover resulting from VIP table games only

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RISK FACTORS

There are risks and uncertainties inherent in our operations, many of which are beyond our control. We have categorized these risks and uncertainties into risk and uncertainties relating to: (1) our business; and (2) the gaming industry in Macau. Additional risks and uncertainties not currently known to us, not currently considered by us to be material, or not expressed or implied below, could also harm our business, financial condition and results of operations.

RISKS RELATING TO OUR BUSINESS

We depend upon gaming promoters for a significant portion of our casino revenues. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, our ability to maintain or grow our casino revenues could be adversely affected. Increased competition may exert upward pressure on commission rates paid to gaming promoters.

A significant majority of our casino revenues is generated by clients introduced to us by our gaming promoters. With the rise in gaming in Macau, the competition for services provided by gaming promoters has increased. We anticipate that this competition will further intensify as additional casinos are developed and expected to open in Macau in the near future. While we believe that we currently maintain good relations with our existing gaming promoters, there can be no assurance that these good relations will continue in the future. If we or WRM are unable to maintain, or develop additional, successful relationships with reputable gaming promoters or lose a significant number of our gaming promoters to competitors, our ability to maintain or grow our casino revenues will be hampered and we will have to seek alternative ways of developing relationships with VIP clients. In addition, if our gaming promoters are unable to develop or maintain relationships with a sufficient number of VIP clients, our ability to maintain or grow our casino revenues will be hampered.

Over the past several years Macau has experienced a consolidation of gaming promoters. As a consequence, certain gaming promoters are recognizing enhanced leverage and bargaining power when negotiating operational agreements with casino operators due to their operational scale and market share in Macau. Although there is some uncertainty as to whether such consolidation will become a trend in Macau, any consolidation in the market may provide gaming promoters with significant negotiating leverage, which could result in negative changes in their operational agreements with WRM, including higher commissions, the loss of business to a competitor or the loss of our exclusive relationships with our gaming promoters. While we have not had to adjust our compensation arrangements with gaming promoters thus far, we understand that there have been recent instances of increased commission rates paid by other casino operators to gaming promoters in the Macau market. If we need to increase gaming promoter commission rates, our results of operations could be adversely affected.

In August 2009, the Macau government published, in its official gazette, certain guidelines with respect to caps on the commission rates payable to gaming promoters. While commission caps will likely be set at 1.25% of turnover or a fixed percentage of gross table games win when the guidelines are implemented, the final caps have not been finalized by the Macau government and we cannot calculate the impact such caps may have upon our business. However, if the Macau government implements caps on the commission rates payable to gaming promoters at a level lower than the level we currently pay through WRM, gaming promoters may have less incentive to bring travelers to Macau or may cease operations, and our business, financial condition and results of operations could be materially and adversely affected.

The financial resources of our gaming promoters may be insufficient to allow them to continue doing business at Wynn Macau.

The global financial crisis may cause our gaming promoters to encounter decreased liquidity limiting their ability to grant credit to their patrons and thereby decreasing gaming volume at Wynn Macau. Further, credit already extended by our gaming promoters to their patrons may become increasingly difficult for them to collect. This

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RISK FACTORS

inability to grant credit and collect amounts due can negatively affect the operations of our gaming promoters at Wynn Macau and, as a result, our results of operations could be adversely impacted.

We are dependent on the reputation and integrity of the parties with whom we engage in business activities. If they are unable to maintain required standards of probity and integrity, we may face consequences from gaming regulators with authority over our operations.

The reputation and integrity of the parties with whom we engage in business activities, in particular the gaming promoters with whom we deal, are important to our own reputation and ability to continue to operate in compliance with our concession and Macau gaming laws. While we endeavor, through contractual protections and otherwise, to ensure that our gaming promoters comply with the high standards of probity and integrity required by Macau gaming laws, we cannot assure you that they will always maintain these high standards. In addition, if we enter into a business relationship with a gaming promoter whose probity was in doubt, this may be considered by regulators or investors to reflect negatively on our own probity. If any of our gaming promoters violate the Macau gaming laws, the Macau government may, in its discretion, take enforcement action against us, WRM, the gaming promoter, or each concurrently, and we may be sanctioned and our reputation harmed.

We are exposed to credit risk on credit extended to our clients and commissions advanced to our gaming promoters.

We extend credit to certain premium clients and at times advance commissions to gaming promoters in the ordinary course of our business. We selectively extend credit to those premium clients whose level of play and financial resources, in the opinion of management, warrant such an extension. This credit is typically unsecured, although we often are provided a certain amount of “front money” as a deposit, or secured by uncertified or personal checks as collateral. We also advance commissions to gaming promoters. These commissions are earned based upon gross gaming win generated in the casino by such gaming promoter’s clients. We settle each gaming promoter’s account and pay commissions on a monthly basis. There can be no assurance that the clients of any particular gaming promoter will generate sufficient win to satisfy the commissions advanced to that gaming promoter.

Although the law in Macau was changed in 2004 to permit casino operators to extend credit to, and collect gaming debts from, gaming clients, we may not be able to collect all of our gaming receivables from our credit players. We expect that we will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent that we extend credit to clients from other jurisdictions, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and we may encounter forums that will refuse to enforce such debts.

The gaming tax in Macau is calculated as a percentage of gross gaming win without deduction for bad debt. As a result, if we extend credit to clients and are unable to collect on the related receivables from them, we must pay taxes on the gross gaming win generated by these clients even though we are unable to collect on the related receivables.

We face intense competition in Macau and elsewhere in Asia.

The casino, hotel and convention businesses in Macau are highly competitive, and we expect to encounter increasing competition as developers and operators complete and open new projects in the coming years. As at 30 June 2009, Wynn Macau is one of approximately 30 casinos of varying sizes in Macau. We are a holding company. Through WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, we currently compete with five other concessionaires and subconcessionaires in Macau,

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RISK FACTORS

including Sociedade de Jogos de Macau (“SJM”), which operates 19 casinos in Macau. Until 2002, SJM had held a monopoly concession to conduct all legal gaming operations in Macau for more than 40 years. Its holdings include two of the larger casinos in Macau, the Hotel Lisboa and The Grand Lisboa, and one of its affiliates owns most of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong. In addition, through WRM, we compete with Galaxy Casino, S.A. (“Galaxy”), which operates five casinos in Macau, Venetian Macau S.A., which operates three casinos, Melco Crown Entertainment Limited (“Melco Crown”), which operates two casinos and several slot parlors, and MGM Grand Paradise Limited, which operates one casino.

We expect competition in Macau to increase in the near future as multiple additional hotel, casino and entertainment complex projects, which are currently under construction or development, open in 2009 and 2010. In addition, Venetian Macau S.A. could resume construction of and complete Phases 5 and 6 of its Cotai development, which are currently suspended. These projects are expected to include internationally recognized hotels and significant additional gaming space. Any such opening of additional casinos and hotels by us and our competitors is expected to result in a significant increase in the number of gaming tables, slot machines and hotel rooms in the market, intensifying competition in Macau’s gaming industry. Growth in gaming capacity could outstrip market growth in 2009 and future periods. Some casinos may begin to take actions such as offering cash rebates to attract mass market customers. Such actions could affect our competitive position, forcing us to follow or risk losing market share. Competitive pressure in Macau’s gaming industry could have a material and adverse effect on our business, financial condition and results of operations.

WRM’s concession agreement permits the Macau government to grant additional concessions for the operation of casinos after 1 April 2009. If the Macau government decides in the future to award additional concessions or additional subconcessions, we will face increased competition from casino operators in Macau, and our business, financial condition and results of operations could be materially and adversely affected.

WRM also faces current or prospective competition from casinos located in other areas of Asia, such as Genting Highlands, a major gaming and resort destination located outside of Kuala Lampur, Malaysia, and casinos in the Philippines. Certain countries, including Singapore, Malaysia, Vietnam and Cambodia, have already legalized casino gaming while others, such as Japan, Taiwan and Thailand, may legalize gaming in the future, which could further increase regional competition. Two large-scale casinos are currently being developed in Singapore and will add further competition to the region. The proliferation of gaming venues in Asia could materially and adversely affect our business, financial condition and results of operations. We also face competition from other major gaming centers located around the world, including Australia and Las Vegas, as well as from cruise ships in Asia (many based in Hong Kong) that offer gaming.

Our business has been adversely affected by a downturn in the Chinese and global economies, and current conditions in global credit markets adversely affect availability of credit to us and to our clients. Further weakening in economic and credit market conditions may adversely affect tourism and the profitability of our business.

As a result of the recent downturn in the Chinese and global economies, consumers are traveling less and spending less when they do travel. In addition, there was unprecedented deterioration in financial and credit markets worldwide in 2008 and the beginning of 2009. Both of these factors have adversely affected the profitability of our business and may affect our liquidity position. Consumer demand for gaming activities, gaming-related services and the types of luxury amenities we offer at Wynn Macau depends on discretionary consumer spending and, like other forms of entertainment, is susceptible to downturns in general economic conditions. Gross gaming revenues decreased significantly in 2009. According to DICJ statistics, Macau’s gross gaming revenues for the first six months of 2009 were MOP51.4 billion (HK$49.9 billion), an approximate 12.4% decrease from MOP58.7 billion (HK$57.0 billion) in the same period in 2008.

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RISK FACTORS

There can be no assurance that the decline is over or that government responses to these conditions will successfully address fundamental weakness in the markets, restore consumer confidence or increase market liquidity. Consumer demand for luxury amenities and leisure activities that we offer may continue to decline. Continued weakness in the global economy or in the economy of China, where a significant number of our gaming clients reside and/or generate their income, may result in a reduction of the number of clients, including VIP clients, visiting Wynn Macau or a reduction in the frequency of visits by these clients, or may result in these clients visiting Wynn Macau but spending less money. In particular, the economy in China’s Guangdong province, where most visitors to Macau come from, is export-driven and remains weak. Any reduction in consumer demand for our gaming activities, gaming-related services or the types of luxury amenities we offer would materially and adversely affect our gaming volumes and revenues and as a result, adversely affect our business, financial condition and results of operations.

Since May 2008, China has imposed government restrictions on Chinese citizens traveling from mainland China to Macau. If China or other countries impose additional government restrictions on travel, our business or results of operations could be further adversely affected.

We have made significant investments to develop Wynn Macau and intend to make significant additional investments to develop Encore at Wynn Macau, based, in part, on our expectation of future visitor arrivals in Macau, particularly from China. In 2006, 2007, 2008 and the first six months of 2009, tourists from mainland China accounted for approximately 54.5%, 55.0%, 50.6% and 49.4%, respectively, of all visitors to Macau. If visitor arrivals from China and elsewhere fail to increase as anticipated or decrease further, our existing business and business prospects could be adversely affected.

Visitor arrivals from China and elsewhere may be negatively affected by visa and other travel restrictions from various countries. The Chinese government controls the flow of visitors from mainland China into Macau, as Chinese citizens must obtain visas to visit Macau. Under China’s IVS, Chinese citizens from 49 urban centers and economically developed regions in the PRC may be eligible to obtain visas to visit Macau individually and not as part of a tour. The number of permits granted under the IVS has been gradually increasing since the system was introduced in 2003.

Since May 2008, the Chinese government has imposed restrictions on travel to Macau and may impose further restrictions in the future. In May and July 2008, the Chinese government readjusted its visa policy toward Macau and limited the number of visits that some mainland Chinese citizens may make to Macau in a given time period. In September 2008, it was publicly announced that mainland Chinese citizens with only a Hong Kong visa and not a Macau visa could no longer enter Macau from Hong Kong. In addition, in May 2009, China also began to restrict the operation of “below-cost” tour groups involving low up-front payments and compulsory shopping. Due to the popularity of these tours with mainland Chinese citizens, the number of visitors to Macau was adversely affected. The number of visitors to Macau across the spectrum of high-end gaming has also been negatively impacted by the recent conditions in the global economy and credit markets. Visitor arrivals in Macau decreased by 11.4% to 10.4 million in the first six months of 2009, compared to 11.7 million in the same period in 2008. Further restrictions on travel from China or other countries to Macau or any increase in prices of tours to Macau, as a result of new regulations on travel agencies or otherwise, may reduce the number of visitors to Macau in general and to Wynn Macau in particular.

If China or other countries impose or adjust government restrictions on currency conversion or the ability to export currency, our business or results of operations could be adversely affected.

China currently imposes currency exchange controls and restrictions on the export and conversion of the Renminbi, the currency of mainland China. Restrictions on the export of the Renminbi, as well as increases in the

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RISK FACTORS

effectiveness of such restrictions, may impede the flow of gaming clients from China to Macau, inhibit the growth of gaming in Macau and negatively impact Wynn Macau’s gaming operations. In addition, currency exchange controls and restrictions on the export of currency by other countries may negatively impact the success of our business.

An outbreak of infectious diseases, such as H1N1 influenza, avian flu or SARS, may adversely affect our business.

In June 2009, the World Health Organization (the “WHO”) declared the outbreak of H1N1 influenza to be a pandemic. Both Hong Kong and Macau have had reported cases of H1N1 influenza. The governments of many regions, including Hong Kong and Macau, have undertaken quarantine measures affecting travelers. While the full effects of H1N1 influenza are impossible to quantify, we believe that H1N1 influenza is contributing to a decrease in visitors to Macau from China, Hong Kong and elsewhere.

During 2004, large parts of Asia experienced outbreaks of avian flu which, according to a report of the WHO in 2004, placed the world at risk of an influenza pandemic with high mortality and social and economic disruption. China’s Guangdong province, which is located across the Zhuhai Border from Macau, has confirmed several cases of avian flu.

Fully effective H1N1 influenza and avian flu vaccines have not yet been developed and there is evidence that the H1N1 virus is evolving so there can be no assurance that an effective vaccine can be discovered in time to protect against the potential avian flu pandemic or any further H1N1 influenza pandemics.

In the first half of 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted economic activities and caused the demand for goods and services to plummet in the affected regions.

The perception that an outbreak of contagious disease may occur again may also have an adverse effect on the economic conditions of countries in Asia and on travel. There can be no assurance that an outbreak of contagious disease or the measures taken by the governments of affected countries against such potential outbreaks, will not seriously interrupt our gaming operations or reduce the number of visitors to Macau and impact Wynn Macau’s gaming volumes and revenues, which could have a material adverse effect on our results of operations.

If we fail to retain the services of Mr. Stephen A. Wynn or other key management personnel, our business, financial condition and results of operations may suffer.

Our ability to maintain our competitive position is dependent to a large degree on the efforts, skills and continued service of Mr. Stephen A. Wynn, our Chairman of the Board of Directors, Chief Executive Officer and President, and other key management and operating personnel such as Mr. Ian Michael Coughlan and Ms. Linda Chen. Mr. Ian Michael Coughlan is an executive Director of the Company and the President of WRM and has been responsible for the operation and continued development of Wynn Macau since July 2007. Ms. Linda Chen is an executive Director and the Chief Operating Officer of the Company and has been responsible for the marketing and strategic development of Wynn Macau since prior to the opening of Wynn Macau. For further information with respect to the vital roles these key management and operating personnel play in our operations and how their expertise and experience contribute to the success of Wynn Macau, see “Directors and Parties Involved.”

The loss of our key management and operating personnel would likely have a material adverse effect on our business. Our success also depends upon our ability to attract, hire and retain qualified operating, marketing, financial and technical personnel in the future. Given the intense competition for qualified management

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RISK FACTORS

personnel in our industry, there can be no assurance that we will be able to continue to hire or retain the required personnel.

If we lose the services of Mr. Wynn, or if he does not devote sufficient attention to our operations for any other reason, our business may be significantly impaired. In addition, if Mr. Wynn is no longer either employed by Wynn Resorts, Limited as Chief Executive Officer or serving as Chairman of Wynn Resorts, Limited’s Board of Directors, other than as a result of death or disability or other limited circumstances, it would constitute a change of control that would be an event of default under our credit facilities.

Our strategy is to own and operate the preeminent destination casino resorts in premier Macau locations, striving to satisfy our clients’ desire for the highest level of service and finest quality of amenities. If we are unable to provide our clients with the facilities and services meeting these standards, our business may be adversely affected.

Consistent with our business strategy, Wynn Macau was designed and built to be the preeminent destination casino resort in a premier Macau location. Located in the center of casino activities on the urban Macau peninsula, Wynn Macau integrates luxurious surroundings, upscale design, distinctive entertainment and superior amenities, including fine dining and premium retail offerings, to appeal to a variety of clients, especially our VIP clients. We believe Wynn Macau’s success in attracting clients and maintaining client loyalty is largely the result of our strategy to provide a luxurious, full service casino resort for our clients’ enjoyment and to accommodate the needs of our gaming clients. As clients at Wynn Macau are accustomed to enjoying the finest amenities and highest level of service when traveling, we constantly strive to fully satisfy all the needs, expectations and desires of our clients.

We intend to continue to raise the standard of luxury, elegance and innovation through our development of Encore at Wynn Macau and potential future developments such as the Cotai project. We believe that Encore at Wynn Macau and our potential Cotai project will set the new standard for destination casino resorts in Macau, much as Wynn Macau did upon its opening in September 2006. If we are unable to provide clients with facilities and services that meet their required standards, if we fail to anticipate or respond adequately to the changing needs, expectations or preferences of our clients, if one or more of our competitors offers a superior experience or if our scheduled opening of Encore at Wynn Macau is delayed, our future growth could be adversely affected.

Our revenues are volatile as a result of our high proportion of VIP clients at Wynn Macau.

Substantially all our revenues are from the gaming business of WRM, and a significant portion of our revenues is earned from our VIP clients, who typically place large individual wagers. High-end gaming of this type is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a material impact on our revenues and cash flow in a particular quarter. As a consequence, our casino revenues may experience significant volatility during a particular interim period and may not be indicative of our casino revenues for a full year. For example, should one or more of our VIP clients win large sums in Wynn Macau, or should a material amount of credit extended to our VIP clients not be repaid, our results of operations could be adversely impacted.

The winnings of our clients could exceed Wynn Macau’s casino winnings.

Our revenues are mainly derived from the difference between Wynn Macau’s casino winnings and the winnings of our clients. Since there is an inherent element of chance in the gaming industry, WRM does not have full control over Wynn Macau’s winnings or the winnings of our clients. If the winnings of our clients exceed Wynn Macau’s casino winnings, we may record a loss from Wynn Macau’s gaming operations, and our business, financial condition and results of operations could be materially and adversely affected.

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Theoretical win rates for Wynn Macau’s casino operations depend on a variety of factors, some beyond our control.

The gaming industry is characterized by an element of chance. In addition to the element of chance, theoretical win rates are also affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets placed by our players and the amount of time players spend on gambling — thus Wynn Macau’s actual win rates may differ greatly over short time periods, such as from quarter to quarter and could cause our quarterly results to be volatile. These factors, alone or in combination, have the potential to negatively impact Wynn Macau’s win rates, and our business, financial condition and results of operations could be materially and adversely affected.

We are entirely dependent on one property for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties.

Because our operations are conducted by WRM at one property, we are subject to greater risks than a gaming company with more operating properties due to the lack of diversification of our business and sources of revenues. Specifically, we are more exposed to local economic and competitive conditions, changes in law, natural disasters, infectious disease outbreaks, and declines in the number of visitors to Macau. Any of these factors could adversely affect our business, financial condition and results of operations.

Our customers may choose to visit other facilities operated by Wynn Resorts, Limited.

We use the “Wynn” name and other Wynn related trademarks which we license from the WRL Group, and, like Wynn Las Vegas, we seek to position ourselves as a preeminent destination casino resort. Consistent with the business strategies adopted by Stephen A. Wynn at The Mirage, Treasure Island and Bellagio before the establishment of Wynn Las Vegas and those adopted by other established Las Vegas gaming operations, Wynn Las Vegas seeks, as part of its business strategy, to attract VIP and other premium customers from Asia. We expect that Wynn Las Vegas will continue to seek to attract VIP and other customers who might otherwise choose to visit Wynn Macau. Although the decision on which resort to visit ultimately rests with the customers, and we believe that general promotion of the “Wynn” brand ultimately results in a benefit to both Wynn Macau and Wynn Las Vegas, we are exposed to the risk that marketing activities promoting Wynn Las Vegas may result in customer visits to Wynn Las Vegas that could otherwise have been visits to Wynn Macau. If the WRL Group opens resorts in other destinations outside of Macau in the future, we will face similar risks with respect to such resorts. The effect of such risks on our business could be material and adverse.

We may encounter substantial cost increases, cost overruns or delays in connection with the development or construction of one or more of our current or future projects, including Encore at Wynn Macau and the potential Cotai project.

We are currently developing and constructing Encore at Wynn Macau and are still considering the scope and timing of the potential Cotai project. We estimate that the total design and construction costs for Encore at Wynn Macau will be approximately HK$5,037.4 million, including the budgeted design and construction costs, capitalized interest, pre-opening expenses and financing fees. While we believe that our overall budget is reasonable and have entered into a guaranteed maximum price construction contract for certain portions of the design and construction of Encore at Wynn Macau, these costs are estimates only, and we cannot assure you that the actual costs will not exceed the costs we have projected and budgeted because such amounts may change for various reasons including our potential modification of the specifications and scope of construction of Encore at Wynn Macau. We currently expect Encore at Wynn Macau to open to the public in the first half of 2010. However, we cannot assure you that Encore at Wynn Macau will commence operations on schedule, and failure to complete Encore at Wynn Macau on schedule could have a significant negative effect on us. We have not yet

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established a budget, specific plan or timetable for our potential Cotai project. If we decide to proceed with the potential Cotai project, we expect that we may need to raise additional funds, though a project schedule and budget have not been determined at this time.

In any construction project, we may face substantial cost increases, cost overruns or delays caused by a number of factors, including shortages of, or price increases in, energy, raw materials or skilled labor, unforeseen environmental problems, contractor default or insolvency as well as difficulties in obtaining or inability to obtain any requisite licenses, approvals or permits from regulatory authorities.

Any such cost increases, cost overruns or delays could prevent or delay the completion or opening of Encore at Wynn Macau, or the development of any future projects, including our potential Cotai project, which could materially and adversely affect our business, financial condition and results of operations.

Our business depends on our ability to attract and retain a sufficient number of qualified employees to run our operations. A limited labor supply could cause labor costs to increase.

Our business is labor intensive and, therefore, our success depends in large part on our ability to attract, train, motivate and retain a sufficient number of qualified and skilled employees to run our operations. Macau has a relatively limited labor market for the supply of employees for both the existing gaming and gaming-related operations at Wynn Macau as well as for the operation of our future projects, including Encore at Wynn Macau. Under Macau government policy, all casinos in Macau are currently prohibited from hiring non-Macau residents as dealers and gaming supervisors. Furthermore, our ability to seek employees from other countries to staff operations is restricted by labor quota restrictions imposed by the Macau government. In addition, many employees at Wynn Macau are required to possess certain gaming-related skills for which substantial training and experience are needed.

Given the limited pool of experienced gaming and other personnel currently available in Macau as well as the large number of new casino resort developments and non-casino businesses currently underway in Macau, we face significant competition in the recruitment of the best qualified employees. We cannot assure you that we will be able to successfully compete for the limited supply of qualified gaming and other personnel and to recruit and retain a sufficient number of qualified employees for our Macau operations.

Increasing competition for a limited number of qualified employees could require us to raise the salaries of current employees or to pay higher wages to attract new employees, which could cause our labor costs to increase. If we are unable to attract and retain a sufficient number of qualified employees, or if we encounter a significant increase in labor costs due to salary increases, our ability to compete effectively with the other concessionaires or subconcessionaires in Macau and our business, financial condition and results of operations could be materially and adversely affected.

The level of visitor arrivals to Macau from China and elsewhere may decline or travel to Macau may be disrupted by natural disasters, terrorist attacks, security alerts, military conflicts or other factors.

Macau’s subtropical climate and location on the South China Sea subject it to extreme weather conditions, including typhoons and heavy rainstorms. In 2008, there were six typhoons, two of which shut down ferry service and caused damage to Macau’s infrastructure. Unfavorable weather conditions or other natural disasters such as earthquakes, tsunamis or major typhoons could severely disrupt transportation to Macau and prevent our clients from traveling to Macau.

Terrorist attacks, security alerts or military conflicts, whether in Macau or elsewhere, could have a negative impact on travel and leisure expenditures, including lodging, gaming and tourism, and we cannot predict the extent to which any future military conflicts, security alerts or terrorist attacks may interfere with our operations. Any of these, or other factors such as riots or demonstrations, could have a negative impact on visitor arrivals to

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Macau from China and elsewhere and could materially and adversely affect our business, financial condition and results of operations.

We cannot assure you that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities at Wynn Macau.

Through WRM, we have implemented anti-money laundering policies in compliance with all applicable laws and regulations in Macau. However, we cannot assure you that such policies will be effective to prevent the Wynn Macau casino operations from being exploited for money laundering purposes. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees, our gaming promoters or our clients could have a material adverse impact on our reputation, relationship with our regulators, business, cash flows, financial condition, prospects and results of operations. Any serious incident of money laundering or regulatory investigation into money laundering activities may cause a revocation or suspension of WRM’s concession. For more information regarding Macau’s anti-money laundering regulations, see “Regulations — Anti-Money Laundering and Anti-Terrorism Regulations.”

As an affiliate of Wynn Resorts, Limited, we are also subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), which generally prohibits U.S. companies and their affiliates and intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Any determination that we have violated the FCPA could have a material adverse effect on us.

Our gaming business is subject to cheating and counterfeiting.

All gaming activities at Wynn Macau’s table games are conducted exclusively with gaming chips which, like real currency, are subject to the risk of alteration and counterfeiting. Although WRM incorporates a variety of security and anti-counterfeit features to detect altered or counterfeit gaming chips, unauthorized parties may try to copy its gaming chips and introduce, use and cash in altered or counterfeit gaming chips in its gaming areas. Any negative publicity arising from such incidents could also tarnish our reputation and may result in a decline in our business, financial condition and results of operation. During 2008, WRM detected counterfeit chips in two separate incidents in Wynn Macau. In both instances, the perpetrators were arrested. A similar incident occurred in September 2009, with altered chips. Those responsible were identified and arrested and all altered chips were recovered. On each of the above three occasions, the total value of counterfeit or altered chips identified was not significant. No counterfeit or altered chips have been detected outside of these three incidents.

Although WRM has in place surveillance and security systems designed to detect cheating at Wynn Macau, it may not be able to detect all such cheating in time or at all. There is also a possibility that players may seek to cheat at Wynn Macau’s casino games, particularly if patrons collude with our employees. In addition, our gaming promoters or other persons could, without our knowledge, enter into betting arrangements with our clients on the outcomes of Wynn Macau’s games of chance, thus depriving us of revenues.

Our credit facilities contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

As at 30 June 2009, we had approximately HK$4,282.3 million of debt outstanding under our senior term loan credit facility and had HK$7,591.9 million outstanding under our revolving credit facility. Our credit facilities contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions. In particular, our credit facilities require our subsidiaries to satisfy various financial covenants, including a minimum interest coverage and a total debt to earnings before

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interest, tax, depreciation and amortization ratio, and impose certain operating and financial restrictions on us and our subsidiaries, including, among other things, limitations on our ability to pay dividends or distributions, repurchase equity, incur additional debt, make investments or engage in other businesses; merge or consolidate with other companies; or transfer and sell assets.

Our ability to comply with these covenants in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. As a result, we may not be able to comply with these covenants, including with respect to making our required payments due to insufficient cash flow. Our failure to comply with any of these covenants could result in an event of default, which could materially and adversely affect our operating results and our financial condition. If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to become due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on those debt securities. In addition, if Wynn Macau were to cease to produce cash flow sufficient to service our indebtedness, we may have to sell our assets, refinance all or a portion of our existing debt or obtain additional financing, and future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to our existing credit facilities.

We may require new or additional debt or equity financing to expand our business and fund future projects, including our potential Cotai project, and may not be able to obtain such financing on satisfactory terms or at all.

We have financed Wynn Macau primarily through external bank borrowings, and we have funded a substantial portion of the development costs of Encore at Wynn Macau through borrowings under our existing credit facilities as well as cash generated from operations at Wynn Macau. We may require new or additional debt or equity financing in the future to expand our business and fund future projects, including the potential Cotai project. Our ability to obtain new or additional financing will depend on a variety of factors, many of which are beyond our control, including our financial performance, conditions of the U.S., Hong Kong, Macau and other capital markets in which we may seek to raise funds, credit availability, interest rates, the conditions of the economy in general, other gaming companies that may also seek funding, and investors’ and lenders’ perceptions of, and demand for, debt and equity securities of gaming companies. Investors’ and lenders’ perception and demand may be affected by many factors, including the number of visitors to Macau and the resulting business volume and revenues of Macau casino resorts, which are in turn subject to other factors, including travel restrictions from China and any potential outbreak of infectious diseases. As a result, we cannot assure you that we will be able to access capital from external sources on terms and conditions satisfactory to us, or at all. If we are unable to obtain new or additional financing, we may not be able to expand our business as anticipated or to fund future projects, including our potential Cotai project, and our business, financial condition and results of operations could be materially and adversely affected.

Local taxation may increase and current tax exemptions may not be extended.

Our subsidiaries file income tax returns in Macau, Hong Kong and various other jurisdictions as required by law. We are exempt from income tax in the Isle of Man and the Cayman Islands. However, the non-gaming profits of WRM are subject to Macau’s 12% Complementary Tax, and casino winnings as defined in the relevant tax laws are subject to a 35% Special Gaming Tax as well as other levies of 4% in accordance with WRM’s concession agreement.

WRM has received an exemption from the Complementary Tax with respect to its gaming profits. This exemption, which was granted effective 6 September 2006, will expire in 2011. It is uncertain whether, upon the

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expiration of the Complementary Tax exemption, the Chief Executive of Macau will renew or extend such exemption. Furthermore, in June 2009, WRM agreed with the Macau government to make an annual payment of MOP7.2 million (HK$7.0 million) in lieu of any applicable tax on dividends attributable to gaming income. This agreement is retroactive to 2006 and will also expire in 2011. We cannot assure you that the Macau government will permit this arrangement to continue or that this arrangement will not change in the future.

If the Chief Executive of Macau does not approve an extension of these arrangements mentioned above, beginning in 2011, WRM’s gaming profits and dividends could become subject to the 12% Complementary Tax which could have a material and adverse effect on our business, financial condition and results of operations. In addition, if the Macau government decides to amend existing laws and regulations applicable to WRM’s business or WRM’s concession, or if the Macau government and WRM mutually agree to raise the amount of the gaming premium, the bank guarantee required by Wynn Macau’s gaming concession or make other amendments to WRM’s concession agreement, WRM may incur substantial compliance costs and our business, financial condition and results of operations may be materially and adversely affected.

We are a holding company and our ability to pay dividends is dependent upon the earnings of, and distributions by, our subsidiaries.

We are a holding company incorporated under the laws of the Cayman Islands. All of our business operations are conducted through our subsidiaries. Our principal asset is our indirect 100% beneficial interest in WRM, which owns and operates Wynn Macau. We are entirely dependent upon Wynn Macau for all of our cash flow. Our ability to pay dividends is dependent upon the earnings of our subsidiaries and their distributions of funds to us, primarily in the form of dividends. The ability of our subsidiaries to make distributions to us depends upon, among other things, their distributable earnings and their ability to service their debt obligations. As advised by our Macau legal advisors, under Macau law, payment of dividends is permitted only out of accumulated retained earnings. Dividends are ordinarily subject to a 12% tax, although WRM has agreed with the Macau government to pay a fixed annual amount of MOP7.2 million (HK$7.0 million) in lieu of such tax until 2011. Our Hong Kong and Isle of Man legal advisors have confirmed that as at the Latest Practicable Date, there was no withholding tax for dividends in Hong Kong or the Isle of Man. Other factors such as cash flow conditions, restrictions on distributions contained in our subsidiaries’ articles of association, restrictions contained in their debt instruments, withholding tax and other arrangements will also affect our subsidiaries’ ability to make distributions to us. These restrictions could reduce the amount of distributions that we receive from our subsidiaries, which in turn would restrict our ability to fund Group operations and pay dividends on the shares.

Our insurance coverage may not be adequate to cover all potential losses that we could suffer, and our insurance costs could increase.

The terrorist attacks of 11 September 2001 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. We currently have a global terrorism insurance policy which provides coverage for occurrences of terrorist acts with respect to Wynn Macau, Encore at Wynn Las Vegas and Wynn Las Vegas for up to US$800 million in the aggregate, for losses that could result from these acts. We also maintain property damage and business interruption insurance in the amount of US$1 billion as well as crime and fidelity insurance. However, we could experience losses that exceed our coverage or which our insurance does not coverage and these losses could have a significant negative impact on our business, financial condition and results of operations.

In addition, insurance premiums have increased on available coverage, and we may not have sufficient insurance coverage in the event of a catastrophic property or casualty loss. We may also suffer disruption of our business in the event of a terrorist attack or other catastrophic property or casualty loss or be subject to claims by third

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parties injured or harmed. While we currently carry general liability insurance and business interruption insurance, such insurance may not be adequate to cover all losses in such event. In the event that insurance premiums continue to increase, we may not be able to maintain the insurance coverage we currently have or otherwise be able to maintain adequate insurance protection.

We have not been granted a formal concession by the Macau government for the land underlying the potential Cotai project. If Palo Real Estate Company Limited does not obtain a land concession on terms acceptable to us, we would not be able to open and operate that facility or other facilities in the future.

Land concessions in Macau are issued by the Macau government and generally have a term of 25 years, which term is renewable for further consecutive periods of up to 10 years each until 19 December 2049 in accordance with Macau law. The specific terms are determined in the relevant land concession contracts, and there are common formulas generally used to determine the cost of these land concessions.

There is currently no definitive timetable for finalizing negotiations with the Macau government and we cannot assure you that Palo Real Estate Company Limited will be able to finalize its negotiations with the Macau government and obtain this land concession on terms that are acceptable to us or at all.

If Palo Real Estate Company Limited does not obtain a land concession for the potential Cotai project, we will not be able to complete and operate the potential Cotai project. If the land concession when granted for the potential Cotai project, or any land concession in respect of any future project, contains terms unacceptable to us and we are unable to seek amendments to the land concession granted, we may not be able to complete and operate the potential Cotai project or our future projects as planned or at all.

We license our right to use the “WYNN” trademark from the WRL Group; accordingly, if a third party successfully challenges our affiliate’s ownership of, or right to use, the Wynn-related service marks or if we are unable to stop unauthorized use of such marks, our business or results of operations could be harmed.

We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our Intellectual Property Rights, especially the logo version of “WYNN,” are among our most valuable assets.

Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. Although the licensing arrangement is not a fixed term arrangement, it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, or if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. This would cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations.

Wynn Resorts Holdings, LLC have filed applications with the United States Patent and Trademark Office (the “PTO”) to register a variety of “WYNN”-related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN.”

Wynn Resorts Holdings, LLC have also filed applications with various foreign patent and trademark registries, including registries in Macau, China, Hong Kong, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world to register a variety of “WYNN”-related trademarks and service marks in

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connection with a variety of goods and services. These marks include many of the same marks filed with the PTO and include “WYNN MACAU” and “ENCORE.”

If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization.

Furthermore, if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC from whom we license the right to use certain “WYNN”-related trademarks and service marks, enters into a bankruptcy proceeding, our rights under the license could be unilaterally terminated by the administrator appointed by the court. The loss of our ability to use these marks would have a material and adverse effect on our results of operations, financial condition and business.

We obtain certain services from the WRL Group, including corporate support, marketing and personnel supply services.

We currently obtain certain services from the WRL Group, including corporate support services, marketing services and personnel supply services. We have entered into agreements with the WRL Group to continue using these services.

A termination of these services which are currently provided to us by the WRL Group could cause disruption of our business and could increase future costs for such services. If, in the future, the WRL Group chooses not to provide such services to us on terms acceptable to us, we will have to seek alternative means of securing comparable services, which may be on terms that are not as favorable as the current terms.

We have a limited operating history.

Our operations are subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Although Wynn Macau opened to the public in September 2006, we have not operated as a separate entity from the rest of the Wynn Group prior to the Reorganization. Because we have a limited operating history, it may be more difficult for us to prepare for and respond to these types of risks compared to a company with a longer operating history. If we are not able to manage these risks successfully, it could have a material and adverse effect on our results of operations, financial performance and business.

RISKS RELATING TO THE GAMING INDUSTRY IN MACAU

The Macau government may unilaterally terminate WRM’s concession agreement for cause without compensation, or we may fail to secure its extension.

WRM’s concession agreement expires in June 2022, unless extended pursuant to certain provisions of Macau law. Upon expiration of WRM’s concession agreement, all of WRM’s casinos, gaming assets and equipment and ownership rights to its casino properties in Macau will revert to the Macau government without compensation to us or to WRM. Moreover, beginning in the fifteenth year of WRM’s concession, the Macau government may exercise its right to redeem WRM’s concession agreement by providing WRM with at least one-year prior written notice. In such event, WRM is entitled to fair compensation. The amount of such compensation will be determined based on the amount of revenues generated during the tax year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of the concession agreement. We cannot assure you that we will be able to renew or extend WRM’s concession agreement on terms favorable to WRM or at all. If the Macau government chooses to redeem WRM’s concession agreement, the compensation paid may not adequately compensate us for the loss of our future earnings. If WRM’s concession agreement is not renewed or extended upon its stated expiration date, or if the Macau

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

RISK FACTORS

government exercises its early redemption right, we will cease to generate any revenues from Wynn Macau’s gaming operations, which is currently our principal source of revenues. For further information on WRM’s concession agreement, see “WRM’s Concession.”

The Macau government has the right to unilaterally terminate WRM’s concession agreement upon the occurrence of certain serious events of default. See “WRM’s Concession.” In addition, WRM’s concession agreement contains various general covenants and other provisions with which WRM is required to comply. These include the obligations to submit periodic information to the Macau government, operate casinos in a fair and honest manner, and maintain certain levels of insurance. Failure to comply with the terms and conditions of WRM’s concession agreement in a manner satisfactory to the Macau government could ultimately result in the termination of our concession agreement. The occurrence of any event of default may require WRM to compensate the Macau government in accordance with applicable law and any termination of WRM’s concession agreement will cause all of WRM’s casinos, gaming assets and equipment and ownership rights to its casino properties in Macau to be automatically transferred to the Macau government without compensation to WRM. If this occurs, we will cease to generate any revenue from the Wynn Macau gaming operations, which would materially and adversely affect our business, cash flow, results of operations and financial condition.

Gaming is a highly regulated industry in Macau, and the gaming and licensing authorities may exercise significant control over our operations.

Gaming is a highly regulated industry in Macau. Our operations are contingent upon our maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau law. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

In addition, our activities in Macau are subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Department, Labor Bureau, Public Works Bureau, Fire Department, Financial Services Bureau (including the Tax Department), Macau Monetary Authority, Financial Intelligence Bureau and Macau Government Tourism Office. We cannot assure you that we will be able to obtain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Macau law permits redress to the courts with respect to administrative actions; such redress is, however, largely untested in relation to gaming regulatory issues.

Current laws, such as licensing requirements, tax rates and other regulatory obligations, could change or become more stringent, resulting in additional regulations being imposed upon the gaming operations at Wynn Macau or an increase in competition in the gaming industry. For example, the Macau government currently is in the process of implementing future policies relating to the gaming industry, including caps on the number of gaming tables and on commission rates payable to gaming promoters, the latter of which may negatively affect the incentives for gaming promoters to bring travelers to Macau. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of WRM’s concession or otherwise negatively affect our operations in Macau. Moreover, we are subject to the risk that our Controlling Shareholder, Wynn Resorts, Limited, as the owner of a Nevada gaming license holder, may cause us and WRM to conduct business in Macau in a manner consistent with requirements imposed on our Controlling Shareholder by the Nevada Gaming Control Board but detrimental to the interests of our other shareholders. Any such adverse developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could cause gaming operations to be adversely affected.

There is limited precedent interpreting and applying the laws of Macau and regulations concerning gaming and gaming concessions. These laws and regulations are complex, and a court or administrative or regulatory body

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RISK FACTORS

may in the future render an interpretation of these laws and regulations, or issue new or modified regulations, that differ from our interpretation, which could have a material adverse effect on our business, financial condition and results of operations.

Conducting business in Macau involves certain economic and political risks.

All of our business operations are in Macau. WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, owns and operates the Wynn Macau casino resort and holds a concession to own and operate casinos in Macau. Conducting business in Macau involves certain risks not typically associated with investments in a Hong Kong issuer, including risks relating to changes in Macau’s and China’s political, economic and social conditions, changes in Macau governmental policies, changes in Macau laws or regulations or their interpretation, changes in exchange control regulations, potential restrictions on foreign investment and repatriation of capital, measures that may be introduced to control inflation, such as interest rate increases, and changes in the rates or method of taxation. In addition, our operations in Macau are exposed to the risk of changes in laws and policies that govern operations of Macau-based companies.

Macau’s infrastructure may limit the development of its gaming industry.

Macau is the fastest growing gaming market in the world, with equally increasing demands on the capacity of its transportation infrastructure. To improve Macau’s existing transportation infrastructure, the Macau government has announced a number of infrastructure projects to facilitate travel to and within Macau. These projects, which are in various stages of planning or development, include a further expansion of the Macau International Airport, construction of a light rail transit system, construction of two new tunnels linking the Macau peninsula and Taipa, construction of the Hong Kong-Zhuhai-Macau bridge, and improved pedestrian walkways and border crossings. However, we cannot assure you that any of these projects will be approved or completed in a timely fashion or at all or, if completed, will be able to alleviate the growing transportation demand associated with the rapid expansion of Macau’s gaming industry and the related recent increase in visitor levels to Macau. If Macau fails to adequately address the growing transportation demand, transportation infrastructure problems could limit the number of visitors arriving in Macau which, in turn, could have a material and adverse effect on our business, financial condition and results of operations.

Unfavorable changes in currency exchange rates may increase Wynn Macau’s obligations under WRM’s concession agreement and cause fluctuations in the value of our investment in Macau.

The vast majority of our revenues are expressed in Hong Kong dollars, and a portion of our revenues are denominated in Patacas. The Hong Kong dollar is linked to the U.S. dollar, and the exchange rate between these two currencies has remained relatively stable over the past several years. The Pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, and in many cases the two are used interchangeably in Macau. The exchange linkages of the Hong Kong dollar and Pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, Chinese, Hong Kong and Macau governmental policies and international economic and political developments.

We cannot assure you that the Hong Kong dollar will continue to be linked to the U.S. dollar, or that the Pataca will continue to be linked to the Hong Kong dollar. Any such change may result in severe fluctuations in the exchange rates for these currencies. We also cannot assure you that the current rate of exchange fixed by the applicable monetary authorities for these currencies will remain at the same level.

In the event of unfavorable Hong Kong dollar or Pataca exchange rate changes as against the U.S. dollar, Wynn Macau’s obligations that are denominated in U.S. dollars would increase in Hong Kong dollar and/or Pataca terms. Also, depreciation of the Hong Kong dollar or Pataca in relation to the U.S. dollar could adversely affect our ability to service our debt, results of operations and financial condition.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are, by their nature, subject to significant risks and uncertainties, including the risk factors described in this document. These forward-looking statements include, but are not limited to, statements relating to our projections, business strategy and development activities as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition.

Any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties. These risks and uncertainties include, but are not limited to:

•	Conditions precedent to funding under the agreements governing the disbursement of the proceeds of debt and borrowings by our subsidiaries under credit facilities;

•	Competition in the casino/hotel and resort industries;

•	Completion of Encore at Wynn Macau on time and within budget;

•	The risks associated with Macau’s developing gaming regulatory framework;

•	New development and construction activities of competitors;

•	Our limited operating history;

•	Our dependence on Mr. Stephen A. Wynn and existing management;

•	Our dependence on a single property for all of our cash flow;

•	Leverage and debt service (including sensitivity to fluctuations in interest and currency exchange rates);

•	Levels of travel, leisure and casino spending;

•	General domestic or international economic conditions;

•	Pending or future legal proceedings;

•	Changes in tax laws or the administration of such laws;

•	Changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions);

•	The impact that an outbreak of an infectious disease or a natural disaster may have on the travel and leisure industry; and

•	The consequences of military conflicts, civil unrest or terrorist attacks.

Furthermore, these forward-looking statements merely reflect our current view with respect to future events and are not a guarantee of future performance. Our financial condition may differ materially from the information continued in the forward-looking statements due to a number of factors, including, without limitation, factors disclosed under “Risk Factors” and elsewhere in this document.

Subject to the requirements of applicable laws, rules and regulations, we do not have any obligation and do not intend to update or otherwise revise the forward-looking statements in this document, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties or assumptions, the forward-looking events and circumstances discussed in this document might not occur in the way we expect, or at all. Accordingly, you should not place undue reliance on any forward-looking statements. All forward-looking statements contained in this document are qualified by reference to this cautionary statement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

DIRECTORS AND PARTIES INVOLVED

DIRECTORS

Name	Address	Nationality

Executive Directors

Stephen A. Wynn	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 United States	American

Ian Michael Coughlan	Estrada da Aldeia Coloane Macau	Irish

Linda Chen	Estrada Noroeste de Taipa Ocean Garden, Koon Court Macau	American

Non-Executive Directors

Kazuo Okada	12-4, Sarugakucho Shibuya-ku Tokyo Japan 150-0033	Japanese

Allan Zeman, GBS, JP	28B, Cape Road Chung Hom Kok Hong Kong	Chinese

Marc D. Schorr	1 Hughes Center Drive, No. 1904 Las Vegas, Nevada 89169 United States	American

Independent Non-Executive Directors

Nicholas Sallnow-Smith	Ground Floor, Amber Lodge 40 Mount Butler Drive Jardine’s Lookout Hong Kong	British

Bruce Rockowitz	Flat C1-3 9-11 Horizon Drive Chung Hom Kok Hong Kong	Canadian

Jeffrey Kin-fung Lam, SBS, JP	Flat A, 26th Floor, Block 2 Cavendish Heights 33 Perkins Road Jardine’s Lookout Hong Kong	Chinese

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DIRECTORS AND PARTIES INVOLVED

PARTIES INVOLVED

Legal Advisors to the Company	as to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom 42nd Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong

as to Macau law: Alexandre Correia de Silva Rua Cidade de Sintra NAPE, Macau

as to Cayman Islands law: Maples and Calder 53rd Floor, The Center 99 Queen’s Road Central Hong Kong

Reporting Accountants	Ernst & Young Certified Public Accountants 18th Floor, Two International Finance Centre 8 Finance Street Central, Hong Kong

Property Valuer	Knight Frank Petty Limited 4th Floor, Shui On Centre 6-8 Harbour Road Wanchai, Hong Kong

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CORPORATE INFORMATION

Registered office	P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

Headquarters in Macau	Rua Cidade de Sintra NAPE, Macau

Principal place of business in Hong Kong	Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong

Company’s website	www.wynnmacaulimited.com (information contained in this website does not form part of this document)

Joint Company Secretaries	Mrs. Seng Sze Ka Mee, Natalia FCIS, FCS (PE), FHKIoD Ms. Kwok Yu Ching ACIS, ACS

Authorized Representatives	Dr. Allan Zeman, GBS, JP 28B, Cape Road Chung Hom Kok Hong Kong

Mrs. Seng Sze Ka Mee, Natalia (Ms. Kwok Yu Ching as alternate) c/o Tricor Services Limited Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong

Audit Committee	Mr. Nicholas Sallnow-Smith (Chairman) Dr. Allan Zeman Mr. Bruce Rockowitz

Remuneration Committee	Mr. Nicholas Sallnow-Smith (Chairman) Mr. Marc D. Schorr Mr. Bruce Rockowitz Mr. Jeffrey Kin-fung Lam

Nomination and Corporate Governance Committee	Mr. Jeffrey Kin-fung Lam (Chairman) Dr. Allan Zeman Mr. Nicholas Sallnow-Smith

Principal bankers	Banco Nacional Ultramarino, S.A. Av. Almeida Ribeiro 22 Macau

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

OUR INDUSTRY

Certain information and statistics set out in this section and elsewhere in this document relating to the Macau economy and the industry in which we operate is derived from various official and unofficial sources, including information obtained from DSEC and information provided by EIU. None of the reports cited in this document was commissioned by the Company or its connected persons.

We believe that the sources of the information and statistics are appropriate sources for such information and statistics and have taken reasonable care in extracting and reproducing such information and statistics. We have no reason to believe that such information and statistics is false or misleading or that any fact has been omitted that would render such information and statistics false or misleading. No independent verification has been carried out on such information and statistics verified by our Company. Our Company makes no representation as to the accuracy of such information and statistics.

MACAU GAMING MARKET OVERVIEW

Macau is the world’s largest gaming market measured by gross gaming revenues, and the only location in China to offer legalized casino gaming. The Macau market generated HK$105.6 billion in gross gaming revenues in 2008, more than double the HK$46.7 billion generated by the Las Vegas Strip during the same period. Macau generated HK$49.9 billion in gross gaming revenues in the first six months of 2009. In 2008, Macau attracted 22.9 million visitors, principally from mainland China and Hong Kong. In addition, Macau reported HK$64,678.1 daily gross win per gaming table in 2008, approximately three times the HK$21,531.4 reported for the Las Vegas Strip for the same period. From 2003 through the end of 2008, gross gaming revenues have experienced a CAGR of 30.6% (an increase of almost four times from HK$27.8 billion in 2003), while visitation has grown at a CAGR of 14.0% (from 11.9 million visitors in 2003). While the global economic crisis is expected to result in slower growth in 2009, we expect, based on available 2009 data, that Macau’s total gross gaming revenues will be broadly consistent with 2008 levels and that the Macau market will continue to develop through capital investments in new casino resorts and enhancements in infrastructure.

The following table presents certain information about Macau and its gaming market.

Macau gaming market information

	2003	2004	2005	2006	2007	2008	5-Year CAGR	2007-2008
Macau
Macau nominal GDP (HK$bn)	61.7	80.6	90.2	110.4	145.1	166.9	22.0%	15.0%
Gross gaming revenues (HK$bn)	27.8	40.2	44.7	55.0	80.6	105.6	30.6%	31.0%
Average number of tables	424	1,092	1,289	2,204	3,610	4,229	58.4%	17.2%
Total visitation (mm)	11.9	16.7	18.7	22.0	27.0	22.9	14.0%	-15.0%
China IVS (mm)	0.6	3.5	5.3	5.8	7.2	6.8	61.8%	-5.7%
% of IVS to total visitation	5.1%	21.1%	28.5%	26.3%	26.5%	29.5%

Source:	DICJ, DSEC
Notes:
1.	Number of tables for 2003 and 2004 are year-end numbers.
2.	2008 visitor numbers were revised by DSEC and show a significant drop compared to previous non-revised numbers due to methodological changes made. DSEC visitor numbers are based on counts of visitors taken at ports of entry to Macau. Expatriates working in Macau are processed together with tourists visiting Macau at these points of entry. DSEC had therefore previously included expatriates resident in Macau in its visitor numbers. From 2008 forward, DSEC has excluded these individuals from the visitor count. The number of visitors to Macau in 2008 based on DSEC’s previous methodology is 30,185,740, an increase of 11.8% from 27,003,370 in 2007.

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OUR INDUSTRY

Macau is a Special Administrative Region of the People’s Republic of China and is located on the Pearl River Delta on the southern coastline of China’s Guangdong Province (China’s wealthiest, most urban and populous province). It is an hour away via ferry from Hong Kong, a key transportation and visitor hub in the region and Asia’s third busiest airport after Tokyo and Beijing, and also lies in close proximity to many key Asian countries with favorable population and economic characteristics. Macau draws visitors from approximately ninety-five million residents of Guangdong and from the combined two billion residents of China, Taiwan, Japan, Korea, Thailand, Malaysia, Singapore, Indonesia and the Philippines located within an approximate four-hour flight from Macau.

China is the main source of Macau’s visitors, accounting for 50.6% of 2008 arrivals with Hong Kong accounting for a further 30.6% of 2008 arrivals. Total visitors to Macau under China’s Individual Visit Scheme (“IVS”) expanded at a CAGR of 61.8% from 2003 to 2008. Mainland China’s economic development, together with an increasingly affluent population, drive Macau’s economic growth.

CHINA GDP AND DEMOGRAPHICS

One of the drivers of Macau’s growth in both gaming and non-casino revenues has been China’s rapid economic growth. According to EIU, China’s GDP has grown at a CAGR of 16.4% over the past five years, with nominal GDP growing from HK$15,477 billion in 2003 to more than HK$33,068 billion in 2008. The middle class in China continues to expand rapidly, with the number of households with disposable income in excess of HK$77,501 per annum reaching 20.8 million as at 2008. The growing middle class is complemented by the high savings rates and low level of personal debt. Savings in China is currently estimated to be 51% of income, totaling HK$25,131 billion in 2008, as compared to total consumer loans of HK$4,225 billion. The high savings rate relative to personal debt is expected to increase spending on overseas travel and other entertainment, including gaming and non-gaming offerings. In November 2008, China announced a HK$4.5 trillion stimulus package with investment in transportation links and infrastructure highlighted as one of the package’s primary goals. In January 2009, the National Development and Reform Commission (NDRC) introduced a 2008 – 2020 national development blueprint for the southern Pearl River Delta. These policy measures focus on strengthening business cooperation between the Pearl River Delta, Hong Kong and Macau and developing the region into a globally competitive one.

MACAU GAMING MARKET TRANSFORMATION

In late 2001, in a bid to improve the size, scope and quality of Macau’s casinos and consolidate its position as a gaming center in the region, the Macau government initiated a bidding process to grant three new gaming concessions. In 2002, WRM was awarded the first gaming concession, followed by SJM and Galaxy. A subsequent process allowed each concessionaire to grant one subconcession. There are now six companies licensed to operate casinos in Macau. The increase in the number of full-service casino resorts has not only contributed to a four-fold increase in gross gaming revenues from 2003 through 2008, but has also transformed Macau’s gaming market into one that features a diverse range of non-gaming offerings. The market is increasingly evolving to appeal to new, premium-focused customers attracted by high-end, previously limited retail, entertainment, and leisure offerings, leading to additional revenue opportunities. As the market continues to evolve, we believe that developers of such Las Vegas-style resorts will be the prime beneficiaries and experience superior growth.

Historically, Macau has catered primarily to VIP patrons, who typically wager higher stakes and prefer baccarat. Junket operators have historically maintained the majority of VIP customer relationships, although the new concessionaires and subconcessionaires have been increasingly successful in marketing directly to this segment. In this regard, concessionaires and subconcessionaires have benefited from changes in Macau law which permit casinos to lend directly to customers and junket operators and to enforce their debts. The entry of international gaming operators, coupled with favorable regional economic trends has led to strong growth in both the overall and VIP gaming markets.

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OUR INDUSTRY

Macau gross gaming revenues and VIP gross gaming revenues increased rapidly from 2003 through 2008, growing at CAGRs of 30.6% and 27.2%, respectively. Beginning in late 2008, Macau began to experience the effects of the global economic slowdown as well as changes in Chinese visa policies affecting mainland Chinese citizens’ ability to visit Macau and, in 2009, the outbreak of H1N1 influenza. However, we expect, based on available 2009 data, that Macau’s gross gaming revenues will be broadly consistent with 2008 levels and that the Macau market will continue to develop through capital investments in new casino resorts and enhancements in infrastructure.

The following graph shows Macau gross gaming revenues and Macau VIP gross gaming revenues for the years 2003 through 2008 and for the stated periods of 2009.

Source:	DICJ
Note:	2009 full-year revenues are presented on an annualized basis, assuming average monthly revenues for full 2009 equal the actual average recorded from 1 January 2009 through 30 June 2009. The annualized 2009 revenues are not a projection of actual 2009 revenues, which could differ materially from the annualized figures.

For additional information concerning Macau gaming revenues, such as the contribution of casino to non-casino gaming revenue in Macau, the breakdown in both revenue and numbers of gaming tables, slot machines and casinos, and breakdown of gaming revenues by game types, please visit the DICJ website at www.dicj.gov.mo/EN/index.htm. Please note that the content of the website does not constitute part of this document.

With the Macau government’s support and the growing popularity of gaming, the number of casinos and hotels in Macau has been increasing rapidly. Macau has six concessionaires or subconcessionaires currently authorized to own and operate casinos, some of which are international corporations; the casino operations in Macau are primarily centered on the Macau peninsula along the belt between the Macau-Hong Kong Ferry Terminal and the Macau-Taipa Bridge. There has also been significant recent development in Cotai, an area of reclaimed land directly connected to the Macau peninsula by three bridges.

Significant resorts operating on the Macau peninsula include the Hotel Lisboa and the Grand Lisboa, each owned by SJM, the Sands Macau, owned by Venetian Macau S.A. and the Waldo Hotel/Casino, owned by Galaxy. More

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OUR INDUSTRY

recent developments on the Macau peninsula include Galaxy’s Star World hotel casino and MGM Grand Paradise Limited’s MGM Grand Macau, both of which opened in 2007.

Significant resorts operating in Cotai include The Venetian, which opened in 2007, and the Four Seasons, which opened in 2008, both owned by Venetian Macau S.A. New casino openings and expansions in 2009, including the opening of Melco Crown’s City of Dreams in June 2009 in Cotai and the expected openings of SJM’s L’Arc and Oceanus on the Macau peninsula in the second half of 2009, are expected to result in an increase in the total gaming capacity in Macau. Venetian Macau S.A. had also commenced construction of Phases 5 and 6 of its Cotai development. Although such construction is currently suspended, Phases 5 and 6 are expected to include internationally recognized hotels and significant additional gaming space. The completion of these projects will result in a significant increase in the number of gaming tables, slot machines and hotel rooms in the Macau market.

Since late 2008, suspensions or delays in the construction of a number of significant projects have been announced. Specifically, Venetian Macau S.A. has announced the suspension of Phases 5 and 6 of its Cotai development, although it is currently seeking financing to complete construction. Moreover, Galaxy has announced the delay of its staged opening of Galaxy World Mega Resort in Cotai. Furthermore, SJM has announced that it will defer plans to redevelop the Lisboa casino. While these actions have currently slowed the rate of increase in gaming space and hotel rooms in the near term, and should help to mitigate the impact of global financial uncertainty on Macau’s competitive landscape, to the extent any or all of these deferred projects commence operations, it could lead to a significant increase in the number of gaming tables, slot machines and hotel rooms in the Macau market.

Macau visitors currently spend only a fraction of what their U.S. counterparts spend on non-casino revenues. For the year ended 31 December 2008, Macau’s MICE (Meetings, Incentives, Conferences and Exhibitions) revenues were just 25% of the HK$60.9 billion generated by Las Vegas. As such, we believe there is significant long- term growth potential for Macau’s non-gaming segment given the continued development of world-class facilities and its proximity to the growing MICE market in Greater China. We believe that as the non-gaming segment grows in Greater China, visitors to Macau will on average stay longer per visit and spend more on both gaming and non-gaming activities during their time in Macau.

DRIVERS OF THE MACAU GAMING MARKET

The growth of the Macau gaming market has been facilitated by a number of drivers and initiatives, including favorable population demographics and economic growth across each of the Asian feeder markets, a focus on the VIP gaming customer segment, and a commitment by central and local governments to infrastructure developments and improvements.

Close proximity to two billion of the world’s population

Macau shares a border with Guangdong, China’s most populous and wealthiest province and is approximately one hour from Hong Kong via high-speed ferry. Approximately two billion people live within an approximately four-hour flight path of Macau. The relatively easy access from major population centers in Asia facilitates Macau’s development as a popular gaming destination in Asia. Demand for non-gaming offerings including retail, leisure and entertainment services is also supported by the double-digit annual growth rate of personal disposable income and the growth of the middle class in China.

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OUR INDUSTRY

The following graph shows population information for countries and regions within a four-hour flight of Macau.

Population information

Source:	EIU
Note:	Population numbers denote actuals for China, Malaysia and Singapore and estimates for all other countries.

The following table presents certain information regarding the economic strength of countries and regions close to Macau.

Economic strength of selected countries and regions

	2008 Visitation for Macau
	Visitation (’000)	% Total	2008 Population (mm)	GDP CAGR 2003-2008
China	11,595	50.6%	1,328	16.4%
Hong Kong	7,009	30.6%	7	6.3%
Taiwan	1,316	5.7%	23	3.3%
Japan	367	1.6%	127	0.7%
Korea	280	1.2%	49	5.9%
East Asia — others	5	0.0%	NM	NM

East Asia subtotal	20,572	89.8%
Other	2,336	10.2%

Total	22,908	100.0%

Source:	Macau Statistics and Census Services, EIU
Note:	NM means no meaningful data available

Visitation growth from China, Macau’s primary source of visitors, has been supported by the implementation of the IVS. Following its implementation in 2003, mainland Chinese citizens from select large urban centers and economically developed regions were able to obtain permits to travel to Macau on their own without belonging to a tour group. As at December 2008, the IVS has expanded to cover 49 cities and more than 290 million Chinese citizens, representing approximately 22% of the most affluent people in China in 2008. Nonetheless, it is estimated that under 3% of those eligible to visit Macau under IVS did so in 2008 (6.8 million IVS travelers).

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OUR INDUSTRY

Since May 2008, the Chinese government has adjusted its visa policy toward Macau and limited the number of visits that some mainland Chinese citizens may make to Macau in a given time period. In September 2008, it was publicly announced that mainland Chinese citizens with only a Hong Kong visa and not a Macau visa could no longer enter Macau through Hong Kong. In addition, in May 2009, China also began to restrict the operation of “below-cost” tour groups involving low up-front payments and compulsory shopping. Due to the popularity of these tours with mainland Chinese citizens, this contributed to a recent decline in the number of visitors to Macau. The number of visitors to Macau across the spectrum of high-end gaming has also been negatively impacted by the recent conditions in the global economy and credit markets and the outbreak of H1N1 influenza in 2009.

China is home to the third largest luxury goods market in the world, which in 2008 accounted for approximately HK$66.7 billion of luxury goods consumption, including cars, fashion apparel and jewelry. It is estimated that the Chinese spend up to 70% of their travel budget on shopping, nearly double the proportion spent by U.S. citizens. Macau’s status as a free port, whereby consumers are exempt from duty and sales tax on purchased items, compares favorably to mainland China, where goods are subject to up to a 30% luxury tax.

In addition to China, visitation from other Asian countries has also exhibited rapid growth from 2003 to 2008, with visitor arrivals from Japan, Korea and countries outside East Asia growing at CAGRs of 33.8%, 48.9% and 44.3%, respectively. While visitation growth has been tempered by the recent global economic slowdown, visitors from these countries have a higher propensity to stay in Macau for multiple days and are contributing to Macau’s transformation into an overnight destination.

VIP Gaming

Macau’s gaming industry has historically focused on casino gaming, with a particular emphasis on the VIP segment. VIP clients typically focus on high-limit baccarat. Junket operators have historically maintained the majority of VIP customer relationships, although gaming operators, including ourselves, also market directly to this segment. The entry of international gaming operators, coupled with favorable regional economic trends, led to strong growth in both the overall and VIP gaming markets, which saw CAGRs of 30.6% and 27.2% between 2003 and 2008, respectively.

The following table presents certain information on Macau’s gaming industry during the periods indicated.

Macau market overview

HK$ mm	2003	2004	2005	2006	2007	2008	Six months ended 30 June 2009	5-year CAGR from 2003-2008	2007-2008
VIP gross gaming revenues	21,532	28,916	28,023	35,712	54,138	71,623	32,150	27.2%	32.3%
Mass market table gross gaming revenues	6,076	10,636	15,469	17,269	22,977	28,492	14,802	36.2%	24.0%
Slot machine gross gaming revenues	229	621	1,214	1,993	3,489	5,488	2,977	88.7%	57.3%
Total	27,837	40,173	44,706	54,974	80,604	105,603	49,929	30.6%	31.0%

Source:	DICJ

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OUR INDUSTRY

INFRASTRUCTURE DEVELOPMENT AND EXPANSION

Macau is accessible by land, air and sea. In 2008, approximately 53% of visitors arrived in Macau via land (the Zhuhai border gate crossing with China and the Cotai checkpoint), 40% arrived via the ferry terminal from Hong Kong and nearby cities in China and approximately 7% arrived via the Macau International Airport.

To support expansion and to accommodate the increase in visitors to Macau, the government is undertaking significant measures to improve the existing infrastructure. In November 2008, China announced a HK$4.5 trillion stimulus package with investment in transportation links and infrastructure highlighted as one of the package’s primary goals. In January 2009, the NDRC introduced a 2008 – 2020 national development blueprint for the southern Pearl River Delta. These policy measures focus on strengthening business cooperation between the Pearl River Delta, Hong Kong and Macau and developing the region into a globally competitive one.

Several major infrastructure developments are being planned in Macau to facilitate development of the region. Projects under discussion include expansion of the existing Gongbei Border Checkpoint from Zhuhai from 300,000 people per day (150,000 each way) to 500,000 people per day, expansion of the Macau International Airport to double the capacity to 12 million passengers per year, from its current capacity of 6 million passengers per year, and construction of the Hong Kong – Zhuhai – Macau Bridge, which would provide a link between Hong Kong, mainland China (particularly the region of Pearl River West) and Macau. Whether or when these projects will be completed is uncertain.

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REGULATION

The gaming industry in Macau is highly regulated. Gaming registrations, licenses and approvals, once obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that we will obtain all required registrations, licenses and approvals on a timely basis or at all, or that, once obtained, the registrations, findings of suitability, licenses and approvals will not be suspended, conditioned, limited or revoked. If we ever are prohibited from operating our gaming facilities through our subsidiaries, we would, to the extent permitted by law, seek to recover our investment by selling the property affected, but we cannot assure you that we would recover its full value.

GENERAL

We are a holding company focused exclusively on Macau. WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, is a concessionaire that owns and operates the Wynn Macau casino resort in Macau. Both we and WRM are subject to regulation by the Macau government. The Macau government has adopted various laws and administrative regulations governing the operation of casinos in Macau.

Prior to 2002, gaming in Macau was permitted as a government-sanctioned monopoly concession awarded to a single concessionaire. The Macau government liberalized the gaming industry in 2002 by granting concessions to operate casinos to three concessionaires, Galaxy, SJM and WRM, through a public tender process and based on certain government mandated suitability criteria. Each concessionaire was required to enter into a concession agreement with the Macau government that, together with the applicable laws and administrative regulations, form the framework for the regulation of the concessionaire’s activities. The three original concessionaires were in turn permitted, subject to the approval of the Macau government, to each enter into one subconcession agreement with other gaming operators. Only concessionaires or subconcessionaires are permitted to own and operate casinos. For a detailed description of WRM’s concession, granted effective 27 June 2002, see “WRM’s Concession.”

LAWS AND ADMINISTRATIVE REGULATIONS GOVERNING THE OPERATION OF CASINOS IN MACAU

Macau law prohibits (1) all forms of operation of, promotion of or assistance to gaming outside of the premises and areas authorized by the Macau government, (2) any illicit form of gaming in the authorized areas and premises, and (3) unlicensed granting of loans or gaming credits to gaming patrons.

A number of laws and administrative regulations have been enacted by the Macau government to regulate the gaming industry, which include the following principal laws and regulations:

Gaming Law and Related Regulations

Law No. 16/2001 (Legal Framework for the Operations of Games of Fortune) (the “Gaming Law”) became effective on 25 September 2001. The Gaming Law establishes the legal framework for the regulation of casinos and principal rules for operating games of fortune in casinos in Macau. Its stated purpose is to ensure, among other things, (1) the adequate management and operation of games of fortune in casinos, (2) that the persons involved in the inspection, management and operation of games of fortune are suitable to carry out these functions, and (3) that the management and operation of games of fortune in casinos is conducted in a fair and honest manner, free from any criminal influence. In addition to defining the types of permitted games and specifying the locations and periods for operating games of fortune, the Gaming Law contains provisions dealing with Macau’s concession system and laid the foundation for the Macau government’s grant of the three current 20-year concessions through a public tender process.

Administrative Regulation No. 26/2001 (the “Gaming Tender Regulation”) became effective on 30 October 2001. The Gaming Tender Regulation supplements the Gaming Law and sets forth the terms of the public tender

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REGULATION

process through which the casino concessions were awarded. It also established the eligibility criteria for bidders as well as the financial requirements that the bidders for concessions and subconcessionaires had to satisfy. It was subsequently amended and supplemented several times. The Tender Committee for the Concession of Gaming Operation officially started the public tender process on 2 November 2001. The results were announced on 8 February 2002, and casino concessions were awarded to Galaxy, SJM and WRM.

After the adoption of the Gaming Law, the Macau government has also approved or renewed the detailed procedures and rules for certain casino games, including wheel of fortune, baccarat, blackjack, fish-prawn-crab, roulette, various forms of poker and other games.

Extension of Credit for Gaming

Law No. 5/2004 (Legal Framework for the Extension of Credit for Gaming and Betting in Games of Fortune) (the “Gaming Credit Law”) became effective on 1 July 2004. The Gaming Credit Law regulates the extension of gaming credit in Macau and authorizes concessionaires, subconcessionaires and gaming promoters who enter into a contract with a concessionaire or subconcessionaire to carry out credit granting activities in connection with gaming and betting in casinos in Macau. The Gaming Credit Law specifies that the extension of gaming credit is limited to the following three types of creditors: (1) a concessionaire or subconcessionaire (as creditor) may grant gaming credit to a gaming patron (as borrower); (2) an authorized gaming promoter (as creditor) may extend gaming credit to a gaming patron (as borrower); and (3) a concessionaire or subconcessionaire (as creditor) may extend gaming credit to an authorized gaming promoter (as borrower). Pursuant to the Gaming Credit Law, concessionaires, subconcessionaires and authorized gaming promoters may not carry out their credit granting activities through a third party or entity. The Gaming Credit Law thus effectively prohibits the assignment or transfer of the permit to extend gaming credit. It also stipulates the creditors’ obligations towards DICJ and details the scope of DICJ’s supervision of credit granting activities. Other restrictions and conditions imposed by the Gaming Credit Law on creditors include requirements of persons extending credit to:

•	Act with prudence and integrity and in accordance with the laws, regulations and professional codes in conducting the business (Article 9);

•	Keep confidential and refrain from exploiting any information obtained in connection with the extension of gaming credit with certain exceptions set forth in Article 11 (Article 10); and

•	Assist DICJ in its supervision of gaming credit activities, when necessary, and the law enforcement in crime prevention and investigations, when requested.

Under the Gaming Credit Law, the credit extended pursuant to the Gaming Credit Law is legally enforceable — specifically, enforceable as a civil debt pursuant to Article 4 of the Gaming Credit Administrative Regulation. For a discussion of enforcement risks that may be encountered outside of Macau, see “Risk Factors — Risks Relating to Our Business — We are exposed to credit risk on credit extended to our clients and commissions advanced to our gaming promoters.”

Role and Responsibilities of DICJ

DICJ is the principal regulatory and supervisory authority in charge of Macau’s gaming industry. Pursuant to Administrative Regulation No. 34/2003, DICJ’s role is to provide guidance and assistance to the Chief Executive of Macau on the definition and execution of the economic policies for, among other things, the operation of games of fortune.

Administrative Regulation No. 34/2003 further specifies that DICJ’s primary responsibilities are to:

•	Collaborate in the definition, coordination and execution of economic policies for the operations of games of fortune or other gaming activities offered to the public;

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REGULATION

•	Examine, supervise and monitor the activities of the concessionaires and subconcessionaires, especially on their compliance with legal, statutory and contractual obligations;

•	Examine, supervise and monitor the eligibility and financial capability of the concessionaires, subconcessionaires or other parties stipulated by the law;

•	Collaborate with the Macau government in the process of authorization and classification of locations and places as “casinos” for the operation of games of fortune or other gaming activities;

•	Authorize and certify all equipment and utensils used by the concessionaires and subconcessionaires in connection with their operations authorized under the respective concessions;

•	Issue licenses to gaming promoters;

•

Examine, supervise and monitor the activities of gaming promoters, especially their compliance with legal, statutory and contractual obligations, and other responsibilities stipulated in the applicable legislation;

•	Examine, supervise and monitor the eligibility of gaming promoters, their partners and principal employees;

•	Investigate and penalize any administrative violations in accordance with the applicable substantive and procedural laws;

•

Ensure that the relationship of the concessionaires and subconcessionaires with the Macau government and with the public complies with the applicable regulations and is in the best interest of Macau; and

•	Perform any other duties as may be determined by the Chief Executive of Macau or as may be required by applicable laws.

DICJ also plays an important role in fulfilling the stated objectives of the Gaming Law. In particular, it supervises and monitors the operations of the concessionaires and subconcessionaires to ensure compliance with their obligations imposed by the applicable gaming laws and administrative regulations and as set forth in their respective concession agreements. Concessionaires and subconcessionaires are required to make all significant documentation and periodic reports regarding their business and operations available to DICJ for record and/or inspection, and must submit to DICJ all matters requiring approval or authorization from the Macau government, including requests for changes in their shareholder structure, changes in directorship, key employees and gaming equipment, changes in control or some other changes and other matters related to the operation of games of fortune.

In addition, DICJ (1) assesses the taxes and other amounts payable by the concessionaires and subconcessionaires to the Macau government, (2) monitors the daily operations of concessionaires and subconcessionaires as well as gaming promoters, their directors, key employees and qualifying shareholders, and (3) conducts the licensing process for gaming promoters.

Responsibility of the Gaming Commission

The Gaming Commission was created pursuant to Executive Ruling No. 120/2000, dated as at 4 July 2000 and as amended by Executive Ruling No. 194/2003. The Gaming Commission is a specialized commission directly reporting to and presided over by the Chief Executive of Macau. Its responsibility is to formulate policies concerning and facilitate the development of Macau’s gaming operations and relevant regulatory framework.

Regulation of Concessionaires and Subconcessionaires

Under the laws and administrative regulations governing the operation of casinos in Macau, concessionaires and subconcessionaires, their officers, directors and key employees, and direct holders of 5% or more of a concessionaire’s or subconcessionaire’s equity securities are subject to suitability requirements relating to

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REGULATION

background, associations and reputation. As part of its efforts to monitor the suitability of WRM as a concessionaire, the Macau government requires the board of directors, executive officers and certain key employees to apply for and be subject to a suitability confirmation and an ongoing assessment. In addition, the Macau government may also exercise its general supervisory powers to inquire as to the suitability of any other person who has an interest in us. The Macau government may investigate the relevant individuals at any time and may deny the application for, or a finding of, suitability for any cause it deems reasonable. The suitability requirements also apply to any entity engaged by a concessionaire or subconcessionaire to manage casino operations.

Concessionaires and subconcessionaires must satisfy minimum capitalization requirements, demonstrate and maintain adequate financial capacity to operate the concession or subconcession and submit to continuous monitoring of their casino operations by the Macau government. Concessionaires and subconcessionaires are also subject to periodic financial reporting obligations and reporting obligations with respect to, among other things, certain contracts, financing activities and transactions with directors, financiers and key employees. Moreover, transfers or the encumbering of interests in concessionaires and subconcessionaires must be reported to the Macau government and are ineffective without government approval. We consulted with the Macau government regarding the Reorganization and, as required under the terms of WRM’s concession agreement, we obtained the approval of the Macau government for the Reorganization, including the acquisition of an indirect ownership interest in WRM by WM Cayman Holdings Limited I, WM Cayman Holdings Limited II and the Company.

Each concessionaire and subconcessionaire is required to engage an executive director who must be a permanent resident of Macau and who must hold at least 10% of the share capital of the concessionaire or subconcessionaire, as the case may be. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. Mr. Wong Chi Seng, an executive director of WRM, currently meets the aforementioned requirements. Mr. Wong Chi Seng’s economic interest in WRM is limited to MOP1.00.

Concessionaires and subconcessionaires are generally subject to a special gaming tax of 35% of gross gaming revenues and must also make an annual contribution of up to 4% of gross gaming revenues to the Macau government for urban development, business promotion and social security in Macau. SJM is subject to a total gaming tax of 35% and annual contribution in the amount of 3% as SJM has made a commitment to be jointly responsible with an affiliate for Macau’s navigation channel dredging service with the support of the corresponding consideration costs. Concessionaires and subconcessionaires are also obligated to withhold an amount determined in accordance with the tax rate then applicable to gaming promoters from any commissions paid to gaming promoters.

The Macau government may assume temporary custody and control over the operation of a concession or subconcession in certain circumstances. During any such period, the costs of operations must be borne by the concessionaire or subconcessionaire. The Macau government also may redeem a concession or subconcession starting at an established date after the entering into effect of a concession or subconcession. The Macau government also may terminate a concession or subconcession for cause, including, without limitation, failure of the concessionaire or subconcessionaire to fulfill its obligations under the law or the concession or subconcession contract.

Regulation of Gaming Promoters

Administrative Regulation No. 6/2002 (the “Gaming Promoters Regulation”) became effective on 1 April 2002. The Gaming Promoters Regulation is the main law applicable to gaming promoters in Macau. It provides that gaming promoters must be licensed by the Macau government in order to do business with and receive compensation from concessionaires and subconcessionaires. For a license to be obtained, direct and indirect owners of 5% or more of a gaming promoter (regardless of its corporate form or sole proprietor status), its

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REGULATION

directors and its key employees must be found suitable by the government, and the gaming promoter must be sponsored by a concessionaire or subconcessionaire. Applicants are required to pay the cost of license investigations and to maintain suitability standards during the period of licensure. The term of a gaming promoter’s license is one calendar year, and licenses can be renewed for additional periods upon the submission of renewal applications. Natural person gaming promoter licensees are subject to a suitability verification process every three years, and business entity licensees are subject to the same process every six years. A gaming promoter may be suspended from business or have its license terminated if (i) the Macau government determines that the gaming promoter fails to meet certain official suitability standards and does not renew the gaming promoter’s license, or (ii) the gaming promoter’s sponsoring concessionaire or subconcessionaire terminates business relations with such gaming promoter in accordance with the terms of such gaming promoter’s contract. Further regulatory procedures for the suspension, termination or assessment of fines against gaming promoters are set forth in further detail in Administrative Regulation no. 27/2009 titled “Amendment to Administrative Regulation no. 6/2002 with respect to the payment of commissions or other kind of remuneration paid to gaming promoters.” For further details on our gaming promoter contracts, see “Our Business — Advertising and Marketing — Gaming Promoters.”

Pursuant to the Gaming Promoters Regulation, licensed gaming promoters must identify collaborators who assist them in their promotion activities. These collaborators are subject to approval of the Macau government. Changes in the management structure of gaming promoter licensees must be reported to the Macau government, and any transfer or encumbering of interests in such licensees is ineffective without prior government approval. To conduct gaming promotion activities, licensees must be registered with one or more concessionaires or subconcessionaires and must have written contracts with such concessionaires or subconcessionaires, copies of which must be submitted to the Macau government.

The Gaming Promoters Regulation further provides that concessionaires and subconcessionaires are jointly responsible with their gaming promoters for the activities of such promoters’ representatives and their directors and contractors in the concessionaires’ and subconcessionaires’ casinos, and for their compliance with applicable laws and regulations. Concessionaires and subconcessionaires must submit annual lists of their gaming promoters for the following year. The Macau government may designate a maximum number of gaming promoters and specify the number of gaming promoters a concessionaire or a subconcessionaire is permitted to engage. Concessionaires and subconcessionaires are subject to periodic reporting requirements with respect to commissions paid to their gaming promoters’ representatives, and are required to oversee their activities and report instances of unlawfulness.

Anti-Money Laundering and Anti-Terrorism Financing Regulations

We are required to comply with various laws and regulations in Macau with respect to identifying, reporting and preventing money laundering and terrorism financing crimes at casinos owned and operated by WRM. Under these laws and regulations, WRM is required to, among other things,

•

Identify any client or transaction where there is a suspicion of money laundering or terrorism financing, or which involves significant sums of money in the context of the transaction, even if any suspicion of money laundering is absent;

•	Refuse to deal with any client who fails to provide any information requested by us to make the above determination;

•	Keep records following the identification of a client for a period of five years;

•	Notify the Macau Financial Information Bureau if there is any suspicion of money laundering or terrorism financing; and

•	Cooperate with the Macau government by providing all information and documentation requested in relation to fighting money laundering and terrorism financing.

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REGULATION

Under Administrative Regulation No. 7/2006, effective 12 November 2006, and DICJ Instruction No. 2/2006, effective 13 November 2006, WRM is also required to track and report cash transactions and granting of credit involving MOP500,000 (HK$485,437) or more. Pursuant to the legal requirements above, if a client provides all required information, and after submitting the reports, WRM may continue to deal with such client whom it reported to DICJ and, in case of suspicious transactions, to the Financial Information Bureau.

Labor Quotas

All businesses in Macau must apply to the Macau Labor Affairs Bureau for labor quotas to import non-skilled workers from China and other countries. Businesses are free to employ Macau residents in any position without any type of quota, as by definition all Macau residents have the right to work in Macau. As a concessionaire that owns and operates the Wynn Macau casino resort, WRM has two main labor quotas, one to import non-skilled workers from China and the other to import non-skilled workers from all other countries. Our non-China labor quota is valid through 15 July 2010 and allows us to employ 386 non-skilled employees. Our China labor quota is valid through 30 April 2010 and allows us, through our affiliate SH, to employ 606 non-skilled employees from China. We are required by law to employ only Macau citizens as dealers and gaming supervisors. We employ a full time team within our human resources department, including a legal advisor who specializes in Macau labor and immigration law, to apply for and maintain our quotas.

Pursuant to Macau laws and regulations, Macau employers must register their employees under the mandatory Social Security Fund and make social security contributions for each of its employees. In the particular case of gaming concessionaires and subconcessionaires, there is also a general obligation to make annual contributions to urban development, tourism promotion and social security pursuant to the Gaming Law.

Potential Regulatory Changes

In April 2008, the Macau government announced that it would undertake a series of reforms aimed at the gaming market. While such reforms have yet to result in new regulations or orders promulgated through executive dispatches, the Macau government, through DICJ, is exploring various measures, including maintaining the existing number of gaming concessions and subconcessions and limiting the number of tables in the overall market. In July 2008, the Macau government decided to implement a cap on commissions paid to junket operators and published Administrative Regulation No. 27/2009, which allowed the setting of an unspecified upper limit on commissions paid to junket operators; however, formal implementation of the cap has not yet occurred and a cap figure has not yet been established.

Regulatory Compliance

WRM senior management continuously monitors the operations at Wynn Macau and meets regularly with management and employees with a view to ensuring compliance with all applicable laws and regulations. WRM employs various measures, including the hiring of professional managers and experts to monitor compliance with local laws, regulations and permits and licensing requirements and to maintain constant communication between management and employees for the carrying out of relevant compliance measures. WRM employs rules and procedures designed to ensure that it has all necessary licenses for the non-casino parts of its business operations; for its casino operations, WRM has adopted a manual on internal control requirements which governs all gaming activities at Wynn Macau and which has been approved by and filed with DICJ.

As at the date of this document, WRM has materially complied with all relevant Macau regulatory requirements and holds all relevant permits and licenses for all current operations and the construction of Encore at Wynn Macau. WRM will seek certain additional licenses, consents, authorizations, approvals, orders, certificates and permits in connection with the continued construction and ultimate operation of Encore at Wynn Macau. For further discussion of these compliance procedures, see “Our Business — Quality Assurance, Internal Controls and Government Oversight — Credit Management.”

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WRM’s CONCESSION

The following is a summary of the material terms of WRM’s concession agreement with the Macau government. There are Chinese and Portuguese versions of the concession agreement, each of which is an official document of equal authority. The following summary is based on unofficial English translations of both of the official Chinese and Portuguese versions of the agreement and is qualified in its entirety by reference to the two official versions of the concession agreement themselves. We believe that the following summary of WRM’s concession agreement reflects the material terms of the concession agreement in all material respects. However, because of the difficulties inherent in translation, English may not precisely convey the nuances of the concession agreement, and the English translations of the concession agreement may imply meanings different from those embodied in the official documents. Moreover, the concession agreement provides that all issues of interpretation will be subject to the exclusive jurisdiction of the Macau courts.

CONCESSION AGREEMENT

On 24 June 2002, WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, and the Macau government entered into a Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region (the “Concession Agreement”), pursuant to which WRM was granted a 20-year concession, beginning on 27 June 2002 and expiring on 26 June 2022, to operate games of chance and other casino games in casinos and other gaming areas authorized and classified by the Macau government. Under Macau law, the Concession Agreement may be extended by mutual agreement of the parties for up to an additional five years.

Pursuant to the Concession Agreement, WRM was required to construct and operate one or more casino gaming properties in Macau, including, at a minimum, one resort-hotel casino complex by the end of December 2006, and to invest not less than a total of MOP4,000 million (HK$3,883.5 million) in Macau-related projects by June 2009. These obligations were satisfied with the opening of Wynn Macau in September 2006.

WRM was also obligated to obtain, and did obtain, a MOP700 million (HK$679.6 million) bank guarantee from Banco Nacional Ultramarino, S.A. (“BNU”) that was effective until 31 March 2007. The amount of this guarantee was reduced to MOP300 million (HK$291.3 million) for the period from 1 April 2007 until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, supports WRM’s obligations under the Macau law and Concession Agreement, including the payment of premiums, fines and indemnities for any failure to perform the Concession Agreement. WRM is obligated, upon demand by BNU, to promptly repay any claim made under the guarantee by the Macau government. BNU is currently paid an annual fee by WRM for the guarantee not to exceed MOP5.2 million (HK$5.0 million).

Taxes and Required Social Contributions

There are two types of gaming payments payable to the Macau government from WRM under the Concession Agreement: a gaming premium and a special gaming tax. Macau law also imposes a complementary income tax and a dividend withholding tax.

The gaming premium is composed of (1) a fixed portion in an amount equal to MOP30.0 million (HK$29.1 million) per year, and (2) a variable portion that is calculated based on the number of gaming tables and gaming machines, including slot machines, operated by WRM (equal to MOP300,000 (HK$291,262) per year per VIP gaming table, MOP150,000 (HK$145,631) per year per mass market gaming table and MOP1,000 (HK$971) per year per electric or mechanical gaming machine, including slot machine). The amount of the variable potion of the premium cannot be less than MOP45.0 million (HK$43.7 million) per year. The special gaming tax is assessed at the rate of 35% of annual gross gaming revenues.

WRM must pay, on a monthly basis, 1.6% of its gross gaming revenues to the Macau government for use by a public foundation designated by the Macau government for the promotion, development and study of social,

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WRM’s CONCESSION

cultural, economic, educational, scientific, academic and charitable activities in Macau. In addition, WRM must pay, on a monthly basis, 2.4% of its gross gaming revenues to the Macau government for urban development, business promotion and social security in Macau. Under the Concession Agreement, WRM may, with the consent of the Macau government, allocate up to one-half of this second contribution to one or more entities or projects designated by WRM, in which case the amount of such contribution to the beneficiaries designated by the Macau government will be reduced accordingly. The Concession Agreement provides that WRM and the Macau government may revise the rates of these required contributions during 2010.

In addition, Macau generally imposes (1) a complementary income tax at a progressive rate not exceeding 12% on taxable profits in excess of MOP300,000 (HK$291,262) realized from conducting business in Macau and (2) a 12% tax on dividends paid from Macau entities to their shareholders. Our gaming-related revenues are exempt from complementary tax effective 6 September 2006 for a period of five years as a result of an exemption granted to WRM by the Chief Executive of Macau; however, our non-casino revenues are subject to the complementary tax. In respect of the withholding tax on dividends, WRM has agreed with the Macau government to make an annual payment of MOP7.2 million (HK$7.0 million) to the Macau government in place of any other applicable tax on dividends attributable to our gaming income. This arrangement is in respect of each of the years ended 31 December 2006 through 2010. We have no assurance that the Macau government will permit this arrangement to continue beyond 2010 or that this arrangement will not change in the future. If the arrangement changes or is discontinued, dividends distributed by WRM may become subject to tax at a rate of up to 12%, which could have a material and adverse effect on our business, financial condition and results of operations.

Grant of Additional Concessions

The Concession Agreement permits the Macau government to grant additional concessions for the operation of games of chance or other games in casinos after 1 April 2009. If the Macau government awards additional concessions after 1 April 2009 with conditions that are, in overall terms, more favorable than those set forth in the Concession Agreement, the Macau government is required to extend these conditions to WRM by altering the terms of the Concession Agreement.

Government Supervision of Gaming Operations

According to the Concession Agreement, the Macau government is entitled to enter the premises of Wynn Macau at any time and review its records to monitor the gross gaming revenues. WRM is required to submit financial reports and other documentation to the Macau government and respond to the Macau government’s requests for information. WRM must inform the Macau government of any events that may affect the normal operation or economic stability of its operations.

Suitability Requirements and Executive Director

WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction.

The Company’s Articles of Association provide that Shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable, without the prior consent or agreement of the owners or holders of such Shares, by the Company, out of funds legally available for that redemption, by appropriate action of the Board to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable. This provision reflects a requirement under Macau law that applies to all

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WRM’s CONCESSION

concessionaires and subconcessionaires, which requires a shareholder holding 5% or more of the share capital therein who is found unsuitable to dispose of their shares within the time ascribed by the Macau government, failing which the concessionaire or subconcessionaire is legally required to acquire or redeem such shares. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the Board. If determined by the Company, the price for the Shares will not exceed the closing price per share of the Shares on the principal securities exchange on which the Shares are then listed on the trading date on the day before the redemption notice is given. The Company’s right of redemption is not exclusive of any other rights that it may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect. Such redemption pursuant to the Articles of Association does not have any implication under the Hong Kong Code on Share Repurchase.

WRM is required to have an executive director who is a Macau permanent resident and holds at least 10% of the voting shares and capital in WRM. Mr. Wong Chi Seng, one of WRM’s executive directors, meets the aforementioned requirements. Mr. Wong Chi Seng’s economic interest in WRM is limited to MOP1.00. The appointment, scope of authority, term of office and any alteration to such appointment, scope of authority or term of office of the executive director of WRM are established by the board of directors of WRM and are subject to Macau government approval. Government approval must also be obtained if the board of directors of WRM desires to delegate governing authority to another person or body.

Restrictions on Transfer of Shares

The Concession Agreement requires that WRM obtain government authorization before permitting the transfer or encumbrance of, or the grant of voting rights with respect to, the shares of WRM. Government approval must also be obtained before the transfer of any direct or indirect property rights or other rights in the shares of WRM, when this share capital directly or indirectly corresponds to a value of 5% or more of WRM’s share capital, unless the transfer is of the shares of a legal person which is listed on a stock exchange that are publicly traded thereon. Consequently, after the completion of the Reorganization, transfers of our Shares are not restricted. Any new shareholder that proposes to own 5% or more of WRM’s share capital is also subject to the Macau government’s suitability determination as set forth in detail above, including being found suitable by the Macau government to conduct a gaming business in Macau and being subject to such continuous monitoring and supervision for the term of the Concession Agreement.

Optional Redemption by the Macau Government

Beginning in the fifteenth year of WRM’s concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one year’s prior written notice. In such event, WRM is entitled to fair compensation. The amount of such compensation will be determined based on the earnings during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of WRM’s concession.

Unilateral Rescission for Non-Fulfillment

The Macau government may unilaterally rescind the concession if WRM fails to fulfill its fundamental obligations under the Concession Agreement. The Concession Agreement expressly provides that the Macau government may unilaterally rescind the Concession Agreement if, among other things, WRM:

•	Conducts unauthorized games or carries out activities that are excluded from its corporate purpose;

•	Abandons or suspends gaming operations in Macau for more than seven consecutive days (or more than 14 days) within one calendar year without justification;

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WRM’s CONCESSION

•	Transfers all or part of its gaming operations in Macau without obtaining prior authorization from the Macau government;

•	Defaults in payment of taxes, premiums, contributions or other required amounts;

•	Fails to resume operations following the temporary assumption of operations by the Macau government;

•	Does not comply with government inspections, supervision or decisions;

•	Systematically fails to observe its obligations under the concession system;

•	Fails to maintain bank guarantees or bonds as required under the concession agreement in a form satisfactory to the government;

•	Is the subject of bankruptcy proceedings or becomes insolvent;

•	Engages in serious fraudulent activity, damaging to the public interest; or

•	Repeatedly and seriously violates applicable gaming laws or damages gaming impartiality.

If the Macau government unilaterally rescinds the Concession Agreement, WRM will be required to compensate the Macau government in accordance with applicable law, and all of WRM’s casinos, gaming assets and equipment and ownership rights to its casino properties in Macau will be transferred to the Macau government without compensation. In addition, the Macau government may, in the public interest, unilaterally terminate concession at any time, in which case WRM would be entitled to reasonable compensation.

SUBCONCESSION AGREEMENT

As authorized by the Macau government, WRM entered into a subconcession contract with Publishing and Broadcasting, Ltd. (“PBL”) on 4 March 2006 (the “Subconcession Agreement”) to operate casino games and hotel casino resorts. WRM then entered into a subconcession with Melco Crown Gaming (Macau) Limited (formerly known as PBL Entertainment (Macau) Limited and later as Melco PBL Gaming (Macau) Limited) dated 8 September 2006 (the “Melco Subconcession Agreement”). Under the terms of the Melco Subconcession Agreement, Melco Crown Gaming (Macau) Limited paid WRM US$900 million.

The Melco Subconcession Agreement sets out the terms and conditions of the subconcession entered into between WRM and Melco Crown Gaming (Macau) Limited for the operation by Melco Crown Gaming (Macau) Limited of casino games in Macau, as authorized by the Macau government.

Although under Macau law, there is currently no statutory definition of the kind of relationship that a subconcession entails between the Macau government, the concessionaire and the subconcessionaire, the Macau government has issued a clarifying letter that addresses the relationship between the Macau government, WRM and Melco Crown Gaming (Macau) Limited. The Macau government issued a letter on 4 September 2006 which approved the Melco Subconcession Agreement and another letter on 8 September 2006 which undertook obligations towards Melco Crown Gaming (Macau) Limited and exonerated WRM from any and all liabilities arising out of the Melco Subconcession Agreement. Each of WRM and Melco Crown Gaming (Macau) Limited has its own obligations towards the Macau government and neither is responsible for the compliance by the other of its own obligations. WRM is not liable in any way for, and will not suffer any consequences arising from, the lack of fulfillment of any of Melco Crown Gaming (Macau) Limited’s obligations or requirements under the Melco Subconcession Agreement, or from the latter’s actions or inactions.

Under the Melco Subconcession Agreement, Melco Crown Gaming (Macau) Limited holds a subconcession to operate casino games in casinos and other gaming areas as approved and authorized by the Macau Government from time to time; this subconcession expires in June 2022. Under the terms of the Melco Subconcession Agreement, Melco Crown Gaming (Macau) Limited is required to pay a special levy of 4% of its gross gaming revenue along with a fixed and variable portion of the gaming premium on the same terms as those specified in WRM’s Concession Agreement.

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HISTORY AND CORPORATE STRUCTURE

HISTORY

The Company was incorporated as a limited liability company in the Cayman Islands on 4 September 2009 to indirectly hold the existing business of WRM. The Company is presently an indirect wholly owned subsidiary of Wynn Resorts, Limited and a direct wholly owned subsidiary of WM Cayman Holdings Limited I. As part of the Reorganization, we will, pursuant to the Acquisition Agreement, acquire from WM Cayman Holdings Limited I all of the outstanding share capital of WM Cayman Holdings Limited II, which indirectly owns WRM, and pay as consideration the Acquisition Consideration. Our Controlling Shareholder, Wynn Resorts, Limited, has been listed on the NASDAQ Global Select Market since 2002 and, prior to completion of the Reorganization, owns the entire interest in our Group.

Our Group’s business involves the operation of a hotel casino resort in Macau. Our main operating subsidiary, WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, was incorporated as a limited liability company in Macau on 17 October 2001 to enter the Macau hotel casino gaming business. At the time of WRM’s incorporation in October 2001, the entire interest in WRM was indirectly held by Mr. Stephen A. Wynn, with the exception of a 10% interest in WRM directly held by Mr. Wong Chi Seng and a 1% interest held by Mr. Marc D. Schorr, respectively. In April 2002, Mr. Schorr’s and Mr. Wynn’s interests were transferred to Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited.

In June 2002, WRM was granted a 20-year casino concession by the Macau government to operate a casino business in Macau. The term of the concession is from 27 June 2002 to 26 June 2022. Pursuant to the terms of the concession, WRM was also granted the right to grant one subconcession to another gaming operator, subject to the approval of the Macau government. For further information about the concession or subconcession, see “WRM’s Concession.”

In October 2002, several third parties, namely S.H.W. & Co. Limited, SKKG Limited, Classic Wave Limited and L’Arc de Triomphe Limited, acquired minority indirect economic interests in WRM for an agreed consideration. The third parties were independent except for S.H.W. & Co. Limited and SKKG Limited, which were wholly owned by Mr. Wong Chi Seng, who was at the relevant time a director and 10% shareholder of WRM. Mr. Wong Chi Seng’s economic interest in WRM is limited to MOP1.00.

In July 2004, WRM signed a land concession contract with the Macau government for 16 acres of land. Under the land concession contract, WRM leases the land for an initial term of 25 years, with a right to renew for additional periods with government approval. Soon after being granted the land, WRM began construction of the Macau hotel casino resort and in September 2006, opened its Macau hotel casino resort to the public.

In September 2004, WRM effectively became an indirect wholly owned subsidiary of Wynn Resorts, Limited, our Controlling Shareholder, following Wynn Resorts, Limited’s acquisition, for shares in Wynn Resorts, Limited, of the aforementioned minority ownership interests in WRM held indirectly by S.H.W. & Co. Limited, SKKG Limited, Classic Wave Limited and L’Arc de Triomphe Limited.

In September 2006, WRM, with the approval of the Macau government, entered a subconcession contract with Melco Crown Gaming (Macau) Limited.

On 1 August 2008, Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) entered into an agreement with Tien Chiao Entertainment and Investment Company Limited, a Macau incorporated company, to make a one-time payment in the amount of US$50 million in consideration of the latter’s relinquishment of certain rights with respect to its business interests in the potential Cotai project. The payment will be made within 15 days after the Macau government publishes Palo Real Estate Company Limited’s rights to the Cotai land in the government’s official gazette. Palo Real Estate Company Limited has filed an application for the land with the Macau government and is awaiting final approval.

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HISTORY AND CORPORATE STRUCTURE

We are also continuing to expand our casino resort in Macau. We currently expect to open Encore at Wynn Macau, which will be a new fully-integrated resort hotel with approximately 400 luxury suites and four villas, along with restaurants and retail and gaming space, in the first half of 2010.

CURRENT SHAREHOLDING STRUCTURE OF WRM

WRM currently has three classes of shares, Class A, Class B and Class C shares, Shares of each class have a nominal value of MOP1,000, and represent 10%, 51% and 39% of WRM’s paid-up share capital, respectively. There are currently 20,010 Class A Shares, 102,051 Class B Shares and 78,039 Class C Shares outstanding. Class A shares entitle the holder to 10% of WRM’s voting rights, an annual dividend of up to MOP1.00 and the right of a return upon liquidation or amortization of up to MOP1.00. This is the share interest held by Mr. Wong Chi Seng, a Macau resident and a director of WRM. Class B shares entitle the holder to 51% of WRM’s voting rights, 51% of dividends and any proceeds of liquidation or amortization after payment to the holder of Class A shares. Class C shares entitle the holder to 39% of WRM’s voting rights, 49% of dividends and any proceeds of liquidation or amortization after payment to the holder of Class A shares.

At the time of the completion of the Reorganization, WRM will remain an indirect wholly owned subsidiary of our ultimate Controlling Shareholder with Wynn Resorts (Macau), Ltd. holding all of WRM’s Class B shares, WRIL holding all of WRM’s Class C shares and Mr. Wong Chi Seng holding all of WRM’s Class A shares. The arrangement for Mr. Wong to hold 10% of the share capital and voting interest of WRM is for the purposes of complying with Macau gaming laws and the terms of the gaming concession granted by the Macau government to WRM.

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HISTORY AND CORPORATE STRUCTURE

REORGANIZATION AND OUR ESTABLISHMENT

The reorganization of the Group comprises two parts: (1) the Finance Reorganization, which was undertaken for the purpose of making the structure of the Wynn Group more efficient and enabling access to future capital, and which was completed prior to the date of this document; and (2) the Reorganization. The Macau government approved the Finance Reorganization and the Reorganization, including the Company’s acquisition of an indirect ownership interest in WRM on [•] 2009.

The structure of the Group immediately prior to these reorganizations is shown below:

1	Mr. Wong Chi Seng is an executive director of WRM who holds a 10% social and voting interest and an economic interest limited to MOP1.00 in WRM.

FINANCE REORGANIZATION

As certain aspects of the Finance Reorganization affected the Wynn Macau Credit Facilities, consent was sought from the senior lenders under those facilities. The necessary consent was obtained on 3 July 2009.

As part of the Finance Reorganization, the following occurred:

•	WM Cayman Holdings Limited I was incorporated as a 100% owned subsidiary of Wynn Resorts, Limited;

•	The Company was incorporated in the Cayman Islands as a 100% owned subsidiary of WM Cayman Holdings I;

•

WRIL and Wynn Resorts (Macau), Ltd. transferred substantially all of their interests in Palo Real Estate Company Limited to WRM. Each company retained a de minimis interest in Palo Real Estate Company Limited;

•	WM Cayman Holdings Limited II was incorporated in the Cayman Islands as a 100% owned subsidiary of Wynn Group Asia, Inc.;

•	Wynn Group Asia, Inc. transferred its 100% ownership of WRIL to WM Cayman Holdings Limited II for a nominal payment; and

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HISTORY AND CORPORATE STRUCTURE

•

WM Cayman Holdings Limited II acceded to the finance documents in connection with the Wynn Macau Credit Facilities. As the owner and pledgor of the shares in WRIL, WM Cayman Holdings Limited II became the highest level obligor, guarantor and chargor under the Wynn Macau Credit Facilities and Wynn Group Asia, Inc. ceased to be an obligor, guarantor and chargor under such facilities.

The structure of the Group following the Finance Reorganization is shown below:

1	Each of WRIL and Wynn Resorts (Macau), Ltd. holds a de minimis interest in Palo Real Estate Company Limited.

REORGANIZATION

The Reorganization is being undertaken. The Reorganization will take place in two phases. Phase 1 was completed prior to the date of this document. Phase 2 will be completed shortly. No approvals from the shareholders of Wynn Resorts, Limited are required for the Reorganization. All other governmental and third party approvals and consents for the Reorganization have been obtained as at the date of this document.

Phase 1 of the Reorganization

As part of Phase 1 of the Reorganization, the following occurred:

•	Wynn Resorts, Limited transferred its 100% ownership of WM Cayman Holdings Limited I to Wynn Group Asia, Inc. for a nominal payment; and

•	Wynn Group Asia, Inc. transferred its 100% ownership of WM Cayman Holdings Limited II to WM Cayman Holdings Limited I for a nominal payment.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

HISTORY AND CORPORATE STRUCTURE

The structure of the relevant companies in the Wynn Group following Phase 1 of the Reorganization and the current structure of the relevant companies in the Wynn Group is shown below:

Phase 2 of the Reorganization

Phase 2 of the Reorganization will be completed shortly. On [•] 2009, pursuant to the Acquisition Agreement, WM Cayman Holdings Limited I agreed to transfer its 100% owned subsidiary WM Cayman Holdings Limited II to the Company in exchange for the Acquisition Consideration, which consists of:

•

the issue by the Company to WM Cayman Holdings Limited I of the Acquisition Note, which shall be satisfied by the repayment by the Company to WM Cayman Holdings Limited I using the proceeds from sale of equity securities; and

•

the issue by the Company to WM Cayman Holdings Limited I of such number of new Shares as will amount to 80% of the Company’s issued share capital (as calculated based on the Company’s issued share capital following the completion of the Reorganization.

The Wynn Group considers that the Acquisition Consideration reflects the market value of WRM. The completion of the Acquisition Agreement will not result in the recognition of any goodwill by the Company.

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HISTORY AND CORPORATE STRUCTURE

Completed Reorganization

The structure of the relevant companies in the Wynn Group and shareholders of the WRL Group immediately following completion of the Reorganization:

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HISTORY AND CORPORATE STRUCTURE

Set out below is a table providing further information in relation to the dates of incorporation, the principal business and the shareholding information of each member of the Group immediately following the completion of the Reorganization:

	Name of company	Date of incorporation	Principal business	Shareholding information
1.	WM Cayman Holdings Limited II	8 September 2009	Investment holding	Directly 100% owned by us

2.	Wynn Resorts International, Ltd.	22 April 2002	Investment holding	Indirectly 100% owned by us

3.	Wynn Resorts (Macau) Holdings, Ltd.	22 April 2002	Investment holding	Indirectly 100% owned by us

4.	Wynn Resorts (Macau), Ltd.	26 April 2002	Investment holding	Indirectly 100% owned by us

5.	WRM	17 October 2001	Operator of hotel casino and related gaming businesses	Indirectly 100% owned by us (except for Mr. Wong Chi Seng’s 10% social and voting interest)

6.	Palo Real Estate Company Limited	29 March 2007	Development, design and preconstruction activities	Indirectly 100% owned by us

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OUR BUSINESS

OVERVIEW

Wynn Macau, Limited, led by our Chairman of the Board of Directors, Chief Executive Officer and President, Mr. Stephen A. Wynn, is a leading developer, owner and operator of destination casino gaming and entertainment resort facilities. We are a holding company focused exclusively on the largest gaming market in the world — Macau. WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, owns and operates the destination casino resort “Wynn Macau” in Macau and holds one of the six concessions or subconcessions currently authorized to own and operate casinos in Macau. We are widely recognized for the exceptional quality of our casino and guest facilities, service and atmosphere. We have won numerous awards, including the Five Red Pavilions award from Michelin Hong Kong and Macau Guide (2009), the Mobil Five-Star award from Mobil Travel Guide (2008) and the Mobil Five-Star Spas award for the spa at Wynn Macau from Mobil Travel Guide (2008). Mr. Wynn has been involved in casino development and operations for over 40 years and has been responsible for developing, building and operating some of the world’s most recognized resorts and hotels, including The Mirage, Treasure Island, Bellagio, and our affiliates, Wynn Las Vegas and Encore at Wynn Las Vegas. Both Wynn Las Vegas and Encore at Wynn Las Vegas are owned by Wynn Resorts, Limited, our Controlling Shareholder.

Macau is the world’s largest gaming market, as measured by gross gaming revenues, and the only location in China to offer legalized casino gaming. The Macau gaming market generated HK$105.6 billion in gross gaming revenues in 2008, more than double the HK$46.7 billion generated by the Las Vegas Strip during the same period. Macau generated HK$49.9 billion in gross gaming revenues in the first six months of 2009. In 2008, Macau attracted 22.9 million visitors, principally from mainland China and Hong Kong. In addition, Macau reported HK$ 64,678.1 daily gross win per gaming table in 2008, approximately three times the HK$21,531.4 reported for the Las Vegas Strip for the same period.

We believe our brand name, high quality offerings, focus on service and attention to detail allow us to penetrate more effectively the premium segments of the gaming market than other operators. As a result, Wynn Macau’s market share of table games revenues was 16.4% in 2008 compared to its market share of total table games of 8.9%. Furthermore, as the Macau gaming market has matured, Wynn Macau’s average daily gross win per gaming table has increased from HK$112,661.2 in 2007 to HK$118,861.6 in 2008, almost double the average daily gross win per gaming table in the overall market of HK$58,528.4 in 2007 and HK$64,678.1 in 2008. For the year ended 31 December 2008, our total operating revenues were HK$14,710.6 million, and our profit was HK$2,039.6 million. For the six months ended 30 June 2009, our total operating revenues were HK$6.7 billion, and our profit was HK$903.7 million.

WRM’s concession will expire in June 2022, unless extended pursuant to Macau gaming laws. WRM’s concession may be extended by the Macau government for a maximum of five additional years. Beginning in the fifteenth year of WRM’s concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one-year prior written notice. In such event, WRM is entitled to fair compensation.

Wynn Macau

Wynn Macau, the entry Macau property owned and operated by WRM, opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007, Wynn Macau completed an expansion, adding more gaming space and additional food and beverage and retail amenities. As at 30 June 2009, Wynn Macau occupied approximately 16 acres of land in Macau and featured:

•

A casino of approximately 205,000 square feet offering 24-hour gaming and a full range of games, including approximately 369 table games of which approximately 149 are VIP tables, approximately 1,220 slot machines and multiple private gaming salons;

•	600 luxury rooms and suites;

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OUR BUSINESS

•	Five casual and fine dining restaurants;

•

A retail promenade of approximately 46,000 square feet featuring high-end, brand-name retail stores and boutiques such as Bulgari, Chanel, Christian Dior, Dunhill, Ermenegildo Zegna, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu and others;

•

An approximately one-acre performance lake located at the front of the property and a rotunda show with a Chinese zodiac-inspired ceiling feature and an interchangeable gold “prosperity tree” and “dragon-of-fortune;” and

•	Recreation and leisure facilities, including a spa, salon, fitness complex and pool, and lounges and meeting facilities.

New VIP Gaming Space

Wynn Macau is currently being expanded and reconfigured to add new VIP areas with 35 additional high-limit slot machines and approximately 29 VIP table games located in private gaming salons. The expansion is expected to open in the first quarter of 2010. We continue to refine our offerings in response to client demand and, since the opening of Wynn Macau, have continuously been innovative through capital expansion in order to increase revenues and profitability.

Encore at Wynn Macau

We are in the process of constructing Encore at Wynn Macau. The new resort will be a destination in itself and will complement and be fully integrated with the existing operations at Wynn Macau. We believe Encore at Wynn Macau will further solidify our position as a premier destination for VIP clients in Macau and enhance our offerings to premium mass market clients with the addition of Encore at Wynn Macau’s:

•	VIP rooms and gaming areas, including approximately 37 VIP table games and approximately 20 high-limit slot machines, which will set a new standard of luxury gaming for our VIP players;

•	Premium mass market gaming areas, including 24 premium mass market table games and 75 premium mass market slot machines;

•	Approximately 400 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet connecting to a private gaming salon;

•	A sky casino;

•	Retail space for three new premium retail outlets; and

•	Two new restaurants.

We expect to open Encore at Wynn Macau in the first half of 2010. The total budget is approximately HK$5,037.4 million, including amounts under the guaranteed maximum price construction contract of HK$3,131.8 million representing the major hard construction costs. As at 30 June 2009, approximately HK$2,398.2 million of construction costs had been incurred and completion of the project is funded through a combination of existing cash balances and cash flow from operations.

With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate VIP table games will increase from approximately 149 to 215 tables, an increase of 44%, allowing us to serve additional junket-driven and in-house VIP gaming.

Cotai and Other Opportunities

We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) has submitted an

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OUR BUSINESS

application to the Macau government to obtain the right to lease this parcel. We are currently awaiting final approval for this application. The application, if granted, would permit us to construct an integrated casino and five-star resort of up to approximately 4.8 million square feet (including space for gaming, accommodation, food and beverage, retail, leisure and convention/meeting areas).

We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

COMPETITIVE STRENGTHS

We benefit from a number of competitive strengths, including the following:

Innovator in the Design, Development and Operation of Luxury Casino Resorts

We believe that Mr. Wynn’s involvement with Wynn Macau provides us with a distinct advantage over other gaming enterprises in Macau. We believe that Mr. Wynn is the premier designer, developer and operator of destination casino resorts and, as such, has acquired an elite “brand name” status in the gaming industry. Through careful planning and design and attention to detail, Mr. Wynn has developed a distinct luxury brand. We believe that our brand name recognition cannot be easily replicated by others, as it has been created over 40 years through high-quality luxury properties in their respective markets. Mr. Wynn and many members of the current senior management team were responsible for the design, development and operation of The Mirage, Treasure Island, Bellagio and Wynn Las Vegas, each of which has been recognized as a premier destination resort that sets high standards for quality, luxury and entertainment.

Mr. Wynn has brought the same level of innovation and distinction associated with the Wynn brand to Wynn Macau. In November 2008, the Wynn brand further distinguished itself as Wynn Macau became the only resort in Macau and one of only five in Asia to be honored with the coveted Mobil Five-Star award, Mobil’s highest accolade. The spa at Wynn Macau was also honored with a Mobil Five-Star award and is the only spa in Macau that has been added to the coveted Five-Star list.

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OUR BUSINESS

Successful Premium Business Model

We believe our brand name, high quality and luxury accommodations, focus on service and attention to detail allow us to more effectively penetrate the premium segments of the market. With the continued expansion of the Macau gaming market, Wynn Macau increased its market share of table revenues to 16.4% in 2008 with 8.9% of the total tables in the market. Furthermore, in 2008, we achieved a market share of 22.3% of slot machine revenues with 9.8% of the slot machines in the market. The combination of Wynn Macau’s superior offerings and location has allowed us to attract VIP players and premium mass market clients, which we believe represent the most attractive segments of the Macau gaming market. With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate VIP table games will increase from approximately 149 to 215 tables, an increase of 44%, allowing us to serve additional junket-driven and in-house VIP gaming.

The following graph shows the Macau table game market shares of Wynn Macau by number of tables and by gross revenues.

Source:	Company, DICJ
Note:	Market share by revenues is based on gross table games win (before promotional allowances), including poker tables but excluding slot machine revenues. Market share by number of tables for each period is based on the simple average of our quarter-end number of gaming tables (including poker tables) in the period divided by the simple average of total quarter-end number of gaming tables in Macau (including poker tables) as reported by DICJ.

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OUR BUSINESS

The following graph shows the Macau slot machines market shares of Wynn Macau by number of slot machines and by gross revenues.

Source:	Company, DICJ.
Note:	Market share by revenues is based on gross slot win. Market share by number of slots for each period is based on the simple average of our quarter-end number of slots in the period divided by the simple average of total quarter-end number of slots in Macau as reported by DICJ.

The following graph shows that for each year since its opening in 2006, Wynn Macau has generated higher returns in terms of daily gross win per gaming table than the Macau market average, reflecting Wynn Macau’s continuing emphasis on the VIP and premium mass market segments of the Macau gaming market.

Source:	Company, DICJ.
Note:	The above calculations are based on gross table games win (before promotional allowances) in each period, divided by the simple average of the quarter-end number of tables in each period in Macau (as published by DICJ) using actual number of days in each year. Gross table games win includes all gaming tables but excludes slot machine revenues. The total gross table games win figures used herein do not correspond to our gross revenues figures in our financial statements, because the total gross table games win figures are calculated before any promotional allowances.

We anticipate that Encore at Wynn Macau, expected to open in the first half of 2010, will represent a further expansion and continuation of our premium business model.

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Prudent Capital Management

As at 30 June 2009, we had cash and cash equivalents of HK$6,280.3 million. Our net cash flows from operating activities were HK$3,169.9 million for 2008 and HK$1,829.1 million for the first half of 2009. Completion of Encore at Wynn Macau is fully funded through a combination of existing cash balances and cash flow from operations, and our prudent capital management has allowed us to avoid mid-construction stoppages or delays. Despite the uncertainty in global economic conditions and its potential adverse effects on consumer and corporate spending and tourism trends, we believe that we are well capitalized to sustain our position in the Macau gaming market. We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

Located in the World’s Largest and Growing Gaming Market

We are a holding company focused exclusively on Macau, the world’s largest gaming market and the only location in China to offer legalized casino gaming. The Macau market generated HK$105.6 billion in gross gaming revenues in 2008, more than double the HK$46.7 billion generated by the Las Vegas Strip during the same period. From 2003 through 2008, Macau’s gross gaming revenues grew at a CAGR of 30.6%. During the same period, visitor arrivals to Macau have grown from approximately 11.9 million in 2003 to approximately 22.9 million in 2008, representing a CAGR of approximately 14.0%. Beginning in late 2008, Macau began to experience the effects of the global economic slowdown as well as changes in Chinese visa policies, affecting mainland Chinese citizens’ ability to visit Macau and, in 2009, the outbreak of H1N1 influenza. As a result of these factors, visitor arrivals in Macau decreased by 11.4% to 10.4 million in the first six months of 2009, from 11.7 million in the same period in 2008 and an decrease of 17.9% compared to the same period in 2007. Total Macau gross gaming revenues for the first six months of 2009 were HK$49.9 billion, representing a decrease of 12.4% from HK$57.0 billion in the same period in 2008. However, we expect, based on available 2009 data, that Macau’s total gross gaming revenues will be broadly consistent with 2008 levels and that the Macau market will continue to develop through capital investments in new casino resorts and enhancements in infrastructure.

We believe that Macau will maintain its leading position as the largest gaming market in the world as the prospects for continued revenues growth are driven by strong underlying demographics and increasing regional wealth, long-term trends toward easing travel and currency restrictions and an increase in non-gaming offerings such as dining, shopping and entertainment. We believe that over time, these drivers will help convert Macau from primarily a day-trip market to an overnight destination similar to Las Vegas, increasing the average length of stay and the average amount of spending per visit.

Within the next few years, numerous infrastructure, expansions and new casino resort destinations are expected to be completed in Macau and we believe we will be well placed to take advantage of opportunities presented by this trend. As Macau develops into an all-inclusive resort destination, gaming and non-casino revenues are expected to grow significantly. Slot machines and other electronic games are expected to further penetrate the market and support the growth of market gross gaming revenues. Total gaming space, gaming tables and slot machines are expected to increase significantly, as is the total hotel room supply. Retail, conventions and entertainment offerings are also important non-gaming amenities that can be highly complementary to the gaming facilities, and an integral component of future development plans by gaming operators in Macau.

Strong International Client Base

Wynn Macau has a strong base of clients from throughout the world, many of whom have long-standing relationships with the Wynn Group. We service these clients by an internal marketing team with over 200 members at Wynn Macau and the marketing team of our affiliate Wynn Marketing with offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Vancouver and southern California. We also market Wynn Macau directly to gaming clients using database marketing techniques as well as traditional incentives, including reduced room

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rates and complimentary meals and suites. Gaming promoters also introduce VIP clients as well as other clients to Wynn Macau and typically assist those clients with their travel and entertainment arrangements. We also seek to increase the general awareness of our properties through various media channels including television, radio, newspapers, magazines, the Internet, direct mail and billboards.

We offer several distinct loyalty programs that cater to different market segments:

•

For premium clients who satisfy certain criteria related to financial resources and level of gaming play, or clients introduced to us by one of our gaming promoters, we offer membership in the Wynn Club. This membership offers premium gaming at various exclusive venues in Wynn Macau and the option to stay in the Wynn Club, a distinct part of the Wynn Macau hotel tower with 240 rooms/suites and its own Chinese fine dining establishment. Currently the Wynn Club comprises two levels, “Diamond Card” and “Black Card.”

•

For the large number of our premium mass market clients who are predominantly walk-in, day-trip visitors to Macau from China, we offer various premium mass market amenities and loyalty programs such as the Diamond Club. The Diamond Club offers a reserved space on the regular gaming floor specifically designed to appeal to premium mass market clients who desire a higher degree of privacy and various other services unavailable to general mass market clients.

•

We also operate a mass market client loyalty scheme at Wynn Macau in the form of the “Red Card” player affinity program. As at 30 June 2009, the Red Card program had over 300,000 members who can enjoy a variety of loyalty and affinity benefits such as discounted and complimentary meals, lodging and entertainment.

Strong Management Team with Successful Track Record

Mr. Wynn and our management team have significant experience in designing, developing, marketing and operating integrated casino resorts. In addition to Mr. Wynn, the members of our senior management team are highly respected in the hotel and gaming industries, having an average of approximately 20 years of experience in these industries, including experience working in Macau. Our existing management team has been responsible for the successful development and operation of some of the world’s best known gaming resorts.

Our executive Director, Mr. Ian Michael Coughlan, has more than 30 years of experience in the hospitality industry. He has served as general manager of the Peninsula Hotels in Hong Kong and Bangkok, Thailand and has senior management experience in the hotel industry elsewhere in Asia, Europe and the United States.

WRM’s Executive Vice President – Gaming, Mr. Jay Dee Clayton, has more than 30 years of experience in the gaming industry in the United States and Australia, including senior positions with Mirage Resorts (U.S. and Australia), MGM, Caesar’s and Harrah’s.

Mr. Wynn and our senior management and design team are significantly involved in the development of Encore at Wynn Macau. Under the guidance and design of Mr. Wynn, we believe that Encore at Wynn Macau will set a new standard for quality, luxury and excellence in Macau and generate strong financial returns for investors.

Significant Growth Potential

We are well positioned to capitalize on Macau’s growth potential. We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) has submitted an application to the Macau government to obtain the right to lease this land parcel. We are awaiting final approval for this application. The application, if granted,

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would permit us to construct an integrated casino and five-star resort of up to approximately 4.8 million square feet, including space for gaming, accommodation, food and beverage, retail, leisure and convention/meeting areas.

We have not decided whether we will proceed with the potential Cotai project. No construction timeline, no budget or capital expenditure estimate has been made, and no funding arrangements have been put in place for the potential Cotai project. The specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change. We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau. Furthermore, we will continue to grow by continually refining our offerings in response to client demand and to innovate through capital expansion in order to increase revenues and market share.

OUR STRATEGIES

We aim to create shareholder value by continuing to pursue our management’s well established strategy of identifying opportunities for, and pursuing with the greatest attention to detail, the design, development and operation of luxury casino resorts in Macau. Our principal strategies are set forth below.

Capitalize on the International Reputation of the “WYNN” Brand

We seek to capitalize on our ability to use the internationally recognized “WYNN” brand to promote Wynn Macau, Encore at Wynn Macau and future projects to a VIP clientele throughout Macau. We also intend to continue to capitalize on our relationships in the Macau gaming industry, such as those with our gaming promoters, which we believe arise to a large degree as a result of the market-wide respect for, and recognition of, Mr. Wynn’s proven track record in the global luxury casino resort industry.

Continue to Develop Properties in Macau

Our properties are designed and built to provide a premium experience. We seek to use our design and amenities to position our casino resorts as full-service luxury properties in the leisure and travel industries. We intend to continue to be a leading innovator in the design, development and operation of casino resorts in Macau with the construction of Encore at Wynn Macau and our future projects in Macau. We believe that Mr. Wynn’s involvement as our Chairman of the Board of Directors, Chief Executive Officer and President affords us a distinct advantage over other gaming enterprises in Macau because of his vast experience in developing and managing premier luxury casino resorts.

Wynn Macau Expansion. Wynn Macau is currently being expanded and reconfigured to add new VIP areas with 35 additional high-limit slot machines and approximately 29 VIP table games located in private gaming salons. The expansion and reconfiguration is expected to open in the first quarter of 2010. We continue to refine our offerings in response to client demand and, since the opening of Wynn Macau, have continued to use innovative capital investment in order to increase revenues and profitability.

Encore at Wynn Macau. We are in the process of constructing Encore at Wynn Macau. While the new resort will be a destination in itself, it will also be complemented by and be fully integrated with the existing operations at Wynn Macau. We believe we will further solidify our position as a premier destination for VIP clients in Macau as well as enhance our offerings to premium mass market clients with the addition of Encore at Wynn Macau’s:

•	VIP rooms and gaming areas, including approximately 37 VIP table games and approximately 20 high-limit slot machines, which will set a new standard of luxury gaming for our VIP players;

•	Premium mass market gaming areas, including 24 premium mass market table games and 75 premium mass market slot machines;

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•	Approximately 400 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet connecting to a private gaming salon;

•	A sky casino;

•	Retail space for three new premium retail outlets; and

•	Two new restaurants.

We expect to open Encore at Wynn Macau in the first half of 2010. The total budget is approximately HK$5,037.4 million, including amounts under the guaranteed maximum price construction contract of HK$3,131.8 million representing the major hard construction costs. As at 30 June 2009, approximately HK$2,398.2 million of construction costs had been incurred and completion of the project is funded through a combination of existing cash balances and cash flow from operations. With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate VIP table games will increase from approximately 149 to 215 tables, an increase of 44%, allowing us to serve additional junket-driven and in-house VIP gaming.

Cotai and Other Opportunities.    We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) has submitted an application to the Macau government to obtain the right to lease this parcel of land. The application, if granted, would permit us to construct an integrated casino and five-star resort of up to approximately 4.8 million square feet, including space for gaming, accommodation, food and beverage, retail, leisure and convention/meeting areas. We are awaiting final approval for this application.

By positioning a “Wynn” luxury casino resort in Cotai, we would expect to benefit from the strong visitor growth that is expected with the development of Cotai as well as significant infrastructure development by the Macau government, including a new ferry terminal currently under construction at Pac-On, Taipa and an airport upgrade and extension. Due to the current economic environment, no construction timeline has been planned, no budget or capital expenditure estimate has been set, and no funding arrangements have been made for the potential Cotai project. The application submitted does not contain any binding undertakings or conditions with respect to the potential project. Thus the specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change.

Despite the uncertainty in global economic conditions and its potential adverse effects on consumer and corporate spending and tourism trends, we believe that we are well capitalized to sustain our leading position in a difficult operating and financing environment. We believe our management’s experience, disciplined approach to development and prudent management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

Expand Our Client Network and Cultivate Client Relationships

Gaming Promoters.    To help expand our client base and attract new players and clients, we increased the number of gaming promoters with whom we have relationships from three as at September 2006 to seven as at 30 June 2009. We believe the gaming promoters and their VIP clients are integral to the success of Wynn Macau and will be a key factor in the expansion of our client base with the expected opening of Encore at Wynn Macau in 2010. We believe we have strong relationships with our gaming promoters. Our commission levels have remained stable throughout our operating history, and we have not needed to materially increase the levels of commissions WRM advances to junket operators in order to continue to attract their business. We intend to constantly pursue opportunities to enter into relationships with gaming promoters who, along with a VIP client base, are capable of satisfying our high standards of probity and integrity in order to expand our revenues base.

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In-house VIP Program.    We will continue to expand and develop our already substantial network of loyal international and domestic VIP clients. In addition to our over 200-member internal marketing team who focus on marketing Wynn Macau to VIP players in Asia, we intend to continue to use the services of Wynn Marketing as well as independent marketing representatives in major cities around the world to market Wynn Macau and Encore at Wynn Macau.

Our VIP clients are accustomed to enjoying the finest amenities when they travel, and we strive to satisfy their needs and desires. We are conscious of the ever changing demands and preferences of clients in the destination casino resort industry, particularly at the highest end. The Wynn Macau casino resort offers clients both gaming and non-gaming amenities. We will continue to adapt our offering of luxury accommodations, private gaming salons, fine dining and premium retail offerings to cater to the evolving preferences of our clients, especially our VIP clients.

Premium Mass Market.    While we are predominantly focused on providing a luxury casino resort targeted to VIP clients, we also seek to attract a significant percentage of the premium mass market clients visiting Macau from mainland China, Hong Kong and other regions. Our planned expansion at Wynn Macau will include additional gaming space targeting the high end of the premium mass market segment. We also seek to attract these clients to our resorts through billboard and print and electronic media advertising. Wynn Macau’s performance lake, with its music fountains and fire show, as well as its dramatic front feature of an interchangeable gold “prosperity tree” or “dragon-of-fortune,” with its Chinese zodiac-inspired ceiling show and a descending chandelier, is designed to stand out to visitors to Macau and attract local clients. Wynn Macau also continues to offer promotions including free shuttle services to and from the border gate and ferry terminal to attract mass market clients.

Take Advantage of Our Strong Balance Sheet

We plan to use our strong balance sheet and liquidity position to selectively take advantage of opportunities we identify in Macau. As at 30 June 2009, we had cash and cash equivalents of HK$6,280.3 million while our total debt as at that date was HK$11,693.0 million. Our net cash flows from operating activities were HK$3,169.9 million for 2008 and HK$1,829.1 million for the first six months of 2009. We believe that our net debt position and strong operating cash flows leave us well positioned to finance and fund the development of additional properties in Macau. We will continue to actively seek out such opportunities and to selectively pursue them when we believe economic conditions and other factors justify the investment.

OUR PROPERTIES AND PROJECTS

Wynn Macau Resort and Casino

Wynn Macau opened to the public on 6 September 2006 and currently occupies approximately 16 acres of land in Macau. In December 2007, Wynn Macau was expanded to include approximately 75,000 square feet of additional gaming space and additional food and beverage and retail amenities. Wynn Macau and the expansion were completed at a cost of approximately HK$8,531.5 million. As at 30 June 2009, Wynn Macau featured the following:

Luxury Hotel

The hotel tower contains 600 hotel rooms and suites atop a low-rise podium structure housing restaurants, retail outlets and the casino. The building has a total floor area of approximately 1.8 million square feet. The high-rise building is configured in the shape of a gentle arc, with the focal point of the tower being the performance lake. The performance lake was designed to provide special effects for the entertainment of our clients and other visitors. In addition, Wynn Macau’s rotunda area features an interchangeable gold “prosperity tree” and “dragon-of-fortune” in conjunction with a Chinese zodiac-inspired ceiling show incorporating a descending chandelier.

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Deluxe and Grand Deluxe Guest Rooms

Wynn Macau’s approximately 460 deluxe and grand deluxe guest rooms are decorated with sophisticated interior design elements and materials. Each deluxe room is designed to have a floor layout of approximately 683 square feet. The signature arc-shaped design of Wynn Macau’s high-rise building provides each room with a view of the performance lake or the city. Each deluxe room comes with a pillow-top bed with Egyptian cotton linens, an LCD high-definition television and a large working desk equipped with convenient and accessible electrical outlets. Additionally, each deluxe room has a dedicated high-speed broadband Internet. Each bathroom has an oversized countertop, double sinks, a makeup area, an LCD high-definition television, a glass shower enclosure, a separate toilet compartment and a large bathtub. Wynn Macau provides hotel clients with its exclusive line of Bambu bath amenities.

Wynn Macau’s grand deluxe guest rooms are located in the Wynn Club and have access to the Wynn Club lounge for exclusive dining. The Wynn Club is separated from the standard guest rooms on each floor by a door, effectively creating a separate but adjoining “Wynn Club” accessible only to occupants of grand deluxe rooms and suites. Occupants of the grand deluxe guest rooms can also make use of a special entrance to the hotel and VIP front desk services.

Single and Multiple Bedroom Luxury Suites

Wynn Macau also offers single and multiple bedroom luxury suites with superior amenities and furnishings designed to accommodate high-end hotel clients. There are 120 one-bedroom suites and 20 two-bedroom suites in the Wynn Club, a separate part of the Wynn Macau hotel tower.

These elegant and spacious suites are designed to satisfy the expectations of highly sought-after VIP gaming clients. The living rooms and bedrooms of single bedroom suites have floor-to-ceiling views overlooking the performance lake or the city. Each salon suite features a luxurious lounge area with a media center, adjacent dining or conference area, wet bar, a spa therapy room, a powder room and oversized bathroom. Each bathroom has an oversized countertop, double sinks, a makeup area, an LCD high-definition television, a glass shower enclosure, a separate toilet compartment and a large bathtub with air jets.

Occupants of the suites can also make use of a special entrance to the hotel, as well as an exclusive elevator to the suites.

Casino

Wynn Macau currently occupies approximately 205,000 square feet, offering 24-hour gaming and a full range of games. The casino’s well organized floor plan and well defined pathways allow our clients easy access throughout the casino. As at 30 June 2009, Wynn Macau contained:

•

Table Games.    Approximately 369 table games, including all major types of table games such as baccarat, blackjack, craps, poker, Caribbean stud poker, roulette and sic bo. Baccarat is the most popular game among our clients measured by the level of revenues generated per table.

•	Slot Machines. Approximately 1,220 slot machines.

Wynn Macau allocates gaming tables and slot machines based upon a number of factors, including the popularity of particular games.

Wynn Macau also has multiple private gaming salons and VIP gaming rooms with direct access from the Wynn Club. Many private gaming rooms have their own private dining rooms. Wynn Macau’s gaming limits accommodate a full range of casino clients and appeal to the VIP gaming market. A substantial majority of gross gaming revenues at Wynn Macau is derived from VIP play.

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Restaurants and Bars

Wynn Macau features Chinese and international restaurants. The restaurants at Wynn Macau provide high quality food, service and décor, which we believe are additional reasons for gaming clients to visit and stay at Wynn Macau. Wynn Macau’s signature restaurants include the following:

•

Ristorante Il Teatro.    Ristorante Il Teatro features authentic Italian cuisine prepared with fresh ingredients imported from around the world and by a team of experienced chefs and client service members who are passionate about the art of fine-dining. The window seats at Ristorante Il Teatro offer stunning views of Wynn Macau’s performance lake.

•

Wing Lei.    Wing Lei serves Cantonese cuisine, featuring both regular and seasonal menus. Apart from offering gourmet Chinese cuisine, Wing Lei has a unique interior design. The centerpiece of the restaurant, the iconic flying dragon, is composed of 90,000 Swarovski crystals and individually blown glass elements.

•	Okada. Okada serves dishes from Okada Wynn Las Vegas, including teppanyaki, robatayaki, sushi and other Japanese specialties.

Other casual dining venues include Café Esplanada, Red 8, Wing Lei Lounge and our luxury lounge, Cinnebar, which offers indoor and outdoor seating overlooking our pool and garden.

Wynn Esplanade

Wynn Esplanade is Wynn Macau’s luxurious retail shopping promenade measuring approximately 46,000 square feet. Wynn Esplanade hosts a wide range of high-end, brand-name retail stores and boutiques featuring Bulgari, Chanel, Christian Dior, Dunhill, Ermenegildo Zegna, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany & Co., Van Cleef & Arpels, Versace, Vertu and others.

Spa, Salon, Fitness Complex and Pool

Wynn Macau owns and operates a world-class spa, salon and fitness complex offering high-end spa treatments, fitness equipment, custom label and branded skin and body treatment products, as well as clothing, accessories and athletic wear. Wynn Macau also offers its clients an outdoor heated pool and a whirlpool spa, set among verdant sub-tropical gardens with private cabanas located throughout the pool areas. In 2008, the spa was awarded the coveted Mobil Five-Star award.

Convention, Meeting and Reception Facilities

Wynn Macau features approximately 13,300 square feet of convention, meeting and reception space (including corridors and patio space), which include a grand ballroom, meeting rooms, boardrooms and a business center. All areas feature advanced technology, including sophisticated audio visual equipment and both broadband and wireless Internet capabilities. Wynn Macau also provides fully catered wedding services in our convention, meeting and reception spaces.

Land Concession

The Macau government owns most of the land in Macau and, in most cases, private interests in real property located in Macau are obtained through long-term leases and other grants of rights to use land from the government. In June 2004, WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, entered into a land concession contract and leased from the Macau government an approximately 16-acre parcel of land on the Macau peninsula. The term of the land concession contract is 25 years, which may be renewed with government approval for successive periods terminating no later than 19 December 2049. WRM was obligated to pay, in one initial payment and ten semi-annual installments, a total

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land concession premium of approximately MOP319.4 million (HK$309.8 million) in aggregate plus an interest at 5% on the ten semi-annual installments. WRM has made all of the semi-annual payments; its final payment of MOP25.1 million (HK$24.4 million) was paid in August 2009. Approximately HK$140 million was also paid to an unrelated third party, Nam Van Development Company (“Nam Van”), a Macau company, for its relinquishment of rights to a portion of the land; this land was originally granted by the Macau government to Nam Van for the latter’s use. Upon receiving the HK$140 million, the market value of the land use right as determined after arm’s length negotiations between the Group and Nam Van, Nam Van relinquished its right to the use of that land and such right was subsequently granted to the Group. In addition, there is an annual rent payment of approximately MOP3.2 million (approximately HK$3.1 million) for the land concession contract.

We have agreed with the Macau government to amendments to WRM’s land concession arrangement due to the construction of Encore at Wynn Macau and the additional square feet added as a result of such construction. We, through WRM, will make an additional one-time land premium payment of approximately MOP113.4 million (HK$110.1 million) in connection with such amendments and in consideration of additional usable area being added to Wynn Macau.

Encore at Wynn Macau

In November 2006, WRM announced the intention to develop on its existing property a second, self-contained, fully integrated resort hotel now known as Encore at Wynn Macau. We are in the process of constructing Encore at Wynn Macau. While the new resort will be a destination in itself, it will also be complemented by and fully integrated with the existing operations at Wynn Macau. We believe we will further solidify Wynn Macau’s position as a premier destination for VIP clients in Macau as well as enhance our offerings to premium mass market clients with the addition of Encore at Wynn Macau’s:

•	VIP rooms and gaming areas, including approximately 37 VIP table games and approximately 20 high-limit slot machines, which will set a new standard of luxury gaming for our VIP players;

•	Premium mass market gaming areas, including 24 premium mass market table games and 75 premium mass market slot machines;

•	Approximately 400 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet connecting to a private gaming salon;

•	A sky casino;

•	Retail space for three new premium retail outlets; and

•	Two new restaurants.

We expect to open Encore at Wynn Macau in the first half of 2010. The total budget is approximately HK$5,037.4 million, including amounts under the guaranteed maximum price construction contract of HK$3,131.8 million representing the major hard construction costs. As at 30 June 2009, approximately HK$2,398.2 million of construction costs had been incurred and completion of the project is funded through a combination of existing cash balances and cash flow from operations. With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate VIP table games will increase from approximately 149 to 215 tables, an increase of 44%, allowing us to serve additional junket-driven and in-house VIP gaming.

Construction Schedule and Budget

We commenced construction on Encore at Wynn Macau in June 2007 and anticipate opening to the public in the first half of 2010. Encore at Wynn Macau is currently being developed according to budget without any significant budget overruns.

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We expect the total development cost of Encore at Wynn Macau to be approximately HK$5,037.4 million, including design and construction costs, capitalized interest, pre-opening expenses, financing fees, pre-opening costs, construction period interest, and certain furniture fixtures and equipment.

We currently have a guaranteed maximum price contract for HK$3,131.8 million with Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited, acting together as the general contractor for the construction of Encore at Wynn Macau. The guaranteed maximum price is subject to increases due to, among other things, scope changes to the project. Although we have determined the overall scope and design of Encore at Wynn Macau, not all of the plans and specifications for the construction components that are the subject of the guaranteed maximum price contract have been finalized and, under certain circumstances, we could be responsible for excess costs with respect to these components. For more information regarding risks associated with the construction and development of Encore at Wynn Macau, see “Risk Factors – Risks Relating to Our Business.”

As at 30 June 2009, approximately HK$2,398.2 million of construction costs had been incurred and completion of Encore at Wynn Macau is funded through a combination of existing cash balances and cash flow from operations. All material regulatory approvals have been obtained for Encore at Wynn Macau as at the date of this document, except for the relevant certificate of occupancy, which is expected to be obtained, as is customary, shortly prior to the opening of Encore at Wynn Macau.

Design of Encore at Wynn Macau continues to progress and the status of the construction activities as at 30 June 2009 was as follows:

•	The low-rise podium structure is complete;

•	The high-rise tower structure has topped out;

•	Interior fit-out is in progress in all areas;

•	The basement structure has been completed; and

•	The central plant (located on the roof of Wynn Macau) is complete.

Cotai and Other Opportunities

Cotai, which derives its name from the surrounding islands, is approximately 250 acres of newly reclaimed land between the islands of Coloane and Taipa. The area was developed to provide additional space for gaming and tourism. Cotai is expected to become an extensive development with multiple resorts, including many modern shopping malls, showrooms and spas, among other entertainment facilities and casinos.

We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) has submitted an application to the Macau government to obtain the right to lease this parcel; no payments or deposits were made to the Macau government when submitting the application. We are awaiting final approval for this application.

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with Tien Chiao Entertainment and Investment Company Limited (“Tien Chiao”), a Macau company, to make a one-time payment in the amount of US$50 million in consideration of Tien Chiao’s relinquishment of certain rights with respect to its business interests in the potential Cotai project. Tien Chiao originally entered into a business arrangement with affiliates outside of the Group wherein a Macau company was formed for the purpose of applying to the Macau government for a parcel of land in Cotai for potential development. In 2008, however, Tien Chiao withdrew from the investment, and agreed to sell its shareholding interest in the company to Palo Real Estate Company Limited for US$50 million, the market value of such interest as determined after arm’s length negotiations between the two parties. The payment is required to be made to Tien Chiao within 15 days after the Macau government publishes the rights of Palo Real Estate Company Limited to the land in the government’s official gazette.

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Due to the current economic environment, we have not decided whether we will proceed with the potential Cotai project, no construction timeline, no budget or capital expenditure estimate has been made, and no funding arrangements have been put in place for the potential Cotai project. The application submitted to the Macau government does not contain any binding undertakings or conditions with respect to the potential project. The proposed draft land concession agreement prepared by the Macau government in connection with the application contains several undertakings and conditions standard for any land concession in Macau, including the obligation to develop the land within a certain period of time (in this case, the development and construction of a hotel complex of a certain size within five years) but such proposals have not yet been finalized with the Macau government and are not binding. Thus, the specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change. However, we believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

GAMING PRODUCTS

Wynn Macau offers a wide range of table games, including baccarat, blackjack, craps, poker, Caribbean stud poker, roulette and sic bo. Wynn Macau also offers a wide variety of slot machines and other electronic gaming. There is no designated research and development department for the development of new games, but during the three years ended 31 December 2008 and the six months ended 30 June 2009, new casino games were occasionally developed and implemented at Wynn Macau by the relevant operating divisions. The selection of table games and slot machines made available to our clients within Wynn Macau’s casino is primarily based on the preferences of our clients, feedbacks and suggestions from our gaming promoters with respect to the preferences of their clients, as well as statistical gaming results.

ADVERTISING AND MARKETING

Wynn Macau attracts wealthy Chinese and international VIP gaming clients, due in part to the high degree of name recognition and client loyalty that we believe Mr. Wynn has developed over the last two decades by operating some of the signature properties on the Las Vegas Strip. We also attract VIP clients through internal marketing (so-called “in house” VIP clients) as well as through the use of gaming promoters.

General

Our advertising and marketing strategy consists of positioning Wynn Macau as a full service luxury resort and casino in the leisure, conference and tour and travel markets. We have created general market awareness about Wynn Macau’s product offerings through various media outlets, including television, radio, newspapers, magazines, the Internet, direct mail and billboards. We believe that the geographic location of Wynn Macau, together with the key design elements of Wynn Macau’s luxury hotel, the prominent display of the “Wynn” name, the performance lake and the special visual effects serve to market Wynn Macau to local gaming visitors. Our third party retailers also engage in their own general advertising and promotional activities, which we believe benefit the resort and casino and the other retail shops at Wynn Macau.

WRM also maintains, through a third party operator, a fleet of shuttle buses and operate shuttle services to and from the Gongbei border gate, the primary ferry terminal, the Taipa ferry terminal and the airport.

Gaming Promoters

Gaming promoters, also known as junket operators, have historically played a critical role in the Macau gaming market and are important to our business and operations. Upon opening of Wynn Macau in September 2006, we had contracts with three gaming promoters. As at 30 June 2009, we employed the services of seven gaming promoters, including our initial three gaming promoters. Six of our gaming promoters are corporate entities and one is an individual; all are independent third parties licensed as gaming promoters by DICJ. Our gaming

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promoters’ primary business activities involve providing certain services to WRM, including directing clients to Wynn Macau and using best efforts to actively promote Wynn Macau’s facilities to existing and potential clients in designated geographical areas. Many of our gaming promoters have affiliates that work with the other casino operators in Macau. We expect to continue to evaluate and selectively add gaming promoters going forward.

Gaming promoters introduce VIP clients to Wynn Macau and typically assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often extend credit to their clients. This extension of credit is one of the gaming promoters’ key functions. For a more detailed discussion of the gaming promoters’ role in extending credit to clients, see “— Credit Management.”

In exchange for their services, we pay our gaming promoters a fixed percentage of the gross gaming win generated by their clients at our casino. In addition, our gaming promoters receive a monthly allowance of a percentage of the total turnover generated by their clients for room, food and beverage and other expenses. Our gaming promoters are not required to make any minimum purchases — such as non-negotiable chips — from us but are required to generate certain amounts of turnover. If one of our gaming promoters fails to generate the required amounts of turnover, it is typically given a warning, and in some cases tables allocated to such gaming promoter may be reallocated to maximize the tables’ utility; termination would be used as a last resort. Such table reallocation has been rare during the three years ended 31 December 2008 and the six months ended 30 June 2009 and no gaming promoter has been terminated to date. We believe that this revenue-based commission structure reduces the volatility of our earnings. Furthermore, we are not obligated to pay commissions to our gaming promoters in the event the gaming promoters’ players do not generate any gross gaming win during any monthly period. In addition, most of our junket contracts provide that if the aggregate gaming activity attributable to a given gaming promoter results in a loss during a month, the gaming promoter is obligated to pay Wynn Macau a fixed percentage of such loss in cash prior to commencing operations for the next month, unless Wynn Macau determines in its sole discretion to carry such amounts forward. We seek to ensure the accuracy and completeness of the commissions and allowances payable to our gaming promoters by maintaining accurate records of our revenues. The majority of our revenues are casino revenues, and inspectors from DICJ are involved in the accounting of Wynn Macau’s casino revenues on a daily basis; revenues from slot machines and daily revenues from table games are also verified by DICJ. See “Our Business — Quality Assurance, Internal Controls and Government Oversight — Government Oversight.” There has been no material dispute with our gaming promoters with respect to such payments.

We from time to time advance commissions to our gaming promoters based on the amount of past commissions generated by the respective gaming promoter; the amounts of these advance commissions are determined on a case-by-case basis. These advances are typically secured by the commissions earned by the gaming promoter over the course of the applicable month and sometimes by uncertified personal checks from the gaming promoters, and the gaming promoter is legally obligated to repay the advances to us in the event of any shortfall. Most of our junket contracts provide that we may require a deposit from the junket operator at our option. There has been no default by our gaming promoters with respect to the repayment of commissions paid in advance to them during the three years ended 31 December 2008 and the six months ended 30 June 2009. For a more detailed discussion of extending advance commissions to our gaming promoters and clients, see “Our Business — Quality Assurance, Internal Controls and Government Oversight — Credit Management.”

The contracts we enter into with our gaming promoters have a term of one year, matching the duration of the licenses granted to gaming promoters by DICJ. We also believe that the one-year term provides us with the ability to propose changes to both the commercial and legal terms of our gaming promoter arrangements on at least an annual basis as the market or our policies may dictate. Each of WRM’s seven gaming promoter agreements may also be unilaterally terminated by WRM without further liability or obligation to the affected gaming promoter. WRM may unilaterally terminate the relevant gaming promoter agreement with each gaming promoter: (i) by giving 30 or 90 days’ prior written notice to the affected gaming promoter; (ii) upon 48 hours’

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prior written notice to the affected gaming promoter for the purposes of maintaining WRM’s or its affiliates’ privileged licenses and remaining in good standing in the various jurisdictions where WRM and its affiliates operate, as determined by WRM in its sole and reasonable discretion; (iii) automatically if the gaming promoter’s games promotion license is terminated, suspended or materially impaired, see “Regulation — Regulation of Gaming Promoters;” and (iv) if a material breach or failure to observe the representations, warranties or other obligations contained in the gaming promoter agreement is not curable, forthwith upon giving notification to the affected gaming promoter or if the material breach or failure is curable, and the material breach or failure is not cured within five days of it first occurring, forthwith upon giving notification to the affected gaming promoter. All gaming promoter agreements must be filed with DICJ, along with any changes to the agreements. We have been advised by Macau counsel that these gaming promoter agreements are legal and enforceable under Macau law.

All of our gaming promoters undergo a thorough licensing and screening process by DICJ. DICJ examines the parties, including their corporate entities and ultimate owners, who operate and control the gaming promoters, as well as the gaming promoters’ employees and business associates. DICJ monitors each gaming promoter, its employees and any parties having business relationships with the gaming promoter and requires quarterly updates regarding the gaming promoters’ personnel. Each gaming promoter is bound by Macau law and various DICJ regulations and is required to conduct its business in full accordance with the law at all times and to comply with all Macau anti-money laundering laws and regulations. DICJ renews gaming promoter licenses on an annual basis and periodically conducts probity checks on the gaming promoters, their employees and business associates.

Under the terms of our concession agreement and the gaming laws of Macau, we are responsible for violations of gaming laws by gaming promoters operating in Wynn Macau. Thus, in addition to the vetting performed by DICJ, all of our gaming promoters undergo a thorough internal vetting process. Wynn Macau’s corporate security and investigation teams, which comprises fourteen employees, conduct extensive background checks on and continually monitor each gaming promoter, its employees and business associates, and engage in periodic reviews of the gaming promoters. The periodic reviews conducted by such corporate security and investigation teams involve reviewing the activities each gaming promoter, its employees, shareholders, affiliates, partners and collaborators for possible non-compliance with Macau legal and regulatory requirements. Such reviews include investigations into compliance with money-laundering laws and regulations as well as the accuracy of all withholdings. As specified under our gaming promoter contracts, we require all gaming promoters to comply with all requests for information or materials by Wynn Macau as part of such periodic review process, and Wynn Macau has full and complete access to the accounting books and records of each gaming promoter for the purposes of such reviews. We have not been subject to any investigation, sanction, fine, penalty or reputational harm caused by our gaming promoters’ violation of Macau gaming laws during the three years ended 31 December 2008 and the six months ended 30 June 2009, and are not aware of any violation of Macau gaming laws by our gaming promoters.

For more information regarding the risks associated with our relationships with gaming promoters, see “Risk Factors — Risks Relating to Our Business — We depend upon gaming promoters by a significant portion of our casino revenues. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, our ability to attract VIP clients may be adversely affected. Increased competition may exert upward pressure on commission rates paid to gaming promoters.”

Loyalty and Marketing Programs

We market Wynn Macau directly to our gaming clients through the use of our client loyalty programs. Our internal marketing team with over 200 members primarily focuses on marketing Wynn Macau to VIP and mass market players in Asia. Through a service agreement with Wynn Marketing, Wynn Macau currently benefits from the services of experienced international and domestic marketing executives located in offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Vancouver and southern California as well as in other major cities

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around the world. We use information in our database to target specific clients with promotions that might attract them to Wynn Macau. We also offer In-house VIP Players a variety of gaming rebate programs whereby they earn cash discounts and complimentary rooms, suites, meals, beverage and other retail items based on their turnover level at our casino.

Premium Clients/ Wynn Club

We offer our premium clients the option to stay in the Wynn Club. The Wynn Club is a separate part of the Wynn Macau hotel tower with its own check-in and reception, as well as its own Chinese fine dining establishment. The Wynn Club offers clients their choice of 100 grand deluxe rooms, each measuring over 600 square feet in size, 120 one-bedroom suites, each measuring over 1,900 square feet in size, as well as 20 two-bedroom suites, each measuring over 2,900 square feet in size. While all clients, regardless of gaming status, are welcome to reserve a room in the Wynn Club, the supply of rooms is limited as the majority of the Wynn Club rooms and suites are permanently reserved for our VIP players to ensure that our VIP players always have the option of staying in the Wynn Club.

In addition to its hotel and dining offerings, the Wynn Club also offers the premium gaming at Wynn Macau. Currently comprising two levels, “diamond card” and “black card,” Wynn Club gaming is available only to VIP Players enrolled in Wynn Macau’s in-house program or playing with one of our gaming promoters. The Wynn Club gaming experience includes gaming in several exclusive venues throughout Wynn Macau including the exclusive Sky Casino, the Chairman’s Salon, the main Wynn Club gaming area and a series of private areas reserved for specific gaming promoters. Clients wishing to enjoy the Wynn Club gaming experience must satisfy certain criteria related to financial resources and level of gaming play or be introduced to us by one of Wynn Macau’s gaming promoters.

From time to time, we selectively extend credit to In-house VIP Players based on our knowledge of the player and his or her financial background and payment history. For more information regarding the procedures implemented in connection with the extension of credit to our VIP clients, see “— Credit Management.”

Premium Mass Market/ Diamond Club

Wynn Macau attracts a large volume of premium mass market clients who are predominantly walk-in, day-trip visitors to Macau from China. Wynn Macau offers a variety of different promotions designed to attract and retain the growing premium mass market players. Our premium mass market clients generally do not take advantage of the luxury amenities provided by Wynn Macau to the same degree as VIP clients, but Wynn Macau does have a variety of premium mass market amenities and loyalty programs, including the Diamond Club, which offers a reserved space on the regular gaming floor and various other services unavailable to general mass market clients.

Premium mass market gaming is a highly profitable segment of the market and an important part of our business. Although adversely affected by the recent economic downturn, the premium mass market will, we believe, continue to have strong potential for future development. Accordingly, Wynn Macau has opened several new areas with higher denomination tables that are specifically designed to appeal to premium mass market clients who desire a higher degree of privacy and some basic amenities such as complimentary snacks and beverages. Our internal marketing team has developed marketing campaigns aimed at attracting new clients to the premium mass gaming segment and is also working to ensure that Wynn Macau’s existing premium mass gaming clients have an enjoyable experience and become regular clients.

In addition, Wynn Macau has a “Red Card” player affinity program that was specifically designed for mass market players in Macau and as at 30 June 2009 had over 300,000 members who enjoy a variety of loyalty and affinity benefits.

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GAMING OPERATIONS

WRM’s concession agreement requires that our casino and gaming areas be open seven days a week, every day of the year. Wynn Macau operates on a 24-hour basis. Wynn Macau’s gaming activities are conducted through a number of gaming operations, including gaming floor, cage and treasury as well as security and surveillance operations. Wynn Macau’s gaming operations referred to herein include operations in all of the VIP player, premium mass market and mass market gaming areas.

Gaming Floor Operations

Wynn Macau’s gaming floor is organized into multiple gaming pits, each consisting of a configuration of several gaming tables. Inside each gaming pit are playing cards, dice, table inventories of gaming chips and computer terminals used by gaming supervisors. As at 30 June 2009, we had 2,873 employees working in our gaming division. Of those, 1,324 were dealers, 1,403 were gaming operations managers (including supervisors, pit managers and shift managers) and the remaining employees were technicians and other administrative staff.

Wynn Macau’s dealers are responsible for conducting and facilitating various table games (such as baccarat, blackjack or roulette), handling chip exchanges occurring at their tables and assisting in chip counts. While most gaming tables have one dealer during operating hours, some table games, such as craps and baccarat, require more than one dealer to run. All of our dealers are trained to identify high value and suspicious transactions occurring at their gaming table and are required to report any such transaction to their supervisors for immediate and appropriate action.

Gaming operations managers are primarily responsible for the supervision of Wynn Macau’s gaming operations. In particular, they monitor the performance of our dealers and gaming supervisors to ensure that all gaming floor operations are conducted properly and in accordance with both Wynn Macau’s internal rules and regulations as well as with applicable laws and regulations imposed by the Macau government. Wynn Macau’s gaming supervisors and operations managers also monitor, through either Wynn Macau’s electronic surveillance system or direct on-site supervision, the gaming activities of our clients with a view to ensuring that no high value or suspicious transactions take place or any other illegal or fraudulent activities are conducted in our casino or gaming areas.

Wynn Macau’s gaming operations managers conduct chip counts and certify the amount and value of all chips contained in each gaming table’s chip tray on a regular basis. This process, which is recorded by Wynn Macau’s video surveillance system, is completed in the presence of dealers and supervisors and with the assistance and under the supervision of DICJ.

The chips contained in a gaming table’s chip tray represent the initial daily capital for each gaming table. Upon the closing of a gaming table, the supervisor in charge of the gaming table, under the supervision of DICJ, counts and certifies the amount and value of all chips in that gaming table’s chip tray and puts any chips in excess of the initial daily capital into the gaming table’s drop box. The drop boxes are collected for centralized handling, and the total gross table games win is tabulated and certified by DICJ.

Cage and Treasury Operations

Wynn Macau’s cage and treasury operations are primarily responsible for verifying and certifying the accuracy of gross table games win generated by its gaming operations. Other key responsibilities carried out by Wynn Macau’s cage and treasury operations include:

•	Checking and counting chips from gaming tables;

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•	Computing, verifying and recording wins of each gaming table;

•	Collecting cash from slot machines and preparing cash collection reports under the supervision of DICJ;

•	Managing bank accounts, including the receipt and remittance of payments;

•	Monitoring credit risks associated with the extension of credit to our VIP clients; and

•	Identifying high value and suspicious transactions.

Security and Surveillance

The security of Wynn Macau’s gaming operations and safety of our clients and employees is of utmost importance to us. Wynn Macau employs a security team whose primary responsibilities are to ensure the safety of the casino and gaming area employees and clients and the security of its casino and gaming areas, in particular the gaming floors and the cage and treasury facilities. In addition, Wynn Macau’s security team is in charge of guarding and protecting Wynn Macau’s premises and properties against theft, vandalism and other criminal and unlawful activities as well as transporting cash and chips within the casino and gaming areas. All members of Wynn Macau’s security team are carefully screened and selected, and properly and extensively trained in law enforcement, crisis management, communications and client service. As at 30 June 2009, the security team had over 370 full-time employees, including 12 full-time corporate investigation specialists.

Wynn Macau’s casino and gaming areas are divided into different security patrol sections. Each patrol section consists of a specified area of the gaming floor and generally includes several gaming tables, cash counters and slot machines. We generally assign at least one security officer to each cash counter and private casino VIP room, and typically position several security officers in key areas of the gaming floor, such as at the entrances and exits of the casino and gaming areas as well as near the casino cages.

Wynn Macau uses a sophisticated electronic surveillance system consisting of moving closed circuit television cameras that rotate randomly to monitor and record all activities in the casino and gaming areas, as well as surveillance cameras capturing still images of key revenue areas such as gaming tables and casino cages. Wynn Macau’s surveillance system is designed to assist our security team in maintaining the highest levels of client and employee security in the casino and gaming areas.

QUALITY ASSURANCE, INTERNAL CONTROLS AND GOVERNMENT OVERSIGHT

Wynn Macau employs internal controls and procedures designed with a view to ensure that gaming and other operations at Wynn Macau are conducted in a professional manner and in compliance with Macau’s gaming regulations and provisions against money laundering. Furthermore, Wynn Macau is subject to on-site government oversight by DICJ and the Macau Judiciary Police. For more information regarding the regulations to which Wynn Macau is subject in Macau, see “Regulations.”

Internal Controls on Gaming Operations

Wynn Macau’s gaming operations are subject to risk of loss resulting from employee or client dishonesty or fraud by our gaming promoters. Minimizing these risks requires the development of procedures that can control the authorization, accountability and safekeeping of gaming chips, cash and gaming equipment. Accordingly, we take numerous preventative and mitigating measures for the handling of chips, cash and gaming equipment to prevent, detect and deter the use of counterfeit chips, playing cards and currency as well as other fraudulent activities within the casino and gaming areas. These measures include:

•	Video surveillance;

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•	Employee training;

•	Regular rotation of dealers;

•	Gaming supervisors and cash counter clerks;

•	Radio frequency identification device (“RFID”) supported gaming chips; and

•	Computer supported security systems.

Access to all sensitive areas such as count rooms, electronic storage rooms, cashiers and accounting offices is safeguarded with the use of physical access controls, including staff identification cards, passwords, keys, double-layered doors and security guards.

In addition, Wynn Macau’s gaming operations as well as internal controls and procedures are subject to strict management oversight. Management has set up a “whistle blowing” hotline that allows employees to report irregularities or suspected fraud to management. Members of WRM’s senior management have the ultimate responsibility to report all operation matters to the President of WRM, Mr. Ian Michael Coughlan. The Director of Surveillance, Mr. Nathan Fisher, and the Director of Security & Corporate Investigations, Mr. Peter Barnes, are responsible for reporting on the general risk environment at Wynn Macau, while Mr. Jay M. Schall and Ms. Bernadette Theresa Keefe are responsible for reporting anti-money laundering matters. All division heads are responsible for reporting any significant issues relevant to their respective divisions to the President of WRM on a timely basis. Mr. Coughlan, in turn, is responsible for reporting any significant findings to the board of directors at the parent level.

On 28 May 2008, SLP, an independent third party, was engaged to conduct a review of the internal controls of Wynn Resorts (Macau), Ltd., WRM and Palo Real Estate Company Limited (including their anti-money laundering policies and procedures). SLP was formed in 2003 and now specializes in providing corporate governance and risk management related services such as internal control review, prelisting internal control review, risk assessment, IT risk advisory services and internal auditing. To date, SLP has served more than 70 public and private Hong Kong, China or overseas companies with a team of professionals with relevant qualifications in internal auditing and IT auditing. We had no prior business dealings with SLP; the review was done as a part of the preparation for the Reorganization. No material deficiencies in the internal control policies were discovered by SLP in its review.

Internal Control Measures Relating to Chips and Cards

All gaming activities at Wynn Macau’s table games are conducted exclusively through the use of gaming chips. All players are required to purchase gaming chips prior to gaming and the total amount of chips purchased is monitored and recorded by Wynn Macau’s internal accounting security and surveillance procedures.

Wynn Macau uses plastic-compound, high-quality, injection-molded chips with embedded RFID technology as authentication features. The placement and the type of authentication markings in different series of chips are different. Each series of chips has different denominations and the appearance of each denomination is also different. These chips allow Wynn Macau to both protect gaming integrity and monitor drop and turnover. Wynn Macau has also implemented various measures to prevent the use of counterfeit chips, including:

•	Inventory checks at the end of each shift to verify receipts and issues of chips from the inventory room; and

•	Storage of chips not in use in secure locations.

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Wynn Macau employs stringent internal control measures on the creation, issuance and redemption of chips, including the following measures:

•

DICJ governs the issuance of new chips. Before issuing any new chips, Wynn Macau must submit to DICJ samples of the new chips to be used and other details, including the intended location(s) of the new chips to be used and the number of new chips to be issued in such location(s), for record-keeping purposes;

•	Chips that are not yet in circulation are stored in secure locations; and

•	Electronic security systems and surveillance cameras have been installed in all sensitive cash and chip handling areas.

Wynn Macau has established elaborate recording and control systems with respect to the chips in inventory and in circulation. Wynn Macau maintains inventory accounts for gaming chips and informs DICJ of Wynn Macau’s inventory of chips. Wynn Macau periodically inspects its chips and retires chips which are worn or damaged. Wynn Macau informs DICJ before destroying issued chips or taking chips permanently out of circulation.

Wynn Macau uses special technologies to prevent and detect potential fraudulent and counterfeiting activities in its casino and gaming areas. These methods include the use of electronic equipment, infra-red readers, money note scanners and a 24-hour closed circuit television surveillance system. All gaming equipment inventory is also under 24-hour closed circuit television surveillance. Wynn Macau has installed scanning technology on its currency sorters in the soft count room and main cage that facilitates detection of counterfeit currency notes.

Overall Internal Control Compliance

During 2008, Wynn Macau detected counterfeit chips in two separate incidents. On both occasions the counterfeiters tried to introduce a moderate number of counterfeit chips in the Wynn Macau casino resort, and in both instances Wynn Macau successfully detected the counterfeit chips before it suffered any significant monetary damages. In both instances, the perpetrators were arrested. A similar incident occurred in September 2009, with altered chips. Those responsible were identified and arrested and all altered chips were recovered. Other than these three incidents, no counterfeit or altered chips have been detected and there have been no instances of material fraudulent activity detected or reported at Wynn Macau.

Wynn Macau did not identify any material failure of its anti-cheating and anti-counterfeiting surveillance systems during or since the three years ended 31 December 2008 and the six months ended 30 June 2009. In the event any failure is identified, we will seek to identify where the system failed, promptly fix such failings and write off any losses resulting from such failings.

As a concessionaire and the owner and operator of Wynn Macau, WRM maintains regular contact with the other concessionaires and subconcessionaires in Macau in order to stay abreast of current issues in the area of casino security and potential fraudulent activity.

Credit Management

In 2004, the law in Macau was changed to permit casino operators to extend credit to gaming clients. WRM provides credit to individual VIP players and periodically advances commissions to its gaming promoters. Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenues, and the revenues calculation in Macau does not allow for deductions for bad debt.

From time to time, we selectively extend credit to In-house VIP Players based on our knowledge of the player and his or her financial background and payment history. In-house VIP Players who receive credit from Wynn

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Macau are typically members of Wynn Club, though club membership is not necessary for players to receive credit if such players pass our checks into their financial background and payment history. Prior to extending credit, we follow a series of credit procedures to ensure the debt can be legally enforced in the jurisdiction where such player resides. For example, each VIP client to whom credit is extended must sign various documents intended to guarantee that, to the extent permitted by applicable law, the debt can be legally enforced in the player’s jurisdiction of residence. The enforceability of markers and other forms of credit related to gaming debt outside of Macau varies from country to country. Some foreign countries do not recognize the enforceability of gaming related debt, or make enforcement particularly burdensome. We closely consider the likelihood and difficulty of enforceability, among other factors, when issuing credit to clients. In addition to our internal credit and collection department located in Macau, we have a network of legal, accounting and collection professionals to assist us in our determinations regarding enforceability and our overall collection efforts. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often try to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are legally enforceable. In addition, we typically require a “front money” deposit or an uncertified personal check as collateral from our In-house VIP Players to whom we extend credit.

We also from time to time advances commissions to our gaming promoters in order to provide them with liquidity for their business operations. We determine the amount of advance commissions to extend to our gaming promoters based upon, among other factors, the current and historical levels of play generated by a specific gaming promoter as well as a background check we conduct on the gaming promoter. These advances are typically secured by the commissions earned by the gaming promoter over the course of the applicable month and sometimes by uncertified company or personal checks from the gaming promoters, and are settled on a monthly basis. There has been no default by our gaming promoters in the repayment of commissions paid in advance to them during the three years ended 31 December 2008 and the six months ended 30 June 2009. For more information regarding risks associated with our credit management policies, see “Risk Factors — Risks Relating to Our Business — We are exposed to credit risk on credit extended to Wynn Macau’s clients and commissions advanced to WRM’s gaming promoters.”

Pursuant to agreements with our gaming promoters, gaming promoters are permitted to extend credit to their clients to use while playing in the Wynn Macau casino resort. We, WRM and Wynn Macau are not involved in these credit arrangements between the gaming promoters and their clients, and do not assume credit risk with respect to such extensions of credit. The extension of credit by gaming promoters to clients is an important function of the gaming promoters, as it helps WRM and Wynn Macau minimize credit risk caused by the lack of a reliable credit databases in which to perform accurate credit check or asset verifications on our clients. The use of gaming promoters in this way also reduces our exposure to credit risk associated with clients who reside in jurisdictions where gaming related debts are not legally enforceable or where the enforcement of such debts is burdensome.

As at 31 December 2008 and 30 June 2009, our casino accounts receivable was HK$446.4 million and HK$477.8 million, respectively, and our allowance for doubtful casino accounts receivable as a percentage of casino accounts receivable was 65% and 65%, respectively. The increase in the allowance for doubtful accounts in recent periods as compared to previous years as a percentage of casino accounts receivable is due to a change in our reserve estimates effective September 2008, as a result of the current global economic uncertainty. Our reserve for doubtful casino accounts receivable is based on our estimates of amounts that can be collected and depends on the risk assessments and judgments by our employees regarding realizability, the state of the economy and our credit policy. As our client payment experience evolves, we will continue to refine our estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts expense may fluctuate, especially as the Wynn Macau casino operations expand and the outstanding issued credit ages. Because individual client account balances can be significant, the reserves and provisions can change

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significantly between periods as we become aware of additional information about a client or changes in a region’s economy or legal system. We regularly evaluate our reserve for bad debts based on a specific review of client accounts as well as management’s prior experience with collection trends in the casino industry and current economic and business conditions. For more information regarding allowances for doubtful accounts, see “Financial Information — Allowance for Estimated Doubtful Accounts Receivable.”

Internal Controls on Money Laundering

The terms of WRM’s concession agreement and relevant laws and regulations impose strict obligations upon WRM and by extension, us with respect to anti-money laundering protections. We have developed a comprehensive anti-money laundering policy and related procedures for our financial closing and reporting process; the procedures cover accounts preparation, recording, reconciliations and reporting and are overseen by Mr. Jay M. Schall and Ms. Bernadette Theresa Keefe, both of whom have been extensively involved in the development and implementation of a set of comprehensive anti-money laundering policy and related procedures for WRM. WRM updates its internal policies and compliance procedures accordingly whenever there are changes in the anti-money laundering laws and regulations. Any new legal and regulatory changes are communicated to WRM by, among others, DICJ, upon the receipt of which WRM would revise its policies and procedures. Any unclear issues are discussed with DICJ or other applicable authorities to achieve a common understanding and interpretation of the regulatory requirements. In principle, approval given by DICJ for WRM’s anti-money laundering policies and procedures is one-off, meaning it is sufficient to annually send any minor revisions to the government for information and record purposes. However, if there are any major changes in the relevant laws and regulations, WRM is required to substantially amend its anti-money laundering policies and procedures and to submit the revised version to the DICJ for approval.

Wynn Macau uses integrated technology to track high value and suspicious transactions and generate a report when it detects any suspicious or high value transaction. Upon receiving reports of high value or suspicious transactions, WRM reviews the details of the case and decides on the course of action. WRM has successfully undergone several DICJ audits and has not encountered any problems with other Macau regulators with respect to Wynn Macau’s anti-money laundering regulations. In accordance with regulatory requirements, all suspicious and high value transaction reports are generated and, to the extent required, submitted to DICJ and the Financial Intelligence Bureau, as applicable. Our cashiers and gaming staff are trained to identify and to follow correct procedures in relation to high value and suspicious transactions. In addition, all of our employees receive and are required to acknowledge receipt of our code of business conduct and ethics, and are provided with access to its anti-money laundering policy and training modules both on Wynn Macau’s intranet and its website. WRM also receives and monitors significant transaction reports from our gaming promoters with respect to transactions between our gaming promoters and their clients. We also maintain a register to capture information on our gaming promoters, including matters such as responsible persons, commission schemes and license numbers.

We have not been subject to any incident of non-compliance with anti-money laundering laws and regulations during the three years ended 31 December 2008 and the six months ended 30 June 2009.

Government Oversight

The activities and operation of WRM are closely monitored by DICJ. DICJ maintains an office inside Wynn Macau where officials are stationed 24 hours a day. WRM’s management is in continuous close contact with DICJ regarding compliance with its gaming concession and all applicable Macau laws. Inspectors from DICJ are involved in inspecting and monitoring key processes, such as the issuance of chips, table fills and credits, drop box collections and the counting of cash and chips, on a daily basis. Weekly revenues from slot machines and daily revenues from table games are verified by DICJ. Our dealers, gaming supervisors, other senior gaming

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OUR BUSINESS

operations managers, cashiers and also security and surveillance personnel are subject to a rotation plan in order to mitigate the risk of wrongdoing resulting from collusion.

Monthly and quarterly financial reports are prepared by our accounting department and reviewed by our management. WRM is also required to provide periodic reports to DICJ that include, but are not limited to:

•	Quarterly reporting of trial balances;

•	Quarterly reporting of cash count reports;

•	Annual reporting of lists of bank balances;

•	Annual reporting of lists of fixed assets; and

•	Monthly reporting of gaming tax payment schedules.

DICJ also performs periodic site audits and obtains third party confirmations relating to us, including those from our banks.

The Macau Judiciary Police also maintains an office inside Wynn Macau.

INTELLECTUAL PROPERTY

Our most important marks are trademarks and service marks that use the name “WYNN.” The WRL Group has filed applications with the U.S. Patent and Trade Office (the “PTO”) to register a variety of “WYNN”-related trademarks, copyrights and service marks in connection with a variety of goods and services, including the marks “WYNN MACAU” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN.” Some of the applications are based upon ongoing use and others are based upon a bona fide intent to use the marks in the future.

A common element of these marks is the use of the surname “WYNN.” As a general rule, a surname (or a mark primarily constituting a surname) cannot be registered in the United States unless the surname has acquired “secondary meaning.” To date, the WRL Group has been successful in demonstrating to the PTO such secondary meaning for the Wynn name in certain applications, based upon Mr. Wynn’s prominence as a resort developer, but there can be no assurance that they will be successful with other pending applications.

U.S. federal registrations are not completely dispositive of the right of such marks. Third parties who claim prior rights with respect to similar marks may nonetheless challenge our right to obtain registrations or our use of the marks and seek to overcome the presumptions afforded by such registrations.

The WRL Group has also filed applications with various patent and trademark registries including registries in Macau, the PRC, Hong Kong, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include many of the same marks filed with the PTO and include “WYNN MACAU” and “ENCORE.” Some of these applications are based upon ongoing use and others are based upon a bona fide intent to use the marks in the future. As part of a key design element of Wynn Macau, the marquee sign for Wynn Macau is also patented.

We recognize that our contractual rights to use certain intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. The WRL Group has undertaken a program to register its trademarks and other intellectual property rights in all relevant jurisdictions, some of which pose a risk of

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OUR BUSINESS

unauthorized use or counterfeiting. We believe the WRL Group will take all steps necessary to not only acquire but protect our intellectual property rights against such unauthorized use throughout the world.

On 6 August 2004, the WRL Group entered into agreements with Mr. Wynn that confirm and clarify our rights to use the “WYNN” name and Mr. Wynn’s persona in connection with our casino resorts. Under a Surname Rights Agreement, Mr. Wynn has granted Wynn Resorts Holdings, LLC an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating, the “WYNN” name for casino resorts and related businesses, together with the right to sublicense the name and marks to Wynn Resorts, Limited’s subsidiaries, affiliates and joint ventures. Under a Rights of Publicity License, Mr. Wynn has granted Wynn Resorts Holdings, LLC the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to the subsidiaries, affiliates and joint ventures of Wynn Resorts, Limited, until 24 October 2017.

EMPLOYEES

As at 30 June 2009, we had approximately 6,311 employees. Of our current employees, approximately 45% are gaming employees, with the balance being primarily hotel, food and beverage employees. A small number of our employees are employed by WRL Group and Worldwide Wynn. See “Relationship with Wynn Resorts, Limited.” We will undertake a recruiting and training program before the opening of Encore at Wynn Macau. However, we believe that we will be able to attract and retain a sufficient number of qualified individuals to operate the hotel and casino.

Wynn Macau makes extensive efforts on employee retention with a focus on the particularities of the Macau labor market. Wynn Macau’s human resource experience and familiarity with the Macau market has led to the creation of key policies, such as highly specialized health insurance and medical care packages that provide for non-conventional medical coverages. None of our employees are members of any labor union, and we are not party to any collective bargaining or similar agreement with our employees. We believe that we have a good relationship with our employees. We hire a number of non-skilled foreign laborers through Wynn Manpower and non-skilled PRC laborers through SH, in compliance with Macau government requirement. See “Relationship with Wynn Resorts, Limited.” The Macau government has recently reduced foreign and PRC labor quotas for Macau employers. The reduced foreign labor quotas, together with our natural employee attrition rate, led to a reduction in our total employee headcount. Due to the recent slowdown in global markets, we did not elect to replace all of the jobs that were thus vacated and as a result, have reduced payroll expenses without substantially sacrificing service or quality.

CLIENTS

Our clients are individual players and our five largest clients, together, generate substantially less than 30% of our total operating revenues.

SUPPLIERS

We depend on our suppliers to provide us with products and services such as slot machines, security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, and construction and other administrative services. In 2006, 2007 and 2008 and the six months ended 30 June 2009, our five largest suppliers accounted for approximately 51.9%, 58.3%, 66.1% and 69.5% of our total purchases, respectively. In 2006, 2007 and 2008 and the six months ended 30 June 2009, our single largest supplier accounted for approximately 45.5%, 49.6%, 47.8% and 59.7% of our total purchases, respectively. In 2008, our five largest suppliers were Leighton China State Joint Venture, a joint venture among Leighton Contractors (Asia) Limited.

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OUR BUSINESS

China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited (approximately 47.8% of total purchases); Rolex (Hong Kong) Limited (approximately 9.2% of total purchases); Companhia de Electricidade de Macau-CEM (approximately 4.7% of total purchases); Shun Tak-China Travel Ship Management Limited (approximately 2.4% of total purchases); and Angel Co., Ltd. (approximately 2.0% of total purchases).

COMPETITION

We operate in a highly competitive industry. Prior to 2002, gaming in Macau was permitted as a government-sanctioned monopoly concession awarded to a single concessionaire. However, under the authority of Macau’s Chief Executive and the Tender Commission of Macau, the Macau government liberalized the gaming industry in 2002 by granting concessions to operate casinos to three concessionaires, who in turn were permitted, subject to the approval of the Macau government, to each grant one subconcession to other gaming operators. WRM is one of the three original concessionaires. Each concessionaire and subconcessionaire can operate multiple casinos subject to the approval of the Macau government.

As at 30 June 2009, there were approximately 30 operating casinos in Macau. In addition, there are several large casino resorts currently under construction and development. We believe that the newer casinos are the most significant source of competition for VIP clients seeking the luxury amenities which Wynn Macau offers.

WRM’s casino concession agreement permits the government to grant additional concessions for the operation of casinos after 1 April 2009. In April 2008, the Macau government announced that it would be undertaking a series of reforms aimed at the gaming market. While such reforms have yet to result in new regulations or orders promulgated through executive dispatches, the Macau government, through DICJ, is exploring various measures, including maintaining the existing number of gaming concessions and subconcessions and limiting the number of tables in the overall market. In July 2008, the Macau government decided to implement a cap on commissions paid to junket operators, although the cap has not yet been formally implemented. The Macau government also indicated that no additional land would be allocated for casino development and that no more casino venues would be permitted. Subsequently, senior officials of the Macau government have made further public comments regarding the potential policy changes and new regulations. Until such measures have the force of law and are available for review, it is difficult to estimate the impact that these measures will have on the gaming market and Wynn Macau.

Wynn Macau has been able to maintain its position in the market without increasing the commissions paid to its gaming promoters from their original 2006 levels. In light of Wynn Macau’s position in the market, we do not anticipate that the recent Macau government pronouncements, should they take legal effect, will have an adverse impact on Wynn Macau’s operations. Nonetheless, if the Macau government decides to award additional concessions or permit additional subconcession, we will face increased competition from casino operators in Macau.

Our key competitors in Macau include:

•

SJM, which as at 30 June 2009, operated 19 casinos in Macau, including two of the larger casinos in Macau, the Hotel Lisboa and The Grand Lisboa, and which is controlled by Dr. Stanley Ho who, through another entity, had held a monopoly concession to conduct all legal gaming operations in Macau for more than 40 years until 2002; in addition, an affiliate of SJM owns most of the water ferry services and the helicopter shuttle service that links Macau to Hong Kong. SJM has announced that it expects to open two more casinos, L’Arc and Oceanus, in the second half of 2010, and that it will defer its plans to redevelop the Lisboa casino;

•

Venetian Macau S.A., the owner and operator of The Venetian and The Palazzo resorts in Las Vegas and a former partner of Galaxy, is a subconcessionaire of Galaxy and independently develops and operates

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OUR BUSINESS

casinos in Macau. The Sands Macau opened in 2004. In August 2007, Venetian Macau S.A. opened the Venetian Macau Resort Hotel, the largest casino resort in Macau in terms of size and total number of gaming tables. In August 2008, it opened the Four Seasons Hotel Macau next to the Venetian Macau. In addition, it has proposed a master plan for other large developments in Cotai that would include additional hotel properties and additional retail and related space. In late 2008, Venetian Macau S.A. suspended further development of its Cotai master plan in addition to suspending Phases 5 and 6 of its Cotai development;

•

Galaxy, which was also awarded a casino concession in June 2002, opened the Waldo Hotel/Casino on the Macau peninsula in 2004, the Grand Waldo Cotai in the summer of 2006, and Galaxy Star World hotel casino immediately adjacent to Wynn Macau in October 2006, in addition to managing two more casinos in Macau. Galaxy has announced the delay of its staged opening of Galaxy World Mega Resort in Cotai from 2009 to 2010;

•

Melco Crown, a joint venture whose partners include Melco International Development Limited, a Hong Kong Stock Exchange-listed company, and Crown Limited, a company listed on the Australian Stock Exchange. In addition to operating Altira and Mocha Clubs, Melco Crown’s newest casino and resort development, the City of Dreams, began operations in Cotai on 1 June 2009; and

•	MGM Grand Paradise Limited, a partnership between MGM Mirage and Pansy Ho Chiu-King, and which operates the MGM Grand Macau which opened during December 2007.

We also face competition from casinos located in other areas of Asia, such as Genting Highlands Resort, a major gaming and resort destination located outside of Kuala Lumpur, Malaysia, and casinos in the Philippines. Two large-scale casino resorts that are being developed currently in Singapore will add further competition to the region. We also encounter competition from other major gaming centers located around the world, including Australia and Las Vegas and cruise ships in Asia that offer gaming.

INSURANCE

We currently have a global terrorism insurance policy which provides coverage for occurrences of terrorist acts with respect to Wynn Macau, Encore at Wynn Las Vegas and Wynn Las Vegas for up to US$800 million in the aggregate, for losses that could result from these acts. We also maintain a property damage and business interruption insurance in the amount of US$1 billion, as well as crime and fidelity insurance.

We believe that our insurance coverage is consistent with industry and regional practice and adequate and appropriate for our operations and we expect to adjust our coverage going forward as appropriate.

LEGAL COMPLIANCE AND PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings and are not aware of any material legal or administrative proceedings pending or threatened against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

RELATIONSHIP WITH WYNN RESORTS, LIMITED

Immediately after completion of the Reorganization (taking no account of any Shares which may be issued pursuant to any grant of Shares under the Share Option Scheme or any exercise of any options granted or to be granted under the Share Option Scheme), Wynn Resorts, Limited will, through Wynn Group Asia, Inc. and WM Cayman Holdings Limited I, beneficially own in aggregate approximately 80% of the issued share capital of our Company.

INFORMATION ON OUR GROUP AND THE WRL GROUP

Wynn Resorts, Limited’s predecessor, Valvino Lamore, LLC, was founded by our Chairman of the Board of Directors, Chief Executive Officer and President, Mr. Stephen A. Wynn, in April 2000. On 24 September 2002, Wynn Resorts, Limited became the parent company of Valvino Lamore, LLC when all the shareholders of Valvino Lamore, LLC contributed 100% of the shares in Valvino Lamore, LLC to Wynn Resorts, Limited in exchange for common stock of Wynn Resorts, Limited. Wynn Resorts, Limited’s shares have been listed on the NASDAQ Global Select Market since 25 October 2002.

The Wynn Group (which includes the WRL Group and our Group) is principally engaged in the development and operation of destination casino resorts. WRL owns and operates casino resorts in Las Vegas and Macau. The Las Vegas operations are operated by the WRL Group and the Macau operations are operated by WRM. The operations in Las Vegas and Macau are run independently of each other.

The WRL Group’s ownership and operation of casino gaming facilities in the State of Nevada are subject to the licensing and regulatory control of various Nevada gaming authorities including the Nevada Gaming Commission. Under certain Nevada gaming laws, the Nevada gaming authorities may, to the extent they determine that any securities of Wynn Resorts, Limited or its affiliates (including us) are owned or controlled by an unsuitable person or its affiliates, require Wynn Resorts, Limited (or such affiliate) to redeem those securities and prohibit such unsuitable persons from receiving dividends, exercising voting or other rights or the receipt of other remuneration. The Company’s Articles of Association contain provisions designed to facilitate compliance with these requirements. These provisions are summarized in Appendix V, “Summary of the Constitution of Company and Cayman Company Law.”

Our Company is currently an indirect subsidiary of Wynn Resorts, Limited. Our Group operates independently as an autonomous business unit within the Wynn Group and is an independent operating arm of the Wynn Group for the development and operation of casino gaming and entertainment resort facilities in Macau. Apart from its interest in Wynn Las Vegas, the WRL Group does not currently have any interest in a business which competes or is likely to compete, either directly or indirectly, with the Group’s business.

INDEPENDENCE FROM THE WRL GROUP

The Board is satisfied that we can operate independently of the WRL Group and its associates on the basis of the following:

Independence of boards and management

Wynn Resorts, Limited and our Company have boards of directors that function independently of each other.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

RELATIONSHIP WITH WYNN RESORTS, LIMITED

The following table presents the details of the directorships and senior management of our Group and Wynn Resorts, Limited after Reorganization.

Boards and management

Name	Senior Position in our Group after Reorganization	Senior Position in Wynn Resorts, Limited after Reorganization
Stephen A. Wynn	Chairman of the Board*#, Chief Executive Officer*#, President* and Director#	Chairman of the board and Chief Executive Officer

Ian Michael Coughlan	Executive Director* and President#	NoneΩ

Linda Chen	Executive Director* and Chief Operating Officer*#	Director of Wynn Resorts, Limited and President of Wynn Marketing

Kazuo Okada	Non-executive Director*	Vice-Chairman of the board

Allan Zeman, GBS, JP	Non-executive Director*	Non-Executive Director

Marc D. Schorr	Non-executive Director* and Director#	Chief Operating Officer

Nicholas Sallnow-Smith	INED*	None

Bruce Rockowitz	INED*	None

Jeffrey Kin-fung Lam, SBS, JP	INED*	None

Frank Xiao	Senior Executive Vice President — Premium Marketing#	None

Jay Dee Clayton	Executive Vice President — Operations#	None

Doreen Marie Whennen	Executive Vice President — Hotel Operations#	None

Jay M. Schall	Senior Vice President — Legal*#	None

Robert Alexander Gansmo	Vice President — Chief Financial Officer#	None

Andre Mung Dick Ong	Vice President — Chief Information Officer#	None

Mo Yin Mok	Vice President — Human Resources#	None

Thomas Patrick Connolly	Vice President — Food & Beverage#	None

Bernadette Theresa Keefe	Executive Director — Casino Finance#	None

Peter James Barnes	Executive Director — Security & Corporate Investigations*#	None

Hugh Henry John Fraser	Director — Table Games (Wynn Club)#	None

Dianne Fiona Dennehy	Director — Table Games (Main Floor)#	None

Craig Arthur Raymond Mitchell	Director — Slot Operations#	None

Nathan Scott Fisher	Director — Surveillance#	None

*	Position held in the Company.
#	Position held in WRM.
Ω

Mr. Coughlan is an administrative representative of SH, a company within the WRL Group, and his primary responsibility is to accept notices on behalf of SH as required by Macau law for Macau companies. He does not have an executive function or hold a management position in SH.

We are committed to the view that our Board should include a balanced composition of executive and non-executive Directors (including INEDs) so that there is a strong element on the Board that can effectively exercise independent judgment. We are also committed to the view that our INEDs should be of sufficient caliber and number for their views to carry weight.

The composition of our Board was determined with these principles in mind, striking a balance between appointing directors and management with the relevant professional and knowledge and experience in the Company’s business, and who can maintain an appropriate degree of independence from the WRL Group.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

RELATIONSHIP WITH WYNN RESORTS, LIMITED

Our Board consists of nine Directors. As at the Latest Practicable Date, two executive Directors, namely Mr. Stephen A. Wynn and Ms. Linda Chen, and two non-executive Directors, namely Mr. Kazuo Okada and Dr. Allan Zeman, are directors of Wynn Resorts, Limited. Mr. Marc D. Schorr, our non-executive Director, holds a senior management position in Wynn Resorts, Limited. Four of our Directors do not hold any position in the WRL Group. None of our INEDs of the Company are directors of the WRL Group. Our INEDs are free of any business or other relationships that could interfere in any material manner with the exercise of their independent judgment.

Most members of the senior management of our Group have, for all or substantially all of the three years ended 31 December 2008 and the six months ended 30 June 2009, undertaken senior management supervisory responsibilities in our business. The responsibilities of the senior management team of our Group include dealing with operational and financial matters, making general capital expenditure decisions and the daily implementation of the business strategy of our Group. This ensures the independence of the daily management and operations of our Group from those of the WRL Group.

Our Group has its own management team that operates independently from the WRL Group. Although some of our senior management held offices in or were employed by the WRL Group during the three years ended 31 December 2008 and the six months ended 30 June 2009, save for Mr. Stephen A. Wynn (Chairman of the Board, Chief Executive Officer and President of Wynn Resorts, Limited) and Ms. Linda Chen (director of Wynn Resorts, Limited and President of Wynn Marketing), currently none of them holds any office in or is employed by the WRL Group.

Further details are set out in “Directors and Senior Management.” On the basis of the aforesaid, our Directors believe that we operate independently of the WRL Group and in the interests of the holders of our Shares.

Separate geographical focus

During the three years ended 31 December 2008 and the six months ended 30 June 2009, our business operated independently as an autonomous business unit within the Wynn Group and will continue to be independent of and separate from the businesses of the WRL Group. The Group is the independent operating arm of the Wynn Group for the development and operation of casino gaming and entertainment resort facilities in Macau. The WRL Group in contrast develops and operates casino gaming and entertainment resort facilities in Las Vegas. The WRL Group does not operate any casino resort business in Macau.

Financial independence

During the three years ended 31 December 2008 and the six months ended 30 June 2009, Wynn Group Asia, Inc. provided a guarantee and charged its shares in WRIL as collateral to the lenders in support of the obligations of WRM under the Wynn Macau Credit Facilities. Wynn Group Asia, Inc. was also required to subordinate and assign to the lenders any claims it may have against certain members of the Obligor Group. Pursuant to the Finance Reorganization, Wynn Group Asia, Inc. was replaced by WM Cayman Holdings Limited II, which is an entity within our Group, as an obligor under the Wynn Macau Credit Facilities, and Wynn Group Asia, Inc. was released from its guarantee, security and subordination obligations under the Wynn Macau Credit Facilities and no member of the WRL Group is required to guarantee any obligations of the Group under the Wynn Macau Credit Facilities. For further details relating to Wynn Macau Credit Facilities, see “Financial Information — Wynn Macau Credit Facilities.”

The Wynn Macau Credit Facilities contain customary events of default, such as failure to pay, breach of covenant, insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located.

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RELATIONSHIP WITH WYNN RESORTS, LIMITED

The facilities also include a change of control event of default which includes:

•

Mr. Wynn (together with Mr. Okada of Aruze Corp. and certain related parties, including any 80% (or more) owned subsidiary, trust, estate or immediate family members of Mr. Wynn or Mr. Okada of Aruze Corp.) ceasing to control at least 20% of the voting power of Wynn Resorts, Limited (the “20% Control Event”);

•

Mr. Wynn (together with his related parties but excluding Mr. Okada and Mr. Okada’s related parties) ceasing to control at least 10% of the voting power of Wynn Resorts, Limited (the “10% Control Event”); and

•	Wynn Resorts, Limited ceasing to own or control at least 51% of WRM (or ceasing to have the ability to direct the management of WRM).

Such events of defaults will continue to be part of the Wynn Macau Credit Facilities. Under the Wynn Macau Credit Facilities, the term loans mature in June 2014, and the revolving loans mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011. Upon maturity of the term loans and the revolving loans under the Wynn Macau Credit Facilities, we will seek to refinance the facilities without collateral provided by the WRL Group and without events of default similar to the 10% Control Event and the 20% Control Event.

Subject to certain exceptions, WRM is required to pay Wynn Resorts Holdings, LLC and Wynn Resorts, Limited a monthly royalty fee in recognition of the value of the intellectual property rights licensed to WRM — see “Our Business — Intellectual Property.” In financing terms, this monthly fee means that Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are creditors of WRM in respect of the amount of fee payable to them from time to time. Accordingly, lenders under the Wynn Macau Credit Facilities required that Wynn Resorts Holdings, LLC and Wynn Resorts, Limited become parties to a subordination agreement such that, subject to certain exceptions, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are subordinated to the rights of the lenders in respect of all sums payable and obligations owing to them by WRM and other members of the Obligor Group, including with respect to claims for such fees against WRM. Generally, breach by Wynn Resorts Holdings, LLC or Wynn Resorts, Limited of these subordination arrangements, as well as certain other events under the Wynn Macau Credit Facilities arising in relation to these entities or their obligations thereof, may lead to an event of default under the Wynn Macau Credit Facilities, giving lenders the ability to drawstop future borrowings, accelerate debt and enforce security. The subordination arrangements also provide that Wynn Group Asia, Inc. transfers to WM Cayman Holdings Limited II any sums payable and obligations owing to it by members of the Obligor Group.

The Wynn Macau Credit Facilities are our existing project financing arrangements put in place in connection with the construction of Wynn Macau and Encore at Wynn Macau, and developing the Macau businesses. To ensure continued stability in our operating environment, we do not intend to prematurely restructure the Wynn Macau Credit Facilities. Notwithstanding the above, our Directors believe that our Group has the ability to operate with financial independence from the WRL Group.

Operational independence

During the three years ended 31 December 2008 and the six months ended 30 June 2009, with the exception of the provision of limited services by the WRL Group, our business operated independently as an autonomous business unit within the Wynn Group. Our business will continue to be independent of and separate from the businesses of the WRL Group.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

RELATIONSHIP WITH WYNN RESORTS, LIMITED

Project Administration Services

On 7 March 2005, WRM entered into a project administration services agreement with Wynn Design & Development. This agreement was amended and restated on 14 September 2005. It provided that Wynn Design & Development will perform certain tasks relating to the development, planning and construction of Wynn Macau or Encore at Wynn Macau. WRM’s lenders under the Wynn Macau Credit Facilities required that Wynn Design & Development enter into a direct agreement pursuant to which, among other things, Wynn Design & Development consented to and acknowledged that WRM had granted security over the project administration services agreement and such lenders were also granted cure rights and step-in rights in respect of the project administration services agreement.

Ancillary Support Services Framework Agreement

For the three years ended 31 December 2008 and the six months ended 30 June 2009, we had an arrangement with Wynn LV under which Wynn LV provided us with certain ancillary support services, typically through temporary secondment of staff who specializes in certain services including, surveillance, food and beverage, and gaming and hotel operations. These services were provided on an occasional basis and were used to supplement our operations during large scale events such as the opening of our properties or the launch of any major events that we organized or hosted. We have entered into an ancillary support services framework agreement with Wynn LV. Pursuant to this agreement, Wynn LV shall continue to provide such ancillary support services to us on a cost and expense reimbursement basis. This arrangement does not affect the operational independence of the Group.

Marketing and secondment services

For the three years ended 31 December 2008 and the six months ended 30 June 2009, we engaged Wynn Marketing, an indirect wholly owned subsidiary of Wynn Resorts, Limited to (1) provide, directly and through its authorized agents, marketing services to WRM, which services include the development and implementation of an international promotional and marketing plan for WRM’s casino resorts; and (2) employ certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on our behalf and second the Foreign Resident Staff to us. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style will be adopted globally. The secondment arrangement was put in place to ensure that each Foreign Resident Staff is, in addition to his or her employment with us, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to person, personal income tax, and health and life insurance.

We entered into a marketing and secondment services framework agreement with Wynn Marketing, which will expire on 31 December 2011. Pursuant to this marketing and secondment services framework agreement, Wynn Marketing will provide us with marketing services, which includes the development and implementation of an international promotional and marketing plan, and employ the Foreign Resident Staff on our behalf and second them to us.

We have a standalone marketing department of over 200 members located on the premises at Wynn Macau, employed by the Group which independently develops and implements a domestic and regional promotional and marketing plan that is specifically tailored to the clients of Wynn Macau. Our Directors are of the view that our business and growth are not dependent on the marketing services provided by Wynn Marketing.

Design services

For the three years ended 31 December 2008 and the six months ended 30 June 2009, WRM engaged Wynn Design & Development to provide certain design services in connection with our projects in Macau, including

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RELATIONSHIP WITH WYNN RESORTS, LIMITED

Wynn Macau and Encore at Wynn Macau. We have entered into a design services framework agreement with Wynn Design & Development, which will expire on 31 December 2011. Subject to compliance with relevant rules and regulations or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement is renewable at our option for a three-year term (or such other period permitted under the relevant rules and regulations). Pursuant to this design services framework agreement, Wynn Design & Development will provide us with design services for our projects in Macau including development of the Encore at Wynn Macau and the potential Cotai project.

Personnel Supply Services

Importation of Skilled Labor

For the three years ended 31 December 2008 and the six months ended 30 June 2009, we had an arrangement with Worldwide Wynn under which Worldwide Wynn employed certain of our management personnel who are U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) on our behalf and seconded the U.S. Resident Staff to us. The U.S. Resident Staff have a formal employment agreement with us through the secondment. This arrangement was put in place to ensure that each U.S. Resident Staff is, in addition to his or her employment with us, employed by a U.S.-incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax, and health and life insurance. Worldwide Wynn is reimbursed for the cost of secondment (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of secondment of the employee during the secondment period, for its role in the employment arrangement described above.

As at the Latest Practicable Date, there are 27 employees at Wynn Macau who are subject to this arrangement. We have entered into the employment framework agreement with Worldwide Wynn. Pursuant to the employment framework agreement, Worldwide Wynn shall continue to employ, on our behalf, U.S. Resident Staff and to second them to us and be entitled to be reimbursed for any cost incurred and to collect an annual fee as described above. This arrangement is in place to facilitate the provision of certain benefits to the U.S. Resident Staff and such secondment arrangements do not affect the operational independence of the Group.

Importation of Non-Skilled Labor

For the three years ended 31 December 2008 and the six months ended 30 June 2009, WRM had an arrangement with (1) SH, under which SH provided non-skilled PRC employees to WRM to undertake certain positions in various divisions such as food and beverage, housekeeping, maintenance and hotel operation at WRM’s casino resorts; and (2) Wynn Manpower, under which Wynn Manpower acted as WRM’s agent to source for non-skilled foreign employees (excluding PRC nationals) for WRM’s casino resort operations. The Macau labor and immigration authorities require a Macau-established entity to act as the authorized agent to import non-skilled PRC or foreign labor into Macau, and such entity must not be within a group of companies that holds a Macau gaming concession or subconcession license. In such circumstance, SH and Wynn Manpower, each a Macau-incorporated subsidiary of Wynn Resorts, Limited and each a company not within the Group, is registered and authorized by the appropriate authorities to import non-skilled PRC or foreign labor respectively, to undertake certain work at WRM’s casino resorts. SH and Wynn Manpower did not receive any commission or fees from us in connection with this arrangement and we compensate the non-skilled PRC or foreign laborers directly for their services performed.

We entered into the employment agency framework agreements with each of SH and Wynn Manpower. Pursuant to these employment agency framework agreements, SH and Wynn Manpower shall, without commission or fee, continue to provide non-skilled PRC or foreign labor respectively, to us. This arrangement does not affect the operational independence of the Group.

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RELATIONSHIP WITH WYNN RESORTS, LIMITED

Corporate support services

For the three years ended 31 December 2008 and the six months ended 30 June 2009, WRM had an arrangement with Wynn Resorts, Limited under which Wynn Resorts, Limited provides WRM with access to its employees in a number of non-gaming departments including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, to seek guidance and coordination on ensuring that WRM complies with any reporting, legal, tax, accounting, disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and its subsidiaries, including the Group. In addition, Wynn Resorts, Limited allowed WRM and its employees to use aircraft assets owned by the WRL Group at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM had reciprocal arrangements to allow the WRL Group to use any aircraft assets that it could own in the future and to have access to the services of any of its employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group.

The annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during such financial year. For services provided by our employees, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. The provision of such services by Wynn Resorts, Limited in this manner was necessary in the early development of the Wynn Macau project and also represented centralized cost savings.

Each of the Company and WRM have entered into a corporate allocation agreement with Wynn Resorts, Limited, which will expire on 31 December 2017. Subject to compliance with relevant rules and regulations or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is renewable at our option for a three-year term (or such other period permitted under the relevant rules and regulations). Pursuant to the corporate allocation agreements, Wynn Resorts, Limited will provide us with access to its employees in a number of non-gaming departments including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, and the use of its aircraft assets, and we will provide, on a reciprocal basis, similar services and the use of any aircraft assets that we may own in the future, using the same pricing basis as described above.

We engage in such an arrangement as we believe it will help to maximize our resources and increase efficiency, and in certain circumstances, is necessary to satisfy regulatory requirements requiring the consolidation of accounts. We believe that it is less efficient and not cost-effective to procure the above mentioned services separately from independent third parties, and procuring such services from or through Wynn Resorts, Limited allows each of our Group and the WRL Group to save costs, and such arrangement does not affect the Company’s ability to operate independently. Such arrangement does not involve the risk of reliance on our part on the WRL Group. Our management considers that such arrangement is not crucial or functionally important to us, as we are able to obtain these services independently. Our Company has standalone departments located on the premises at Wynn Macau and staffed with Wynn Macau employees in every area in which Wynn Resorts, Limited provides access to its employees and these standalone departments are capable of independently providing operational and corporate support services to Wynn Macau.

Intellectual Property Licensing

For the three years ended 31 December 2008 and the six months ended 30 June 2009, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC under which Wynn Resorts, Limited and Wynn

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RELATIONSHIP WITH WYNN RESORTS, LIMITED

Resorts Holdings, LLC licensed to WRM the Intellectual Property Rights, which include the right to use certain trademarks and domain names including those set forth in Appendix VI, “Statutory and General Information — D. Intellectual Property Licensed to the Group,” and the right to use certain Intellectual Property Rights, including the “WYNN”-related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN.”

Each of the Company and WRM have entered into an intellectual property license agreement with Wynn Resorts Holdings, LLC and Wynn Resorts, Limited, which will have a perpetual term. Pursuant to the intellectual property license agreements, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited licensed to each of the Company and WRM the right to use the Intellectual Property Rights in return for a license fee equal to the greater of (1) 3% of the IP gross monthly revenues, and (2) and US$1.5 million per month. For details relating to IP gross monthly revenues, see “Connected Transactions — Intellectual Property License Agreements.” Each intellectual property license agreement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Stephen A. Wynn, in respect of a third parties’ intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

For further information on these transactions, see “Connected Transactions.”

Mr. Okada and Aruze Corp.

Mr. Kazuo Okada, one of our non-executive Directors, is the chairman of Aruze Corp., a Japan-based company mainly engaged in the development, manufacture and sale of gaming machines, including pachislot and pachinko machines. Shares of Aruze Corp. are listed on the Japanese Association of Securities Dealers Automated Quotation Securities Exchange. Mr. Okada owns approximately 31.6% shareholding interests in Aruze Corp., which in turn wholly owns Aruze USA, Inc. Aruze USA, Inc. has approximately 19.9% shareholding interests in Wynn Resorts, Limited. In addition to its investment in Wynn Resorts, Limited, Aruze Corp. has invested in the construction of a hotel casino resort in the Philippines, which is anticipated to open to the public in 2010. Mr. Okada confirms that, as at the Latest Practicable Date, except for his indirect shareholding interests in Wynn Resorts, Limited through Aruze USA, Inc., neither he nor his associates holds, owns or controls more than 5% voting interests in an entity which, directly or indirectly, carries on, engages, invests, participates or otherwise is interested in any company, business or operation that competes, or is reasonably expected to compete, with the business carried on by us in Macau.

Non-competition undertaking

In order to maintain a clear delineation of our respective businesses going forward, Wynn Resorts, Limited has undertaken (the “Non-competition Undertaking”) to us that, for so long as Wynn Resorts, Limited owns, holds or controls at least 51% voting interests of our Company (whether directly or indirectly) or any of our Shares satisfy certain regulatory requirements, it will not, and will procure that its subsidiaries (excluding our Group) will not, whether as principal or agent, whether undertaken directly or indirectly (including through any body corporate, partnership, joint venture or other contractual arrangement), carry on, engage, invest, participate or otherwise be interested in any company, business or operation that competes, or is reasonably expected to compete, with the gaming business (the “Business”) carried on by us in Macau, provided, however, that Wynn Resorts, Limited, may directly or indirectly, be engaged in the Business in Macau:

(1)	by or through acquiring, holding, owning or disposal of, or being interested in, any form of listed or non-listed debt securities of any company engaged in the Business in Macau;

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RELATIONSHIP WITH WYNN RESORTS, LIMITED

(2)	if and to the extent it owns, holds or controls, directly or indirectly, interests in equity securities (including equity-linked securities or convertible securities) of a company engaging in or, is involved in, a business that is in competition with or is likely to be in direct or indirect competition with the Business in Macau where ownership or equity and voting interests does not exceed 10%;

(3)	through advertising, marketing or promoting in Macau its non-Macau Business;

(4)	by or through holding any security in any member of the Group; and

(5)	through engaging in or discharging any duty, service or act for the benefit of any member of the Group.

The Non-competition Undertaking allows Wynn Resorts, Limited to carry on the Business in jurisdictions outside of Macau.

For the avoidance of doubt, Wynn Resorts, Limited or any of its subsidiaries (excluding our Group) are permitted to acquire, hold, own or dispose of any form of listed or non-listed securities including, debt securities, equity securities and convertible securities, of any company engaged in the Business in any jurisdiction other than Macau.

CONFIRMATION

Except as disclosed above, neither the WRL Group nor any of the Directors is, as at Latest Practicable Date, interested in any business, other than that of our Group, which competes or is likely to compete, either directly or indirectly, with our Group’s business and which requires disclosure under relevant regulatory requirements.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONNECTED TRANSACTIONS

OVERVIEW

Following the completion of the Reorganization, we will continue to have certain transactions that constitute connected transactions within the meaning of the relevant rules and regulations.

The following table presents an overview summary of the transactions as well as the waivers from strict compliance with the relevant requirements of the relevant rules and regulations that we have received from the relevant authorities.

Overview of connected transactions and waivers

Nature of Transaction	Waiver Sought
Employment Agency Framework Agreement	None

Project Administration Services Agreement	None

Ancillary Support Services Framework Agreement	None

Worldwide Wynn Employment Framework Agreement	Waiver from announcement requirements

Marketing and Secondment Services Framework Agreement	Waiver from announcement requirements

Design Services Framework Agreement	Waiver from announcement requirements

Corporate Allocation Agreements	Waiver from announcement requirements

Intellectual Property License Agreements	Waiver from announcement and independent shareholders’ approval requirements

CONTINUING CONNECTED TRANSACTIONS

Exempt Continuing Connected Transactions

The following transactions will be regarded as continuing connected transactions exempt from the reporting, announcement and independent shareholders’ approval requirements under the relevant rules and regulations.

1.	Employment Agency Framework Agreements

Background:    During the three years ended 31 December 2008 and the three months ended 30 June 2009, WRM had an arrangement with (1) SH, under which SH provided non-skilled PRC employees to WRM to undertake certain positions in various divisions such as food and beverage, housekeeping, maintenance and hotel operations at WRM’s casino resorts; and (2) Wynn Manpower, under which Wynn Manpower acted as WRM’s agent to source for non-skilled foreign employees (excluding PRC nationals), for WRM’s casino resort operations. The Macau labor and immigration departments require a Macau-established entity to act as the authorized agent to import non-skilled PRC or foreign labor into Macau, and such entity must not be within a group of companies that holds a Macau gaming concession or subconcession license. In such circumstance, SH and Wynn Manpower, each a Macau-incorporated subsidiary of Wynn Resorts, Limited and each a company not within the Group, is registered and authorized by the appropriate authorities to import non-skilled PRC or foreign labor, respectively, to

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONNECTED TRANSACTIONS

undertake certain work at WRM’s casino resorts. SH and Wynn Manpower did not receive any commission or fees from us in connection with this arrangement and we compensated the non-skilled PRC or foreign laborers directly for their services performed.

Connected Persons:

•

Wynn Resorts, Limited.    Wynn Resorts, Limited indirectly owns WRM through its ownership of the entire share capital of WM Cayman Holdings Limited I, which in turn will own 80% of our Company’s share capital immediately after the completion of the Reorganization. WM Cayman Holdings Limited I, as a substantial shareholder holding more than 10% of our Company’s share capital, is our Company’s connected person and Wynn Resorts, Limited, as the holding company of WM Cayman Holdings Limited I, is its associate and, therefore, also a connected person of our Company.

•

WRL Group.    WM Cayman Holdings Limited I is a substantial shareholder and connected person of our Company. Accordingly, other than the Group (1) any subsidiary of Wynn Resorts, Limited held through WM Cayman Holdings Limited I, and (2) any other subsidiary of Wynn Resorts, Limited, as a fellow subsidiary of WM Cayman Holdings Limited I, is an associate of WM Cayman Holdings Limited I and, therefore, also a connected person of our Company. SH and Wynn Manpower are Macau-incorporated subsidiaries indirectly held by Wynn Resorts, Limited. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions:    Any services provided by any entity within the WRL Group to the Company will be connected transactions under the relevant rules and regulations, and any continuing services after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    Neither SH nor Wynn Manpower receives any commission or fees from us in connection with the employment agency arrangement of non-skilled PRC or foreign labor as described above.

Future services:    [We have entered into employment agency framework agreements with each of SH and Wynn Manpower. Pursuant to these employment agency framework agreements, SH and Wynn Manpower will, without commission or fee, continue to provide non-skilled PRC or foreign labor to us. As agreed in the employment agency framework agreements, SH and Wynn Manpower will not charge us any commission or fees for providing their services. Accordingly, the employment agency framework agreements constitute de minimis continuing connected transactions exempt from reporting, announcement and independent shareholders’ approval requirements under the relevant rules and regulations.]

2.	Project Administration Services Agreement

Background:    On 7 March 2005, WRM entered into a project administration services agreement with Wynn Design & Development. This agreement was amended and restated on 14 September 2005. It provided that Wynn Design & Development will perform certain tasks relating to the development, planning and construction of Wynn Macau or Encore at Wynn Macau. WRM’s lenders under the Wynn Macau Credit Facilities required that Wynn Design & Development enter into a direct agreement pursuant to which, among other things, Wynn Design & Development consented to and acknowledged that WRM had granted security over the project administration services agreement and such lenders were also granted cure rights and step-in rights in respect of the project administration services agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONNECTED TRANSACTIONS

Connected Persons:

•	WRL Group. Wynn Design & Development is a subsidiary of Wynn Resorts, Limited. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions:    Any services provided by any entity within the WRL Group to the Company will be connected transactions under the relevant rules and regulations, and any continuing services after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    The fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development in the performance of its services.

Future services:    [Based upon the historical fees charged by Wynn Design & Development, and after discussions with Wynn Design & Development of any projected increase in the cost of providing the services to us, we anticipate that the service fees payable by us to Wynn Design & Development for the foreseeable future will not exceed the greater of US$1.0 million per annum or HK$7.75 million per annum since the construction of Encore at Wynn Macau is currently at an advanced stage, and the highest applicable percentage ratio will be, on an annual basis, less than 0.1%. Accordingly, the project administration services agreement constitutes a de minimis continuing connected transaction exempt from reporting, announcement and independent shareholders’ approval requirements under the relevant rules and regulations.]

3.	Ancillary Support Services Framework Agreement

Background:    During the three years ended 31 December 2008 and the six months ended 30 June 2009, we had an arrangement with Wynn LV under which Wynn LV provided us with certain ancillary support services, typically through temporary secondment of staff who specializes in certain services including, surveillance, food and beverage, and gaming and hotel operations. These services were provided on an occasional basis and were used to supplement our operations during large scale events such as the opening of our properties or the launch of any major events that we organized or hosted.

Connected Persons:

•	WRL Group. Wynn LV is a subsidiary of Wynn Resorts, Limited. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions:    Any services provided by any entity within the WRL Group to the Company will be connected transactions under the relevant rules and regulations, and any continuing services after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    The fee for the services provided by Wynn LV is based on a cost and expense reimbursement basis incurred by Wynn LV in the performance of its services.

Future services:    [Based upon the historical fees charged by Wynn LV, and after discussions with Wynn LV of any projected increase in the cost of providing the services to us, we anticipate that the service fees payable by us to Wynn LV for the foreseeable future will not exceed the greater of US$1.4 million per annum or HK$11.0 million per annum since these services are only required occasionally, and the highest applicable percentage ratio will be, on an annual basis, less than 0.1%. Accordingly, the ancillary support services agreement constitutes a de minimis continuing connected transaction exempt from reporting, announcement and independent shareholders’ approval requirements under the relevant rules and regulations.]

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONNECTED TRANSACTIONS

Non-Exempt Continuing Connected Transactions Subject to Reporting and Announcement Requirements

After completion of the Reorganization, the following transactions will be regarded as continuing connected transactions exempt from independent shareholders’ approval requirements under the relevant rules and regulations, but are subject to reporting and announcement requirements under the relevant rules and regulations.

1.	Worldwide Wynn Employment Framework Agreement

Background:    During the three years ended 31 December 2008 and the six months ended 30 June 2009, we had an arrangement with Worldwide Wynn under which Worldwide Wynn employed certain of our management personnel who are U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) on our behalf and seconded the U.S. Resident Staff to us. This arrangement is continuing. The U.S. Resident Staff has a formal employment agreement with us through the secondment. This arrangement was put in place to ensure that each U.S. Resident Staff is, in addition to his or her employment with us, employed by a U.S.-incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax, and health and life insurance. For each of the years ended 31 December 2006, 2007 and 2008, Worldwide Wynn charged us approximately HK$30.5 million, HK$43.2 million and HK$43.3 million in aggregate for its services rendered in connection with the arrangement. As at the Latest Practicable Date, there are 27 employees at WRM who are subject to these arrangements.

Connected Persons:

•	WRL Group. Worldwide Wynn is a subsidiary of Wynn Resorts, Limited. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions:    Any services provided by any entity within the WRL Group to the Company will be connected transactions under the relevant rules and regulations, and any continuing services after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    Worldwide Wynn is reimbursed for the cost of secondment (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the employment arrangement described above.

Future services:    [We have entered into employment framework agreement with Worldwide Wynn, which will expire on 31 December 2011. Subject to compliance with the relevant rules and regulations or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is renewable at our option for a three-year term (or such other period permitted under the relevant rules and regulations). Pursuant to the employment framework agreement, Worldwide Wynn will continue to employ, on our behalf, U.S. Resident Staff, to second them to us and to be entitled to be reimbursed for any cost incurred and to collect an annual fee calculated on the same pricing basis as above.]

Based upon the aggregate cost of the employees that are seconded to the Company by Worldwide Wynn, and after discussing with Worldwide Wynn, the projected increase to the cost of providing the services to the Company, we estimate that the aggregate cost reimbursements and annual fees payable by us to Worldwide Wynn will be approximately US$9.0 million (HK$69.8 million), US$9.2 million (HK$71.3 million) and US$9.4 million (HK$72.9 million) for each of the three years ending 31 December 2009, 2010 and 2011.

The proposed annual caps for the three years ending 31 December 2011 have been determined based on:

(1)	the expected increase in the aggregated cost of secondment (including salaries and benefits of the seconded employees) and correspondingly, the increase in the monetary amount of annual fees, we

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONNECTED TRANSACTIONS

will have to pay for the secondment services provided by Worldwide Wynn to us by (i) approximately HK$27.2 million which has been charged to us in the first six months of 2009 and a forecast of the amount of costs and expenses to be reimbursed, and the fees that we will have to pay for the remaining six months of 2009; and (ii) approximately 2%-2.5% in each of 2010 and 2011, taking into account potential annual increases in the salaries and benefits of the seconded employees;

(2)	the aggregate cost of secondment (including salaries and benefits of the seconded employees) and the fees paid by us with respect to such secondment services provided by Worldwide Wynn to us during the three years ended 31 December 2008 and the six months ended 30 June 2009; and

(3)	the assumption that there will be no significant increase in the fees and the aggregate cost of secondment.

2.	Marketing and Secondment Services Framework Agreement

Background:    During the three years ended 31 December 2008 and the six months ended 30 June 2009, we engaged Wynn Marketing to (1) provide, directly and through its authorized agents, marketing services to WRM, which services include the development and implementation of an international promotional and marketing plan for WRM’s casino resorts; and (2) employ certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on our behalf and second the Foreign Resident Staff to us. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style will be adopted globally. The secondment arrangement was put in place to ensure that each Foreign Resident Staff is, in addition to his or her employment with us, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to person, personal income tax, and health and life insurance. For each of the years ended 31 December 2006, 2007 and 2008, Wynn Marketing charged us approximately HK$51.3 million, HK$72.1 million and HK$80.6 million, respectively, for its services.

Connected Persons:

•	WRL Group. Wynn Marketing is a subsidiary of Wynn Resorts, Limited. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions: Any services provided by any entity within the WRL Group to the Company will be connected transactions under the relevant rules and regulations, and any continuing services after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    The fee for the services provided by Wynn Marketing is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by Wynn Marketing in the performance of its service.

Future services:    [We have entered into a marketing and secondment services framework agreement with Wynn Marketing, which will expire on 31 December 2011. Subject to compliance with the relevant rules and regulations or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement is renewable at our option for a three-year term (or such other period permitted under the relevant rules and regulations). Pursuant to this marketing and secondment services framework agreement, Wynn Marketing will provide us with (1) marketing services, which includes the development and implementation of an international promotional and marketing plan for WRM’s casino resorts, and (2) employ the Foreign Resident Staff on our behalf and second them to us, using the same pricing basis as described above.]

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CONNECTED TRANSACTIONS

After discussions with Wynn Marketing, and based on Wynn Marketing’s projected increase of cost of providing the services to us, we estimate that the annual fees and aggregate costs and expenses (including salaries of Wynn Marketing’s personnel) payable by us to Wynn Marketing will be approximately US$11.4 million (HK$88.7 million), US$12.6 million (HK$97.6 million) and US$13.9 million (HK$107.4) million, respectively, for each of the three years ending 31 December 2009, 2010 and 2011.

The proposed annual caps for the three years ending 31 December 2011 have been determined based on:

(1)	the expected increase in the marketing efforts required in connection with the opening of Encore at Wynn Macau;

(2)	the expected increase in the aggregate costs and expenses (including salaries of Wynn Marketing’s personnel) and correspondingly, the increase in the monetary amount of the fees, we will have to pay for the marketing and secondment services provided by Wynn Marketing to us by (i) approximately HK$33.8 million which has been charged to us in the first six months of 2009 and a forecast of the amount of costs and expenses to be reimbursed, and the fees that we will have to pay for the remaining six months of 2009; and (ii) approximately 10% in each of 2010 and 2011, after taking into account historical cost increment;

(3)	the annual fees and aggregate costs and expenses (including salaries of Wynn Marketing’s personnel) paid by us with respect to such marketing and secondment services provided by Wynn Marketing to us during the three years ended 31 December 2008 and the six months ended 30 June 2009; and

(4)	the assumption that there will be no significant increase in the annual fees and aggregate costs and expenses.

3.	Design Services Framework Agreement

Background:    During the three years ended 31 December 2008 and the six months ended 30 June 2009, WRM engaged Wynn Design & Development to provide certain design services in connection with our projects in Macau, including Wynn Macau and Encore at Wynn Macau. For each of the years ended 31 December 2006, 2007 and 2008, and the six months ended 30 June 2009, Wynn Design & Development charged us approximately HK$15.7 million, HK$15.5 million, HK$12.1 million and HK$5.9 million, respectively, for its services.

Connected Persons:

WRL Group.    Wynn Design & Development is a subsidiary of Wynn Resorts, Limited. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions:    Any services provided by any entity within the WRL Group to the Company will be connected transactions under the relevant rules and regulations, and any continuing services after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    The fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development in the performance of its service.

Future services:    [We have entered into a design services framework agreement with Wynn Design & Development, which will expire on 31 December 2011. Subject to compliance with the relevant rules and regulations or, alternatively, any waivers obtained from strict compliance with such requirements, upon

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

CONNECTED TRANSACTIONS

expiration of the initial term or any subsequent renewal term, the agreement is renewable at our option for a three-year term (or such other period permitted under the relevant rules and regulations). Pursuant to this design services framework agreement, Wynn Design & Development will provide us with design services for our projects in Macau, including the development of Encore at Wynn Macau and the potential Cotai project, using the pricing basis described above.]

After discussions with Wynn Design & Development, and based on Wynn Design & Development’s projected increase of cost of providing the services to us, we estimate that the annual fees and aggregate costs and expenses (including salaries of Wynn Design & Development personnel) payable by us to Wynn Design & Development will be approximately US$4.0 million (HK$31.2 million), US$4.4 million (HK$34.3 million) and US$4.9 million (HK$37.8 million), respectively, for each of the three years ending 31 December 2009, 2010 and 2011.

The proposed annual caps for the three years ending 31 December 2011 have been determined based on:

(1)	the possibility of an increase in the requirement for more design services prior to the opening of Encore at Wynn Macau in 2010;

(2)	the expected increase in the aggregate costs and expenses (including salaries of Wynn Design & Development’s personnel), we will have to pay for the designing services provided by Wynn Design & Development to us by (i) approximately HK$37.8 million being a forecast of the amount of costs and expenses that we may have to reimburse for 2009 if the additional design plans for Encore at Wynn Macau are implemented this year; and (ii) approximately 10% in each of 2010 and 2011, taking into account the potential enhancements to Encore at Wynn Macau after opening in 2010 and expected routine enhancements at Wynn Macau;

(3)	the aggregate costs and expenses (including salaries of Wynn Design & Development’s personnel) paid by us with respect to such designing services provided by Wynn Design & Development to us during the three years ended 31 December 2008 and the three months ended 30 June 2009; and

(4)	the assumption that there will be no significant increase in the aggregate costs and expenses.

4.	Corporate Allocation Agreements

Background:    During the three years ended 31 December 2008 and the three months ended 30 June 2009, WRM had an arrangement with Wynn Resorts, Limited under which Wynn Resorts, Limited provided WRM with access to its employees in a number of non-gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, to seek guidance and coordination on ensuring that WRM complies with any reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and its subsidiaries, including the Group. In addition, Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that we could own in the future and to have access to the services of any of our employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. We believe this arrangement helps us maximize our resources and increase efficiency, and in certain circumstances, is necessary to satisfy regulatory requirements requiring the consolidation of accounts. For each of the years ended 31 December 2006, 2007 and 2008, WRM was required to pay Wynn Resorts, Limited approximately HK$78.2 million, HK$98.9 million and HK$71.7 million, respectively, for its services. Wynn Resorts, Limited charged WRM approximately HK$13.7

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CONNECTED TRANSACTIONS

million, HK$6.9 million, HK$6.8 million and HK$4.3 million for each of the years ended 31 December 2006, 2007, 2008 and the six months ended 30 June 2009, respectively, for the use of aircraft assets and, for the same periods, Wynn Resorts, Limited or its subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

Connected Persons:

•	Wynn Resorts, Limited. As described above, Wynn Resorts, Limited is our connected person.

Connected Transactions:    Any services or reciprocal arrangements between Wynn Resorts, Limited and us will be connected transactions under the relevant rules and regulations, and any continuing services or transactions after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    The annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during such financial year.

For services provided by our employees, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis.

Wynn Resorts, Limited allows the Group and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, we have a reciprocal arrangement with Wynn Resorts, Limited to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that we may own in the future at the same rates.

Future services:    [Each of the Company and WRM have entered into a corporate allocation agreement with Wynn Resorts, Limited, which will expire on 31 December 2017. Subject to compliance with the relevant rules and regulations or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is renewable at our option for a three-year term (or such other period permitted under the relevant rules and regulations). Pursuant to the corporate allocation agreements, Wynn Resorts, Limited will provide us with access to its employees in a number of non-gaming departments including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, and the use of its aircraft assets, and we will provide, on a reciprocal basis, similar services and the use of any aircraft assets that we may own in the future, using the same pricing basis as described above.]

After discussions with Wynn Resorts, Limited, we estimate that the total fees payable by us to Wynn Resorts, Limited in connection with the services for the nine years ending 31 December 2017 will be set forth in “Connected Transactions — Waivers — Waivers from compliance with announcement and independent shareholders’ approval requirements.” The proposed annual caps for the nine years ending 31 December 2017 have been determined based on (1) estimated increase in the cost of providing the services by WRL including, the salaries and benefits for such employees providing the service, for 2009; (2) an estimated allocation of up to 50% of Wynn Resorts, Limited’s projected annual corporate departments’ costs (including salaries and benefits for such employees during the period when such services are to be provided) and overhead expense for fiscal years 2009 through and including 2017; and (3) the year-on-year increment for the annual corporate departments’ costs (including salaries and

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CONNECTED TRANSACTIONS

benefits for such employees during the period when such services are to be provided) and overhead expense from 2010 through and including 2017 is projected to be approximately 7.5%, taking into account potential annual increment in salaries and benefits, and overhead expense. For the six months ended 30 June 2009, we were charged approximately HK$36.2 million in connection with services provided under the corporate allocation agreement.

We estimate that the total amount payable to us by Wynn Resorts, Limited for the services under the reciprocal arrangements for the nine years ending 31 December 2017 will be as set forth in “Connected Transactions — Waivers — Waivers from compliance with announcement and independent shareholders’ approval requirements.” The proposed annual caps for the nine years ending 31 December 2017 have been determined on the same pricing basis as above.

Term and termination:    The term of each corporate allocation agreement exceeds three years. The nine year duration of each corporate allocation agreement is necessary to ensure, among other things, that WRM and the Company comply with any reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ listed Wynn Resorts, Limited and its subsidiaries including the Group, and will afford a greater degree of stability and continuity to our business. We believe this arrangement helps us maximize our resources and increase efficiency, and in certain circumstances, is necessary to satisfy regulatory requirements requiring the consolidation of accounts.

In any event, under the corporate allocation agreements, we are able to terminate the agreements prior to the expiry of the initial term by (1) mutual written consent and (2) unilaterally upon 60 days’ prior written notice. Wynn Resorts, Limited may terminate the agreements (1) by mutual written consent, (2) unilaterally upon 60 days’ prior written notice and (3) upon written notice following default by the Company or WRM, as the case may be, under any promissory note, indenture, loan agreement or other instrument or evidence of indebtedness.

The corporate allocation agreement between WRM and Wynn Resorts, Limited is an existing arrangement that was formalized on 1 January 2007. As Wynn Resorts, Limited is a NASDAQ-listed company, there are certain reporting, legal, tax, accounting and disclosure requirements that apply to the Wynn Group. The arrangement under the corporate allocation agreements is to ensure, among other things, that Wynn Resorts, Limited will have personnel available to work with WRM and the Company to comply with such requirements. Also, through this arrangement, the Company and WRM will not require to have its own separate team of personnel with specialist knowledge to work on ensuring that, as subsidiaries of Wynn Resorts, Limited, they comply with the relevant continuing obligations of its parent. As these reporting, legal, tax, accounting and disclosure requirements applicable to Wynn Resorts, Limited are continuing obligations, the relative long duration of the arrangement is to ensure that there is a core team of persons who will oversee such on-going compliance work and consistency among the companies within the Wynn Group to meet such requirements. This arrangement maximizes the Group’s resources and increases efficiency, and that it is normal business practice for the arrangement to continue for a period beyond three years.

Based on the foregoing, our Directors, including the INEDs, are of the opinion that a term exceeding three years is required for each corporate allocation agreement and confirm that it is normal business practice for contracts of this type to be of such duration.

Non-Exempt Continuing Connected Transactions Subject to Reporting, Announcement and Independent Shareholders’ Approval Requirements

After completion of the Reorganization, the following transaction will be regarded as continuing connected transaction subject to reporting, announcement and independent shareholders’ approval requirements under.

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CONNECTED TRANSACTIONS

1.	Intellectual Property License Agreements

Background:    During the three years ended 31 December 2008 and the six months ended 30 June 2009, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM the Intellectual Property Rights, which include the right to use certain trademarks and domain names including those set forth in Appendix VI, “Statutory and General Information — B. Intellectual Property Licensed to the Group,” and the right to use certain Intellectual Property Rights, including the “WYNN”-related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN.” For each of the years ended 31 December 2006, 2007 and 2008, Wynn Resorts Holdings, LLC charged WRM approximately HK$59.2 million, HK$284.9 million and HK$572.1 million, respectively, for the license. Wynn Macau opened to the public in September 2006 and the license fee charged in 2006 did not represent a full year of operations. Since 2007, the license fee charged reflects full years of operation of WRM.

Connected Persons:

•	Wynn Resorts, Limited. As described above, Wynn Resorts, Limited is our connected person.

•	WRL Group. As described above, any entity within the WRL Group is also a connected person of the Company.

Connected Transactions:    Any license granted by Wynn Resorts, Limited and any entity within the WRL Group, both being connected persons of the Company, to us will be connected transactions under the relevant rules and regulations, and any continuing license after the completion of the Reorganization will constitute continuing connected transactions under the relevant rules and regulations.

Pricing:    The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million per month. The license fees paid by WRM in 2006 and 2007 have been examined by an independent appraiser engaged by Wynn Resorts, Limited, who has concluded that the license fees represented an arms length royalty rate within the range of license fees charged by comparable licensors identified by the independent appraiser. Intellectual property licensing fees are commonly charged and payable on the basis of a percentage of gross revenues. Any development or expansion to the business (including Encore at Wynn Macau and the potential Cotai project or other developments) is expected to utilize the Intellectual Property Rights. For this reason, we expect that the fees we will pay will increase in line with increases to our IP gross revenues. The imposition of a monetary cap on the 3% royalty rate would effectively require Wynn Resorts Holdings, LLC to charge a fee that is less than what would have been the case had the parties been permitted to negotiate at arm’s length and on commercial terms. Furthermore, as the license fee is calculated as a percentage of IP gross monthly revenues, any proposed monetary cap for the license fee would be interpreted as a forecast of WRM’s or the Company’s IP gross revenues. Based on the foregoing, our Directors, including the INEDs, are of the opinion that, after the completion of the Reorganization, each intellectual property license agreement should not be subject to an annual cap amount expressed in monetary terms.

For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the accounting policies as stated in the Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II” and prepared in accordance with IFRS as in effect at

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CONNECTED TRANSACTIONS

31 December 2008. If any other subsidiary of our Company (other than WRM) requires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents, for the periods indicated, a reconciliation of total operating revenues (as reported in the Company’s financial statements) to WRM’s IP gross revenues as used for purposes of the intellectual property license agreement between WRM and the Licensors.

	For the year ended 31 December			For the six months ended 30 June

	2006	2007	2008	2008	2009
	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands, except for averages)
Total operating revenues	2,293,468	10,858,185	14,710,576	7,963,617	6,660,353
Commissions and discounts which were netted against operating revenues(1)	475,749	2,578,860	3,779,159	2,104,935	1,703,354
Promotional allowances(1)	94,542	375,998	575,407	284,735	283,309

Total IP Gross Revenues	2,863,759	13,813,043	19,065,142	10,353,287	8,647,016

Note:

(1)	For the purposes of calculating the IP gross revenues, the aggregate of the commissions and discounts, and the promotional allowances for the relevant interim financial period will be disclosed in our future interim reports.

For the year ended 31 December 2008, the annual license fee paid by WRM was HK$572.1 million, representing 3% of WRM’s IP gross revenues. Such fee also represented approximately 3.9% of the Group’s total operating revenues for 2008. For the six months ended 30 June 2009, the aggregate license fee paid was HK$259.4 million, representing 3% of WRM’s IP gross revenues and 3.9% of the operating revenues, respectively. The Company will disclose in the financial statements included in its interim and annual reports, the Group’s IP gross revenues for the relevant interim financial period or fiscal year, as the case may be, and the license fees paid in connection with the IP License Arrangement during the same period.

Any change to the basis of calculation of the IP gross revenues will be subject to the approval of independent Shareholders unless the intellectual property license agreements are no longer non-exempt continuing connected transactions requiring independent Shareholders’ approval under the relevant rules and regulations.

Future license:    [Each of the Company and WRM have entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which will have a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described above. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Stephen A. Wynn, in respect of a third parties’ intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.]

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CONNECTED TRANSACTIONS

Term and termination:    The term of the IP License Arrangement exceeds three years. Given the significance of the Intellectual Property Rights to our business, the perpetual term will afford a greater degree of stability and continuity to our business.

[The Licensors have the right to terminate the IP License Arrangement in the following circumstances:

(1) Wynn Resorts, Limited or its nominees cease to hold more than 50% of the voting rights to the ordinary shares in the Company or WRM;

(2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the Intellectual Property Rights (“Relevant Subsidiaries”); or

(3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of the Licensors or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be.

If Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the Intellectual Property Rights, they must seek the prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, before such termination.]

Based on the foregoing, our Directors, including the INEDs, are of the opinion that a term exceeding three years is required for the IP License Arrangement, and that the perpetual term, coupled with the termination provisions, is beneficial to us, and confirm that it is normal business practice for contracts of this type to be of such duration. The IP License Arrangement is in the ordinary and usual course of our business; and the terms of the agreements are on normal commercial terms, fair and reasonable, consistent with normal business practice, and in the interest of our Shareholders as a whole.

WAIVERS

Continuing connected transactions after the Reorganization

Our Directors, including the INEDs, are of the opinion that the transactions described in the section above titled “Continuing Connected Transactions” have been entered into, and will be carried out following the completion of the Reorganization, in the ordinary and usual course of our business and on normal commercial terms, as the case may be, from the perspective of our Company, and that the terms of the transactions and the annual caps (whether expressed as monetary amounts or a percentage of revenues) below are fair and reasonable and in the interests of our Shareholders as a whole.

No waivers applied for in respect of certain categories of connected transactions

For the continuing connected transactions described in the section above titled “Exempt Continuing Connected Transactions,” each of the percentage ratios (other than profits ratio), where applicable, calculated by reference to the relevant rules and regulations, is expected on an annual basis to be less than 0.1%. Accordingly, these transactions qualify under the relevant rules and regulations as de minimis transactions that are exempt from the reporting, announcement and independent shareholders’ approval requirements.

Waivers from compliance with announcement and independent shareholders’ approval requirements

The transactions described in the section above, “Non-Exempt Continuing Connected Transactions Subject to Reporting and Announcement Requirements” (the “discloseable continuing connected transactions”), constitute

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CONNECTED TRANSACTIONS

continuing connected transactions that are subject to reporting and announcement requirements under the relevant rules and regulations on each occasion on which they arise following the completion of the Reorganization.

Each transaction described in the section above, “Non-Exempt Continuing Connected Transactions Subject to Reporting, Announcement and Independent Shareholders’ Approval Requirements” (the “non-exempt continuing connected transaction”), constitutes continuing connected transaction which is subject to (1) reporting and announcement requirements under the relevant rules and regulations, and (2) independent shareholders’ approval requirements set out in the relevant rules and regulations on each occasion on which it arises following the completion of the Reorganization.

In relation to the discloseable continuing connected transactions described above, each of the percentage ratios (other than the profit ratios) based on the relevant annual cap as set out below, where applicable, in relation to each of these categories is, on an annual basis, expected to be less than 2.5% under the relevant rules and regulations. Accordingly, such transactions are exempt from the independent shareholders’ approval requirement but are subject to the reporting and announcement requirements set out in the relevant rules and regulations.

Based on the foregoing, we apply for the waivers in connection with the discloseable continuing connected transactions and non-exempt continuing connected transactions. The following table presents a summary of these waivers.

Summary of waivers

Nature of Transaction	Waiver Sought

Discloseable continuing connected transactions

Worldwide Wynn Employment Framework Agreement	Waiver from announcement requirements for the initial term of the agreement which will expire on 31 December 2011

Marketing and Secondment Services Framework Agreement	Waiver from announcement requirements for the initial term of the agreement which will expire on 31 December 2011

Design Services Framework Agreement	Waiver from announcement requirements for the initial term of the agreement which will expire on 31 December 2011

Corporate Allocation Agreements	Waiver from announcement requirements for the initial term of the agreement which will expire on 31 December 2017

Non-exempt continuing connected transactions

Intellectual Property License Agreements	Waiver from announcement and independent shareholders’ approval for a term which will expire on 26 June 2022

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CONNECTED TRANSACTIONS

The following table presents the applicable limit for the maximum aggregate annual value, if any, for the discloseable and non-exempt continuing connected transactions in respect of the relevant rules and regulations.

Annual cap table

	Annual Cap for the year ended 31 December(1)
Discloseable continuing connected transactions	2009		2010		2011
	HK$	US$	HK$	US$	HK$	US$
	(in millions)
1. Worldwide Wynn Employment Framework Agreement	69.8	9.0	71.3	9.2	72.9	9.4

2. Marketing and Secondment Services Framework Agreement	88.7	11.4	97.6	12.6	107.4	13.9

3. Design Services Framework Agreement	31.2	4.0	34.3	4.4	37.8	4.9

Note:

(1)	The applicable annual cap will be the higher of the US$ limit and HK$ limit.

	Annual Cap for the Year ended 31 December(1)
Discloseable continuing connected transaction	2009		2010		2011		2012		2013		2014		2015		2016		2017
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
	(in millions)

4. Corporate Allocation Agreements

• Wynn Resorts, Limited providing the services to us	159.0	20.5	170.9	22.1	183.7	23.7	197.5	25.5	212.3	27.4	228.3	29.5	245.4	31.7	263.8	34.0	276.8	35.7

• Our Group providing the services to Wynn Resorts, Limited	15.5	2.0	17.1	2.2	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4

Note:

(1)	The applicable annual cap will be the higher of the US$ limit and HK$ limit.

In relation to each intellectual property license agreement, our Directors consider that it would not be appropriate for the agreement to be subject to, among other things, the announcement and independent shareholders’ approval requirements of the relevant rules and regulations. Accordingly, we have applied to the relevant authorities for a waiver pursuant to the relevant rules and regulations from strict compliance with the applicable disclosure, reporting and independent shareholders’ approval requirements under the relevant rules and regulations for a term which will expire on 26 June 2022 and allow the annual cap for the license fees payable to Wynn Resorts Holdings, LLC under each intellectual property license agreement to be the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million per month. The waiver will be for a fixed period, and such period will not be reduced or extended regardless of whether there is a change to the term or the nature of the Concession Agreement. The waiver will not be automatically extended beyond 26 June 2022 unless permitted under the then-applicable requirements of the relevant rules and regulations. As the IP License Arrangement is for a perpetual term, the Company will be required to comply with the then-applicable requirements of the relevant rules and regulations or, alternatively, obtain any waivers from strict compliance with such requirements after 26 June 2022, if such waivers are available. The intellectual property license agreements provide that if, after 26 June 2022, any requisite approval (including, if applicable, independent Shareholders’ approval) under the then-applicable relevant rules and regulations to continue the IP License Arrangement is not obtained or waived (to the extent it may be waived), the IP License Arrangement will automatically terminate.

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CONNECTED TRANSACTIONS

The Intellectual Property Rights are important to our business and if we lose those rights, including the right to use the “WYNN” brand name, it would cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations.

It is normal business practice for agreements such as the intellectual property license agreements to be of relatively long durations. Given WRM’s business in Macau is subject to the terms and conditions under the Concession Agreement and the 20-year concession expires on 26 June 2022, which is approximately 13 years after the date of this document, securing the right to use the brand during the term of the concession will provide stability to the operations of our Group. Given the importance of the “WYNN” brand name to the continued business operations of the Group, the IP License Arrangement is put in place to protect the Shareholders and the Group from unnecessary risks of losing the right to use the “WYNN” brand name during the term of the concession. In this connection, a waiver from strict compliance with the applicable disclosure, reporting and independent shareholders’ approval requirements under the relevant rules and regulations for a period of approximately 13 years is reasonable and is in line with normal business practice.

Confirmation

It is confirmed that (1) the non-exempt continuing connected transactions described above are in the ordinary and usual course of our business, on normal commercial terms, fair and reasonable and in the interest of our Shareholders as a whole; (2) the annual caps for such non-exempt continuing connected transactions are fair and reasonable as far as our Shareholders as a whole are concerned; (3) the non-exempt continuing connected transactions not having a cap expressed in a monetary amount are fair and reasonable and in the interest of our Shareholders as a whole; and (4) the duration of each corporate allocation agreement is fair and reasonable and in the interest of our Shareholders as a whole.

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DIRECTORS AND SENIOR MANAGEMENT

BOARD OF DIRECTORS

Our Board consists of nine Directors, of whom three are executive Directors, three are non-executive Directors and the remaining three are INEDs. The executive Directors and non-executive Directors are appointed for a term not exceeding three years, and our INEDs are appointed for an initial period of two years, with one-third of our Board retiring at each annual general meeting provided that every Director shall be subject to retirement at an annual general meeting at least once every three years.

The following table presents certain information in respect of the members of our Board.

Members of our Board

Name	Age	Position	Date of Appointment
Stephen A. Wynn	67	Chairman of the Board, Chief Executive Officer and President	4 September 2009
Ian Michael Coughlan	50	Executive Director	4 September 2009
Linda Chen	42	Executive Director and Chief Operating Officer	[•] September 2009
Kazuo Okada	66	Non-executive Director	[•] September 2009
Allan Zeman, GBS, JP	61	Non-executive Director	4 September 2009
Marc D. Schorr	61	Non-executive Director	[•] September 2009
Nicholas Sallnow-Smith	59	INED	[•] September 2009
Bruce Rockowitz	50	INED	[•] September 2009
Jeffrey Kin-fung Lam, SBS, JP	57	INED	[•] September 2009

Executive Directors

Mr. Stephen A. Wynn, aged 67, is an executive Director, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively.

Mr. Ian Michael Coughlan, aged 50, is an executive Director of the Company. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan has a Diploma from Shannon College of Hotel Management, Ireland.

Ms. Linda Chen, aged 42, is an executive Director and the Chief Operating Officer of the Company and WRM, the latter being a position she has held since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen is also a director of Wynn Resorts, Limited and President of Wynn Marketing.

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DIRECTORS AND SENIOR MANAGEMENT

In these positions, which she will continue to hold after the Reorganization, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Wynn Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

Non-executive Directors

Mr. Kazuo Okada, aged 66, is a non-executive Director of the Company. Mr. Okada is also a non-executive director of Wynn Resorts, Limited and has served as Vice Chairman of the board since October 2002. In 1969, Mr. Okada founded Universal Lease Co. Ltd., which became Aruze Corp. in 1998, a company listed on the Japanese Association of Securities Dealers Automated Quotation Securities Exchange. In 1983, Mr. Okada also founded Universal Distributing Nevada, Inc., which changed its name to Aruze Gaming America, Inc. in 2005. Aruze Corp. is a Japanese manufacturer of pachislot and pachinko machines, amusement machines, and video games for domestic sales. Aruze Gaming America, Inc. is a manufacturer and distributor of gaming machines and devices in the United States and is expanding its sales business in Asia, Australia and South Africa. Mr. Okada currently serves as director and Chairman of the board of Aruze Corp., as director, President, Secretary and Treasurer of Aruze USA, which is a wholly owned subsidiary of Aruze Corp., and as director, President, Secretary and Treasurer of Aruze Gaming America, Inc.

Dr. Allan Zeman, GBS, JP, aged 61, is a non-executive Director of the Company. He is also a non-executive director of Wynn Resorts, Limited, a position he has held since October 2002. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited in Hong Kong. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong.

Dr. Zeman is on the board of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange. Dr. Zeman is an independent non-executive director of The Link Management Limited, a subsidiary of the Hong Kong listed Link Real Estate Investment Trust.

Dr. Zeman is a member of the Tourism Strategy Group (TSG) for the Hong Kong Tourism Commission, the Business Facilitation Advisory Committee, Food Business Task Force for Business Facilitation Advisory Committee, the Committee on Economic Development and Economic Cooperation with Mainland established under the Commission on Strategic Development, the Vocational Training Council, the West Kowloon Cultural District Authority (“WKCDA”), the Consultation Panel of the WKCDA, WKCDA Development Committee, WKCDA Investment Committee, and WKCDA Performing Arts Committee (of which Dr. Zeman is the Chairman). In 2001, Dr. Zeman joined the Richard Ivey School of Business’ Asian Advisory Board.

In 2001, Dr. Zeman was appointed a Justice of the Peace, and was awarded the Gold Bauhinia Star in 2004. He has also been awarded an honorary Doctor of Laws Degree (LL.D.) from The University of Western Ontario, Canada.

Mr. Marc D. Schorr, aged 61, is a non-executive Director of the Company. He is also the Chief Operating Officer of Wynn Resorts, Limited, a position he has held since June 2002, and a Director of WRM. Mr. Schorr

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has over 30 years of experience in the casino gaming industry. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino Lamore, LLC. Prior to joining the Wynn Group, Mr. Schorr was the President of The Mirage Casino-Hotel from January 1997 until May 2000 and, prior to this position, was the President and Chief Executive Officer of Treasure Island at The Mirage from August 1992. His experience also includes establishing a casino marketing department and a branch office network throughout the United States as director of Casino Marketing for the Golden Nugget in Las Vegas in 1984 and managing the Golden Nugget in Laughlin, Nevada and its multi-million dollar expansion program in 1989 in his position as President and Chief Executive Officer.

Independent non-executive Directors

Mr. Nicholas Sallnow-Smith, aged 59, is an INED of the Company. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also an independent non-executive director of Dah Sing Financial Holdings Limited, a company listed on the Hong Kong Stock Exchange, the Chairman of LionRock Master Fund Limited in Singapore and a member of the Advisory Board of Winnington Group. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers in 1996 to 2000 and Chairman of the Matilda Child Development Centre. He is an independent member of the English School Foundation Board of Governors, a director of the Hong Kong Philharmonic Society, Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasures Representative) and a member of General Committee of The British Chamber of Commerce in Hong Kong. He is also the Chairman of AFS Intercultural Exchanges Ltd. in Hong Kong.

Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Mr. Bruce Rockowitz, aged 50, is an INED of the Company. Mr. Rockowitz is also the President of Li & Fung (Trading) Ltd, the principal operating subsidiary of Li & Fung Limited, a company listed on the Hong Kong Stock Exchange. Mr. Rockowitz has been an executive director of Li & Fung Limited since 2001 and was the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Initiative, an industry center for retail at the University of Pennsylvania. In December 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In addition to his position at Li & Fung, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore and Taiwan and soon to be opening in mainland China. As non-executive Chairman of The Pure Group, Mr. Rockowitz provides strategic vision and direction to the senior management of The Pure Group.

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DIRECTORS AND SENIOR MANAGEMENT

Mr. Jeffrey Kin-fung Lam, SBS, JP, aged 57, is an INED of the Company. Mr. Lam is a Member of the National Committee of the Chinese People’s Political Consultative Conference, a Member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a Member of the board of the West Kowloon Cultural District Authority and a Member of the Independent Commission Against Corruption’s Advisory Committee on Corruption. Mr. Lam is also a Council Member of the Hong Kong Trade Development Council, a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council.

Mr. Lam was awarded the Young Industrialist Award of Hong Kong in 1989 and the Outstanding Award — Hong Kong Toy Industry in 1999. In 1996, Mr. Lam was appointed Justice of the Peace and became a Member of the Most Excellent Order of the British Empire. In 2004, he was awarded the Silver Bauhinia Star Award. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Directors).

Senior management

Name	Age	Position
Frank Xiao	41	Senior Executive Vice President — Premium Marketing#
Jay Dee Clayton	56	Executive Vice President — Gaming#
Doreen Marie Whennen	54	Executive Vice President — Hotel Operations#
Jay M. Schall	36	Senior Vice President — Legal*#
Robert Alexander Gansmo	40	Vice President — Chief Financial Officer#
Andre Mung Dick Ong	40	Vice President — Chief Information Officer#
Mo Yin Mok	48	Vice President — Human Resources#
Thomas Patrick Connolly	36	Vice President — Food & Beverage#
Bernadette Theresa Keefe	57	Executive Director — Casino Finance#
Peter James Barnes	50	Executive Director — Security & Corporate Investigations*#
Hugh Henry John Fraser	52	Director — Table Games (Wynn Club)#
Dianne Fiona Dennehy	53	Director — Table Games (Main Floor)#
Craig Arthur Raymond Mitchell	48	Director — Slot Operations#
Nathan Scott Fisher	41	Director — Surveillance#

*	Position held in the Company.
#	Position held in WRM.

Mr. Frank Xiao, aged 41, is the Senior Executive Vice President — Premium Marketing of WRM, a position he has held since August 2006. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for Wynn Marketing and Worldwide Wynn, LLC between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Jay Dee Clayton, aged 56, is the Executive Vice President — Gaming of WRM, a position he has held since May 2006. Mr. Clayton is responsible for assisting the President of the Company in providing leadership and operational direction for the development and operation of Wynn Macau, with a particular focus on gaming

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DIRECTORS AND SENIOR MANAGEMENT

operations. Mr. Clayton joined the gaming industry in 1975 and has over 25 years of experience in the industry, having served at gaming companies including Del Webb, Harrah’s, Caesar’s, and Mirage Resorts. Over his career, Mr. Clayton gained experience in a wide range of assignments including training and development, marketing and promotions, player development, project management and operations. Prior to joining WRM, Mr. Clayton held executive roles at MGM Grand Detroit Casino, where he served from January 2000. Mr. Clayton served as General Manager of MGM Grand Darwin in Australia where he was the Chief Liaison between the company and Australia’s Northern Territory Racing and Gaming Authority. Mr. Clayton acquired a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas in 1989. Prior to that, Mr. Clayton obtained a Bachelor of Science Degree from Utah State University in 1975 and an Associate’s Degree in Culinary Arts from the Atlantic Community College in Mays Landing, New Jersey in 1985.

Ms. Doreen Marie Whennen, aged 54, is the Executive Vice President — Hotel Operations of WRM, a position she has held since May 2007. Ms. Whennen is responsible for overseeing the hotel operations of Wynn Macau. Ms. Whennen has over 20 years of experience in the hospitality industry. She joined Valvino Lamore, LLC in 2000 and prior to joining the Group, she held various positions at The Mirage, which she joined in 1989, including Front Office Manager, director of Guest Services and Vice President of Hotel Operations. Ms. Whennen started her career in 1987 as an Assistant Front Desk Manager at the Tropicana Hotel, Las Vegas. In 1988, she was promoted to Front Desk Manager.

Mr. Jay M. Schall, aged 36, is the Senior Vice President — Legal of the Company and WRM. He has held senior legal positions with WRM since 2006. In his role, Mr. Schall is supported by three Macau lawyers who assist him on matters concerning Macau law. Mr. Schall has also been extensively involved in the development and implementation of a set of comprehensive anti-money laundering policies and related procedures for WRM. He has over ten years of experience in the legal field, including over five years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude) from Tulane University School of Law.

Mr. Robert Alexander Gansmo, aged 40, is the Vice President — Chief Financial Officer of WRM, a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of WRM, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of WRM’s general finance departments. His duties include coordinating with the corporate finance department and financial reporting. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the director of Financial Reporting from November 2002. Prior to joining the Wynn Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. He became a certified public accountant in the State of California in 1997.

Mr. Andre Mung Dick Ong, aged 40, is the Vice President — Chief Information Officer of WRM, a position he has held since March 2007. Mr. Ong is responsible for the strategic planning and deployment of information systems and technology for the Group. Prior to taking up this role, Mr. Ong was the executive director, Chief Information Officer of WRM, a position he held from June 2003. Before joining our Group, Mr. Ong served at Shangri-La Hotels & Resorts where, from August 2001 until May 2003, he was the director of Corporate Information Technology and was responsible for the planning and deployment of information technology for the group of 40 hotels and five regional sales offices, and prior to 1993, he was director of Technology Support as well as Systems Support Manager. Mr. Ong has more than ten years of experience in the hospitality industry and extensive skills in technology consultation, vendor management, technical training and software development.

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Mr. Ong was educated in Western Australia and obtained a Bachelor of Engineering Degree in Computer Systems from Curtin University of Technology in 1991.

Ms. Mo Yin Mok, aged 48, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

Mr. Thomas Patrick Connolly, aged 36, is the Vice-President — Food & Beverage of WRM, a position he has held since July 2008. Prior to taking this position, Mr. Connolly was the Director — Food & Beverage, a position he assumed in April 2007. Mr. Connolly is responsible for all aspects of WRM’s food & beverage operations. Prior to joining the Group, Mr. Connolly was Assistant Food & Beverage Manager at The Peninsula Hong Kong, a role he held from March 2006 until May 2007. His experience also includes managing The Mandarin Grill at The Mandarin Oriental Hong Kong from October 1999 until November 2000, managing JJ’s at The Grand Hyatt Hong Kong, managing the opening of a major Hyatt food and beverage operation in South Korea, and serving as General Manager of Jean Georges in Shanghai, China, which he opened with world-renowned chef Jean Georges Vongerichten in 2004.

Ms. Bernadette Theresa Keefe, aged 57, is the Executive Director — Casino Finance of WRM, a position she has held since April 2009. Prior to taking this position, Ms. Keefe was the Director — Casino Finance, a position she assumed in May 2007. She is responsible for cage operations, credit and collections within the finance department. Ms. Keefe has also been extensively involved in the development and implementation of a set of comprehensive anti-money laundering policies and related procedures for WRM. Ms. Keefe has 33 years of experience in the casino industry. Prior to joining the Group, Ms. Keefe worked with the regulatory body responsible for overseeing casino operations in Queensland, Australia as the Casino’s Primary Liaison Officer. Ms. Keefe was Cage Manager of the Sun City Casino in South Africa prior to moving to Australia where she held a number of managerial roles in various casinos including Head Cashier at Diamond Beach Casino, Cage Manager at Burswood Resort Casino and Casino Controller, Compliance Manager and finally Regulatory Affairs Manager covering both Conrad Jupiters and Conrad Treasury. She has also been involved in the opening of numerous casinos around the world, including Sun City in South Africa, Oceanic Independence Cruise Ship in Perth, Australia, and Conrad Treasury in Queensland, Australia. Ms. Keefe holds a Bachelor of Science Degree, from the University of the Witwatersrand in South Africa.

Mr. Peter James Barnes, aged 50, is the Executive Director — Security & Corporate Investigations of WRM, and the Company. Mr. Barnes has served in the same position at WRM since July 2008. Mr. Barnes is responsible for all aspects of WRM’s security and corporate investigations. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Prior to joining the Group, Mr. Barnes was the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in

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Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997.

Mr. Hugh Henry John Fraser, aged 52, is the Director — Table Games (Wynn Club) of WRM, a position he has held since January 2006. Mr. Fraser is responsible for overseeing, managing and leading the operations of all casino gaming in Wynn Macau’s Wynn Club. He has over 30 years of experience in the casino industry and, prior to joining our Group, Mr. Fraser was the Casino Manager of Crown Casino in Melbourne, Australia, where he was responsible for the execution of the overall strategic direction of the casino operation. His other experience includes being part of the management team that opened the 45 Park Lane Casino in Mayfair, London and being a Pit Manager and Baccarat Trainer for the VIP international room in the Burswood Casino in Perth, Western Australia. Mr. Fraser started his gaming career in 1976 at the London based Caesar Palace Casino as a dealer before joining the Playboy Casino on Park Lane. Mr. Fraser also received an Executive Certificate in Business Management from Monash University in Melbourne, Australia.

Ms. Dianne Fiona Dennehy, aged 53, is the Director — Table Games (Main Floor) of WRM, a position she has held since September 2005. Ms. Dennehy is responsible for the overall operations of WRM’s main floor table games operation. Ms. Dennehy has over 30 years of experience in the casino industry in Australia and other countries in a number of casinos and roles in table games operations, cash desk, slots, VIP and guest relations, human resources and training development. Prior to joining the Group, she was involved in the opening of casino properties in Australia, Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

Mr. Craig Arthur Raymond Mitchell, aged 48, is the Director — Slot Operations of WRM, a position he has held since June 2008. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell has held management roles in various hospitality related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States.

Mr. Nathan Scott Fisher, aged 41, is the Director — Surveillance of WRM, a position he has held since April 2009. Mr. Fisher is responsible for overseeing surveillance operations and technical functions as well as ensuring compliance with all gaming regulations. Prior to this position, Mr. Fisher was the Surveillance Operations Manager of WRM, a position he held from May 2008. He joined WRM as Surveillance Shift Manager in May 2006 and was promoted to Assistant Operations Manager — Surveillance in May 2007. Mr. Fisher has over 15 years of experience in the gaming industry. Prior to joining the Group, Mr. Fisher worked at Jupiter’s Gold Coast, Australia, as Surveillance — Acting Shift Manager, from 2001 until 2006, where he was responsible for managing the surveillance team and monitoring gaming and non-gaming areas for compliance as well as games and assets protection. Mr. Fisher started his gaming career as a dealer in 1993.

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JOINT COMPANY SECRETARIES

The Company has appointed Mrs. Seng Sze Ka Mee, Natalia and Ms. Kwok Yu Ching as joint company secretaries of the Company to allow them to share duties and responsibilities in a complementary manner and ensure that adequate attention would be given to the affairs of the Company. Particulars of Mrs. Seng Sze Ka Mee, Natalia and Ms. Kwok Yu Ching are set forth as follows:

Mrs. Seng Sze Ka Mee, Natalia, aged 52, is a joint company secretary of the Company. Mrs. Seng is an executive director of Tricor Services Limited and Joint Head of its Corporate Services Division. Mrs. Seng is a Fellow of The Hong Kong Institute of Chartered Secretaries, The Institute of Chartered Secretaries and Administrators and The Hong Kong Institute of Directors. Mrs. Seng has over 25 years of experience in corporate advisory services. Prior to joining Tricor Group, Mrs. Seng was a Director of Company Secretarial Services at Ernst & Young, Hong Kong from 1994 to 2002. Mrs. Seng holds an Executive MBA from City University of Hong Kong. Mrs. Seng is currently the company secretary of China Merchants Bank Co., Ltd. and Parkson Retail Group Limited, both of which are listed on the Hong Kong Stock Exchange, and is the company secretary of the manager of Prosperity Real Estate Investment Trust, a real estate investment trust listed on the Hong Kong Stock Exchange.

Ms. Kwok Yu Ching, aged 44, is a joint company secretary of the Company. She is a Senior Manager of Corporate Services Division of Tricor Services Limited. Ms. Kwok, Chartered Secretary, is an Associate of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. She has been providing professional services to companies listed on the Hong Kong Stock Exchange for over 20 years. Prior to joining Tricor Services Limited in 2002, Ms. Kwok was the Senior Manager of Company Secretarial Services at Ernst & Young and Tengis Limited in Hong Kong.

COMMITTEES UNDER THE BOARD OF DIRECTORS

Audit Committee

The Company has established an audit committee. The primary duties of the audit committee will be to review and supervise the financial reporting process and internal control system of the Group, review and approve connected transactions and provide advice and comments to the board of Directors. The audit committee consists of three members, Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz, both of whom are INEDs of the Company, and Dr. Allan Zeman, who is a non-executive Director of the Company. Mr. Nicholas Sallnow-Smith is the Chairman of the audit committee.

Remuneration Committee

The Company has also set up a remuneration committee which consists of four members, Mr. Marc D. Schorr, who is a non-executive Director of the Company, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, whom are all INEDs of the Company. The primary duties of the remuneration committee are to review and determine the terms of remuneration packages, bonuses and other compensation payable to our Directors and other senior management. Mr. Nicholas Sallnow-Smith is the Chairman of the remuneration committee.

Nomination and Corporate Governance Committee

The Company has established a nomination and corporate governance committee. The primary duties of the nomination and corporate governance committee are to make recommendations to our Board on the appointment of Directors and management of Board succession. The nomination and corporate governance committee consists of three members, Mr. Nicholas Sallnow-Smith and Mr. Jeffrey Kin-fung Lam, both of whom are INEDs of the

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DIRECTORS AND SENIOR MANAGEMENT

Company, and Dr. Allan Zeman, who is a non-executive Director of the Company. Mr. Jeffrey Kin-fung Lam is the Chairman of the nomination and corporate governance committee.

RETIREMENT SCHEMES

Our employees participate in the Social Security Fund, under which we are required to make a monthly contribution of MOP30 per month for every employee. The Macau government is responsible for the planning, management and supervision of the Social Security Fund, including collecting and investing the contributions and paying out the pensions to the retired employees; we do not have any obligations to pay any pension to any retired employees under the fund scheme. Aside from the Social Security Fund, Wynn Macau also voluntarily set up a Provident Fund for its employees as part of its employee benefits package. The total amounts of contributions we made for such employee pension schemes for each of the financial years ended 31 December 2006, 2007 and 2008 were approximately HK$7.4 million, HK$35.4 million and HK$48.3 million, respectively; the contributions are primarily employer contributions to the Provident Fund. Wynn Macau stopped making voluntary employer contributions to the Provident Fund in March 2009. Worldwide Wynn employees that are seconded to Wynn Macau participate in U.S. 401(k) plans, and the employer contribution for these 401(k) plans are recorded as an expense to Wynn Macau.

SHARE OPTION SCHEME

The Share Option Scheme was adopted by resolutions of our Board on [•] 2009, and its implementation is conditional. The options granted under the Share Option Scheme do not give immediate ownership of the underlying shares. Accordingly, these options may only become meaningful to the grantees after their contributions have created value for our Company. For details relating to selection criteria, eligibility and determination of entitlement, and principal terms, see Appendix VI, “Statutory and General Information — Share Option Scheme.” As at the date of this document, no option had been granted under the Share Option Scheme.

WRL GROUP STOCK PLAN

Wynn Resorts, Limited established the 2002 Stock Incentive Plan (the “Stock Plan”) which provides for the grant of (i) incentive stock options, (ii) compensatory (i.e., non qualified) stock options, and (iii) non-vested shares of Wynn Resorts, Limited’s common stock for employees, directors and independent contractors or consultants of Wynn Resorts, Limited and its subsidiaries, including us. However, only employees are eligible to receive incentive stock options.

A maximum of 9,750,000 shares of Wynn Resorts, Limited’s common stock has been reserved for issuance under the Stock Plan. As at 30 June 2009, 697,212 shares remain available for the grant of stock options or non-vested shares of Wynn Resorts, Limited common stock.

After 30 June 2009, no further grants will be made under the Stock Plan to our employees or directors, other than grants to those of our directors who are also employees or directors of the companies in the WRL Group in such capacity.

During 2008, we recognized approximately HK$32.2 million of equity-settled, share-based payment expense relating to stock options and non-vested shares of Wynn Resorts, Limited’s common stock. We classify this share-based payment expense in the same financial statement line items as cash compensation, and therefore such expense was included in staff cost, with a corresponding increase to other reserves.

Options are granted with exercise prices equal to the current market price at the date of grant. The Stock Plan provides for a variety of vesting schedules, including: immediate; 10% each year over ten years; 25% each year over four years; 33.33% for each of the third, fourth and fifth years; cliff vesting at a determined date; and others to be determined at the time of grant. All options expire ten years from the date of grant.

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The following table presents a summary of option activity under the Stock Plan as it relates to us as at 30 June 2009 and the changes during the year then ended.

Stock Plan option activities summary

	Number Of Options	Weighted Average Exercise Price (HK$)	Weighted Average Exercise Term (Years)
Outstanding as at 1 January 2008	287,863	422
Granted during the year	237,500	837
Exercised during the year	(8,612)	248

Outstanding as at 31 December 2008	516,751	613	7.6

Shares exercisable as at 31 December 2008	93,309	386	5.8

Outstanding as at 1 January 2009	516,751	613
Granted during the period	245,000	365
Exercised during the period	—	—
Transfer of employee to affiliate	(81,250)	413

Outstanding as at 30 June 2009	680,501	548	8.3

Shares exercisable as at 30 June 2009	111,164	421	5.6

The weighted average fair value of options granted during the year ended 31 December 2008 and the six months ended 30 June 2009 was approximately HK$487 and HK$214, respectively. There were no stock options granted during the years ended 31 December 2006 or 2007. The total intrinsic value of the options exercised for the years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2009 was HK$73.9 million, HK$31.1 million, HK$17.3 million and nil, respectively. No tax benefits were recognized since these tax benefits did not reduce taxes payable.

The following table presents a summary of the status of the Stock Plan’s non-vested shares relating to us as at 30 June 2009 and changes during the year then ended is set out below.

Stock Plan non-vested shares status

	Number of Shares	Weighted Average Grant Date Price (HK$)
Non-vested as at 31 December 2007	90,000	401
Granted during the year	106,250	837
Cancelled during the year	(7,500)	637

Non-vested as at 31 December 2008	188,750	712

Non-vested as at 31 December 2008	188,750	712
Granted during the period	—	—
Cancelled during the period	—	—

Non-vested as at 30 June 2009	188,750	712

Approximately HK$93.2 million and HK$85.3 million of unamortized compensation cost relating to nonvested shares of Common Stock at 31 December 2008 and 30 June 2009 will be recognized as compensation over the

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DIRECTORS AND SENIOR MANAGEMENT

vesting period of the related grants through December 2016 respectively. The fair value per option was estimated on the date of grant using the following weighted-average assumptions noted in the table below. There were no stock options granted during the years ended 31 December 2006 and 2007.

The following table presents weighted average assumptions used to estimate fair value per option on the date of grant.

Weighted average assumptions

	As at 31 December 2008	As at 30 June 2009
Expected dividend yield	Nil	Nil
Expected stock price volatility	44.12%	53.5%
Risk-free interest rate	3.5%	2.7%
Expected average life of options (years)	9.4	7.6

There were no stock options granted during the years ended 31 December 2006 and 2007.

COMPENSATION OF DIRECTORS AND SENIOR MANAGEMENT

The aggregate amounts of remuneration (including salaries, stock-based benefits and other allowances and benefits in kind and discretionary bonuses) paid by our Group to our five highest paid individuals for each of the financial years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2009 were approximately HK$37.0 million, HK$60.0 million, HK$67.2 million and HK$50.0 million, respectively.

No remuneration was paid by the Group to the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as a compensation for loss of office in respect of the three financial years ended 31 December 2008 and the six months ended 30 June 2009. Further, none of our Directors had waived any remuneration during the same period.

Under our arrangements currently in force, the aggregate remuneration of our Directors for the financial year ended 31 December 2009 is estimated to be no more than HK$[•] million.

The Directors anticipate that they will periodically review the compensation levels of key executives of the Group, including Stephen A. Wynn. Based on the Group’s performance and the executives’ respective contributions to the Group, the Directors may, with the approval of the Company’s remuneration committee, grant salary increases or pay bonuses (which may be in the form of cash or share options) to executives. These increases or bonuses could result in the incurrence of compensation expense at levels that are significantly higher than those incurred by the Group in prior periods.

The non-executive Directors and the INEDs are entitled to receive annual salaries as described in Appendix VI, “Statutory and General Information — E. Further Information about Directors, Management, Staff, Substantial Shareholder and Expert — 3. Particulars of Service Contracts” and such annual salaries are determined by our remuneration committee. All Directors receive reimbursements from the Company for expenses which are necessarily and reasonably incurred for providing services to the Company or executing matters in relation to the operations of the Company. Our Directors may also receive options to be granted under the Share Option Scheme.

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FINANCIAL INFORMATION

The following discussion should be read in conjunction with our audited combined financial information, including the notes thereto, as set forth in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.” Our financial information has been prepared in accordance with IFRS.

SELECTED COMBINED FINANCIAL DATA

Wynn Macau, Limited was incorporated in the Cayman Islands on 4 September 2009. Upon completion of the Reorganization, Wynn Macau, Limited will acquire all of the outstanding capital stock of WM Cayman Holdings Limited II. The combined statements of comprehensive income data for each of the fiscal years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2008 and 2009, and the combined statements of financial position data as at 31 December 2006, 2007 and 2008 and 30 June 2009, have been taken from Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.” The combined financial data have been prepared in accordance with IFRS and have been audited by Ernst & Young, our independent auditors.

Because the Reorganization has not been completed as at the date of this document, the combined financial data presented is the financial data of WM Cayman Holdings Limited II. The companies now comprising the group of companies controlled by WM Cayman Holdings Limited II were under common control both before and after the Finance Reorganization and the Reorganization. The combined financial data have been prepared as if the post-Reorganization structure had been in existence throughout the periods presented, or since their respective dates of incorporation or establishment, whichever is the shorter period.

Wynn Macau, Limited has not engaged in any material transactions since its incorporation other than entering into the Acquisition Agreement. Consequently, the pro forma combined statements of comprehensive income data for Wynn Macau, Limited would not differ from the combined statements of comprehensive income data of WM Cayman Holdings Limited II presented herein, and the only differences between the pro forma combined statements of financial position for Wynn Macau, Limited and the combined statements of financial position of WM Cayman Holdings Limited II presented herein relate to equity and additional paid-in capital. Accordingly, and consistent with the rest of this document, we have used “we,” “us,” “our” and similar terms throughout the financial information section when describing the combined financial data presented herein.

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FINANCIAL INFORMATION

The following table presents our combined statements of comprehensive income for the years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2008 and 2009.

	Year Ended 31 December			Six Months Ended 30 June

	2006	2007	2008	2008	2009
	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands)
Combined statements of comprehensive income:
Operating Revenues
Casino	2,070,265	10,198,366	13,883,379	7,559,482	6,265,395
Rooms(1)	70,501	203,159	138,142	69,948	54,992
Food and beverage(1)	73,364	179,717	161,976	84,363	63,671
Retail and other(1)	79,338	276,943	527,079	249,824	276,295

Total operating revenues	2,293,468	10,858,185	14,710,576	7,963,617	6,660,353
Operating costs and expenses
Gaming taxes and premiums	1,038,184	5,067,806	7,004,281	3,829,701	3,166,619
Staff costs	678,069	1,426,437	1,717,616	843,592	817,881
Other operating expenses	714,041	1,944,336	2,882,624	1,446,170	1,197,451
Depreciation and amortization	174,486	484,210	696,663	346,106	358,644
Property charges and other	82,990	497,232	78,036	65,312	13,549

Total operating costs and expenses	2,687,770	9,420,021	12,379,220	6,530,881	5,554,144

Operating profit/(loss)	(394,302)	1,438,164	2,331,356	1,432,736	1,106,209
Finance revenues	100,575	235,371	94,229	58,981	3,189
Finance costs	(126,262)	(273,163)	(320,039)	(142,534)	(191,241)
Gain on sale of subconcession right, net	6,995,474	—	—	—	—
Net foreign currency differences	(12,684)	4,085	(33,015)	890	1,641
Change in fair value of interest rate swaps	2,459	(12,654)	(90,251)	(337)	6,112

	6,959,562	(46,361)	(349,076)	(83,000)	(180,299)

Profit before tax	6,565,260	1,391,803	1,982,280	1,349,736	925,910
Income tax benefit/(expense)	(689,010)	(17,067)	57,364	36,878	(22,234)

Net Profit attributable to equity holders of the parent	5,876,250	1,374,736	2,039,644	1,386,614	903,676

Others comprehensive income
Currency translation reserve	1,008	1,406	15,852	92	(162)

Total comprehensive income attributable to equity holders of the parent	5,877,258	1,376,142	2,055,496	1,386,706	903,514

Adjusted EBITDA(2)	339,205	2,449,150	3,138,215	1,855,532	1,497,775

(1)	Promotional Allowances. Promotional allowances are excluded from revenues in the accompanying combined statements of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis, which is consistent with how Wynn Resorts, Limited presents such information in its financial statements prepared in accordance with U.S. GAAP. The following table presents a reconciliation of net non-casino revenues as reported in our combined statements of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

	Year Ended 31 December			Six Months Ended 30 June

	2006	2007	2008	2008	2009

	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands)
Room revenues	70,501	203,159	138,142	69,948	54,992
Promotional allowances	45,040	215,594	314,652	159,039	154,688

Adjusted room revenues	115,541	418,753	452,794	228,987	209,680

Food & beverage revenues	73,364	179,717	161,976	84,363	63,671
Promotional allowances	40,048	155,270	250,883	122,552	124,621

Adjusted food and beverage revenues	113,412	334,987	412,859	206,915	188,292

Retail and other revenues	79,338	276,943	527,079	249,824	276,295
Promotional allowances	9,454	5,134	9,872	3,144	4,000

Adjusted retail and other revenues	88,792	282,077	536,951	252,968	280,295

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FINANCIAL INFORMATION

(2)	Adjusted EBITDA. Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based compensation, and other non-operating income. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Directors use Adjusted EBITDA as a measure of our operating performance and to compare our operating performance with that of our competitors. We also present Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles, in particular, U.S. GAAP or IFRS. In order to view the operations of their casinos on a more stand-alone basis, gaming companies have historically excluded from their EBITDA calculations pre-opening expenses and property charges, which do not relate to the management of specific casino resorts. However, Adjusted EBITDA should not be considered an alternative to operating profit as an indicator of our performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with IFRS. Unlike net profit, Adjusted EBITDA does not include depreciation or finance costs and therefore does not reflect current or future capital expenditures or the cost of capital. We compensate for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with IFRS measurements, to assist in the evaluation of operating performance. Such IFRS measurements include operating profit, net profit, cash flows from operations and cash flow data. Also, our calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited. Our Adjusted EBITDA presented above also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the United States Securities and Exchange Commission. For a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit for 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009, see “— Description of Selected Statements of Comprehensive Income Line Items — Adjusted EBITDA.”

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FINANCIAL INFORMATION

The following table presents our combined statements of financial position as at 31 December 2006, 2007 and 2008 and as at 30 June 2009.

	As at 31 December			As at 30 June

	2006	2007	2008	2009
	HK$	HK$	HK$	HK$
	(in thousands)
ASSETS
Non-current assets
Property and equipment and construction in progress	5,249,777	6,384,426	7,047,193	7,765,125
Leasehold interest in land	408,387	390,329	372,273	473,382
Deposits for acquisition of property and equipment	66,329	2,206	6,952	14,182
Goodwill	399,518	400,925	398,345	398,365
Other non-current assets	62,816	164,481	164,058	159,052
Deferred tax assets	84,433	87,338	83,537	70,231

Total non-current assets	6,271,260	7,429,705	8,072,358	8,880,337
Current assets
Inventories	115,950	114,499	199,468	166,725
Trade and other receivables	155,589	342,033	208,079	251,863
Prepayments and other current assets	41,877	54,235	52,188	66,064
Amounts due from related companies	63,905	79,210	113,575	93,776
Restricted cash	4,697,704	—	—	—
Cash and cash equivalents	475,890	5,533,563	2,544,291	6,280,303

Total current assets	5,550,915	6,123,540	3,117,601	6,858,731

TOTAL ASSETS	11,822,175	13,553,245	11,189,959	15,739,068

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Other reserves	635,484	659,653	691,862	710,923
Currency translation reserve	(239)	1,167	17,019	16,857
Retained earnings	4,934,084	6,308,820	28,624	373,221

Total equity attributable to equity holders of the parent	5,569,329	6,969,640	737,505	1,101,001
Non-current liabilities
Interest-bearing loans and borrowings	3,675,098	4,044,759	7,972,912	11,693,000
Construction retention payable	21,247	17,812	53,863	67,214
Land premiums payable	91,785	47,025	—	—
Interest rate swaps	11,404	—	97,175	91,064
Other long-term liabilities	—	—	37,358	37,359
Deferred tax liabilities	87,984	97,129	73,327	57,780

Total non-current liabilities	3,887,518	4,206,725	8,234,635	11,946,417
Current liabilities
Accounts payable	646,054	730,159	486,774	517,272
Land premiums payable	57,776	44,760	47,025	133,940
Other payables and accruals	884,880	1,383,590	1,572,560	1,818,814
Amount due to related companies	91,158	111,028	102,995	213,159
Interest rate swaps	—	24,157	—	—
Income tax payable	685,460	83,186	8,465	8,465

Total current liabilities	2,365,328	2,376,880	2,217,819	2,691,650

Total liabilities	6,252,846	6,583,605	10,452,454	14,638,067

TOTAL EQUITY AND LIABILITIES	11,822,175	13,553,245	11,189,959	15,739,068

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FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with the combined financial statements and the related notes included elsewhere in this document. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. See “Forward-looking Statements.”

Overview

Wynn Macau, Limited, led by our Chairman of the Board of Directors, Chief Executive Officer and President, Mr. Stephen A. Wynn, is a leading developer, owner and operator of destination casino gaming and entertainment resort facilities. We focus exclusively on the largest gaming market in the world – Macau. WRM, which will be our wholly owned subsidiary at the time of the completion of the Reorganization, owns and operates the destination casino resort “Wynn Macau” and holds one of the six concessions or subconcessions currently authorized to own and operate casinos in Macau.

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007, Wynn Macau completed an expansion, adding more gaming space and additional food and beverage and retail amenities. As at 30 June 2009, Wynn Macau occupied approximately 16 acres of land in Macau and featured a casino of approximately 205,000 square feet offering 24-hour gaming with a full range of games and 600 luxury rooms and suites. We have commenced construction of Encore at Wynn Macau, a further expansion of Wynn Macau that will add a fully integrated resort hotel with, among other offerings, approximately 400 luxury suites and four villas. We currently expect Encore at Wynn Macau to open in the first half of 2010.

For the year ended 31 December 2008, our total operating revenues were HK$14,710.6 million, and our profit was HK$2,039.6 million. For the six months ended 30 June 2009, our total operating revenues were HK$6,660.4 million, and our profit was HK$903.7 million.

Existing Operations

Wynn Macau

Wynn Macau opened on 6 September 2006 and an expansion of the resort was completed in December 2007.

Wynn Macau features a full range of table games, slot machines and private gaming salons.

The following table presents certain additional information about the number of casino games available at Wynn Macau as at the dates indicated.

Casino gaming at Wynn Macau

	As at 31 December			As at 30 June
	2006	2007	2008	2009
VIP table games	54	104	143	149
Mass market table games	167	283	228	209
Slot machines	366	1,190	1,250	1,220
Poker tables	0	0	8	11

The decrease in the number of mass market table games at Wynn Macau, as demonstrated in the table above, is due to Wynn Macau’s business strategy of shifting allocation of certain mass market gaming space to focus more on the VIP segment.

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FINANCIAL INFORMATION

Wynn Macau also offers 600 luxury rooms and suites, five casual and fine dining restaurants, a retail promenade of approximately 46,000 square feet featuring high-end, brand-name retail stores and boutiques, a performance lake, a rotunda show, recreation and leisure facilities, and lounges and meeting facilities.

Wynn Macau is currently being expanded and reconfigured to add new VIP areas with approximately 35 additional high-limit slot machines and approximately 29 VIP table games located in private gaming salons. The expansion and reconfiguration is expected to open in the first quarter of 2010. We continue to refine our offerings in response to client demand and, since the opening of Wynn Macau, have continued to use innovative capital investment to increase revenues and profitability.

Development Projects

Encore at Wynn Macau

We are in the process of constructing Encore at Wynn Macau. While the new resort will be a destination in itself, it will also be complemented by and fully integrated with the existing operations at Wynn Macau. We believe we will further solidify Wynn Macau’s position as a premier destination for VIP clients in Macau as well as enhance our offerings to premium mass market clients with the addition of Encore at Wynn Macau’s:

•	VIP rooms and gaming areas, including approximately 37 VIP table games and approximately 20 high-limit slot machines, which will set a new standard of luxury gaming for our VIP players;

•	Premium mass market gaming areas, including 24 premium mass market table games and 75 premium mass market slot machines;

•	Approximately 400 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet each connecting to a private gaming salon;

•	A sky casino;

•	Retail space for three new premium retail outlets; and

•	Two new restaurants.

We expect to open Encore at Wynn Macau in the first half of 2010. The total budget is approximately HK$5,037.4 million, including amounts under the guaranteed maximum price construction contract of HK$3,131.8 million representing the major hard construction costs. As at 30 June 2009, approximately HK$2,398.2 million of construction costs had been incurred and completion of the project is funded through a combination of existing cash balances and cash flow from operations. With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate VIP table games will increase from approximately 149 to approximately 215 tables, an increase of 44%, allowing us to serve additional junket-driven and in-house VIP gaming.

Cotai and Other Opportunities

We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which will be our indirect wholly owned subsidiary at the time of the completion of the Reorganization) has submitted an application to the Macau government to obtain the right to lease this parcel; no payments or deposits were made to the Macau government when submitting the application. We are awaiting final approval of this application. The application, if approved, would allow us to construct an integrated casino and five-star resort of up to approximately 4.8 million square feet (including space for gaming, accommodation, food and beverage, retail, leisure and convention/meeting areas).

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FINANCIAL INFORMATION

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with Tien Chiao, to make a one-time payment in the amount of US$50 million (HK$387.5 million) in consideration of the latter’s relinquishment of certain rights with respect to its business interests in the potential Cotai project.

We have not decided whether we will proceed with the potential Cotai project. No construction timeline, budget or capital expenditure estimate has been made and no funding arrangements have been put in place for the potential Cotai project. The application submitted does not contain any binding undertakings or conditions with respect to the potential project. The proposed draft land concession agreement prepared by the Macau government in connection with the application contains several undertakings and conditions standard for any land concession in Macau, including the obligation to develop the land within a certain period of time, in this case, the development and construction of a hotel complex of a certain size within five years, but such proposals have not yet been finalized with the Macau government and are not binding. Thus, the specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change.

We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

Factors Affecting Our Results of Operations and Financial Condition

Tourism

The levels of tourism and overall gaming activity in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. In addition to Encore at Wynn Macau, several other hotels and casinos including Melco Crown’s City of Dreams and SJM’s Oceanus and L’Arc have opened or are expected to open in 2009 and 2010. We have benefited from the rise in visitation to Macau over the past several years, although recently such visitation numbers have been impacted by various factors such as the global economic slowdown.

Gaming clients traveling to Macau typically come from nearby regions in Asia including Hong Kong, mainland China, Taiwan, South Korea and Japan, with approximately 90% of visitors to Macau in 2008 coming from Hong Kong, mainland China and Taiwan. We believe that visitation and gross gaming revenues growth for the Macau market have been, and will continue to be, driven by a combination of factors, including the level of regional wealth in Asia which, should it continue to increase, is expected to lead to a large and growing middle class with rising disposable income; Macau’s proximity to major Asian population centers; infrastructure improvements that are expected to facilitate more convenient travel to and within Macau; and the increasing supply of better quality casino, hotel and entertainment offerings in Macau. For a discussion of factors affecting tourism in Macau, see “Risk Factors.”

Current Economic and Operating Environment

Economic conditions have a significant impact on our business. We benefited materially from the generally strong economic environment in 2006, 2007 and the first half of 2008. Beginning in the second half of 2008 and continuing into 2009, a number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, visa restrictions imposed by China and H1N1 influenza, have negatively impacted the gaming industry in Macau and our business. We have carefully managed our labor force and aggressively negotiated with many of our vendors to secure lower rates on existing contracts, and are continually reviewing the cost and efficiencies at our property and corporate office to identify further opportunities to reduce costs during these uncertain economic times. Nevertheless, our operating environment remained relatively stable across the first and second quarters of 2009.

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FINANCIAL INFORMATION

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of gaming operators and casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, Galaxy and SJM. The three subconcessionaires are Venetian Macau, Melco Crown, and MGM Grand Paradise. As at 31 May 2009, there are approximately 30 casinos in Macau, including 19 operated by SJM. Casino operators are not subject to any limit on the number of casinos that may be operated under their concession or subconcession agreements. Each of the current six operators have commenced casino operating activities and have expansion plans announced or underway. For additional information on Macau’s gaming market, see “Industry Overview.”

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to Wynn Macau’s casino business.

Gaming promoters introduce high-spending VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau pays the gaming promoters a fixed percentage of the gross gaming win generated by each gaming promoter. The bulk of these commissions are netted against casino revenues, with the rest being included in other operating expenses. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amounts of commissions netted against casino revenues during the three years ended 31 December 2008 and the six months ended 30 June 2009 are approximately HK$475.7 million, HK$2,578.9 million, HK$3,779.2 million and HK$1,703.4 million for the years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2009, respectively. Additionally, gaming promoters each receive a monthly allowance based on a percentage of the turnover their clients generate, such allowance is available for room, food and beverage and other expenses for discretionary use with clients. We also sometimes advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. The total amounts of net commissions outstanding, which is the difference between the amounts of advance commissions to and commissions payable to gaming promoters, are HK$24.0 million, HK$22.3 million and HK$65.7 million, as at 31 December 2006 and 2008 and as at 30 June 2009, respectively. As at 31 December 2007, there was no advance commission outstanding and there were no net commissions outstanding from gaming promoters included as a component of trade receivables in the combined statement of financial position during the three years ended 31 December 2008 and the six months ended 30 June 2009. We believe our relationships with our gaming promoters are good. Our commission levels have remained stable throughout our operating history, and we have not needed to increase the levels of commissions we advance to junket operators in order to continue to attract their business.

High-End Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and requires from each recipient of credit various signed documents that are intended to ensure that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a “front money” deposit from credit players, collateralizing a percentage of the credit we grant to a player.

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FINANCIAL INFORMATION

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of Wynn Macau’s games will affect casino profitability.

Critical Accounting Policies

The preparation of our financial statements and certain accounting policies require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management evaluates those estimates, including those relating to the estimated lives of depreciable assets, asset impairment, allowances for doubtful accounts, accruals for client loyalty rewards, self insurance, contingencies, litigation and other items. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

Construction and Property and Equipment Estimates

Property and equipment is stated at cost less accumulated depreciation and accumulated impairment losses. Such cost includes the cost of replacing part of the equipment when that cost is incurred, if the recognition criteria are met. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in profit or loss as incurred.

Depreciation is calculated on a straight line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, or their estimated useful lives.

The following table presents a summary of the principal annual rates used for the purpose of calculating depreciation.

Annual rates for depreciation

Buildings	10 to 25 years
Vehicles	5 years
Furniture, fixtures and equipment	3 to 20 years
Leasehold and other temporary improvements	1 to 5 years

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognized.

The asset’s residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at each financial year end.

WRM’s leasehold interest in land in Macau under the land concession contract entered into in August 2004 is being amortized over 25 years, to reflect the initial term of the concession contract, which currently terminates in August 2029. Depreciation on the majority of the assets comprising Wynn Macau, however, commenced in September of 2006, when Wynn Macau opened.

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Costs of repairs and maintenance are charged to expenses when incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating profit or loss.

We also evaluate our property and equipment and other long-lived assets for impairment on at least an annual basis. For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist. If any such indication exists, we estimate the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. If it is not possible to estimate the recoverable amount of an individual asset, we determine the recoverable amount of the cash-generating unit to which the asset belongs.

Allowance for Estimated Doubtful Accounts Receivable

A substantial portion of our outstanding receivables relates to casino credit play. Credit play, through the issuance of markers, represents a significant portion of the table games volume. We maintain strict control over the issuance of credit and aggressively pursue collection from those clients who fail to pay their balances in a timely fashion. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation.

We closely consider the likelihood and difficulty of enforceability, among other factors, when issuing credit to clients. In addition to our internal credit and collection departments, we have a network of legal, accounting and collection professionals to assist us in our determinations regarding enforceability and our overall collection efforts.

We regularly evaluate our reserve for bad debts based on a specific review of client accounts as well as management’s prior experience with collection trends in the casino industry and current economic and business conditions. While collection efforts remain active, it is our current policy to fully reserve all accounts over six months old. To date, we have had minimal write-offs of our casino accounts receivable. The gaming tax in Macau is calculated as a percentage of gross gaming win without deduction for bad debts.

As our client payment experience evolves, we will continue to refine our estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts expense may fluctuate. Because individual client account balances can be significant, the reserve and the provision can change significantly between periods, as information about a certain client becomes known or as changes in a region’s economy or legal system occur.

Derivative Financial Instruments

We seek to manage our market risk, including interest rate risk associated with variable rate borrowings, through balancing fixed-rate and variable-rate borrowings and the use of derivative financial instruments. Derivative financial instruments are recognized as assets or liabilities, with changes in fair value affecting profit (loss) for the year. As at 30 June 2009, we were party to two interest rate swaps. We recorded a gain of approximately HK$6.1 million for the six months ended 30 June 2009 due to the net increase in the fair value of our interest rate swaps from 31 December 2008 to 30 June 2009. As at 30 June 2009, we held the interest rate swaps as a non-current liability of approximately HK$91.1 million.

Share-Based Compensation

Employees (including senior executives) of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments in the form of common shares of the parent, Wynn Resorts, Limited.

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In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, these goods or services are measured as the difference between the fair value of the share-based payment and the fair value of any identifiable goods or services received at the grant date.

The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in Note 17 to Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.”

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Income Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statements of financial position date.

Current income tax relating to items recognized directly in equity is recognized in equity and not in profit or loss.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the statements of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

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Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•

Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized except:

•

Where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each statements of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statements of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statements of financial position date.

Deferred income tax relating to items recognized directly in equity is recognized in equity and not in profit or loss.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Significant Judgmental Accruals

We estimate liabilities for certain client loyalty program reward redemptions, contingencies, claims and litigation and other items, as appropriate. Management determines the adequacy of these estimates by reviewing the expected trends and from industry experience and adjusts the assumptions utilized as necessary.

Description of Selected Statements of Comprehensive Income Line Items

Casino revenues

The Wynn Macau gaming segment represented 94.5% of our operating revenues for the six months ended 30 June 2009, including both the table game and slot machine segments. Casino revenues exclude the rebates and commissions paid to table games players. Wynn Macau generates casino revenues from three segments: VIP

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table games, mass market table games and slot machines. Wynn Macau’s VIP table games revenues are generated through our contracted gaming promoters and by Wynn Macau’s In-house VIP Program. Our mass market revenues are generated by table games clients who come to the property independent of a gaming promoter or Wynn Macau’s in-house marketing relationships. Slot machine revenues are based on the amount of handle (representing the total amount wagered) that is retained by Wynn Macau.

Certain key operating statistics specific to the gaming industry are included in our discussion of our operational performance for the periods in which combined financial data is presented. Casinos generally record gross table games win as a percentage of either drop or turnover and gross slot win as a percentage of handle. In our casino operations at Wynn Macau, we separate table play into two distinct segments. Our VIP casino segment records gross table games win as a percentage of turnover, whereas our mass market casino segment records gross table games win as a percentage of drop. We record gross table games win as revenue after deduction of commissions and discounts.

Room revenues

Wynn Macau currently operates 600 hotel rooms, including 240 rooms in its Wynn Club tower. Hotel revenues are derived from the cash rental of rooms and suites and are recognized when rooms are occupied.

Food and beverage revenues

Revenues from this segment are derived from the cash food and beverage sales in our restaurants and bars and are recognized when the service is provided.

Retail and other

Retail revenues are generated through sales from our owned stores (primarily the Wynn & Co. Watches store) and lease income from stores that pay Wynn Macau a lease amount based either on a percentage of sales or a pre-determined rental fee individually established based on the particular brand, income potential, size of the store and other criteria.

Other revenues are generated by businesses including the spa and salon, telephone revenues and meeting space rental revenues.

Operating costs and expenses

Operating costs and expenses primarily consist of gaming taxes and premiums, staff costs and other operating expenses.

Gaming taxes and premiums

Concessionaires are subject to a special gaming tax of 35% of gross gaming revenues, and must also make an annual contribution of up to 4% of gross gaming revenues to the Macau government for the urban development, business promotion and social security of Macau. Concessionaires are obligated to withhold applicable tax, according to the rate in effect as set by the government, from any commissions paid to gaming promoters.

Staff costs

Staff costs primarily consist of wages and salaries, staff quarters and training expenses which we incur from our operations, share-based payment expenses and retirement plan contributions which we incur as incentives to staff and social security costs required under the local legislation.

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Other operating expenses

Other operating expenses are mainly composed of junket commissions, royalty fees, provision for accounts receivable doubtful accounts, operating lease rental expense for the land, buildings, equipment, as well as cost of sales for food and beverage, advertising, entertainment, traveling and office expenses which we incur from our operations.

Depreciation and amortization

Depreciation and amortization mainly arise from depreciation of property, plant and equipment and leasehold land.

Property charges

We make enhancements and refinements to our properties in response to our evaluation of the financial and operating performance of our properties and feedback from our clients. Costs relating to assets retired or abandoned as a result of these enhancements and remodeling efforts are expensed as property charges.

Finance revenues

Finance revenues consist of interest income earned on money market cash investments, U.S. Treasury Bills and cash held at the bank.

Finance costs

Finance costs consist of interest expense on loans from shareholders, interest expense from bank facilities, commitment fees on undrawn amounts of facilities and amortization of debt financing costs, net of capitalized interest.

Gain on sale of subconcession right

Gain on sale of subconcession right represents proceeds, net of related costs on the sale of our subconcession right in 2006. For further information on the Subconcession Agreement, see “WRM’s Concession — Subconcession Agreement.”

Change in fair value of interest rate swaps

We entered into two agreements to swap a portion of the underlying interest rate risk on current and future term loan borrowings under our credit facilities since November 2005. The changes in the fair value of our interest rate swaps are recorded in the statements of comprehensive income as an increase or decrease in swap fair value and the fair value of our interest rate swaps are recorded as either assets or liabilities.

Income taxes

Our subsidiaries file income tax returns in Macau and various other jurisdictions as required by law. We are exempt from income tax in the Isle of Man and the Cayman Islands. Concessionaires are subject to a 12% Complementary Tax in Macau on profits for which WRM has received a 5-year exemption on its casino gaming profits that expires in 2011. Our non-gaming profits remain subject to the Macau Complementary Tax and casino winnings remain subject to the Macau special gaming tax and other levies (amounting to 39% in the aggregate) in accordance with the Concession Agreement.

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Net profit attributable to equity holders of the parent

Net profit attributable to equity holders of the parent represents the net income generated from us that will be attributable to equity holders of the Group.

Adjusted EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based compensation, and other non-operating income. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the Securities and Exchange Commission.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurements, operating profit for the years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009.

	For the year ended 31 December			For the six months ended 30 June
	2006	2007	2008	2008	2009
	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands)
Operating profit/(loss)	(394,302)	1,438,164	2,331,356	1,432,736	1,106,209
Add/(less)
Depreciation and amortization	174,486	484,210	696,663	346,106	358,644
Pre-opening costs(1)	460,660	5,375	(49)	15	312
Property charges and other	82,990	497,232	78,036	65,312	13,549
Share-based payment	15,371	24,169	32,209	11,363	19,061

Adjusted EBITDA	339,205	2,449,150	3,138,215	1,855,532	1,497,775

(1)	We incurred pre-opening costs in connection with Wynn Macau, prior to its opening on 6 September 2006. Pre-opening costs as at 31 December 2006 consisted primarily of direct salaries and wages and other costs including legal and consulting fees, insurance, utilities and advertising. Pre-opening costs for the years ended 31 December 2007 and 2008 and the six months ended 30 June 2008 and 2009 primarily consisted of costs related to the construction of Encore at Wynn Macau.

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Review of Historical Operating Results

Summary Breakdown Table

The following table presents certain selected statements of comprehensive income line items and certain other data.

	For the year ended 31 December			For the six months ended 30 June

	2006	2007	2008	2008	2009
	HK$	HK$	HK$	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)
Total casino revenues(1)	2,070,265	10,198,366	13,883,379	7,559,482	6,265,395

Rooms(2)	70,501	203,159	138,142	69,948	54,992
Food and beverage(2)	73,364	179,717	161,976	84,363	63,671
Retail and other(2)	79,338	276,943	527,079	249,824	276,295

Total Operating Revenues	2,293,468	10,858,185	14,710,576	7,963,617	6,660,353

VIP table games turnover	63,318,470	293,141,793	431,598,422	242,200,804	180,750,040
VIP gross table games win(1)	1,545,912	9,126,075	12,953,380	7,236,163	5,549,043

Mass market table games drop	5,035,900	15,516,144	17,726,121	9,508,627	7,622,771
Mass market gross table games win(1)	862,266	2,953,907	3,474,671	1,834,663	1,663,954

Slot machine handle	2,607,151	13,098,815	23,481,120	11,247,314	14,278,314
Slot machine win(1)	137,836	697,244	1,225,229	593,591	712,152

Average number of gaming tables(3)(5)	217	259	377	382	368
Daily gross win per gaming table(4)(5)	94,739	127,993	118,921	130,512	108,199

Average number of slots(3)	368	521	1,243	1,250	1,233
Average daily win per slot(4)	3,201	3,663	2,694	2,609	3,191

(1)	Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because table games win is calculated before commissions and discounts, and only recorded as revenue after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the year ended 31 December			For the six months ended 30 June

	2006	2007	2008	2008	2009
	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands, except for averages)
VIP gross table games win	1,545,912	9,126,075	12,953,380	7,236,163	5,549,043
Mass market gross table games win	862,266	2,953,907	3,474,671	1,834,663	1,663,954
Slot machine win	137,836	697,244	1,225,229	593,591	712,152
Poker revenues	—	—	9,258	—	43,601
Commissions and discounts	(475,749)	(2,578,860)	(3,779,159)	(2,104,935)	(1,703,355)

Total Casino Revenues	2,070,265	10,198,366	13,883,379	7,559,482	6,265,395

(2)	Promotional Allowances. Promotional allowances are excluded from revenues in the accompanying combined statements of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements prepared in accordance with U.S. GAAP. The following table presents a reconciliation of net non-casino revenues as reported in our combined statements of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

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	Year Ended 31 December			Six Months Ended 30 June

	2006	2007	2008	2008	2009

	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in thousands)
Room revenues	70,501	203,159	138,142	69,948	54,992
Promotional allowances	45,040	215,594	314,652	159,039	154,688

Adjusted room revenues	115,541	418,753	452,794	228,987	209,680

Food & beverage revenues	73,364	179,717	161,976	84,363	63,671
Promotional allowances	40,048	155,270	250,883	122,552	124,621

Adjusted food and beverage revenues	113,412	334,987	412,859	206,915	188,292

Retail and other revenues	79,338	276,943	527,079	249,824	276,295
Promotional allowances	9,454	5,134	9,872	3,144	4,000

Adjusted retail and other revenues	88,792	282,077	536,951	252,968	280,295

(3)	For purposes of this table, we calculate average number of gaming tables and average numbers of slots as the average of the number of gaming tables or slot machines in service on each day in the period.
(4)	Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days we were open in the applicable period. As at 30 June 2009, we had 11 poker gaming tables; the revenues from these poker gaming tables are included in the total table games win figure used in calculating daily gross win per gaming table numbers above. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial statements, because figures in our financial statements are calculated net of commissions and discounts and the total table games win herein are calculated before commissions and discounts.
(5)	Includes poker tables and poker revenues.

Discussion of Results of Operations

Financial results for the six months ended 30 June 2008 compared to financial results for the six months ended 30 June 2009

Operating Revenues

Total operating revenues decreased by 16.4% from HK$7,963.6 million for the six months ended 30 June 2008 to HK$6,660.4 million in the six months ended 30 June 2009. This decrease was due to a combination of factors, including the recent downturn in the Chinese and global economies, government restrictions on Chinese citizens traveling from mainland China to Macau and the outbreak of the H1N1 influenza.

Casino Revenues

Casino revenues decreased by 17.1%, from HK$7,559.5 million (94.9% of total operating revenues) in the six months ended 30 June 2008 to HK$6,265.4 million (94.1% of total operating revenues) in the six months ended 30 June 2009 due to lower volumes in our VIP and mass market gaming operations partially offset by increased volume and win in our slot segment.

VIP casino gaming operations.    VIP table games turnover decreased by 25.4% from HK$242,200.8 million in the six months ended 30 June 2008 to HK$180,750.0 million in the six months ended 30 June 2009 and VIP gross table games win decreased by 23.3% from HK$7,236.2 million in the six months ended 30 June 2008 to HK$5,549.0 million in the six months ended 30 June 2009. The decreases were primarily due to the results of the general effects of the economic downturn. The effect on revenues was partly offset by a increase in VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) from 2.99% in the six months ended 30 June 2008 to 3.07% in the six months ended 30 June 2009 (win percentages are at the upper end of the expected range of 2.7% to 3.0%).

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Mass market casino gaming operations.    Mass market table games drop decreased by 19.8% from HK$9,508.6 million in the six months ended 30 June 2008 to HK$7,622.8 million in the six months ended 30 June 2009 and mass market gross table games win decreased by 9.3% from HK$1,834.7 million in the six months ended 30 June 2008 to HK$1,664.0 million in the six months ended 30 June 2009. The decrease reflects the general effects of the economic downturn, including lower numbers of visitors. Such decreases were slightly offset by an increase in the mass market gross table games win percentage (calculated before discounts) from 19.3% in the six months ended 30 June 2008 to 21.8% in the six months ended 30 June 2009 (win percentages for the six months ended 30 June 2009 slightly exceeded the expected range of 18% to 20%).

Slot machine gaming operations.    Slot machine handle increased by 26.9% from HK$11,247.3 million in the six months ended 30 June 2008 to HK$14,278.3 million in the six months ended 30 June 2009. Slot machine win increased by 20.0% from HK$593.6 million in the six months ended 30 June 2008 to HK$712.2 million in the six months ended 30 June 2009. The increases resulted primarily from increased high-end play by several individual players of high-end slot machines during the first half of 2009. Slot machine win per unit per day increased by 22.3% from HK$2,609 in the six months ended 30 June 2008 to HK$3,191 in the six months ended 30 June 2009.

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail revenues, decreased by 2.3%, from HK$404.1 million in the six months ended 30 June 2008 to HK$395.0 million in the six months ended 30 June 2009. The components and reasons are as follows:

Room revenues.    Our room revenues, which exclude promotional allowances in our combined statements of comprehensive income, decreased by 21.4% from HK$69.9 million for the six months ended 30 June 2008 to HK$55.0 million in the six months ended 30 June 2009. The decrease in revenues was primarily due to a decrease in visitors and a decrease in the average daily rate.

Management also evaluates room revenues on adjusted basis which includes promotional allowances, which is also consistent with the manner in which Wynn Resorts, Limited presents such information in its financial statements. Adjusted room revenues which includes promotional allowances decreased by 8.4% from HK$229.0 million in the six months ended 30 June 2008 to HK$209.7 million in the six months ended 30 June 2009.

The following table presents additional information about our adjusted room revenues which includes promotional allowances.

Adjusted room revenues information

	For the six months ended 30 June
	2008	2009
Adjusted Average Daily Rate (includes promotional allowances of HK$1,502 in the six months ended 30 June 2008 and HK$1,521 in the six months ended 30 June 2009)	HK$2,156	HK$2,057
Occupancy	88.2%	85.0%
Adjusted REVPAR (includes promotional allowances of HK$1,324 in the six months ended 30 June 2008 and HK$1,293 in the six months ended 30 June 2009)	HK$1,901	HK$1,748

Food and beverage.    Our food and beverage revenues decreased by 24.5% from HK$84.4 million in the six months ended 30 June 2008 to HK$63.7 million in the six months ended 30 June 2009. The decrease in revenues was primarily due to a decrease in visitors.

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Management also evaluates food and beverage revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted food and beverage revenues which include promotional allowances decreased by 9.0% from HK$206.9 million in the six months ended 30 June 2008 to HK$188.3 million in the six months ended 30 June 2009.

Retail and other.    Our retail and other revenues increased by 10.6% from HK$249.8 million in the six months ended 30 June 2008 to HK$276.3 million in the six months ended 30 June 2009. The increase in retail and other revenues is primarily due to an increase in lease revenues from retail stores.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted retail and other revenues which include promotional allowances increased by 10.8% from HK$253.0 million in the six months ended 30 June 2008 to HK$280.3 million in the six months ended 30 June 2009.

Operating Costs and Expenses

Gaming taxes and premiums.    Gaming taxes and premiums decreased by 17.3% from HK$3,829.7 million in the six months ended 30 June 2008 to HKR3,166.6 million in the six months ended 30 June 2009. This decrease was primarily due to a decrease in gross gaming revenues.

Staff costs.    Staff costs decreased by 3.0% from HK$843.6 million in the six months ended 30 June 2008 to HK$817.9 million in the six months ended 30 June 2009. The decrease was primarily due to a reduction in employee headcount due to attrition, partially offset by higher salaries in effect during the six months ended 30 June 2009 resulting from salary increases implemented in mid-2008. In addition, we recorded a decrease in retirement plan contributions from HK$23.4 million to HK$4.4 million due to the suspension of voluntary employer contributions to the Provident Fund in the first quarter of 2009.

Other operating expenses.    Other operating expenses decreased by 17.2% from HK$1,446.2 million in the six months ended 30 June 2008 to HK$1,197.5 million in the six months ended 30 June 2009. The decrease in other operating costs was primarily due to a decrease in junket commission expense reflecting lower gross gaming revenues and the effect of various cost-control measures we implemented during the six months ended 30 June 2009.

Depreciation and amortization.    Depreciation and amortization increased by 3.6% from HK$346.1 million in the six months ended 30 June 2008 to HK$358.6 million in the six months ended 30 June 2009. This increase was due to additional assets placed in service during the six months ended 30 June 2009.

Property charges and other.    Property charges and other decreased by 79.3% from HK$65.3 million in the six months ended 30 June 2008 to HK$13.5 million in the six months ended 30 June 2009. Property charges during the six months 30 June 2009 relate primarily to losses on sales of obsolete gaming equipment. During the six months ended 30 June 2008, we incurred HK$27.9 million in charges related primarily to the abandonment of certain existing floor space to begin construction of a new restaurant. Remaining property charges during 2008 related to abandonments from various other renovation projects. In response to our evaluation of our property and the reactions of our guests, we continue to remodel and make enhancements at our property.

As a result of the foregoing, total operating costs and expenses decreased by 15.0% from HK$6,530.9 million in the six months ended 30 June 2008 to HK$5,554.1 million in the six months ended 30 June 2009.

Finance Revenues

Finance revenues decreased by 94.6% from HK$59.0 million in the six months ended 30 June 2008 to HK$3.2 million in the six months ended 30 June 2009, primarily due to a significant decrease in the average interest rates earned on invested cash balances compared to the prior year period.

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FINANCIAL INFORMATION

Finance Costs

Finance costs increased by 34.2% from HK$142.5 million in the six months ended 30 June 2008 to HK$191.2 million in the six months ended 30 June 2009. Finance costs increased in the six months ended 30 June 2009 primarily due to an additional approximately US$1 billion (HK$7.6 billion) in borrowings from the Group’s existing revolving credit facility. As at 30 June 2009, approximately HK$5,580.2 million of the additional bank borrowings is included in our cash and cash equivalents bank balance with the remainder of the borrowings used to fund the continued construction of Encore at Wynn Macau. For more detailed information, see “— Liquidity and Capital Resources.”

Change in Fair Value of Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates.

The fair value of our interest rate swaps are recorded as either assets or liabilities. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded an expense of HK$0.3 million for the six months ended 30 June 2008 resulting from a decrease in the fair value of our interest rate swaps from 31 December 2007 to 30 June 2008. We recorded a gain of HK$6.1 million in the six months ended 30 June 2009 resulting from an increase in the fair value of our interest rate swaps from 31 December 2008 to 30 June 30 2009.

Income Tax Expense /Benefit

In the six months ended 30 June 2008, our income tax benefit was HK$36.9 million compared to an income tax expense of HK$22.2 million in the six months ended 30 June 2009. The income tax benefit in the six months ended 30 June 2008 reflected the reversal of previously established reserves against unfavorable tax outcomes. The income tax expense in the six months ended 30 June 2009 primarily reflects the accrual of a recently negotiated payment in lieu of the dividend tax for all periods from 2006 through June 2009.

Net Profit Attributable to Equity Holders of the Parent

As a result of the foregoing, net profit attributable to equity holders of the parent decreased by 34.8% from HK$1,386.6 million in the six months ended 30 June 2008 to HK$903.7 million in the six months ended 30 June 2009.

Financial results for the year ended 31 December 2007 compared to financial results for the year ended 31 December 2008

Operating Revenues

Total operating revenues increased by 35.5% from HK$10,858.2 million in 2007 to HK$14,710.6 million in 2008. This increase is due to the full year effect of the expansion of Wynn Macau completed in December 2007, (which added approximately 75,000 square feet of additional gaming space), overall market growth in 2008 and the growth of our VIP business due in part to an increased number of junket operators.

Casino Revenues

Casino revenues increased by 36.1%, from HK$10,198.4 million (93.9% of total operating revenues) in 2007 to HK$13,883.4 million (94.4% of total operating revenues) in 2008. The components and reasons are as follows:

VIP casino gaming operations.    VIP table games turnover increased by 47.2% from HK$293,141.8 million in 2007 to HK$431,598.4 million in 2008 and VIP gross table games win increased by 41.9% from HK$9,126.1 million in 2007 to HK$12,953.4 million in 2008. The increases were primarily due to an increase in the number of VIP tables in service in 2008 and higher levels of junket-driven business, in line with overall market growth. The effect on revenues was partly offset by a decrease in VIP gross table games win as a percentage of turnover

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(calculated before discounts and commissions) from 3.1% in 2007 to 3.0% in 2008 (win percentages are around the expected range of 2.7% to 3.0%).

Mass market casino gaming operations.    Mass market table games drop increased by 14.2% from approximately HK$15,516.1 million in 2007 to HK$17,726.1 million in 2008 and mass market gross table games win increased by 17.6% from HK$2,953.9 million in 2007 to HK$3,474.7 million in 2008. The increases reflect several factors, including growth in the market and an increase in the number of mass market tables in service in 2008. Revenues also reflected an increase in the mass market gross table games win percentage (calculated before discounts) from 19.0% in 2007 to 19.6% in 2008 (win percentages are at the upper end of the expected range of 18% to 20%).

Slot machine gaming operations.    Slot machine handle increased by 79.3%, from HK$13,098.8 million in 2007 to HK$23,481.1 million in 2008. Slot machine win increased by 75.7% from HK$697.2 million in 2007 to HK$1,225.2 million in 2008. The increases resulted primarily from the significant increase in our number of slot machines in 2008. Consequently, total gross slot win increased but slot machine win per unit per day decreased by 26.5% from HK$3,663 in 2007 to HK$2,694 in 2008.

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail revenues, increased by 25.4%, from $659.8 million (6.1% of total operating revenues) in 2007 to HK$827.2 million (5.6% of total operating revenues) in 2008. The increase in revenues was largely due to expansion of retail space and increased visitation in 2008.

Room revenues. Our room revenues, which excludes promotional allowances in our combined statements of comprehensive income, decreased by 32.0% from HK$203.2 million in 2007 to HK$138.1 million in 2008. The decrease reflects increased promotional allowances due to increased VIP business, which resulted in fewer rooms available for paying customers.

Management also evaluates room revenues on an adjusted basis which includes promotional allowances, which is also consistent with the manner in which Wynn Resorts, Limited presents such information in its financial statements. Adjusted room revenues which includes promotional allowances increased by 8.1% from HK$418.8 million in 2007 to HK$452.8 million in 2008.

The following table presents additional information about our adjusted room revenues which includes promotional allowances.

Adjusted room revenues information

	For the Year ended 31 December

	2007		2008
Adjusted Average Daily Rate (includes promotional allowances of HK$1,010 in 2007 and HK$1,490 in 2008)	HK$	1,957	HK$	2,139
Occupancy		88.8%		87.3%
Adjusted REVPAR (includes promotional allowances of HK$897 in 2007 and HK$1,301 in 2008)	HK$	1,739	HK$	1,867

Food and beverage.    Our food and beverage revenues decreased by 9.9% from HK$179.7 million in 2007 to HK$162.0 million in 2008. The decrease reflects increased promotional allowances due to increased VIP business.

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Management also evaluates food and beverage revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted food and beverage revenues which includes promotional allowances increased by 23.2% from HK$335.0 million in 2007 to HK$412.9 million in 2008, reflecting increased visitation.

Retail and other.    Our retail and other revenues increased by 90.3% from HK$276.9 million in 2007 to HK$527.1 million in 2008. The increase is due to the opening of additional retail outlets with the expansion of Wynn Macau.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted retail and other revenues which includes promotional allowances increased by 90.4% from HK$282.1 million in 2007 to HK$537.0 million in 2008, reflecting greater retail space and increased visitation.

Operating Costs and Expenses

Gaming taxes and premiums.    Gaming taxes and premiums increased by 38.2% from HK$5,067.8 million in 2007 to HK$7,004.3 million in 2008. This increase is primarily due to increased gross gaming win from 2007 to 2008. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, the Group is also required to pay 4% of the gross gaming win for public development and social facilities.

Staff costs.    Staff costs increased by 20.4% from HK$1,426.4 million in 2007 to HK$1,717.6 million in 2008. The increase was primarily due to both an increase in the number of our staff as a result of Wynn Macau’s expansion, which opened at the end of 2007, and higher salaries for a majority of our staff.

Other operating expenses.    Other operating expenses increased by 48.3% from HK$1,944.3 million in 2007 to HK$2,882.6 million in 2008. The increase in other operating costs reflected general growth in the business, including higher junket commission expense due to higher casino volume (although commission rates remained stable), in-house marketing expenses, royalty fees and support services.

Depreciation and amortization.    Depreciation and amortization increased by 43.9% from HK$484.2 million in 2007 to HK$696.7 million in 2008. This increase was due to a full year of depreciation expense associated with the casino and retail expansion which was completed in December 2007.

Property charges and other.    Property charges and other decreased by 84.3% from HK$497.2 million in 2007 to HK$78.0 million in 2008. The charges in each period represent costs related to assets retired or abandoned in connection with the expansion and remodeling of the property that occurred in December 2007.

As a result of the foregoing, total operating costs and expenses increased by 31.4% from HK$9,420.0 million in 2007 to HK$12,379.2 million in 2008.

Finance Revenues

Finance revenues decreased by 60.0% from HK$235.4 million in 2007 to HK$94.2 million in 2008, reflecting lower interest rates in 2008.

Finance Costs

Finance costs increased by 17.2% from HK$273.2 million in 2007 to HK$320.0 million in 2008. Finance costs increased in 2008 primarily due to our drawdown of HK$3,893.2 million of cash under our credit facilities in the second half of 2008 which was partially offset by lower interest rates in 2008.

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Change in Fair Value of Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates.

The fair value of our interest rate swaps are recorded as either assets or liabilities. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded an expense of HK$12.7 million for 2007 resulting from the decrease in the fair value of our interest rate swaps in 2007. We recorded an expense of HK$90.3 million in 2008 resulting from the decrease in the fair value of our interest rate swaps in 2008.

Income Tax Expense / Benefit

In 2008, our income tax benefit was HK$57.4 million compared to an income tax expense of HK$17.1 million in 2007. This was primarily due to a decrease in deferred tax liability and income tax payable. Our income tax expense in 2007 reflects an increase in provision for tax contingencies as well as an increase in deferred tax provision as a result of our assessment of the expected realization of net deferred taxes in 2006 and 2007. This increase was primarily associated with the gain on sale of our subconcession in 2006. In 2008, however, we reduced our provision for tax contingencies to reflect the expected reduction in realization of deferred tax assets.

Net Profit Attributable to Equity Holders of the Parent

As a result of the foregoing, net profit attributable to equity holders of the parent increased by 48.4% from HK$1,374.7 million in 2007 to HK$2,039.6 million in 2008.

Financial results for the year ended 31 December 2006 compared to financial results for the year ended 31 December 2007

Operating Revenues

Total operating revenues increased by 373.4% from HK$2,293.5 million in 2006 to HK$10,858.2 million in 2007. This increase was primarily due to Wynn Macau having been open for a full year in 2007 compared to 117 days of operation in 2006 and significant market growth.

Casino Revenues

Casino revenues increased by 392.6%, from HK$2,070.3 million (90.3% of total operating revenues) in 2006 to HK$10,198.4 million (93.9% of total operating revenues) in 2007. The components and reasons are as follows:

VIP casino gaming operations. VIP table games turnover increased by 363.0% from HK$63,318.5 million in 2006 to HK$293,141.8 million in 2007 and VIP gross table games win increased by 490.3% from HK$1,545.9 million in 2006 to HK$9,126.1 million in 2007. The increases were primarily due to Wynn Macau’s being open for a full year in 2007, as described above. Revenues also reflect an increase in VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) from 2.4% in 2006 to 3.1% in 2007 (the 3.1% figure is slightly above the expected range of 2.7% to 3.0%).

Mass market casino gaming operations. Mass market table games drop increased by 208.1% from approximately HK$5,035.9 million in 2006 to HK$15,516.1 million in 2007 and mass market gross table games win increased by 242.6% from HK$862.3 million in 2006 to HK$2,953.9 million in 2007. The mass market gross table games win percentage (calculated before discount) increased from 17.1% in 2006 to 19.0% in 2007 (the 19.0% range is within of the expected range of 18% to 20%).

Slot machine gaming operations.    Slot machine handle increased by 402.4% from HK$2,607.2 million in 2006 to HK$13,098.8 million in 2007. Slot machine win increased from HK$137.8 million in 2006 to HK$697.2 million in 2007. The slot machine win per unit per day increased by 14.4% from HK$3,201 in 2006 to HK$3,663

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in 2007. These increases reflect Wynn Macau’s full year of operations in 2007 and increased market awareness, acceptance and popularity of slot machines.

Non-casino Revenues

Total non-casino revenues increased by 195.4% from HK$223.2 million (9.7% of total operating revenues) in 2006 to HK$659.8 million (6.1% of total operating revenues) in 2007. This increase is due to the reasons discussed below:

Room revenues.    Our room revenues, which excludes promotional allowances in our combined statements of comprehensive income, increased by 188.2% from HK$70.5 million in 2006 to HK$203.2 million in 2007. The increase reflects a full year of operations for Wynn Macau in 2007.

Management also evaluates room revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted room revenues which includes promotional allowances increased by 262.4% from HK$115.5 million in 2006 to HK$418.8 million in 2007.

The following table presents additional information about our adjusted room revenues which includes promotional allowances.

Adjusted room revenues information

	For the Year ended 31 December
	2006		2007
Adjusted Average Daily Rate (includes promotional allowances of HK$796 in 2006 and HK$1,010 in 2007)	HK$	1,852	HK$	1,957
Occupancy		80.6%		88.8%
Adjusted REVPAR (includes promotional allowances of HK$642 in 2006 and HK$897 in 2007)	HK$	1,493	HK$	1,739

Food and beverage.    Our food and beverage revenues increased by 145.0% from HK$73.4 million in 2006 to HK$179.7 million in 2007. The increase reflects a full year of operations for Wynn Macau in 2007.

Management also evaluates food and beverage revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted food and beverage revenues which includes promotional allowances increased by 195.4% from HK$113.4 million in 2006 to HK$335.0 million in 2007.

Retail and other.    Our retail and other revenues increased by 249.1% from HK$79.3 million in 2006 to HK$276.9 million in 2007. The increase reflects a full year of operations of Wynn Macau in 2007.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances, which is also consistent with how Wynn Resorts, Limited presents such information in its financial statements. Adjusted retail and other revenues which includes promotional allowances increased by 217.7% from HK$88.8 million in 2006 to HK$282.1 million in 2007.

Operating Costs and Expenses

Gaming taxes and premiums.    Gaming taxes and premiums increased 388.1% from HK$1,038.2 million in 2006 to HK$5,067.8 million in 2007. This increase is primarily a result of increased gross gaming win, primarily

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attributable to Wynn Macau’s full year of operations in 2007 as compared to 117 days in 2006. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, the Group is also required to pay 4% of the gross gaming win for public development and social facilities.

Staff Costs.    Staff costs increased 110.4% from HK$678.1 million in 2006 to HK$1,426.4 million for 2007. The increase in staff costs year over year from 2006 to 2007 is primarily attributable to Wynn Macau’s full year of operations in 2007 as compared to 117 days in 2006.

Other operating expenses.    Other operating expenses increased by 172.3% from HK$714.0 million in 2006 to HK$1,944.3 million in 2007. The increase is due to a full year of operations at Wynn Macau in 2007 which significantly impacted all operating expenses.

Depreciation and amortization.    Depreciation and amortization increased 177.5% from HK$174.5 million in 2006 to HK$484.2 million in 2007. A full year of depreciation was recorded in 2007, whereas in 2006 the assets were placed into service and began depreciation in September of that year.

Property charges and other.    Property charges and other increased 499.1% from HK$83.0 million in 2006 to HK$497.2 million in 2007. The charges for 2007 largely represent costs related to the assets retired or abandoned in connection with the expansion and remodeling of the Wynn Macau property that WRM accrued in December 2007.

In December 2006, Wynn Macau donated an early Ming dynasty vase to the Macau Museum. We purchased the vase in May 2006 for approximately HK$79.0 million. The vase had been on public display at Wynn Macau prior to its donation to the museum. The HK$79.0 million expense for the donation of the Ming Vase is included in property charges and other for the year ended 31 December 2006.

As a result of the foregoing, total operating costs and expenses increased by 250.5% from HK$2,687.8 million in 2006 to HK$9,420.0 million in 2007.

Finance Revenues

Finance revenues increased 134.0% from HK$100.6 million in 2006 to HK$235.4 million in 2007. The increase is largely due to the interest income earned on the proceeds of the sale of a subconcession in 2007 compared to only four months of interest in 2006. Additionally, interest income increased from the money market investments as additional cash was available for short term investment from the operations of Wynn Macau.

Finance Costs

Finance costs increased 116.3% from HK$126.3 million in 2006 to HK$273.2 million in 2007. Finance costs increased in 2007 primarily due to a decrease in the levels of interest that had been capitalized in accordance with our accounting policies during the construction phase at Wynn Macau and prior to its opening. Interest expense from bank facilities also increased as the amount of debt outstanding grew, but was slightly offset by the decrease in rates.

Gain on Sale of Subconcession Right

As authorized by the Macau government, WRM entered into the Subconcession Agreement with PBL on 4 March 2006 to operate casino games and a hotel casino resort. Under the terms of this agreement, Melco Crown Gaming (Macau) Limited paid WRM US$900 million. The proceeds from this transaction, net of related costs, were recorded as a gain on the sale of subconcession right in our statements of comprehensive income for the year ended 31 December 2006. For further information on the Subconcession Agreement, see “WRM’s Concession — Subconcession Agreement.”

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Change in Fair Value of Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates.

We recorded income of HK$2.5 million for the year ended 31 December 2006 resulting from the increase in the fair value of our interest rate swaps from 31 December 2005 to 31 December 2006. We recorded an expense of HK$12.7 million in 2007 resulting from the decrease in the fair value of our interest rate swaps in 2007.

Income Tax Expense / Benefit

Our income tax expense decreased by 97.5% from HK$689.0 million in 2006 to HK$17.1 million in 2007. The income tax expense in 2006 was primarily attributable to the income generated by the non-recurring transfer of a right to negotiate with the Macau government for a subconcession.

Net Profit Attributable to Equity Holders of the Parent

As a result of the foregoing, we recorded net profit attributable to equity holders of the parent of HK$5,876.3 million in 2006 (which includes the effect of WRM’s entering into the Subconcession Agreement as described above) compared to a net profit of HK$1,374.7 million in 2007.

Liquidity and Capital Resources

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand. Remaining requirements after opening Wynn Macau have been primarily funded through long-term borrowings from our lending syndicate. Prior to opening Wynn Macau in 2006, we were totally dependent on the borrowings.

Our cash balances at 31 December 2008 were HK$2,544.3 million. This cash is available for operations, new development activities, enhancements to Wynn Macau, and to support the development and construction of Encore at Wynn Macau. In addition in early February 2009, Wynn Macau drew down the entire remaining amounts available pursuant to the credit facilities. We repaid HK$193.7 million principal amount in June 2009; accordingly, as at 30 June 2009, we have HK$193.7 million available under the credit facilities.

We expect to declare an interim dividend of approximately HK$450 million. After completion of the Reorganization, we expect to have cash balances of approximately HK$[•] million.

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FINANCIAL INFORMATION

The following table presents a summary of the Company’s cash flows for each of the three years in the period ended 31 December 2008 and for the six months ended 30 June 2008 and 30 June 2009.

Company cash flows

	Year ended 31 December			Six months ended 30 June

	2006	2007	2008	2008	2009

	HK$	HK$	HK$	HK$	HK$
				(unaudited)
	(in millions)
Net cash from operating activities	566.0	2,414.1	3,169.9	2,028.2	1,829.1
Net cash generated from/(used in) investing activities	(457.4)	2,556.1	(1,520.0)	(637)	(1,031.2)
Net cash provided from/(used in) financing activities	367.3	87.5	(4,639.2)	(143.5)	2,938.1

Net increase/(decrease) in bank and cash balances	475.9	5,057.7	(2,989.3)	1,247.7	3,736.0
Bank and cash balances at beginning of period	—	475.9	5,533.6	5,533.6	2,544.3
Bank and cash balances at end of period	475.9	5,533.6	2,544.3	6,781.3	6,280.3

Cash from operating activities

Our net cash from operating activities is primarily affected by operating income generated by Wynn Macau, interest and other financing costs paid, non-cash charges included in operating income and changes in working capital. Net cash from operating activities was HK$1,829.1 million in the six months ended 30 June 2009, HK$3,169.9 million in 2008, HK$2,414.1 million in 2007 and HK$566.0 million in 2006 (during which there were 117 days of operations).

Operating profit was HK$1,106.2 million for the six months ended 30 June 2009 compared to HK$1,432.7 million for the six months ended 30 June 2008. Net cash from operating activities in the six month period ended 30 June 2009 decreased primarily due to the decrease in operating profit.

Operating profit was HK$2,331.4 million in 2008 compared to HK$1,438.2 million in 2007. Net cash from operating activities in 2007 was also affected by taxes paid to the Macau government of HK$613.1 million in 2007, principally relating to WRM’s entering into the Subconcession Agreement in 2006. The remainder of the year-on-year increase relates principally to smaller growth in our working capital requirements in 2008. The increase in net cash from operating activities in 2007 over 2008 resulted from Wynn Macau’s having operated for a full year in 2007 compared to 117 days in 2006.

Cash generated from (used in) investing activities

Net cash used in investing activities was HK$1,031.2 million in the six months ended 30 June 2009, compared to net cash used in investing activities of HK$637 million in the corresponding period of 2008. Net cash used in investing activities was HK$1,520.0 million in 2008 compared to net cash HK$2,556.1 million generated in 2007. In 2006, net cash used in investing activities was HK$457.4 million.

In all periods discussed, the purchase of property and equipment was a major component of cash flows used in investing activities including the original construction of Wynn Macau during 2006, the expansion of Wynn Macau which opened in 2007, and the current construction of Encore at Wynn Macau began in 2008.

Offsetting capital expenditures during 2006 was HK$6,995.5 million in proceeds received from the sale of the subconcession discussed previously.

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FINANCIAL INFORMATION

Cash from financing activities

Net cash provided from financing activities was HK$2,938.1 million during the six months ended 30 June 2009 compared to HK$143.5 million net cash used in financing activities in the corresponding period of 2008. Net cash used in financing activities was HK$4,639.2 million during 2008 compared to net cash of HK$87.5 million generated in 2007. Net cash flows provided by financing activities was HK$367.3 million in 2006.

During 2008, we paid a dividend of HK$8,319.8 million to our parent company which was partly offset by proceeds from borrowings. In the six months ended 30 June 2009, we drew down HK$3,893.5 million, which was offset by a dividend payment of HK$559.1 million.

The significant difference between net cash flow in 2008 and net cash flow in 2007 is primarily due to a refinancing in 2007 (there was no similar refinancing in 2008), and the payment of a large dividend in 2008.

Indebtedness

The following table presents a summary of our indebtedness as at 31 December 2006, 2007 and 2008 and 30 June 2009.

Indebtedness information

	As at 31 December			As at 31 July 2009
	2006	2007	2008

	HK$	HK$	HK$	HK$
	(in thousands)
Senior revolving credit facility	—	—	3,893,211	7,819,542
Senior term loan facility	3,746,964	4,290,015	4,282,298	4,410,782
Total	3,746,964	4,290,015	8,175,509	12,230,324
Other bank borrowings	113,973	—	—	—

The Company has unutilized available banking facilities of approximately US$25.0 million (HK$193.8 million) as at 31 July 2009.

Save as disclosed in this section, as of the 31 July 2009 we did not have any outstanding loan capital issued or agreed to be issued, borrowings or other similar indebtedness, overdrafts, liabilities under acceptances or acceptance credits or hire purchase commitments, debentures, mortgages, charges, banking facilities, guarantees, mortgages, charges, banking facilities, guarantees or finance leases.

Our Directors confirm that there has been no material adverse change in our Group’s indebtedness and contingent liabilities since 31 July 2009.

Wynn Macau Credit Facilities

Overview

On 27 June 2007, WRM and certain of our other subsidiaries amended the existing Wynn Macau Credit Facilities and entered into other related amendments and agreements with a syndicate of lenders. The amendments increased the size of the facilities under WRM’s existing senior bank facilities from HK$6.0 billion to HK$12.0 billion, in a combination of Hong Kong dollar and U.S. dollar facilities, including a HK$4.3 billion fully funded senior term loan facility, and a HK$7.8 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including the construction of Encore at Wynn Macau, investments in other projects in Macau and general corporate purposes.

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FINANCIAL INFORMATION

We have the ability to increase secured debt by increasing the total facilities by up to an additional US$50 million.

As at 30 June 2009, we have total bank and other borrowings under these facilities of HK$11,874.2 million, of which HK$3,239.4 million is denominated in U.S. dollars and HK$8,634.8 million is denominated in Hong Kong dollars.

In July 2009, as part of the Finance Reorganization (see “History and Corporate Structure”), WRM requested and obtained from its lenders under the Wynn Macau Credit Facilities certain consents necessary to permit the Finance Reorganization. As a result, WM Cayman Holdings Limited II has become the highest level obligor, guarantor and chargor under the facilities and Wynn Group Asia, Inc. ceased to be an obligor, guarantor or chargor under the facilities.

Wynn Macau, Limited is not a party to the Wynn Macau Credit Facilities and has no rights or obligations thereunder.

Principal and Interest

The term loans under the facilities mature in June 2014, and the revolving loans under the facilities mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011.

Borrowings currently bear interest at LIBOR or HIBOR (depending on the currency of the borrowing) plus a margin of 1.75%. Beginning in the first full quarter after Encore at Wynn Macau opens, the margin will be subject to a margin ratchet which may increase or decrease the margin to between 1.25% and 2.00% depending on WRM’s leverage ratio.

General Covenants

The facilities contain customary covenants restricting the activities of the Obligor Group (which does not include Wynn Macau, Limited), including but not limited to, the incurrence of additional indebtedness, the incurrence or creation of liens on property, sale and leaseback transactions, the ability to dispose of assets and the making of loans or other investments, entering into mergers, consolidations, liquidations or amalgamations, forming or acquiring subsidiaries, amending, modifying or terminating certain material contracts, permits and governing documents, entering into transactions with affiliates, changing fiscal periods, entering into business activities other than certain permitted activities and, selling or discounting receivables, in each case, subject to certain permitted exceptions.

Financial Covenants

WRM is required to maintain a specified leverage ratio which as at 31 December 2008, was to be no greater than 4.75 to 1, and an interest coverage ratio of no less than 2.00 to 1. The leverage ratio is required to be no greater than 5.00 to 1 for all reporting periods in 2009 and thereafter steadily decreases to 3.50 to 1. WM Cayman Holdings Limited II and certain of our other subsidiaries are not generally permitted to incur financial indebtedness.

Compliance with Covenants

The Directors confirm that there is no material non-compliance with the financial covenants or general covenants contained in the credit facilities set forth above during the three years ended 31 December 2008 and the six months ended 30 June 2009 and since 30 June 2009.

Mandatory Prepayment

The facilities contain mandatory prepayment provisions, which include, among other matters, prepayment of 50% of excess cash flow (as defined in the Wynn Macau Credit Facilities) if the applicable leverage ratio is greater than 4.00 to 1 for each relevant period.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FINANCIAL INFORMATION

Dividend Restrictions

WRM and its subsidiaries are subject to restrictions on payment of dividends or distributions or other amounts to their shareholders or to other affiliates, unless certain financial and non-financial criteria have been satisfied. Provided certain conditions are met, WRM is permitted to distribute retained earnings. The conditions to be satisfied for distribution of earnings include:

•	Compliance with applicable legal requirements;

•	No event of default occurring under the facilities;

•	Compliance with the applicable leverage ratio and interest coverage ratio financial covenants; and

•

Such payments may be made once in each fiscal quarter (and in respect of the first fiscal quarter in a fiscal year, only after borrowings under the facilities have been prepaid to the extent required by the application of the excess cash flow mandatory prepayment provisions).

Events of Default

The facilities contain customary events of default, such as failure to pay, breach of covenant, insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located.

The facilities also include a change of control event of default which includes:

•

Mr. Wynn (together with Mr. Okada of Aruze Corp. and certain other related parties, including any 80% (or more) owned subsidiary, trust, estate or immediate family members of Mr. Wynn or Mr. Okada) ceasing to control at least 20% of the voting power of Wynn Resorts, Limited;

•	Mr. Wynn (together with his related parties but excluding Mr. Okada and Mr. Okada’s related parties) ceasing to control at least 10% of the voting power of Wynn Resorts, Limited; and

•	Wynn Resorts, Limited ceasing to own or control at least 51% of WRM (or ceasing to have the ability to direct the management of WRM).

Security and Guarantees

Collateral for the facilities consists of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the facilities. Although, for reasons of Macau law, the Concession Agreement is not subject to such security, lenders do have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with BNU to secure a guarantee in favor of the Macau government as required under our Concession Agreement. The amount of this guarantee is currently MOP300 million (HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the collateral package.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FINANCIAL INFORMATION

Current net assets

The following table sets out our current assets, current liabilities and net current assets as at 31 July 2009:

As at 31 July 2009
HK$
(in thousands)
Current Assets
Inventories	173,962
Trade and other receivables	252,763
Prepayments and other current assets	64,223
Amounts due from related companies	135,987
Deferred tax asset	2,783
Cash and cash equivalents	6,900,554

Total current assets	7,530,272

Current liabilities
Accounts payable	640,606
Land premium payable	133,941
Other payable and accrued liabilities	2,281,138
Amount due to related companies	260,089
Interest rate swaps	—
Income tax payable	8,465

Total current liabilities	3,324,239

Net current assets	4,206,033

Trade and other receivables

We recorded changes to trade and other receivables HK$157.0 million for 2006, HK$299.5 million for 2007, HK$22.8 million for 2008 and HK$108.3 million for the six months ended 30 June 2009. These changes are within the normal range of fluctuations given the opening of Wynn Macau in September 2006 and the Wynn Macau casino floor expansion in December 2007. The majority of the trade and other receivables balance is from VIP clients.

Changes to trade and other receivables consist of changes to items such as finance revenues, interest received and bad debt expenses. The following table sets out the reconciliation of changes to individual items comprising trade and other receivables to changes in the total amount of trade and other receivables as set forth in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.”

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FINANCIAL INFORMATION

Reconciliation of Trade Receivables and Other Receivables

	For the year ended 31 December			For the six months ended 30 June

	2006	2007	2008	2009

	HK$	HK$	HK$	HK$
	(in thousands)
Finance revenues(1)	100,575	235,371	94,229	3,189
Interest received(2)	(100,575)	(228,560)	(57,808)	(46,421)
Change in receivables	157,045	299,540	22,750	108,342
Bad debt expense	(1,471)	(119,832)	(193,110)	(21,326)
Other changes	—	(159)	—	—
Foreign exchange	15	84	(15)	—

Total	155,589	186,444	(133,954)	43,784

Trade and other receivables per balance sheet
At the end of the period	155,589	342,033	208,079	251,863
At the beginning of the period	—	155,589	342,033	208,079

Net Change	155,589	186,444	(133,954)	43,784

Notes:

(1)	Finance revenues. Finance revenues consist of interest income earned on money market cash investments, U.S. Treasury Bills, cash in banks, and loans receivable from affiliates.
(2)	Interest received. Interest received consists of cash received for interest from money market cash investments, U.S. Treasury Bills, cash in banks, and loans receivable from affiliates.

There was a substantial increase in provision for doubtful accounts of HK$1.5 million for 2006, HK$119.8 million for 2007, HK$193.1 million for 2008 and HK$21.3 million for the six months ended 30 June 2009. As customer payment experience evolves, management will continue to refine the estimated reserve for bad debts and the fact that such increase is the normal result of continual growth in the business of Wynn Macau over the three years ended 31 December 2008 and the six months ended 30 June 2009. For more information on doubtful accounts receivable, see “Financial Information — Allowance for Estimated Doubtful Accounts Receivable.”

The trade receivables balance as at 30 June 2009 was HK$251.9 million.

Accounts payable

The accounts payable balance as at 30 June 2009 was HK$517.3 million.

Quantitative and Qualitative Disclosures about Market Risks

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

The cash received from gaming activities is primarily in Hong Kong dollars. The Group reports gross gaming win to the Macau government in Patacas and the gaming taxes are paid in Hong Kong dollars. Our costs and expenses are primarily denominated in Patacas and Hong Kong dollars. The value of a Pataca is directly linked to the value of a Hong Kong dollar, which is linked to the value of a U.S. dollar. Accordingly, we do not expect fluctuations in the values of these currencies to have a material impact on our operations. We do not hedge our foreign exchange risk.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities that bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FINANCIAL INFORMATION

cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

In November 2005, we entered into two agreements to swap a portion of the underlying interest rate risk on current and future term loan borrowings under our credit facilities. In August 2008, we terminated these interest rate swaps and entered into new interest rate swaps which will terminate in August 2011. Under the first terminated swap agreement, we paid a fixed interest rate of 4.84% on borrowings up to a maximum of approximately US$198.2 million (HK$1.54 billion) in exchange for receipts on the same amounts at a variable interest rate based on the applicable London Inter-bank Offered Rate (“LIBOR”) at the time of payment. Under the second terminated swap agreement, we paid a fixed interest rate of 4.77% on borrowings up to a maximum of approximately HK$1.1 billion, in exchange for receipts on the same amounts at a variable interest rate based on the applicable Hong Kong Interbank Offered Rate (“HIBOR”) at the time of payment. The terminated interest rate swaps fixed the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the Wynn Macau Credit Facilities at approximately 6.59% and 6.52%, respectively. In connection with this transaction, we paid to the counterparties of the terminated swaps a cash settlement payment of approximately HK$17.0 million.

Effective August 2008, under the first new swap agreement, we pay a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately US$153.8 million (HK$1,191.3 million) incurred under the US$550 million term loan facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second new swap agreement, we pay a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the US$550 million term loan facilities in exchange for receipt on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar term loan borrowings at approximately 5.382% and 5.14%, respectively.

The Group entered into an interest rate swap agreement on 17 August 2009, with an effective date of 27 November 2009, to hedge a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under this new swap agreement, beginning 27 November 2009, the Group will pay a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.9%, which is the fixed interest rate of 2.15% plus a margin of 1.75%. This interest rate swap agreement matures in June 2012.

The carrying value of these interest rate swaps on the statements of financial position approximates their fair value. The fair value approximates the amount we would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2006, 2007 and 2008 were charged to the profit and loss account.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

Off Balance Sheet Arrangements

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

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FINANCIAL INFORMATION

Other Liquidity Matters

We expect that Wynn Macau will fund its operations and capital expenditure requirements from operating cash flow and cash on hand. However, we cannot be sure that operating cash flows will be sufficient for the purpose. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our possible development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences and in order to increase revenues, we have made and will continue to make enhancements and refinements to Wynn Macau. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents and internally generated funds, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for a period of 12 months following the date of this document.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see Note 25 to Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.” Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

FINANCIAL INDEPENDENCE

As at the latest practicable date, the Group had no non-trade balances due to Directors, no non-trade balances due from Directors and no non-trade balances due from related parties.

NO MATERIAL ADVERSE CHANGE

Our Directors confirm that there has been no material adverse change in the financial or trading position of our Group since 30 June 2009 (the date to which our latest combined financial results were prepared as set out in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II”).

FORECAST FOR THE YEAR ENDING 31 DECEMBER 2009

Our Directors believe that, on the bases and assumptions set out in Appendix III, “Profit Forecast,” and in the absence of unforeseen circumstances, our forecast combined profit attributable to equity holders of the Company for the year ending 31 December 2009 is expected to be not less than HK$[•] million as follows:

Forecast

Forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009(1)	not less than HK$[•] million
Unaudited pro forma basic forecast earnings per Share(2)	not less than [•] HK cents
Unaudited pro forma fully diluted forecast earnings per Share(3)	not less than [•] HK cents

Notes:

(1)

The bases and assumptions on which the forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009 are set out in Appendix III, “Profit Forecast.” Our Directors have prepared a profit forecast only for the year ending 31 December 2009, as the factors described under “Risk Factors — Risks Relating to Our Business” and “Financial

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FINANCIAL INFORMATION

Information — Factors Affecting Our Results of Operations and Financial Condition” make any forecast for a longer period subject to too many uncertainties.
The forecast combined profit attributable to equity holders of our Company for the year ended 31 December 2009 should not be used in any way as an indication or forecast of our Company’s performance for another period, including for the full year ending 31 December 2010.
The forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009 has taken into account share-based compensation expenses expected to be charged to that period totaling HK$[•], which comprise the following:
• [•]
(2)	The unaudited pro forma basic forecast earnings per Share is based on the forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009, assuming that the Reorganization was completed on 30 June 2009 and a total of [•] Shares were in issue and outstanding during the entire six months period. This calculation excludes [•] Shares to be accounted for as treasury shares.
(3)	The unaudited pro forma fully diluted earnings per Share is based on the forecast combined profit attributable to equity holders of the Company for the year ending 31 December 2009. We have made these assumptions as we are unable to reliably assess the average fair value of the Group during the relevant period, and such average fair value number would be required if we were to calculate the dilutive potential Shares using the treasury stock method. If the treasury stock method had been applied, both the numbers of dilutive potential Shares under the two schemes and impact on the pro forma fully diluted earnings per Share would have been smaller.

DISTRIBUTABLE RESERVES

Under the Companies Law, the share premium of the Company may be distributed, subject to the provisions of the Company’s Memorandum or Articles of Association and provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as and when they fall due in the ordinary course of business.

PROPERTY INTERESTS

For details relating to our property interests, see Appendix IV, “Property Valuation.” Knight Frank Petty Limited, an independent property valuation firm, has valued the properties owned and leased by us as at 30 June 2009. The text of its letter, summary of values and valuation certificate are set out in Appendix IV, “Property Valuation.”

The following table presents the reconciliation of the net book value of the relevant property interests, including land use rights, as at 30 June 2009 to their fair value as at 30 June 2009 as stated in Appendix IV, “Property Valuation.”

Property interests reconciliation

HK$ (in millions)

Net book values as at 31 December 2008
Buildings	[•]
Land use rights	[•]

[•]

Movements for the six months ended 30 June 2009
Depreciation (unaudited)	[•]

Net book values as at 30 June 2009	[•]

Valuation surplus as at 30 June 2009	[•]

Valuation as at 30 June 2009	[•]

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FUTURE PLANS

FUTURE PLANS

By adopting our future plans and the proposed strategies as described in the section “Business — Our Strategies,” we believe that we will be able to further strengthen our brands as well as maximize profitability and returns to our Shareholders. For a detailed description of our business strategies and future plans, see “Business — Our Strategies.”

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

The following is a text of a report prepared for the sole purpose of incorporation in this document, received from the auditors and reporting accountants of WM Cayman Holdings Limited II, Ernst & Young, Certified Public Accountants, Hong Kong:

18th Floor

Two International Finance Centre

8 Finance Street

Central

Hong Kong

[Date]

The Board of Directors

WM Cayman Holdings Limited II

J.P. Morgan Securities (Asia Pacific) Limited

Morgan Stanley Asia Limited

UBS AG, Hong Kong Branch

Dear Sirs,

We set out below our report on the financial information of WM Cayman Holdings Limited II (“WM Cayman Holdings Limited II”) and its subsidiaries (hereinafter collectively referred to as the “Group”) for each of the three years ended 31 December 2006, 2007 and 2008 [and the six-month ended 30 June 2009] (the “Relevant Periods”) [and the six-month ended 30 June 2008 (the “30 June 2008 Financial Information”)], prepared on the basis of presentation set forth in Section II below.

WM Cayman Holdings Limited II was incorporated in the Cayman Islands on 8 September 2009 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961 as consolidated and revised) of the Cayman Islands.] The principal activity of WM Cayman Holdings Limited II is investment holding. The Group is principally engaged in the operating a hotel and casino which conducts gaming activities, betting and games of chance in casinos in Macau. On [Date], WM Cayman Holdings Limited II became the holding company of the subsidiaries now comprising the Group pursuant to the corporate reorganization (the “Group Reorganization”) as set out in Appendix VI.

WM Cayman Holdings Limited II had not carried on any business since the date of its incorporation, save for the acquisition of the subsidiaries pursuant to the Group Reorganization as set out in [Appendix VI] to document. As at the date of this report, no audited financial statements have been prepared for WM Cayman Holdings Limited II since the date of its incorporation as WM Cayman Holdings Limited II has not been involved in any significant business transactions other than the Group Reorganization. We have performed an independent review in all relevant transactions of WM Cayman Holdings Limited II in relation to the Group Reorganization for the period since the date of incorporation to the date of this report. The Group has adopted 31 December as its financial year end date.

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APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

As at the date of this report, WM Cayman Holdings Limited II had direct or indirect interests in the following subsidiaries, all of which are private companies (or, if incorporated outside Hong Kong, have characteristics substantially similar to a private company incorporated in Hong Kong). The particulars of the subsidiaries are set out below:

Company name	Place and date of incorporation/ registration	Nominal value of issued ordinary share/ registered capital	Percentage of equity attributable to the Company		Principal activities
			Direct	Indirect
Wynn Resorts International, Ltd. (Note (a))	Isle of Man 22 April 2002	GBP2,000	100	—	Investment holding

Wynn Resorts (Macau) Holdings, Ltd. (Note (a))	Isle of Man 22 April 2002	GBP2,000	—	100	Investment holding

Wynn Resorts Macau, Limited	Hong Kong 26 April 2002	HK$100	—	100	Investment holding

Wynn Resorts (Macau) S.A. (“WRM”) (Note (b))	Macau 17 October 2001	MOP200,100,000	—	100	Operating of a hotel and casino resort

Palo Real Estate Company Limited	Macau 29 March 2007	MOP1,000,000	—	100	Development, design and preconstruction activities

The above table lists the subsidiaries of the Group which, in the opinion of the directors of WM Cayman Holdings Limited II, principally affected the results of the Group for the Relevant Periods or formed a substantial portion of the net assets of the Group. To give details of other subsidiaries would, in the opinion of the directors of WM Cayman Holdings Limited II, result in particulars of excessive length.

Notes:

(a)	No statutory audited financial statements have been prepared as these companies are not subject to any statutory audit requirements under their jurisdictions of incorporation.
(b)	10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% shares held by the Group are entitled to 90% of voting rights and 100% of profit participation or economic interest.

For the purpose of this report, the directors of WM Cayman Holdings Limited II have prepared the combined financial statements of the Group for the three years ended 31 December 2006, 2007 and 2008 and [the six-month period ended 30 June 2009] (the “Combined Financial Statements”) in accordance with International Financial Reporting Standards (“IFRSs”).

The combined statements of comprehensive income, combined statements of changes in equity and combined statements of cash flows of the Group for the Relevant Periods, and the combined statements of financial position of the Group as at 31 December 2006, 2007 and 2008 and 30 June 2009 together with the notes thereto (collectively the “Financial Information”) have been prepared based on the Combined Financial Statements on the basis set out in note 2 under Section II “Notes to Financial Information” below, for the purposes of preparing this report for inclusion in this document.

The directors are responsible for the preparation and the true and fair presentation of the Financial Information and the contents of this document in which this report is included. This responsibility includes designing,

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APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

implementing and maintaining internal control relevant to the preparation and the true and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In preparing the Financial Information, it is fundamental that appropriate accounting policies are selected and consistently applied, that the judgments and estimates made are prudent and reasonable.

It is our responsibility to form an independent opinion on the Financial Information, based on our audit, and to report our opinion to you.

Procedures	performed in respect of the Relevant Periods

For the purpose of this report, we have carried out an independent audit on the Financial Information for the Relevant Periods in accordance with the Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountant (the “HKICPA”), and have carried out such additional procedures as are necessary in accordance with applicable auditing guidelines issued by the HKICPA. No adjustments were considered necessary to adjust the Combined Financial Statements to conform to the accounting polices referred to in note 2.2 of section II below for the Relevant Periods.

Procedures	performed in respect of the 30 June 2008 Financial Information

For the purpose of this report, we have also performed a review of the 30 June 2008 Financial Information for which the directors are responsible, in accordance with Hong Kong Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the HKICPA. Our responsibility is to express a conclusion on such information based on our review. A review consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an opinion on the 30 June 2008 Financial Information.

Opinion	in respect of the Relevant Periods

In our opinion, the Financial Information prepared on the basis of presentation set out in note 2 under Section II “Notes to Financial Information” below gives, for the purpose of this report, a true and fair view of the combined results and combined cash flows of the Group for each of the Relevant Periods and of the combined state of affairs of the Group as at 31 December 2006, 2007 and 2008 and 30 June 2009.

Review	conclusion in respect of the 30 June 2008 Financial Information

Based on our review which does not constitute an audit, for the purpose of this report, nothing has come to our attention that causes us to believe that the 30 June 2008 Financial Information does not give a true and fair view of the combined results and combined cash flows of the Group for the six-month period ended 30 June 2008 in accordance with IFRSs.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

I.	FINANCIAL INFORMATION

Combined statements of comprehensive income

		Year Ended 31 December			Six Months Ended 30 June
	Notes	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
					(unaudited)
Operating revenues
Casino		2,070,265	10,198,366	13,883,379	7,559,482	6,265,395
Rooms		70,501	203,159	138,142	69,948	54,992
Food and beverage		73,364	179,717	161,976	84,363	63,671
Retail and other		79,338	276,943	527,079	249,824	276,295

Total operating revenues		2,293,468	10,858,185	14,710,576	7,963,617	6,660,353

Operating costs and expenses
Gaming taxes and premiums		1,038,184	5,067,806	7,004,281	3,829,701	3,166,619
Staff costs	3.1	678,069	1,426,437	1,717,616	843,592	817,881
Other operating expenses	3.2	714,041	1,944,336	2,882,624	1,446,170	1,197,451
Depreciation and amortization	3.3	174,486	484,210	696,663	346,106	358,644
Property charges and other	3.4	82,990	497,232	78,036	65,312	13,549

		2,687,770	9,420,021	12,379,220	6,530,881	5,554,144

Operating profit/(loss)		(394,302)	1,438,164	2,331,356	1,432,736	1,106,209

Finance revenues	3.5	100,575	235,371	94,229	58,981	3,189
Finance costs	3.6	(126,262)	(273,163)	(320,039)	(142,534)	(191,241)
Gain on sale of subconcession right, net	4	6,995,474	—	—	—	—
Net foreign currency differences		(12,684)	4,085	(33,015)	890	1,641
Change in fair value of interest rate swaps	5	2,459	(12,654)	(90,251)	(337)	6,112

		6,959,562	(46,361)	(349,076)	(83,000)	(180,299)

Profit before tax		6,565,260	1,391,803	1,982,280	1,349,736	925,910

Income tax benefit/(expense)	6	(689,010)	(17,067)	57,364	36,878	(22,234)

Net profit attributable to equity holders of the parent		5,876,250	1,374,736	2,039,644	1,386,614	903,676

Other comprehensive income
Currency translation reserve		1,008	1,406	15,852	92	(162)

Total comprehensive income attributable to equity holders of the parent		5,877,258	1,376,142	2,055,496	1,386,706	903,514

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Combined statements of financial position

		As at 31 December			As at 30 June
	Notes	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
ASSETS
Non-current Assets
Property and equipment and construction in progress	8	5,249,777	6,384,426	7,047,193	7,765,125
Leasehold interest in land	9	408,387	390,329	372,273	473,382
Deposits for acquisition of property and equipment		66,329	2,206	6,952	14,182
Goodwill	10	399,518	400,925	398,345	398,365
Other non-current assets	11	62,816	164,481	164,058	159,052
Deferred tax assets	6	84,433	87,338	83,537	70,231

		6,271,260	7,429,705	8,072,358	8,880,337

Current Assets
Inventories	12	115,950	114,499	199,468	166,725
Trade and other receivables	13	155,589	342,033	208,079	251,863
Prepayments and other current assets	14	41,877	54,235	52,188	66,064
Amounts due from related companies	25	63,905	79,210	113,575	93,776
Restricted cash		4,697,704	—	—	—
Cash and cash equivalents	15	475,890	5,533,563	2,544,291	6,280,303

		5,550,915	6,123,540	3,117,601	6,858,731

TOTAL ASSETS		11,822,175	13,553,245	11,189,959	15,739,068

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Other reserves	16	635,484	659,653	691,862	710,923
Currency translation reserve		(239)	1,167	17,019	16,857
Retained earnings		4,934,084	6,308,820	28,624	373,221

		5,569,329	6,969,640	737,505	1,101,001

Non-current liabilities
Interest-bearing loans and borrowings	18	3,675,098	4,044,759	7,972,912	11,693,000
Construction retention payable	8	21,247	17,812	53,863	67,214
Land premiums payable	19	91,785	47,025	—	—
Interest rate swaps	5	11,404	—	97,175	91,064
Other long-term liabilities	6	—	—	37,358	37,359
Deferred tax liabilities	6	87,984	97,129	73,327	57,780

		3,887,518	4,206,725	8,234,635	11,946,417

Current liabilities
Accounts payable	20	646,054	730,159	486,774	517,272
Land premiums payable	19	57,776	44,760	47,025	133,940
Other payables accruals	21	884,880	1,383,590	1,572,560	1,818,814
Amount due to related companies	25	91,158	111,028	102,995	213,159
Interest rate swaps	5	—	24,157	—	—
Income tax payable	6	685,460	83,186	8,465	8,465

		2,365,328	2,376,880	2,217,819	2,691,650

Total liabilities		6,252,846	6,583,605	10,452,454	14,638,067

TOTAL EQUITY AND LIABILITIES		11,822,175	13,553,245	11,189,959	15,739,068

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Combined statements of changes in equity

		Attributable to equity holders of the parent
	Notes	Issued Capital*** HK$’000	Other Reserves* HK$’000	Retained Earnings/ (Accumulated Losses)* HK$’000	Currency Translation Reserve* HK$’000	Total Equity HK$’000
At 1 January 2006		—	571,545	(660,034)	(1,247)	(89,736)
Exchange differences on translating foreign operations and total income and expense recognized directly in equity for the year		—	—	—	1,008	1,008
Net Profit for the year		—	—	5,876,250	—	5,876,250

Total comprehensive income and expenses for the year		—	—	5,876,250	1,008	5,877,258
Share-based payments	17	—	15,371	—	—	15,371
Statutory reserve**		—	48,568	(48,568)	—	—
Interim dividend	7	—	—	(233,564)	—	(233,564)

At 31 December 2006 and 1 January 2007		—	635,484	4,934,084	(239)	5,569,329
Exchange differences on translating foreign operations and total income and expense recognized directly in equity for the year		—	—	—	1,406	1,406
Net Profit for the year		—	—	1,374,736	—	1,374,736

Total comprehensive income and expense for the year		—	—	1,374,736	1,406	1,376,142
Share-based payments	17	—	24,169	—	—	24,169

At 31 December 2007 and 1 January 2008		—	659,653	6,308,820	1,167	6,969,640
Exchange differences on translating foreign operations and total income and expense recognized directly in equity for the year		—	—	—	15,852	15,852
Net Profit for the year		—	—	2,039,644	—	2,039,644

Total comprehensive income and expense for the year		—	—	2,039,644	15,852	2,055,496
Share-based payments		—	32,209	—	—	32,209
Interim dividend	7	—	—	(8,319,840)	—	(8,319,840)

At 31 December 2008 and 1 January 2009		—	691,862	28,624	17,019	737,505

Exchange differences on translating foreign operations and total income and expense recognized directly in equity for the year		—	—	—	(162)	(162)
Net Profit for the year		—	—	903,676	—	903,676

Total comprehensive income and expense for the year		—	—	903,676	(162)	903,514
Share-based payments		—	19,061	—	—	19,061
Interim dividend	7	—	—	(559,079)	—	(559,079)

At 30 June 2009		—	710,923	373,221	16,857	1,101,001

*	These reserve accounts comprise the combined reserves of HK$5,569 million, HK$6,969 million, HK$737 million and HK$[1,101] million in the combined statement of financial position at 31 December 2006, 2007, 2008 and 30 June 2009, respectively. Other reserves at 1 January 2006 include cumulative share based payments of HK$16.8 million and issued capital of HK$554.7 million, which is composed of HK$194.3 million of issued capital of Wynn Resorts (Macau) S.A. and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.
**	In accordance with the provisions of the Macau Commercial Code, WM Cayman Holdings Limited II’s subsidiaries are required to transfer a minimum of 10% of the annual net profit to a legal reserve until that reserve equals 25% of their initial capital. WM Cayman Holdings Limited II’s subsidiaries met this statutory requirement during the year ended 31 December 2006 and continue to maintain the required reserve. This reserve is not distributable to the respective shareholders.
***	WM Cayman Holdings Limited II has only issued [2] shares.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Combined statements of cash flows

		Year Ended 31 December			Six Months Ended 30 June
	Notes	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
					(unaudited)
Operating activities
Profit before tax		6,565,260	1,391,803	1,982,280	1,349,736	925,910
Adjustment to reconcile profit before tax to net cash flows
Non-cash:
Depreciation of property and equipment	8	156,428	466,152	678,607	337,080	349,615
Amortization of leasehold interest in land	9	18,058	18,058	18,056	9,026	9,029
Property charges and other		82,990	497,232	78,036	65,312	13,549
Provision for doubtful accounts	13	1,471	119,832	193,110	45,222	21,326
Share-based payments expense	17	15,371	24,169	32,209	11,363	19,061
Decrease/(increase) in fair value of interest rate swaps	5	(2,459)	12,654	90,251	337	(6,112)
Gain on sale of sub-concession right, net	4	(6,995,474)	—	—	—	—
Finance revenues		(100,575)	(235,371)	(94,229)	(58,981)	(3,189)
Finance costs	3.6	126,262	273,163	320,039	142,534	191,241
Net foreign currency difference		1,731	10,909	(14,127)	138	(2,484)
Working capital adjustments:
Decrease/(increase) in inventories	12	(172,786)	15,530	(76,818)	(11,709)	37,598
Increase in trade and other receivables	13	(157,045)	(299,540)	(22,750)	(166,881)	(108,342)
Decrease/(increase) in prepayments and other current assets	14	(28,189)	(12,358)	2,047	(17,982)	(13,876)
Increase/(decrease) in accounts payable	20	153,304	238,367	(88,228)	49,897	9,872
Increase in other payables and accruals	21	864,517	497,323	113,512	193,893	253,655
Increase/(decrease) in net amounts due from related companies	25	37,141	9,266	(42,117)	79,186	132,270
Income tax paid		—	(613,101)	—	—	—

Net cash flows generated from operating activities		566,005	2,414,088	3,169,878	2,028,171	1,829,123

Investing activities
Purchase of property and equipment, net of construction retention payables		(3,037,974)	(2,210,082)	(1,546,266)	(679,959)	(1,059,625)
Proceeds from sale of property and equipment		—	14,907	3,195	505	5,275
Principal payments for leasehold interest in land	19	(69,795)	(57,775)	(44,760)	(22,103)	(23,223)
Restricted cash		(4,439,722)	4,697,704	—	—	—
Purchase of other non-current assets		(5,980)	(117,208)	10,032	—	—
Interest received		100,575	228,560	57,808	64,602	46,421
Proceeds from the sale of sub-concession right, net	4	6,995,474	—	—	—	—

Net cash flows generated from/(used in) investing activities		(457,422)	2,556,106	(1,519,991)	(636,955)	(1,031,152)

Financing activities
Proceeds from borrowings	18	3,246,312	4,448,853	3,899,698	—	3,893,528
Repayment of borrowings	18	(2,422,408)	(4,030,198)	—	—	(194,680)
Interest paid		(217,889)	(230,771)	(201,888)	(143,500)	(201,728)
Payment of debt issue costs		(5,158)	(100,405)	—	—	—
Interest rate swap transaction		—	—	(17,129)	—	—
Interim dividend paid	7	(233,564)	—	(8,319,840)	—	(559,079)

Net cash flows generated from/(used in) financing activities		367,293	87,479	(4,639,159)	(143,500)	2,938,041

Net increase/(decrease) in cash and cash equivalents		475,876	5,057,673	(2,989,272)	1,247,716	3,736,012
Cash and cash equivalents at 1 January		14	475,890	5,533,563	5,533,563	2,544,291

Cash and cash equivalents at 31 December/30 June	15	475,890	5,533,563	2,544,291	6,781,279	6,280,303

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

II.	NOTES TO FINANCIAL INFORMATION

1.	CORPORATE INFORMATION

WM Cayman Holdings Limited II is a limited liability company incorporated in the Cayman Islands on 8 September 2009. The registered office address is [                    ]. Particulars of the companies comprising the Group have been set out in the foregoing section.

[In the opinion of the directors, WM Cayman Holdings Limited II is wholly owned by Wynn Group Asia, Inc., a company incorporated in the State of Nevada in the United States of America. The ultimate parent company of WM Cayman Holdings Limited II is Wynn Resorts, Limited (“Wynn Resorts”, or “WRL”), a publicly-traded company incorporated in the United States of America.]

WM Cayman Holdings Limited II’s subsidiary, WRM owns and operates, a hotel and casino resort (“Wynn Macau”) which conducts gaming activities, betting and games of chance in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022.

[WM Cayman Holdings Limited II]’s subsidiary, WRM is also constructing Encore at Wynn Macau (“Encore”), a second hotel tower and additional related amenities to be integrated with the current facilities at Wynn Macau. Encore at Wynn Macau is expected to open in 2010.

2.1	BASIS OF PRESENTATION AND REORGANIZATION

Pursuant to the Group Reorganization as more fully described in [Appendix VI] to this document, WM Cayman Holdings Limited II became the holding company of the subsidiaries now comprising the Group on [                    ] 2009. The Group Reorganization involved business combinations of entities under common control and the Group is regarded and accounted for as a continuing group. Accordingly, for the purpose of this report, the Financial Information has been prepared on a combined basis by applying the principles of merger accounting.

The Financial Information has been prepared as if the current Group structure had been in existence throughout the Relevant Periods, or since their respective dates of incorporation or registration, where there is a shorter period. The combined statements of financial position of the Group as at 31 December 2006, 2007 and 2008 and 30 June 2009 have been prepared to present the assets and liabilities of the Group as at the respective dates as if the current group structure had been in existence at those dates.

All significant intra-group transactions and balances have been eliminated on combination.

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis	of preparation

The Financial Information has been prepared in accordance with IFRSs which comprise standards and interpretations approved by the International Accounting Standards Board (the “IASB”), International Accounting Standards and Standing Interpretations Committee interpretations approved by the International Accounting Standards Committee. All IFRSs effective for the accounting periods commencing from 1 January 2006, together with the relevant transitional provisions, have been adopted by the Group in the preparation of the Financial Information throughout the Relevant Periods.

The Financial Information has been prepared under the historical cost convention except for the revaluation of derivative financial instruments, which are carried at fair value. The Financial Information is presented in Hong Kong dollars (“HK$”) with all values rounded to the nearest thousand (HK$’000) except when otherwise indicated.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Subsidiaries

A subsidiary is an entity whose financial and operating policies WM Cayman Holdings Limited II controls, directly or indirectly, so as to obtain benefits from its activities.

Goodwill

Goodwill arising on the acquisition of subsidiaries represents the excess of the cost of the business combination over the Group’s interest in the net fair value of the acquirees’ identifiable assets acquired, and liabilities and contingent liabilities assumed as at the date of acquisition.

Goodwill arising on acquisition is recognized in the combined statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses.

The carrying amount of goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Minority shareholders are treated as equity participants and, therefore, all acquisitions of minority interests by the Group in subsidiary companies are accounted for using the parent entity extension method. Under this method, the assets and liabilities of the subsidiary are not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the minorities’ share of the assets and liabilities reflected within the consolidated statement of financial position at the date of the acquisition is recorded as goodwill.

Foreign currency translation

The combined financial statements are presented in Hong Kong dollars, which is WM Cayman Holdings Limited II’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the statement of financial position date. All differences are taken to the statement of comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Related	parties

A party is considered to be related to the Group if:

(a)	the party directly, or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Group; (ii) has an interest in the Group that gives it significant influence over the Group; or (iii) has joint control over the Group;

(b)	the party is a jointly-controlled entity or an associate;

(c)	the party is a member of the key management personnel of the Group or its parent;

(d)	the party is a close member of the family of any individual referred to in (a) or (c);

(e)	the party is an entity that is controlled, jointly-controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (c) or (d); or

(f)	the party is a post-employment benefit plan for the benefit of employees of the Group, or of any entity that is a related party of the Group.

Property	and equipment

Property and equipment is stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been brought into use, such as repairs and maintenance, are normally charged to the statement of comprehensive income in the period in which it is incurred. In situations where it can be clearly demonstrated the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of an item of property and equipment, and where the cost of the item can be measured reliably, the expenditure is capitalized as an additional cost of that asset or as a replacement.

Depreciation is calculated on a straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, or their estimated useful lives. The principle annual rates used for this purpose are as follows:

Buildings	10 to 25 years
Vehicles	5 years
Furniture, fixtures and equipment	3 to 20 years
Leasehold and other temporary improvements	1 to 5 years

The asset’s residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at least at each financial year end.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income in the year the asset is derecognized.

Construction in progress represents a building under construction, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Leasehold interest in land and land premiums payable

Land lease premiums payable under operating leases are initially stated at cost as non-current liabilities and subsequently reclassified as current liabilities and then recognized on the straight-line basis over the lease terms. The payments made on entering into or acquiring the land-use right are classified as leasehold interest in land and are amortized over the lease term in accordance with the expected pattern of consumption of the economic benefits embodied in the land-use right.

Borrowing costs

Borrowing costs, including applicable portions of interest attributable to construction in progress, which are assets that require substantial time for construction, are capitalized and added to the cost of the applicable assets. Such capitalization of borrowing costs ceases when construction is substantially completed or the related assets are placed into service. All other borrowing costs are recognized as an expense when incurred.

Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets in which case the receivable amount is determined for the cash generating unit to which the asset belongs. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators. If it is not possible to estimate the recoverable amount of an individual asset, the Group determines the recoverable amount of the cash-generating unit to which the asset belongs.

Impairment losses of continuing operations are recognized in profit or loss in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group makes an estimate of the recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. Such increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Impairment loss reversals are recognized in the statement of comprehensive income.

Investments and other financial assets

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

The Group determines the classification of its financial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are carried at amortized cost using the effective interest method less any allowance for impairment. Gains and losses are recognized in profit or loss when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Impairment of financial assets

The Group assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account. The amount of the loss is recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date. Any subsequent reversal of an impairment loss is recognized in profit or loss.

In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, average or specific identification methods. Net realizable value is based on estimated selling prices less estimated costs to be incurred to completion and disposal.

Cash and cash equivalents

Cash and short term investments in the statement of financial position comprise cash at banks and on hand and short term investments with an original maturity of three months or less. For the purpose of the combined statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above.

Financial liabilities

Interest bearing loans and borrowings

All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated ‘as at fair value through the statement of comprehensive income’.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method.

Gains and losses are recognized in the statement of comprehensive income when the liabilities are derecognized as well as through the amortization process.

Derecognition of financial assets and liabilities

Financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	the rights to receive cash flows from the asset have expired;

•	the Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass through’ arrangement; or

•

the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

When continuing involvement takes the form of a written and/or purchased option (including a cash settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of comprehensive income.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in profit or loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Pensions and other post employment benefits

The Group operates a defined contribution retirement benefits scheme (the “Scheme”) for those employees who are eligible to participate in the Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the statement of comprehensive income as they become payable in accordance with the rules of the Scheme. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with the employees when contributed into the Scheme, except for the Group’s employer voluntary contributions, which are refunded to the Group when the employee leaves employment prior to the contributions vesting fully, in accordance with the rules of the Scheme.

Share-based payment transactions

Employees (including senior executives) of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments in the form of common shares of the ultimate parent company, Wynn Resorts, Limited.

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment and the fair value of any identifiable goods or services received at the grant date.

Equity-settled transactions

The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in Note 17.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (‘the vesting date’). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as of the beginning and end of that period.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement at inception date of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Group as a lessee

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are reflected in profit or loss.

Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease term, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term.

Operating lease payments are recognized as an expense in profit or loss on a straight-line basis over the lease term.

Group as a lessor

Leases where the Group does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same bases as rental income. Contingent rents are recognized as revenue in the period in which they are earned.

Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates, and other sales taxes or duties.

Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs.

Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until services are provided to the customers.

The retail value of accommodation, food and beverage, and other services furnished to guests without charge is excluded from total operating revenues in the accompanying combined statements of comprehensive income. The amount of such promotional allowances excluded from total operating revenues is as follows:

	Year Ended 31 December			Six Months Ended 30 June
	2006	2007	2008	2008	2009
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
				(unaudited)
Rooms	45,040	215,594	314,652	159,039	154,688
Food and beverage	40,048	155,270	250,883	122,552	124,621
Retail and other	9,454	5,134	9,872	3,144	4,000

Total	94,542	375,998	575,407	284,735	283,309

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements.

Finance revenue is accrued on a time basis by reference to the principal outstanding and at the interest rate applicable.

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

Current income tax relating to items recognized directly in equity is recognized in equity and not in profit or loss.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•

where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized except:

•

where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date. Deferred income tax relating to items recognized directly in equity is recognized in equity and not in profit or loss. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Gaming taxes and premiums

According to the gaming concession granted by the Macau government and the relevant legislation, the Group is required to pay 35% gaming tax on gross gaming win, which represents net wins from casino operations. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. On a monthly basis, the Group also makes certain variable and fixed payments to the Macau government based on the number of slot machines and table games in its possession. These expenses are reported as “gaming taxes and premiums” in the combined statements of comprehensive income.

Derivative financial instruments and hedging

The Group uses derivative financial instruments such as interest rate swaps to swap risks associated with interest rate fluctuations. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All gains or losses arising from changes in fair value on derivatives are taken directly to profit or loss as none of the derivatives qualify for hedge accounting.

The fair value of interest rate swap contracts is determined by reference to market values for similar instruments.

Fine art and diamond

The Group’s fine art and a diamond are stated at cost less accumulated impairment. The amount represents the aggregate cost of artwork and the diamond. The artwork and diamond impairment is assessed based on the cash generating unit to which it belongs, which is usually the property in its entirety. No impairment change has been taken for artwork or the diamond for the years ended 31 December 2006, 2007 and 2008 and six months ended 30 June 2008 and 2009.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained profits within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends have been approved by the shareholders and declared, they are recognized as a liability.

Interim dividends are simultaneously proposed and declared, because WM Cayman Holdings Limited II’s memorandum and articles of association grant the directors the authority to declare interim dividends. Consequently, interim dividends are recognized immediately as a liability when they are proposed and declared.

Statutory reserve

In accordance with the provisions of the Macau Commercial Code, WM Cayman Holdings Limited II’s subsidiaries are required to transfer a minimum of 10% of the annual net profit to a legal reserve until that

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

reserve equals 25% of their initial capital. [WM Cayman Holding Limited II’s] subsidiaries met this statutory requirement during the year ended 31 December 2006 and continue to maintain the required reserve. This reserve is not distributable to the respective shareholders.

2.3	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in the Financial Information.

IFRS 3 (Revised)	Business Combinations[1]

IAS 27 (Revised)	Consolidated and Separate Financial Statements[1]

IAS 39 Amendments	Financial Instruments: Recognition and Measurement — Eligible Hedged Items[1]

IFRIC-Int 17	Distributions of Non-cash Assets to Owners[1]

IFRIC-Int 18	Transfers of Assets from Customers[1]

Apart from the above, the IASB has also issued Improvements to IFRS 5 which primarily with a view to removing inconsistencies and clarify wording and is effective for the annual periods on or after 1 July 2009.

1	Effective for annual periods beginning on or after 1 July 2009

IFRS 3 (Revised) introduces a number of changes in the accounting for business combinations that will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs, and future reported results.

IAS 27 (Revised) requires that a change in the ownership interest for a subsidiary without loss of control is accounted for as an equity transaction. Therefore, such a change will have no impact on goodwill, nor will it give rise to a gain or loss. Furthermore, the revised standard changes the accounting for losses incurred by the subsidiary as well as the loss of control of a subsidiary. Other consequential amendments were made to IAS 7 Statement of Cash Flows, IAS 12 Income Taxes, IAS 21 The Effects of Changes in Foreign Exchange Rate, IAS 28 Investments in Associates and IAS 31 Interests in Joint Ventures.

The Group expects to adopt IFRS 3 (Revised) and IAS 27 (Revised) from 1 January 2010. The changes introduced by these revised standards must be applied prospectively and will affect future acquisitions, loss of control and transactions with minority interests.

The amendment to IAS 39 addresses the designation of a one-sided risk in a hedged item, and the designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as hedged item. As the Group has not entered into any such hedges, the amendment did not have any financial impact on the Group.

IFRIC-Int 17 standardizes practice in the accounting for non-reciprocal distributions of non-cash assets to owners. The Group expects to apply the interpretation from 1 January 2010 prospectively. The Interpretation clarifies that (i) a dividend payable should be recognized when the dividend is appropriately authorized and is no longer at the discretion of the entity; (ii) an entity should measure the dividend payable at the fair value of the net assets to be distributed; and (iii) an entity should recognize

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss. Other consequential amendments were made to IAS 10 Events after the Balance Sheet Date and IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. While the adoption of the interpretation may result in changes in certain accounting policies, the interpretation is unlikely to have any material financial impact on the Group.

IFRIC 18 is applicable to entities that receive from a customer, property, plant and equipment (or cash to acquire it) that the entity must use either to connect the customer to a network, or to provide the customer with ongoing access to a supply of goods and services, or to do both. The IFRIC provides guidance on the measurement of such assets at initial recognition as well as the accounting for the resulting revenues. As the Group currently have no such transactions, IFRIC 18 is not applicable to the Group and therefore is unlikely to have any material financial impact on the Group.

The Group has already commenced an assessment of the impact of these new IFRSs but is not yet in a position to state whether these new and revised IFRSs would have a significant impact on its results of operations and financial position.

2.4	SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The preparation of the Group’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgements in applying the Group’s accounting policies which have a significant effect on the financial statements are set out below.

Useful lives of property and equipment

The useful lives of assets are based on management’s estimation. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property, plant, and equipment. The estimation of residual values of assets is also based on management’s judgement whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on a straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, or their estimated useful lives.

Impairment of non-financial assets

Management is required to make judgements concerning the cause, timing and amount of impairment. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessment to its separate cash-generating units. This requires management to make significant judgements concerning the existence of impairment indicators, identification of separate cash-generating units, remaining useful lives of assets and estimates of projected cash flows and fair value less costs to sell. Management judgement is also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

the recoverable amount of a cash-generating unit requires management to make assumptions to determine the fair value less costs to sell and value in use.

Key assumptions on which management has based its determination of fair value less costs to sell include the existence of binding sale agreements, and for the determination of value in use include projected revenues, gross margins, and average revenue per asset component, capital expenditure, expected customer bases and market share.

Impairment of accounts receivable

Management evaluates the reserve for its bad debts based on a specific review of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to refine the estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts charge may fluctuate. Because individual customer account balances can be significant, the reserve and the provision can change significantly between periods, as information about a certain customer becomes known or as changes in a region’s economy or legal system occur.

Segment Reporting

The Group currently operates in one business segment in the management of its casino, hotel, and food and beverage operations. A single management team reports to the chief operating decision-makers who comprehensively manages the entire business. Accordingly, the Group does not have separately reportable segments.

Fair value estimation — financial assets and liabilities

Financial assets and liabilities are recognized or disclosed at fair values. The fair value of financial instruments traded in active markets is based on quoted market prices. In assessing the fair value of non-traded instruments, discounted cash flows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for financial assets and liabilities with a maturity of less than one year, including prepayments, accruals and other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

Fair value estimation — Black-Scholes valuation model

The Group uses the Black-Scholes valuation model to value the ultimate parent company’s grants of options issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected term of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair value. Expected volatility is based on implied and historical factors related to Wynn Resorts’ common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve at the time of grant for the period equal to the expected term.

Income taxes

Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated allowance is subject to a significant amount of judgment. The Group’s income tax reports may be examined by governmental authorities in Macau. Accordingly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as probable and can be reasonably estimated, an allowance is established.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

3.	OTHER REVENUES AND EXPENSES

3.1	Staff costs

	Year Ended at 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Wages and salaries	576,799	1,203,722	1,458,437	722,292	716,720
Other costs and benefits*	56,361	131,603	158,412	75,427	71,168
Expense of share-based payments	15,371	24,169	32,209	11,363	19,061
Retirement plan contributions	9,609	35,662	48,451	23,373	4,444
Employee relations and training	17,234	26,547	15,477	8,616	3,481
Social security costs	2,695	4,734	4,630	2,521	3,007

	678,069	1,426,437	1,717,616	843,592	817,881

*	Includes operating staff rental expense of approximately HK$4.1 million, HK$4.7 million, HK$7.3 million, HK$3.6 million and HK$3.5 million for the years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2008 and 2009, respectively.

3.2	Other Operating Expenses

	Year Ended at 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Junket commissions	113,097	531,371	829,026	458,309	381,338
Royalty fees	59,226	284,898	572,084	310,743	259,414
Corporate support services and other	78,201	98,880	75,610	51,858	37,781
Other support services	64,959	78,982	83,393	37,938	36,411
Cost of sales	71,548	198,533	322,402	158,852	140,309
Provision for doubtful accounts	1,471	119,832	193,110	45,222	21,326
Advertising and promotions	35,106	95,684	156,754	65,899	62,607
Operating supplies and equipment	65,940	156,136	137,180	69,318	50,939
Utilities and fuel	39,849	95,511	129,969	62,366	53,928
Auditors’ remuneration	1,712	2,079	2,392	1,873	1,170
Other*	182,932	282,430	380,704	183,792	152,228

	714,041	1,944,336	2,882,624	1,446,170	1,197,451

*	Includes operating rental expense of approximately HK$18.2 million, HK$31.1 million, HK$42.2 million, HK$19.9 million and HK$22.3 million for the years ended 31 December 2006, 2007 and 2008 and for the six months ended 30 June 2008 and 2009, respectively.

3.3	Depreciation and amortization

	Year Ended 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Depreciation of property and equipment	156,428	466,152	678,607	337,080	349,615
Amortization of leasehold interest in land	18,058	18,058	18,056	9,026	9,029

	174,486	484,210	696,663	346,106	358,644

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

3.4	Property charges and other

		Year Ended 31 December			Six Months Ended 30 June
	Notes	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
					(unaudited)
Asset abandonment losses	(a)	4,015	491,977	67,653	63,936	4,289
Donation of Ming Vase	(b)	78,975	—	—	—	—
Loss of disposal of assets and other assets		—	5,255	10,383	1,376	9,260

		82,990	497,232	78,036	65,312	13,549

Notes:

(a)	Asset abandonment losses related to the property and equipment and construction in progress abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

Property charges and other for the year ended 31 December 2008 included the following: (i) approximately HK$28.2 million related to the abandonment of certain existing floor space to be used in the construction of a new restaurant; and (ii) approximately HK$39.4 million related to miscellaneous renovations and abandonments throughout Wynn Macau.

Property charges and other for the year ended 31 December 2007 include the following: (i) approximately HK$79.8 million related to the abandonment of costs related to portions of the main kitchen, warehouse, and restaurants to enable the main casino to be connected with the expansion; (ii) approximately HK$78.2 million related to the abandonment of a parking garage to make way for Encore at Wynn Macau; (iii) approximately HK$172.8 million related to the abandonment of certain expansion casino space for rearrangement and rebuilding optimal casino space and for conversion to a retail arcade; (iv) approximately HK$121.2 million related to the abandonment of a theatre; and (v) approximately HK$39.9 million related to miscellaneous renovations and abandonments throughout Wynn Macau.

Property charges and other for the year ended 31 December 2006 include renovating certain areas of Wynn Macau in response to customer preferences and changes in market demand.

(b)	During 2006, the Group purchased an early Ming dynasty vase from its affiliate and displayed the vase for a short time at Wynn Macau. The Group thereafter donated the vase to the Macau Museum. The cost of the donation represents the original cost of purchase of the vase which approximated the fair value of the vase at the time of the donation.

3.5	Finance revenues

	Year Ended 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Interest income — cash and cash equivalents	100,575	235,371	82,437	58,981	3,189
Interest income — loans receivable from affiliates	—	—	11,792	—	—

	100,575	235,371	94,229	58,981	3,189

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Finance revenues for the years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009 consist solely of the interest income from cash in banks, loans receivables from affiliates, money market funds and U.S. treasury bills.

3.6	Finance costs

	Year Ended 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Interest on loans from shareholders	120,603	—	—	—	—
Interest	185,387	290,975	292,833	118,554	201,933
Unused bank fees	61,449	43,020	38,954	22,073	4,407
Amortization of debt financing costs	38,571	40,988	42,659	21,285	21,374
Less: Capitalized interest	(279,748)	(101,820)	(54,407)	(19,378)	(36,473)

	126,262	273,163	320,039	142,534	191,241

For the years ended 31 December 2006, 2007 and 2008, and the six months ended 30 June 2008 and 2009, interest was capitalized using a weighted average cost of 8.7%, 8.9%, 6.8%, 7.5% and 4.0%, respectively.

4.	SALE OF SUBCONCESSION RIGHT

On 4 March 2006, the Group entered into an agreement with Publishing & Broadcasting, Ltd. (“PBL”), an independent third party, pursuant to which the Group agreed to sell to PBL for US$900.0 million (approximately HK$7.0 billion) the right to negotiate with the government of Macau for a sub-concession to allow PBL to operate casinos in Macau.

On 8 September 2006, the government of Macau approved the sale of the sub-concession right. On 11 September 2006, the Group completed the sale to PBL and received a cash payment of US$900.0 million (approximately HK$7.0 billion). As a result of the sale and the sub-concession awarded to PBL by the government of Macau, the Group has no continuing rights or obligations with respect to the sub-concession. The proceeds from this sale, net of related costs, were recorded as a gain on the sale of sub-concession right in the statement of comprehensive income for the year ended 31 December 2006.

5.	INTEREST RATE SWAPS

In November 2005, the Group entered into two agreements to swap a portion of the underlying interest rate risk on current and future term loan borrowings under the Group’s credit facilities. In August 2008, the Group terminated these interest rate swaps and entered into new interest rate swaps which will terminate in August 2011. Under the first terminated swap agreement, the Group paid a fixed interest rate of 4.84% on borrowings up to a maximum of approximately US$198.2 million (approximately HK$1.54 billion), in exchange for receipts on the same amounts at a variable interest rate based on the applicable London Inter-bank Offered Rate (“LIBOR”) at the time of payment. Under the second terminated swap agreement, the Group paid a fixed interest rate of 4.77% on borrowings up to a maximum of approximately HK$1.1 billion, in exchange for receipts on the same amounts at a variable interest rate based on the applicable Hong Kong Interbank Offered Rate (“HIBOR”) at the time of payment. The terminated interest rate swaps fixed the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the WRM credit facility at approximately 6.59% and 6.52%, respectively. In

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

connection with this termination, the Group paid to the counterparties of the terminated swaps a cash settlement payment of approximately HK$17.0 million.

Effective August 2008, under the first new swap agreement, the Group pays a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the US$550 million term loan facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second new swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the US$550 million term loan facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar term loan borrowings at approximately 5.382% and 5.14%, respectively.

The carrying value of these interest rate swaps on the statement of financial position approximates their fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2006, 2007 and 2008, and the six months ended 30 June 2008 and 2009 were charged to the profit and loss account.

6.	INCOME TAX BENEFIT/(EXPENSE)

The major components of income tax benefit/(expense) for the years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009 are:

	Year Ended 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Income tax benefit/(expense)
Current	(685,459)	(10,827)	37,363	29,445	(24,475)
Deferred	(3,551)	(6,240)	20,001	7,433	2,241

	(689,010)	(17,067)	57,364	36,878	(22,234)

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

The change for the Relevant Periods is reconciled to profit before taxation as follows:

	Year Ended 31 December						Six Months Ended 30 June
	2006		2007		2008		2008		2009
	HK$’000%		HK$’000%		HK$’000%		HK$’000%		HK$’000%
							(unaudited)
Profit before taxation	6,565,260		1,391,803		1,982,280		1,349,736		925,910

Tax at the applicable income tax rate	(787,831)	(12)	(167,016)	(12)	(237,874)	(12)	(162,078)	(12)	(111,109)	(12)
Adjustment for specific provinces or enacted by local authority	(10)	—	(20)	—	(5,263)	(0.3)	55	—	(19,048)	(2.1)
Income not subject to tax	17,546	0.3	209,011	15	362,553	18.3	207,463	15.4	158,450	17.1
Expenses not deductible for tax	—	—	—	—	(1,284)	(0.1)	(6,277)	(0.5)	(609)	(0.1)
Macau dividend tax	—	—	—	—	—	—	—	—	(24,473)	(2.6)
Tax loss not recognized	86,729	1.3	(48,214)	(3.5)	(82,473)	(4.1)	(23,756)	(1.8)	(26,520)	(2.9)
Others	(5,444)	(0.1)	(10,828)	(0.8)	21,705	1.1	21,471	1.6	1,075	0.1

Expense and effective tax for the year	(689,010)	(10.5)	(17,067)	(1.3)	57,364	2.9	36,878	2.7	(22,234)	(2.5)

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Deferred income tax as at 31 December 2006, 2007 and 2008 and 30 June 2009 relates to the following:

	Combined Statement of financial position				Combined Statement of comprehensive income
	As at 31 December			As at 30 June	Year Ended 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
								(unaudited)
Deferred tax liability Property, equipment and other	(87,984)	(97,129)	(73,327)	(57,780)	87,984	9,145	(23,802)	(14,795)	(15,547)

	(87,984)	(97,129)	(73,327)	(57,780)

Deferred income tax asset Interest rate swap market value adjustment	1,368	2,888	11,662	10,928	(1,368)	(1,520)	(8,774)	(39)	734
Allowance for doubtful accounts	112	1	12	3	(112)	111	(11)	1	9
Pre-opening costs and other	82,953	39,661	131	184	(82,953)	43,292	39,530	18,016	(53)
Tax loss carryforward	—	44,788	71,732	59,116	—	(44,788)	(26,944)	(10,616)	12,616

	84,433	87,338	83,537	70,231

Deferred income tax expense/(benefit)					3,551	6,240	(20,001)	(7,433)	(2,241)

Deferred tax (liabilities)/asset, net	(3,551)	(9,791)	10,210	12,451

As at 31 December 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009, the Group incurred Macau tax losses of approximately nil, HK$1,132.4 million and HK$966.2 million and HK$323.7 million and HK$109.3 million, respectively. The tax losses for 2007 and 2008 expire on 31 December 2010 and 2011 and the tax losses for the period ended 30 June 2008 and 2009 expire on 31 December 2011 and 2012, respectively. Tax losses incurred during the Group’s development stage were capitalized as pre-opening expenses for Macau tax purposes and are deducted over a three year period that began in 2006.

As at 31 December 2006, 2007 and 2008 and 30 June 2008 and 2009, deferred tax assets, relating to pre-opening expenses and the tax loss carry forward, amounting to nil, HK$48.2 million and HK$179.1 million and HK$119.5 million and HK$205.7 million, respectively, were not recognized as the Group determined it was not probable that future taxable profit will be available against which the deferred tax asset could be utilized.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

On 11 September 2006, the Group recorded a gain on the sale of the sub-concession right in Macau (See Note 4 “Sale of Sub-concession Right”). Accordingly the group determined that a substantial portion of the previously unrecognized deferred tax assets became recoverable.

Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (“Tax Holiday”). Accordingly, the Group was exempted from the payment of approximately HK$43.9 million, HK$206.9 million and HK$189.6 million, HK$160.3 million and HK$117.5 million in such taxes for the years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2008 and 2009, respectively. The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming tax and other levies in accordance with its concession agreement.

During June 2009, Wynn Macau, S.A. entered into an agreement with the Macau Special Administrative Region that provides for an annual payment of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of complementary tax on dividend distributions from the gaming profits to its shareholders. The term of this agreement is five-years, which coincides with the Tax Holiday which began with the year 2006. The agreement explicitly state that MOP21.6 million (approximately HK$21.0 million) is due upon execution of the agreement for 2006 to 2008, and the remaining payments are due by 31 January of each year remaining on the Tax Holiday. Therefore, included in the tax provision for the six months ended 30 June 2009 are the amounts accrued for the years 2006 through June 2009.

The Group is exempt from income tax in the Isle of Man. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. As at 30 June 2009, the Group has filed income tax returns for the years 2002 to 2008. The Group’s 2006 to 2008 Macau income tax returns remain subject to examination by the Macau Finance Bureau.

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as probable and could be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issue is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As at 31 December 2008 and 30 June 2009, the Group has provided a reserve of HK$37.4 million and HK$37.4 million with respect of these items. The Group believes that it has adequately provided reasonable reserves for reasonable and foreseeable outcomes related to uncertain tax matters. As a result of the lack of authoritative guidance regarding the computation of the Group’s complementary tax exemption, the Group establishes reserves for its estimates of additional tax exposures if successfully challenged by the Macau tax authorities. In 2006 and 2007, the reserve for these tax contingencies of HK$80.4 million and HK$83.2 million, respectively, was included as a component of income taxes payable and was subsequently reclassified to a long-term liability in 2008 due to the estimated settlement date of these tax contingencies.

7.	DIVIDENDS PAID

	Year Ended 31 December			Six Month Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Dividend paid	233,564	—	8,319,840	—	559,079

Payment per share	116,782	—	4,159,920	—	279,539

In 2006, the Group declared and paid a cash distribution of HK$233.6 million (approximately US$30 million) from proceeds of the sale of the sub-concession right described in note 4.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

In 2008, the Group declared and paid a cash distribution of HK$8.3 billion (approximately US$1.1 billion) from the income generated through its operations.

In 2009, the Group declared and paid a cash distribution of HK$559.1 million (approximately US$72.1 million) from the income generated through its operations.

The Group expects to declare a cash distribution of HK$450 million (approximately US$58 million) from the income generated through its operations.

8.	PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

On 6 September 2006, the Group opened Wynn Macau. During 2007, the Group opened the expansion areas of Wynn Macau. Accordingly, assets were transferred from the construction in progress account to property and equipment and depreciation commenced. A summary of the property and equipment composition and the resort under construction and the activities during the year/period is set forth below.

	Buildings & Improvements HK$’000	Furniture Fixtures & Equipment HK$’000	Leasehold Improvements HK$’000	Construction In Progress HK$’000	Total Property and Equipment HK$’000
Cost or valuation:
At 1 January 2006	—	12,924	30,379	2,028,867	2,072,170
Additions	—	1,143,714	20,040	2,185,704	3,349,458
Transfers	3,156,593	84,288	—	(3,240,881)	—
Abandonments	(4,015)	—	—	—	(4,015)

At 31 December 2006	3,152,578	1,240,926	50,419	973,690	5,417,613

Additions	6,838	44,341	4,081	2,057,976	2,113,236
Transfers	1,843,147	544,049	—	(2,387,196)	—
Abandonments/Disposal	(270,890)	(53,149)	—	(201,090)	(525,129)

At 31 December 2007	4,731,673	1,776,167	54,500	443,380	7,005,720

Additions	—	108,556	5,063	1,308,986	1,422,605
Transfers	60,824	308	—	(61,132)	—
Abandonments/Disposal	(70,232)	(11,553)	(1,089)	(7,592)	(90,466)

At 31 December 2008	4,722,265	1,873,478	58,474	1,683,642	8,337,859

Additions	255	36,312	—	1,049,804	1,086,371
Transfers	25,870	547	(723)	(25,694)	—
Abandonments/Disposal	(1,084)	(24,862)	(8,175)	(4,289)	(38,410)

At 30 June 2009	4,747,306	1,885,475	49,576	2,703,463	9,385,820

Depreciation and Impairment:
At 1 January 2006	—	1,506	9,902	—	11,408
Depreciation charged for the year	54,917	82,858	18,653	—	156,428

At 31 December 2006	54,917	84,364	28,555	—	167,836

Depreciation charged for the year	192,713	264,200	9,239	—	466,152
Abandonments/Disposal	(8,518)	(4,176)	—	—	(12,694)

At 31 December 2007	239,112	344,388	37,794	—	621,294

Depreciation charged for the year	306,224	365,162	7,221	—	678,607
Abandonments/Disposal	(4,711)	(3,435)	(1,089)	—	(9,235)

At 31 December 2008	540,625	706,115	43,926	—	1,290,666

Depreciation charged for the period	155,629	189,553	4,433	—	349,615
Abandonments/Disposal	(708)	(10,766)	(8,112)	—	(19,586)

At 30 June 2009	695,546	884,902	40,247	—	1,620,695

Net book value:
At 30 June 2009	4,051,760	1,000,573	9,329	2,703,463	7,765,125

At 31 December 2008	4,181,640	1,167,363	14,548	1,683,642	7,047,193

At 31 December 2007	4,492,561	1,431,779	16,706	443,380	6,384,426

At 31 December 2006	3,097,661	1,156,562	21,864	973,690	5,249,777

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Construction retention represents amounts payable to contractors for work completed but withheld by the Group until certain construction milestones are met.

9.	LEASEHOLD INTEREST IN LAND

The Group has the leasing right for certain land under a 25-year concession granted by the Macau government in return for the paying of premiums as described in note 19. In 2004, the Group also paid approximately HK$140 million to an unrelated third party for its relinquishment of rights to a portion of land.

Leasehold interest activity is as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Cost:
At beginning of the year/period	451,495	451,495	451,495	451,495
Addition	—	—	—	110,138

At end of the year/period	451,495	451,495	451,495	561,633

Amortization:
At beginning of the year/period	25,050	43,108	61,166	79,222
Amortization charge for the year/period	18,058	18,058	18,056	9,029

At end of the year/period	43,108	61,166	79,222	88,251

Net book value:	408,387	390,329	372,273	473,382

10.	GOODWILL

In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts’ common stock. Mr. Wong Chi Seng, one of the third parties, retained a direct 10% voting and social interest in WRM and agreed to continue to serve as Executive Director. The acquired shares provide in the aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. As a result of the acquisition, WRM became a wholly owned indirect subsidiary of the Group.

In accordance with the Group’s accounting policy for acquisition’s of minority interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the minorities’ share of the assets and liabilities reflected within the combined statements of financial position of HK$398.4 million at the date of the acquisition was recorded as goodwill.

Goodwill is tested for impairment annually and when circumstances indicate the carrying value may be impaired. The Group’s impairment test for goodwill with indefinite lives is based on value in use calculations that use a discounted cash flow model. The key assumptions used to determine the recoverable amount for the different cash generating unites were based on the best estimation of the Group.

The Group believes that any reasonably possible change in the key assumptions on which the recoverable amount of goodwill is based would not cause the carrying amounts to exceed its recoverable amount.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

11.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Fine art and diamond	4,959	122,167	130,567	130,567
Memberships	1,020	1,020	1,020	1,020
Other consumables	56,837	41,294	32,471	27,465

	62,816	164,481	164,058	159,052

12.	INVENTORIES

Inventories consist of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Retail merchandise	58,788	76,421	159,403	127,158
Operating supplies	44,046	22,642	23,048	23,737
Food and beverage	13,116	15,436	17,017	15,830

Total inventories at the lower of cost and net realizable value	115,950	114,499	199,468	166,725

13.	TRADE AND OTHER RECEIVABLES

Trade and other receivables consist of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Casino	116,159	423,179	446,392	477,771
Hotel	39,936	32,349	48,062	72,165
Other	965	7,730	3,509	13,137

	157,060	463,258	497,963	563,073
Less: allowance for doubtful accounts	(1,471)	(121,225)	(289,884)	(311,210)

	155,589	342,033	208,079	251,863

An aged analysis of receivables, is as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Within 30 days	135,592	268,113	145,780	183,945
Between 31 to 60 days	16,325	52,140	18,566	44,432
Between 61 to 90 days	4,495	60,611	86,776	12,053
Over 90 days	648	82,394	246,841	322,643

	157,060	463,258	497,963	563,073
Less: allowance for doubtful accounts	(1,471)	(121,225)	(289,884)	(311,210)

Net of allowance for doubtful accounts	155,589	342,033	208,079	251,863

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Substantially all of the trade and other receivables as at 31 December 2008 were repayable within 14 days.

As at 30 June 2009, trade and other receivables at nominal value of HK$311.2 million (31 December 2008: HK$289.9 million; 2007: HK$121.2 million; 2006: HK$1.5 million) were impaired and fully provided for. Movements in the provision for impairment of receivables were as follows:

	Individually Impaired HK$’000	Collectively Impaired HK$’000	Total HK$’000
At 1 January 2006	—	—	—
Charge for the year	—	1,471	1,471

At 31 December 2006	—	1,471	1,471
Charge for the year	—	119,832	119,832
Unused amounts reversed	—	(78)	(78)

At 31 December 2007	—	121,225	121,225
Charge for the year	—	193,110	193,110
Amounts written off	—	(24,451)	(24,451)

At 31 December 2008	—	289,884	289,884

Charge for the period	—	21,326	21,326
At 30 June 2009	—	311,210	311,210

14.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Prepayments	20,787	37,136	34,602	51,998
Deposits	21,090	17,099	17,586	14,066

	41,877	54,235	52,188	66,064

The carrying amounts of prepayments and other current assets approximate their fair values.

15.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Cash on hand	475,890	648,411	693,886	729,924
Cash at banks and short-term deposits	—	4,885,152	1,850,405	5,550,379

	475,890	5,533,563	2,544,291	6,280,303

Cash at banks earned interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

requirements of the Group, and earn interest at the respective short-term deposit rates. The fair value of cash and short-term deposits as at 30 June 2009 is HK$[6.3] billion (2008: HK$2.5 billion; 2007: HK$5.5 billion; 2006: HK$0.5 billion). As at 31 December 2006, HK$4.7 billion was restricted by agreements governing the Group’s bank loans for the payment of budgeted construction costs and for debt service.

16.	ISSUED CAPITAL AND RESERVES

Common Stock

WM Cayman Holdings Limited II is authorized to issue up to [            ] shares of its common stock, approximately HK$[            ] par value per share (the “Common Stock”). As at 31 December 2006, 2007 and 2008 and 30 June 2009, [            ] shares of WM Cayman Holdings Limited II’s Common Stock were outstanding. Except as otherwise provided by WM Cayman Holdings Limited II’s articles of incorporation or Cayman law, each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting conversion, redemption or preemptive rights or other rights to subscribe for additional shares. Subject to any preferences that may be granted to the holders of WM Cayman Holdings Limited II’s preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of WM Cayman Holdings Limited II, is entitled to share ratably in all assets of WM Cayman Holdings Limited II remaining after payment of liabilities.

Other reserves

As at 31 December 2006, 2007 and 2008 and 30 June 2009, the other reserves of WM Cayman Holdings Limited II included share based payments of approximately HK$15.4 million, HK$24.2 million and HK$32.2 million and HK$19.1 million respectively and a statutory reserve of HK$48.6 million for the year ended 31 December 2006. In accordance with the provisions of the Macau Commercial Code, WM Cayman Holdings Limited II’s subsidiaries in Macau are required to transfer a minimum of 10% of the annual net profit to legal reserve until that reserve equals 25% of the subsidiaries’ initial capital investment. The Group met this statutory requirement during the year ended 31 December 2006. This statutory reserve is not distributable to the respective shareholders.

17.	SHARE-BASED PAYMENT PLAN

Wynn Resorts established the 2002 Stock Incentive Plan (the “Stock Plan”) which provides for the grant of (i) incentive stock options, (ii) compensatory (i.e. non qualified) stock options, and (iii) non-vested shares of Wynn Resorts’ common stock for employees, directors and independent contractors or consultants of Wynn Resorts and its subsidiaries, including the Group. However, only employees are eligible to receive incentive stock options.

A maximum of 9,750,000 shares of Wynn Resorts’ common stock has been reserved for issuance under the Stock Plan. As at 30 June 2009, 697,212 (31 December 2008: 3,124,212; 2007: 4,430,712; 2006: 4,380,212) shares remain available for the grant of stock options or non-vested shares of Wynn Resorts common stock.

During 2008, the Group recognized approximately HK$32.2 million (2007: HK$24.2 million, 2006: HK$15.4 million) and the six months ended 30 June 2008 and 2009, HK$11.3 million and HK$19.1 million, respectively, of equity-settled, share-based payment expense relating to stock options and non-vested shares of Wynn Resorts’ common stock. The Group classifies this share-based payment

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

expense in the same financial statement line items as cash compensation, and therefore such expense was included in staff cost, with a corresponding increase to other reserves.

Stock options for the Group

Options are granted with exercise prices equal to the current market price at the date of grant. The Stock Plan provides for a variety of vesting schedules, including: immediate; 10% each year over ten years; 25% each year over four years; 33.33% for each of the third, fourth and fifth years; cliff vesting at a determined date; and others to be determined at the time of grant. All options expire ten years from the date of grant.

A summary of option activity under the Stock Plan as at 31 December 2008 and 30 June 2009 and the changes during the period then ended is presented below:

	Number Of Options	Weighted Average Exercise Price (HK$)	Weighted Average Exercise Term (Years)
Outstanding as at 1 January	287,863	422
Granted during the year	237,500	837
Exercised during the year	(8,612)	248

Outstanding as at 31 December	516,751	613	7.6

Shares exercisable as at 31 December	93,309	386	5.8

Outstanding as at 1 January	516,751	613
Granted during the period	245,000	365
Exercised during the period	—	—
Transfer of employee to affiliate	(81,250)	413

Outstanding as at 30 June	680,501	548	8.3

Shares exercisable as at 30 June	111,164	421	5.6

The weighted average fair value of options granted during the years ended 31 December 2008 and the six months ended 30 June 2009 was approximately HK$487 and HK$214, respectively. There were no stock options granted during the years ended 31 December 2006 or 2007. The total intrinsic value of the options exercised for the years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2009 was HK$73.9 million, HK$31.1 million, HK$17.3 million and nil, respectively. No tax benefits were recognized since these tax benefits did not reduce taxes payable.

Non-vested shares for the Group

A summary of the status of the Stock Plan’s non-vested shares as at 31 December 2008 and 30 June 2009 and changes during the period then ended is set out below:

	Number Of Shares	Weighted Average Grant Date Price (HK$)
Non-vested as at 31 December 2007	90,000	401
Granted during the year	106,250	837
Cancelled during the year	(7,500)	637

Non-vested as at 31 December 2008	188,750	712

Non-vested as at 31 December 2008	188,750	712
Granted during the period	—	—
Cancelled during the period	—	—

Non-vested as at 30 June 2009	188,750	712

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Approximately HK$93.2 million and HK$85.3 million of unamortized compensation cost relating to nonvested shares of Common Stock at 31 December 2008 and 30 June 2009 will be recognized as compensation over the vesting period of the related grants through December 2016 respectively. The fair value per option was estimated on the date of grant using the following weighted-average assumptions noted in the table below. There were no stock options granted during the years ended 31 December 2006 and 2007.

	31 December 2008	30 June 2009
Expected dividend yield	Nil	Nil
Expected stock price volatility	44.12%	53.5%
Risk-free interest rate	3.5%	2.7%
Expected average life of options (years)	9.4	7.6

18.	INTEREST-BEARING LOANS AND BORROWINGS

			As at 31 December			As at 30 June
	Interest Rate %	Maturity	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Non-current:
Wynn III 7 Year Term Loan (as amended)
US$10,250,000 Hotel Facility	LIBOR+1.75%	June 2014	370,263	79,951	79,437	79,441
HK$639,600,000 Hotel Facility	HIBOR+1.75%	June 2014	258,596	639,600	639,600	639,600
US$143,500,000 Project Facility	LIBOR+1.75%	June 2014	1,891,704	1,119,314	1,112,111	1,112,166
HK$2,451,150,000 Project Facility	HIBOR+1.75%	June 2014	1,226,401	2,451,150	2,451,150	2,451,150

Wynn III 5 Year Revolving Credit Facility (as amended)
US$13,000,000 Hotel Facility	LIBOR+1.75%	June 2012	—	—	50,374	98,235
HK$1,170,000,000 Hotel Facility	HIBOR+1.75%	June 2012	—	—	585,000	1,140,750
US$258,000,000 Project Facility	LIBOR+1.75%	June 2012	—	—	999,737	1,949,586
HK$4,516,200,000 Project Facility	HIBOR+1.75%	June 2012	—	—	2,258,100	4,403,295

Additional HK $158.0 million Facility	HIBOR+2.75%	June 2012	113,973	—	—
Less: Debt financing costs, net			(185,839)	(245,256)	(202,597)	(181,223)

			3,675,098	4,044,759	7,972,912	11,693,000

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

The bank loans may be used for construction and development to satisfy commitments or for other uses and are repayable as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
On demand or within one year	—	—	—	—
In the second year	844,581	—	—	—
In the third year	1,027,974	—	576,478	576,481
In the fourth year	1,167,933	576,876	5,026,794	8,725,453
In the fifth year	820,449	1,134,251	1,114,207	1,114,211
After the fifth year	—	2,578,888	1,458,030	1,458,078

	3,860,937	4,290,015	8,175,509	11,874,223
Less: debt financing costs, net	(185,839)	(245,256)	(202,597)	(181,223)

	3,675,098	4,044,759	7,972,912	11,693,000

On 14 September 2004, the Group executed a definitive credit agreement and related ancillary agreements for a senior secured bank facility of HK$3.1 billion (known as the “WRM Credit Facility”). The WRM Credit Facility consisted of term loan facilities in the amount of HK$3.0 billion (in a combination of Hong Kong dollars and US dollars) and a revolving working capital facility of HK$117 million.

On 14 September 2005, to accommodate Wynn Macau’s expansion, the WRM Credit Facility was amended to expand availability under the term loan facility from US$397 million (approximately HK$3.1 billion) to US$764 million (approximately HK$6.0 billion), including US$729 million (approximately HK$5.7 billion) of senior term loan facilities, a HK$117 million revolving credit facility (the “WRM Revolver”), and an additional term loan facility (the “WRM Term Loan”) of HK$156 million.

On 27 June 2007, the Group amended the WRM Credit Facility dated 14 September 2005 and entered into related amendments and agreements with a syndicate of lenders. The amended agreements took effect on 29 June 2007 and expanded availability under the WRM Credit Facility from US$764 million (approximately HK$6.0 billion) to US$1.55 billion (approximately HK$12.0 billion), in a combination of Hong Kong and US dollars, including a US$550 million (approximately HK$4.3 billion) equivalent, fully-funded WRM Term Loan, and a US$1 billion (approximately HK$7.8 billion) WRM Revolver. The Group also has the ability to upsize the total secured facilities by an additional US$50 million (approximately HK$388.3 million) pursuant to the terms and provisions of the agreements. The senior credit facilities described in this paragraph are collectively referred to herein as the “WRM Credit Facilities”.

The WRM Term Loan matures in June 2014, and the WRM Revolver matures in June 2012. The principal amount of the WRM Term Loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the WRM Credit Facilities currently bear interest at LIBOR or HIBOR plus a margin of 1.75%.

Collateral for the WRM Credit Facilities consists of substantially all of the assets of the Group. In addition, the WRM Credit Facility documentation contains affirmative and negative covenants which impose various obligations and restrictions on WRM, and in some cases, the Group.

The WRM Credit Facilities contain customary covenants restricting certain activities including, but not limited to: the incurrence of additional indebtedness, the incurrence or creation of liens on any of its property, sales and leaseback transactions, the ability to dispose of assets, and make loans or other investments. In addition, the Group is required by the financial covenants to maintain a Leverage Ratio, as

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

defined, not greater than 4.75 to 1 as at 31 December 2008, and Interest Coverage Ratio, as defined, not less than 2.00 to 1. Management believes that the Group was in compliance with all covenants at 31 December 2008. The Leverage Ratio increases to not greater than 5.00 to 1 for all reporting periods in 2009.

In September 2004, in connection with the initial financing of the Wynn Macau project, the Group entered into a Bank Guarantee Reimbursement Agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee in the amount of MOP700 million (approximately HK$679.6 million) that was effective until 31 March 2007. The amount of this guarantee was reduced to MOP300 million (approximately HK$291.3 million) for the period from 1 April 2007 until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the casino Concession Agreement, including the payment of premiums, fines and indemnity for any material failure to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. From and after repayment of all indebtedness under the WRM Credit Facilities, the Group is obligated to promptly, upon demand by BNU, repay any claim made on the guarantee by the Macau government. Prior to 1 April 2007, BNU was paid an annual fee for the guarantee not to exceed approximately MOP12.3 million (approximately HK$11.9 million), and after 1 April 2007, MOP5.2 million (approximately HK$5.0 million).

On 4 February 2009, the Group borrowed the remaining US$500 million (approximately HK$3.8 billion) available under the WRM Revolver. Accordingly there are no amounts remaining available under the WRM Credit Facilities.

Fair Value of Long-Term Debt

The estimated fair value of the Group’s debt instruments was approximately HK$9.5 billion (2008: HK$4.5 billion; 2007: HK$4.1 billion; 2006: HK$3.7 billion) with a book value of HK$11.7 billion (2008: HK$7.9 billion; 2007: HK$4.1 billion; 2006: HK$3.7 billion).

19.	LAND PREMIUMS PAYABLE

The Group leases land from the Macau government under a 25-year land concession that expires in August 2029. Land premiums to the Macau government under the land concession are made as follows:

For Phase I

(i)	HK$24.3 million for acceptance of the land concession contract terms in accordance with Lei no. 6/80/M Article 125 of 5 July 2004; and

(ii)	HK$185.6 million in five semi-annual installments, including interest at 5% of the outstanding balance.

For Phase II

(iii)	HK$122.0 million in five semi-annual installments, including interest at 5% of the outstanding balance.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

A summary of the land concession requirements and payments made is as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Initial payment	24,272	24,272	24,272	24,272
Installments
Phase I	185,583	185,583	185,583	185,583
Phase II	121,991	121,991	121,991	121,991
Encore at Wynn Macau	—	—	—	110,138

	331,846	331,846	331,846	441,984
Less: amounts paid	(182,285)	(240,061)	(284,821)	(308,044)

	149,561	91,785	47,025	133,940
Less: current portion	(57,776)	(44,760)	(47,025)	(133,940)

	91,785	47,025	—	—

Future principal payments to be made are as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Within one year	57,776	44,760	47,025	133,940
In the second year	44,760	47,025	—	—
In the third year	47,025	—	—	—

	149,561	91,785	47,025	133,940

20.	ACCOUNTS PAYABLE

During the Relevant Periods, the Group normally received credit terms of 30 days. An aged analysis of accounts payable, based on the invoice date consists of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009.

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Within 30 days	228,942	658,907	482,927	512,418
Between 31 to 60 days	5,384	4,467	2,385	3,153
Between 61 to 90 days	402,497	13,138	781	763
Over 91 days	9,231	53,647	681	938

	646,054	730,159	486,774	517,272

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

21.	OTHER PAYABLES AND ACCRUALS

Other payables and accrued liabilities consist of the following as at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Gaming taxes payable	280,782	503,306	459,171	462,709
Outstanding chip liability	272,162	457,000	614,875	910,977
Customer deposits	191,284	205,053	195,176	257,620
Other liabilities	140,652	218,231	303,338	187,508

	884,880	1,383,590	1,572,560	1,818,814

22.	PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS

In April 2005, the Group established a defined contribution benefit retirement plan (the “Plan”) covering all of its qualified employees. The Plan allows employees to contribute 5% of their salary to this plan. The Group matches the contribution with an amount equal to the employee’s contribution. Assets of the Plan are held separately from those of the Group under the control of at trustee. The Group recorded an expense for matching contributions of approximately HK$9.6 million, HK$35.6 million, HK$48.5 million and HK$23.4 million and HK$4.4 million for the years ended 31 December 2006, 2007 and 2008 and period ended 30 June 2008 and 2009, respectively. When there are employees who leave the Plan prior to vesting fully in the contributions, the contributions payable by the Group are reduced by the amount of forfeited contributions.

23.	DIRECTORS’ REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS

Directors’ emoluments

Directors’ emoluments for the Relevant Periods are as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
Salaries, allowances and benefits in kind	37,957	47,772	51,778	23,353	21,642
Bonus and non-equity incentive plan compensation	80,661	85,538	47,270	23,632	—
Stock based benefits	15,684	13,713	20,015	6,804	17,024

Total emoluments	134,302	147,023	119,063	53,789	38,666

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Executive directors:

2006	Salary HK$’000	Bonus HK$’000	Non equity incentive plan* HK$’000	Stock based compensation HK$’000	Other HK$’000	Total HK$’000
Stephen A. Wynn	21,963	—	53,450	—	2,044	77,457
Marc D. Schorr	8,335	11,662	15,549	15,684	5,615	56,845

	30,298	11,662	68,999	15,684	7,659	134,302

2007
Stephen A. Wynn	24,674	—	58,321	—	4,459	87,454
Marc D. Schorr	13,608	—	27,217	13,713	5,031	59,569

	38,282	—	85,538	13,713	9,490	147,023

2008
Stephen A. Wynn	25,341	—	31,676	—	8,901	65,918
Marc D. Schorr	15,182	—	15,594	20,015	2,354	53,145

	40,523	—	47,270	20,015	11,255	119,063

Six months ended 30 June 2009
Stephen A. Wynn	12,186	—	—	—	1,661	13,847
Marc D. Schorr	7,499	—	—	17,024	296	24,819

	19,685	—	—	17,024	1,957	38,666

*	Non equity incentive plan represents emoluments paid under a plan approved by the Wynn Resorts Compensation Committee.

There are no other emoluments payable to any of the directors during the Relevant Period. The emoluments for the Group’s executive directors are paid by Wynn Resorts and are charged to the Group through the corporate support services charge as described in note 25.

Five highest paid individuals’ emoluments

During the Relevant Periods, the five individuals whose emoluments were the highest in the Group included no directors whose emoluments were reflected in the analysis presented above. The emoluments payable to the five highest paid individuals during the Relevant Periods were as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
Salaries and other benefits	16,528	23,498	23,756	13,163	11,945
Bonus	11,398	17,496	21,230	28,117	22,566
Stock based benefits	9,047	18,992	22,189	9,631	15,517

Total emoluments	36,973	59,986	67,175	50,911	50,028

The emoluments were within the following bands:

	As at 31 December			As at 30 June
	2006 Number of Individuals	2007 Number of Individuals	2008 Number of Individuals	2008 Number of Individuals	2009 Number of Individuals
HK$nil to HK$15,000,000	5	3	4	4	4
HK$16,000,001 to HK$16,500,000	—	1	—	—	—
HK$17,000,001 to HK$17,500,000	—	1	—	—	—
HK$20,000,001 to HK$26,000,000	—	—	—	1	1
HK$29,500,001 to HK$30,000,000	—	—	1	—	—

Total	5	5	5	5	5

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

The emoluments of those individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefit received by the Group. The apportioned emoluments of those individuals are included in the expense allocations charged by Wynn Resorts and the Group’s fellow subsidiaries for the three years ended 31 December 2006, 2007 and 2008 and the six months ended 30 June 2009. (See note 25 “related party Disclosures”).

During the Relevant Periods, no emoluments were paid by the Group to any of the directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the directors waived any emoluments during the Relevant Periods.

24.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments — Group as lessee

The Group has entered into leases for office space for administrative offices and marketing branch offices in Macau and other countries, warehouse facilities, apartment units for executives and consultants, a dormitory used for imported labor, and for certain office equipment. These leases typically stipulate a fixed monthly payment for rent and associated management fees. The remaining terms on these leases range between one and five years. These leases also typically contain renewal or continuation clauses.

In addition to the leases described above, the Group pays rent for the use of the land on which Wynn Macau was constructed under the land concession discussed in note 19. The land concession expires in August 2029.

At 31 December 2006, 2007 and 2008 and 30 June 2009, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows.

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Within one year	33,002	43,626	45,754	32,003
After one year but not more than five years	50,193	59,566	43,103	33,622
More than five years	52,227	49,155	46,083	46,083

	135,422	152,347	134,940	111,708

Operating lease commitments — Group as lessor

The Group has entered into leases for space at Wynn Macau’s retail promenade with several high-end retailers. These non-cancelable leases have remaining terms between one and six years and typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailer.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Future minimum rents to be received at 31 December 2006, 2007 and 2008 and 30 June 2009 are as follows:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Within one year	37,744	85,254	98,507	98,426
After one year but not more than five years	133,121	334,699	240,458	191,777
More than five years	3,539	2,532	—	—

	174,404	422,485	338,965	290,203

The operating lease rentals of certain retailers are based on the higher of a fixed rental or contingent rent based on the sales of the retailers (in some cases subject to a ceiling) pursuant to the terms and conditions as set out in the respective rental agreements. As the future sales of these retailers could not be estimated reliably, the relevant contingent rent has not been included above and only the minimum lease commitment has been included in the above table.

Capital commitments

Construction has commenced on a further expansion of Wynn Macau called “Encore”. Encore at Wynn Macau is expected to open in 2010, and will add a fully-integrated resort hotel to Wynn Macau with approximately 400 luxury suites and four villas along with restaurants, additional retail space and additional gaming space. The Group executed a guaranteed maximum price contract for HK$3.1 billion, including change orders, with Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited, acting together as the general contractor for the construction of Encore at Wynn Macau. Although the project budget has still to be finalized, the Group expects total costs to be approximately HK$5.0 billion. Through 31 December 2008 and 30 June 2009, the Group had incurred approximately HK$1.5 billion and HK$2.4 billion, respectively of costs related to Encore at Wynn Macau.

As at 31 December 2006, 2007 and 2008 and 30 June 2009, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of financial position:

Contracted, but not provided for	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Construction contract commitments	514,996	2,379,815	1,711,736	1,020,500
Other capital related commitments	102,529	29,292	33,393	96,855

	617,525	2,409,107	1,745,129	1,117,355

Gaming premium commitment

Pursuant to a gaming contract signed with the Macau government, the Group has committed to pay an annual premium of HK$29.1 million plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by the Group.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Other services commitments

The Group has service agreements for signage in several cities in China, in Macau and in Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People’s Republic of China’s border to Wynn Macau and within Macau under various agreements for maintenance, printing and other services. Under these agreements, the Group is obligated for the following future payments at 31 December 2006, 2007 and 2008 and 30 June 2009:

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Within one year	35,840	115,882	157,367	169,363
After one year but not more than five years	49,183	84,937	207,834	214,457

	85,023	200,819	365,201	383,820

As at 31 December 2007 and 2008 and 30 June 2009, the Group was committed to purchases for operating items totaling HK$9.5 million, HK$28.9 million and HK$12.5 million, respectively.

On 1 August 2008, certain subsidiaries of Wynn Resorts, including a subsidiary of the Group, entered into an agreement with Tien Chiao Entertainment and Investment Company Limited (“Tien Chiao”) to make a one-time payment in the amount of US$50 million (approximately HK$388 million) in consideration of Tien Chiao’s relinquishment of certain rights with respect to its business interests in the potential Cotai project. The payment will be made within 15 days after the Macau government publishes the Group’s rights to the land in the Macau government’s official gazette. The Group has filed an application for the land with the Macau government and is awaiting final approval.

As at 31 December 2006, 2007 and 2008 and 30 June 2009, the banking facilities granted to the Group subject to guarantees given to the banks by the Group were utilized to the extent of approximately HK$3.9 billion, HK$4.3 billion, HK$8.1 billion and HK$11.9 billion, respectively.

Employment Agreements

The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements, other than Mr. Wynn’s, generally have three- to five-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts).

Litigation

The Group does not have any material litigation as of 30 June 2009.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

25.	RELATED PARTY DISCLOSURES

As at 31 December 2006, 2007 and 2008 and 30 June 2009, the outstanding balances between the Group and the related companies were as follows:

		As at 31 December			As at 30 June
Name of related company	Relation to the Company	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Due from related companies — current
Wynn International Marketing, LLC	Subsidiary of WRL	61,444	77,138	112,741	93,393
Wynn Hotel Sales and Marketing, LLC	Subsidiary of WRL	2,461	2,026	834	380
South China Heliport Management, Ltd.	Subsidiary of WRL	—	46	—	3

		63,905	79,210	113,575	93,776

Due to related companies — current
Wynn Las Vegas, LLC	Subsidiary of WRL	10,331	39,599	53,942	146,136
Wynn Group Asia, Inc.	Subsidiary of WRL	30,449	30,556	—	—
Wynn Design and Development, LLC	Subsidiary of WRL	26,314	21,114	21,306	20,809
Wynn Resorts, Limited	Ultimate parent company	22,447	16,016	25,233	43,092
World Wide Wynn, LLC	Subsidiary of WRL	259	2,708	2,294	1,955
Las Vegas Jet, LLC	Subsidiary of WRL	1,358	1,035	220	1,167

		91,158	111,028	102,995	213,159

During 2006, the Group loaned Wynn Group Asia, Inc. an interesting bearing note for approximately HK$1.5 billion, bearing interest at 6.25% per annum due on demand, and another for approximately HK$622.9 million bearing interest at 7.5% per annum, due in 2012. Both notes and the related accrued interest were repaid during 2006 using the proceeds of the sale of the sub-concession right described in note 4.

In July 2008, the Group loaned Wynn Resorts US$150 million (approximately HK$1.2 billion) under a credit facility (the “WRL Loan Facility”), which allowed Wynn Resorts to borrow up to US$545 million (approximately HK$4.3 billion) from the Group at an annual interest rate of 4.75%. In December 2008, Wynn Resorts repaid the loan and outstanding interest under the terms of the WRL Loan Facility.

Unless indicated in the above table, the amounts are unsecured, interest-free and repayable on demand.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

The Group had the following material transactions with related parties during the years and the six months ended 30 June 2009.

			As at 31 December			As at 30 June
Name of Related Company	Relation to the Company	Primary Nature of Transactions	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
Wynn Group Asia	Subsidiary of WRL	Shareholder loans interest	120,602	—	—	—	—
Wynn IOM Holdco	Subsidiary of WRL	Sale of Ming vase to WRM	78,975	—	—	—	—
Wynn Resorts	Ultimate parent company	Corporate Support Services(i)	78,201	98,880	71,668	50,479	36,174
Wynn Resorts	Ultimate parent company	Royalty fees(ii)	59,226	284,898	572,084	310,743	259,414
Wynn International Marketing	Subsidiary of WRL	International marketing expenses(iii)	38,984	59,268	70,643	28,122	32,741
World Wide Wynn	Subsidiary of WRL	Staff secondment payroll charges(iv)	30,520	43,160	43,321	24,241	27,168
Wynn Design and Development	Subsidiary of WRL	Design/development payroll	15,681	15,548	12,160	6,209	5,890
Wynn Resorts	Ultimate parent company	Share-based payment expenses (Note 17)	15,371	24,169	32,209	11,363	19,061
Las Vegas Jet	Subsidiary of WRL	Airplane usage charges	13,695	6,909	6,777	4,816	4,260
Wynn Resorts Hotel Sales & Marketing	Subsidiary of WRL	Hotel marketing expenses(v)	12,280	12,806	9,916	6,380	1,016
Wynn Las Vegas	Subsidiary of WRL	Payroll for support services	2,510	663	—	662	1,154
Wynn Resorts	Ultimate parent company	Loan interest income	—	—	(11,792)	—	—

All of the above transactions with the exception of the sale of the Ming Vase to Wynn Resorts Macau are noted as continuing related party transactions.

Notes:

(i)	Corporate support services:

Wynn Resorts provides corporate support services in large part related to assisting the Group with U.S. regulatory requirements. These services consist of a limited number of executives in relevant areas assisting the Group on U.S. regulatory and certain limited other matters. The assistance includes guidance on certain issues and ensuring that from a regulatory standpoint Wynn Resorts standard operating procedures are followed and maintained by the Group. The costs of these services are billed to the Group based on the estimated time spent by these departments on WRM.

(ii)	Royalty Fees:

The Group licenses certain trademarks and service marks, other marks and works, and hotel casino design, development, and management know-how from Wynn Resorts through an Intellectual Property License Agreement (“IP Agreement”) entered into by these parties on 1 January 2003, the time at which the development plan for Wynn Macau was executed. The intangible assets covered by the IP Agreement include trademarks, patents, copyrights, and domain names.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

The IP Agreement originally specified a royalty payment equal to the greater of HK$3.9 million or one percent of IP gross revenues. For the purpose of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances. The royalty payments began after the commencement of the casino operations in Macau, and provided a right to Wynn Resorts and Wynn Holdings to renegotiate the licensing fee upon 30 days’ prior notice, to ensure that the royalty payment is commensurate with the income attributable to the intellectual property conveyed by the IP Agreement. The amounts payable under the IP Agreement were increased to HK$7.7 million and 3% respectively effective 1 July 2007. Total IP gross revenues were HK$2,863.8 million, HK$13,813.0 million, HK$19,065.1 million, HK$10,353.3 million, and HK$8.647.0 million for the years ended 31 December 2006, 2007, and 2008 and for the period ended 30 June 2008 and 2009, respectively.

(iii)	International marketing expenses

A subsidiary of Wynn Resorts, Wynn International Marketing provides administrative, promotional, and marketing services to attract and introduce customers outside the Macau territory to WRM as well as attract customers outside the U.S. territory to Wynn Las Vegas. These services are provided through branch offices located in various cities around the world under the direction and supervision provided by Wynn International Marketing. For the hotel casino marketing and promotion services it performs on behalf of WRM in 2006, 2007, 2008 and 2009, Wynn International Marketing charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff Secondment Payroll Charges

A subsidiary of Wynn Resorts, Worldwide Wynn is responsible for supplying management personnel to WRM for a pre-determined length of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment period. Worldwide Wynn was compensated for these services with a service fee equal to the aggregate cost plus 5% to Worldwide Wynn of the seconded employee during the period of secondment to WRM, including:

•	Wages, regular and overtime;

•	Bonuses and commissions;

•	Vacation pay and sick leave;

•	Employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

•	Employer-paid Federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

•	Employer-reimbursed business expenses and employee international allowances.

(v)	Hotel sales & marketing

Wynn Resorts Hotel Sales & Marketing provides services to attract and introduce customers to Wynn Macau, stressing the resort’s luxury hotel accommodations. Wynn Resorts Hotel Marketing’s primary business is to promote the luxury hotel services offered at the Wynn Macau resort to customers in China. It operates customer service outlets in China to help arrange hotel stays for individual and group travel. During 2006, 2007, 2008 and 2009, offices were located in Shanghai, Beijing, and Guangzhou. The branch offices operate under the direction and supervision

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APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

provided by Wynn Resorts Hotel Sales & Marketing. For the hotel marketing and promotion services it performed on behalf of WRM in 2006, 2007, 2008 and 2009, Wynn Resorts Hotel Sales & Marketing charged a service fee equal to the total costs it incurred in rendering the services.

The transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2006, 2007 and 2008 and the period ended 30 June 2009. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

In addition to the above, the Group leases living quarters for two of the Group’s executives from a shareholder of the Group. This shareholder does not have profit participation shares in the Group. For the years ended 31 December 2006, 2007 and 2008, the Group incurred HK$0.27 million, HK$0.54 million, and HK$0.30 million, respectively, of rental expense relating to these executive living quarters. For the six months ended June 30, 2008 and 2009, the Group incurred HK$0.16 million and HK$0.15 million, respectively, of rental expense relating to these executive living quarters.

Wynn Resorts also provided a corporate guarantee to the Group (see note 18) and in the opinion of the directors, it is impractical to estimate the fair value of such guarantee.

All such outstanding balance between the Group and the related companies are in trade nature.

Compensation of key management personnel of the Group

	Year Ended 31 December			Six Months Ended 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2008 HK$’000	2009 HK$’000
				(unaudited)
Salaries, bonuses, allowances and benefits in kind	45,783	76,971	86,937	65,146	67,220
Retirement benefits	748	793	538	633	405

Total compensation paid to key management personnel	46,531	77,764	87,475	65,779	67,625

Further details of directors’ emoluments are included in note 23 above.

26.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal financial liabilities, other than derivatives, comprise bank loans and overdrafts, trade payables and loans given. The main purpose of these financial liabilities is to raise finance for the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and short-term deposits, which arise directly from its operations.

The Group also enters into derivative transactions, primarily interest rate swaps contracts. The purpose is to manage the interest rate risks arising from the Group’s operations and its sources of finance. It is, and has been throughout 2006, 2007, 2008 and 2009, the Group’s policy that no trading in derivatives shall be undertaken.

The main risks arising from the Group’s financial instruments are cash flow interest rate risk, liquidity risk, foreign currency risk and credit risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Interest rate risk

The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk by managing the mix of long-term fixed rate borrowings through interest rate swap arrangement and variable rate borrowings. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations.

Interest rate sensitivity

As at 31 December 2006, 2007 and 2008 and 30 June 2009, all of the interest bearing loans and borrowings were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group has entered into interest rate swaps that effectively fix the interest rate for approximately 68% of the interest bearing loans in 2006, 61% in 2007 and 27% in 2008 and 18% in June 2009 respectively. Based on borrowings at 31 December 2006, 2007 and 2008 and 30 June 2008 and 2009, an assumed 1% change in the variable rates would cause the annual interest expenses, without adjusting for amount to be capitalized, to change by HK$12.3 million, HK$16.5 million and HK$59.9 million and HK$16.5 million HK$96.9 million, respectively.

Foreign currency risk

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s presentation currency, for incorporation into the combined financial statements. Assets and liabilities are translated at the foreign exchange rates ruling at the statement of financial position date. Income, expenditure and cash flow items are measured at the actual foreign exchange rate or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

Foreign currency sensitivity

As at 31 December 2006, 2007 and 2008 and 30 June 2009, the Group was in a net asset position where the Group had more assets than liabilities that were denominated in a currency (primarily US$) other than the functional currency. Based on the asset position at 31 December 2006, 2007 and 2008 and 30 June 2008 and 2009, an assumed 1% increase or decrease in the value of a Hong Kong dollar against the US dollar, the Group would recognize a loss or gain, respectively of HK$20.7 million, HK$29.6 million, HK$34.4 million and HK$30.4 million HK$12.0 million.

Credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances timely. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however markers are not legally enforceable instruments in some other countries. The collectibility of markers given by foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

Liquidity risk

The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt, and maintains a conservative level of liquid assets to ensure the availability of sufficient cash flows to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facility’s governing documents contain capital spending limits and other affirmative and negative covenants which require the maintenance of secure capital procedures.

As at 31 December 2006, 2007, 2008 and 30 June 2009, the Group only held interest rate swap at fair value with liabilities measured at fair value for level 2 of HK$11,404K, HK$24,157K, HK$97,175K and HK$91,064K, respectively, and the Group has not held any assets or liabilities measured at fair value for level 1 and level 3 during the Relevant Periods where level 1 fair value represented fair values measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market date and level 3 fair values measured using valuation techniques in which any significant input is not based on observable market data.

Capital Management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholder value.

The Group manages its capital structure and makes adjustments to it as economic conditions changes (i.e. interest rates, equity markets). To maintain a strong capital structure and in response to current economic conditions, the Group has modified debt instruments to obtain more favorable interest rates, obtain additional debt financing, and has adjusted dividend payments to shareholders.

The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt.

	As at 31 December			As at 30 June
	2006 HK$’000	2007 HK$’000	2008 HK$’000	2009 HK$’000
Interest bearing loans and borrowings, Net	3,675,098	4,044,759	7,972,912	11,693,000
Land premiums payable	149,561	91,785	47,025	133,940
Account payables	646,054	730,159	486,774	517,272
Other payables and accrued liabilities	884,880	1,383,590	1,572,560	1,818,814
Amount due to related companies	91,158	111,028	102,995	213,159
Less cash and short term deposits	(475,890)	(5,533,563)	(2,544,291)	(6,280,303)

Net debt	4,970,861	827,758	7,637,975	8,095,882
Equity	5,569,329	6,969,640	737,505	1,101,001

Total capital	5,569,329	6,969,640	737,505	1,101,001

Capital and net debt	10,540,190	7,797,398	8,375,480	9,196,883

Gearing ratio	47.2%	10.6%	91.2%	88.0%

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IA	ACCOUNTANT’S REPORT

WM CAYMAN HOLDINGS LIMITED II

27.	SUBSEQUENT EVENTS

The Group entered into an interest rate swap agreement on 17 August 2009, with an effective date of 27 November 2009, to hedge a portion of the underlying interest rate risk on borrowings under the Wynn Macau Senior Credit Facilities. Under this new swap agreement, beginning 27 November 2009, the Group will pay a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Senior Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Senior Credit Facilities at approximately 3.9%. This interest rate swap agreement matures in June 2012.

Yours faithfully,
Ernst & Young
Certified Public Accountants
Hong Kong

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IB	ACCOUNTANT’S REPORT

WYNN MACAU, LIMITED

Ernst & Young LLP Two International Finance Centre 8 Finance Street Central Hong Kong [•] September 2009

The Directors

Wynn Macau, Limited

Dear Sirs,

Wynn Macau, Limited (the “Company”) was incorporated in the Cayman Islands on 4 September 2009 as an exempted company with limited liability under the Companies Law of the Cayman Islands.

The Company has not conducted any business transactions since its date of incorporation apart from the changes in share capital of the Company set out in the subsection headed “Changes in the Share Capital of our Company” in Appendix VI to this document of the Company dated [•] September 2009. Incorporation expenses amounting to approximately US$[•] (equivalent to approximately HK$[•]) were borne by a shareholder of the Company. No audited financial statements or management accounts of the Company have been prepared up to the date of this report.

Yours faithfully, Ernst & Young Certified Public Accountants Hong Kong

IB-1

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX III	PROFIT FORECAST

The forecast of the combined profit attributable to equity holders for the year ending 31 December 2009 is set forth in the “Financial Information — Forecast for the Year Ending 31 December 2009” in this document.

(A)	BASES AND ASSUMPTIONS

The forecast of the combined profit attributable to equity holders for the year ending 31 December 2009 prepared by the Directors is based on the audited result of the Group for the six months ended 30 June 2009, unaudited management accounts for the one month ended 31 July 2009, and a forecast for the five months ending 31 December 2009 (the “Forecast Period”). The forecast has been prepared on the basis of the accounting policies consistent in all material aspects with those currently adopted by the Group as summarized in the Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II,” and has been prepared on the following principal bases and assumptions:

•

The gaming industry is primarily based on games of chance which by their nature have an inherent risk. Our revenues are primarily based on a win percentage of table games turnover and slot turnover. Over the long run, such win percentages tend to normalize towards a theoretical calculated range. However in the short run, win percentages may deviate from their theoretical calculated range and this deviation may cause short term and quarterly results to fluctuate.

•	The assumed win percentages are based on the Company’s historical win percentages and the theoretical calculated range.

•	There will be no material changes in existing government policies, political, legal, fiscal, market or economic conditions in the PRC, specifically Macau.

•	There will be no material changes in the basis or rates of taxation, both direct and indirect, in the PRC, Macau and Hong Kong.

•

There will be no material changes in (i) the inflation rate, interest rates or foreign currency exchange rates in the PRC and Macau from those prevailing as at the date of this document; and (ii) the exchange rate between the Hong Kong dollar and the Pataca.

•	The Group’s operations and business will not be materially and adversely affected by any of the risk factors set forth in “Risk Factors” in this document.

•

There will be no material deterioration in the operating environment of the gaming industry in Macau, including changes to legislation or regulations which may have a material adverse impact on the Group.

III-1

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

The following is the text of the letter, a summary of valuation and the valuation report received from Knight Frank Petty Limited, an independent property valuer, prepared for the purpose of incorporation in this document, in connection with its valuation of the property interests held by the Group as at 30 June 2009.

Logo

Knight Frank Petty Limited

4th Floor, Shui On Centre

6-8 Harbour Road

Wan Chai, Hong Kong

date

The Directors

Wynn Macau, Limited

Rua Cidade de Sintra

NAPE

Macau SAR

Dear Sirs

In accordance with your instructions for us to value the property interests held by Wynn Macau, Limited (hereinafter referred to as the “Company”) and its subsidiaries (hereinafter collectively referred to as the “Group”) in Macau, we confirm that we have carried out inspections, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the market values of the property interests held by the Group as at 30 June 2009 (the “Valuation Date”).

BASIS OF VALUATION

Our valuations are our opinion of the market values of each of the concerned properties which we would define as intended to mean “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion.”

The market values are the best price reasonably obtainable in the market by the seller and the most advantageous price reasonably obtainable in the market by the buyer. This estimate specifically excludes an estimated price inflated or deflated by special terms or circumstances such as atypical financing, sale and leaseback arrangements, special considerations or concessions granted by anyone associated with the sale, or any element of special value. The market values of the properties are also estimated without regard to costs of sale or purchase, and without offset for any associated taxes.

PROPERTY CATEGORIZATION AND VALUATION METHODOLOGY

Property interest in Group I is held by the Group in Macau. Portion of the property has been completed and occupied by the Group whilst the remaining portion is under construction. We have valued the property interest of the completed portion by the direct comparison method with reference to the sales evidence as available on the market. For the completed hotel portion, we have also valued it as an ongoing hotel operation in its existing state and, where appropriate, taking into consideration of the historical performance as provided by the Group. For the portion under construction, we have valued the property interest on the basis that the property interest will be developed and completed in accordance with the development proposal provided to us. We have also assumed that the approval for the proposal has been obtained. In arriving at our opinion of value of the portion under

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

construction, we have valued the property interest by making reference to comparable transactions in the locality and have also taken into account the construction costs that will be expended to complete the developments to reflect the quality of the completed development.

Property interests in Group II are leased by the Group in Macau. We are of the opinion that the property interests have no commercial value due to the prohibition against assignment or sub-letting or otherwise due to the lack of substantial profit rent and/or short term nature of the property interests.

TITLE DOCUMENTS AND ENCUMBRANCES

We have been provided with a copy of the land concession document in relation to the property interest in Group I and a copy of tenancy agreements for the property interests in Group II. However, we have not inspected the original documents to verify ownership or to verify any amendments which may not appear on the copy handed to us. In the course of our valuations, we have relied to a considerate extent on the information given by the Group. We have also relied considerably on the advices given by the Macau legal advisor, Henrique Saldanha, regarding the title and other legal matters relating to the property interests. We have no reason to doubt the truth and accuracy of the information provided to us by the Group and/or the Macau legal advisor which is material to the valuation.

Nevertheless, we have, based on the information provided by the Group, caused searches to be made and obtained copy of the Property Registers, where available, from the Conservatória do Registo Predial, Macau (Macau Property Registry) in relation to the properties in Macau.

No allowance has been made in our report for any charges, mortgages or amounts owing on any property nor for any expenses or taxation, which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the properties are free from encumbrances, restrictions and outgoings of an onerous nature that could affect their values.

PROPERTY / SITE INSPECTION

We have inspected the exterior and, where possible, the interior of the properties. However, we have not been instructed to undertake any survey or test the services of the properties. Therefore, our valuations are undertaken on the basis that the properties are in satisfactory repair and condition with the services function satisfactorily and are free of rot, infestation or any other structural defects as at the Valuation Date and no extraordinary costs in repair and maintenance works are allowed in our valuation.

SITE INVESTIGATION

We are not instructed to carry out investigation on site to determine the suitability of the ground conditions and the services, nor have we undertaken archaeological, ecological or environmental impact study. Our valuation is therefore on the basis that, all these aspects, except otherwise stated, are satisfactory and no extraordinary expenses or delays will be incurred during construction period.

CONTAMINATION

We are not instructed to arrange for any investigation to be carried out to determine whether any deleterious or hazardous material has been used in the construction of the properties and therefore assume in our valuations that none of the said material is contained in the properties. However, should it be established subsequently that contamination exists at the properties or any neighboring land, or that the premises have been or are being put to any contaminative use, we reserve the right to adjust the value reported herein.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

SOURCE OF INFORMATION

We have accepted advice given to us on such matters as the identification of the properties, land tenure, floor areas, annual accounts, extracts of development plans and all other relevant matters. Dimensions, measurements and areas included in this valuation report are based on information contained in copies of documents available to us and are therefore approximations only. We have not carried out on-site measurements to verify the correctness of the site and floor areas of the properties and we have assumed that the site and floor areas shown on the documents handed to us are correct. We were also advised by the Group that no material facts have been omitted from the information provided.

CURRENCY

Unless otherwise stated, all monetary amounts stated in our valuation are in Hong Kong dollars (“HK$”). The exchange rates adopted in our valuation for the properties are approximately HK$100 = MOP103 and US$1 = HK$7.751 which were the approximate exchange rates prevailing at the Valuation Date.

REMARKS

In the course of our valuation, we have complied with the requirements in the First Edition 2005 of The HKIS Valuation Standards on Properties published by The Hong Kong Institute of Surveyors.

We enclose herewith our summary of values and valuation report.

Yours faithfully For and on behalf of Knight Frank Petty Limited	Yours faithfully For and on behalf of Knight Frank Petty Limited

Alnwick C H Chan	Tony W M Wan
FRICS FHKIS RPS(GP)	MRICS MHKIS RPS(GP)
Executive Director	Director

Note:	Alnwick C H Chan, FRICS, FHKIS, RPS (GP), has been a qualified valuer since 1986 and has 24 years’ experience in the valuation of properties in Hong Kong and Macau.

Tony W M Wan, MRICS, MHKIS, RPS (GP), has been a qualified valuer since 1998 and has 13 years’ experience in the valuation of properties in Hong Kong and Macau.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

SUMMARY OF VALUES

No.	Property	Market Value in Existing State as at 30 June 2009	Interest Attributed to the Group	Market Value in Existing State Attributable to the Group as at 30 June 2009
		(HK$)		(HK$)

Group I — Property Interest Held by the Group in Macau

1.	Wynn Macau, FECHO BPG — Zona B — Lote B1, Rau Cidade De Sintra, Avenida De Sagres and Avenida 24 De Junho, Novos Aterros Do Porto Exterior, Macau	HK$9,555,000,000	100%	HK$9,555,000,000

			Sub-total:	HK$9,555,000,000

Group II — Property Interests Leased by the Group in Macau

2.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 249-263, Pak Tak (China Civil Plaza), A16, B16, N16, O16 and P16	No commercial value		No commercial value

3.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 249-263, Pak Tak (China Civil Plaza), A4 - P4	No commercial value		No commercial value

4.	Em Macau, Alameda Dr. Carlos D’Assumpção N° 180, Tong Nam A Fa Un (Tong Nam A Seong Ip Chong Sam) O10	No commercial value		No commercial value

5.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 335 - 341, Edifício “Hot Line” A9 - X9	No commercial value		No commercial value

6.	Em Macau, Rua De Corte Real N° 8-A, Rés-Do-Chão A and Rua De Corte Real N°8, 1° Andar A - 5° Andar A E 6° Andar (Duplex)	No commercial value		No commercial value

7.	Em Macau, Rua 1° De Maio N° 12, U Wa Bloco XIII 3° - 17° Andar A - H	No commercial value		No commercial value

8.	Em Macau, Alameda Dr. Carlos D’Assumpção N° 180, Tong Nam A Fa Un (Tong Nam A Seong Ip Chong Sam), Car Parking Spaces N°S 95, 125 -127, 130 - 131, 133 - 134, 138, 140 - 145, 147 - 148, 157 - 163, 169 - 172, 175 - 177, 179, 180, 183, 185 - 200 on Basement 1	No commercial value		No commercial value

9.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 249-263, Pak Tak (China Civil Plaza), N°S 384, 396 - 414, 445 - 450 on 2° Andar of Unit ABR/C	No commercial value		No commercial value

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Market Value in Existing State as at 30 June 2009	Interest Attributed to the Group	Market Value in Existing State Attributable to the Group as at 30 June 2009
		(HK$)		(HK$)
10.	Em Macau, Rua Cidade De Coimbra, Jardim Brilhantismo, N°S 42 - 44, 80 on S/O, N°S 23 - 35, 66 - 78, 131 - 138, 142, 176 on Basement, N°S 5, 7, 9, 10 on 1° Andar at Unit AWR/C	No commercial value		No commercial value
11.	Em Macau, Rua Cidade De Coimbra, Jardim Brilhantismo, N°S 59, 60, 63 on S/O, N°S 6 - 7, 12 - 22, 53 - 63, 154 - 157, 166 - 175 on Basement and N°S 25, 27 - 30 on 1° Andar at Unit AWR/C	No commercial value		No commercial value
12.	Em Macau, Rua Cidade De Coimbra, Jardim Brilhantismo, N°S 45 - 47, 69, 81, 81A on S/O, N°S 1 - 3, 36 - 52, 145 - 149, 151 - 153, 158 - 165 on Basement, N°S 20 - 22, 24, 31 on 1° Andar at Unit AWR/C	No commercial value		No commercial value
13.	Em Macau, Rua De Roma N°S 51-69, Praca Kin Heng Long, N°S 264 - 265 on Rés-Do-Chão, N°S 139 - 156 on Basement, N°S 362 - 366 on 1° Andar, N°S 439 - 444 on 2° Andar at unit AR/C	No commercial value		No commercial value
14.	Em Macau, Rua De Roma N°S 51-69, Praca Kin Heng Long, N°S 131 - 138, 167 - 171, 173 - 176 on Basement, N°S 358 - 359, 367 on 1° Andar, N°S 389 - 393, 445 - 446 on 2° Andar at unit AR/C	No commercial value		No commercial value
15.	Em Macau, Rua De Roma N°S 51-69, Praca Kin Heng Long, N° 244 on Rés-Do-Chão, N°S 122 - 130, 157 - 166 on Basement, N°S 354 - 357 on 1° Andar, N°S 383 - 385, 436 - 438 on 2° Andar at unit AR/C	No commercial value		No commercial value
16.	85 Car Parking Spaces, Auto-Silo Da Alameda Dr. Carlos D’ Assumpção, Macau	No commercial value		No commercial value
17.	Na Taipa, Avenida Dos Jardins Do Oceano N°S 918 - 946, Jardins Do Oceano Koon Court E, Meng Court 8° Andar A and AR/C	No commercial value		No commercial value
18.	Lote 41, Coloane, Estrada Da Aldeia N° 886	No commercial value		No commercial value
19.	6 residential units in La Cité, Macau	No commercial value		No commercial value

			Sub-total:	No commercial value

			Grand-total:	HK$9,555,000,000

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

VALUATION REPORT

Group I — Property Interest Held by the Group

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

1.	Wynn Macau, FECHO BPG — Zona B — Lote B1, Rau Cidade De Sintra, Avenida De Sagres and Avenida 24 De Junho, Novos Aterros Do Porto Exterior, Macau

The property has a site area of approximately 64,518 sq m and mainly consists three phases. Phases I and II of the property are a 24-storey five-star hotel building completed in about 2006 and 2007 respectively. It comprises 600 hotel rooms, together with restaurants, commercial shops, casino, conference rooms and ancillary facilities. As advised by the Group, the total gross floor area for Phases I and II of the property is approximately 184,685 sq m.

Phase III of the property will be developed into a 47-storey five-star hotel building over 4 levels of basement carparks, accommodating 414 hotel rooms, together with restaurants, commercial shops, casino, carparks and ancillary facilities. Upon completion, Phase III of the property will have a gross floor area of approximately 109,375 sq m.

Pursuant to the land concession document published in the Macau Government Gazette No. 81/2004, the property is a leasehold property interest from the Macau Government for a term of 25 years commencing on 11 August 2004 and renewable in accordance with the relevant laws in Macau.

			Phases I and II of the property are operating as a five-star hotel under the trade name of “Wynn Macau” whilst Phase III is under construction. Phase III is scheduled to be completed in the first half of 2010.	HK$9,555,000,000 (100% attributable to the Group: HK$9,555,000,000) Please refer to Note (10)

Notes:

(1)	The property is registered at the Conservatória do Registo Predial (Macau Property Registry) under reference no. 23137 and the registered owner of the property is Wynn Resorts (Macau) S. A.
(2)	According to the Property Register, the property is subject to two Hipoteca Voluntária both in favor of Société Générale, Hong Kong Branch registered on 11 October 2004 and 6 July 2007 respectively.
(3)	According to the information provided by the Group, the construction costs incurred for the portion under construction as at the Valuation Date is USD309,454,008 (HK$2,398,578,016); whilst the total unexpended construction cost as at the Valuation Date is USD290,799,440 (HK$2,253,986,459).

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

(4)	As per the land concession document, the property is subject to the following salient terms and conditions:-

(i)	Users and respective maximum gross floor areas:

Phase I
i.	Five-star Hotel	:	114,007 sq m
ii.	Entertainment Area	:	8,214 sq m
iii.	Temporary Carpark	:	15,648 sq m
iv.	Outdoor Area	:	21,401 sq m
Phase II
i.	Five-star Hotel	:	62,800 sq m
ii.	Carpark	:	12,200 sq m
iii.	Outdoor Area	:	5,305 sq m

(ii)	Annual Rent:

Before Completion of Construction of Phase II	:	MOP2,203,805 per annum
Upon Completion of Construction of Phase II	:	MOP3,164,375 per annum

(iii)	Building Covenant:

Phase I	:	31 December 2006
Phase II	:	3 July 2009

(5)	According to the land concession document, the Entertainment Area shall be automatically surrendered to the Government without any compensation or liabilities upon expiry or termination of the gaming concession.
(6)	According to the information provided by the Group, the outstanding land premium payable for the existing land concession is MOP25,130,092. In the course of our valuation, we have taken into consideration the aforesaid outstanding land premium.
(7)	The Group advises that they are applying for a modification of the existing land concession document. Subject to the approval of the aforesaid modification and the payment of an additional land premium estimated in the region of MOP113,441,779, the following gross floor areas will be permitted:

(i)	Five-star Hotel	:	245,688 sq m
(ii)	Entertainment Area	:	8,214 sq m
(iii)	Carpark	:	23,810 sq m
(iv)	Outdoor Area	:	16,348 sq m

(8)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

(i)	the modification as mentioned in Note (7) proposed by Wynn Resorts (Macau) S.A. has been adopted as an offer by the Land, Transportation and Public Works Department of the Macau Government which the latter has sent to Wynn Resorts (Macau) S.A. to collect the acceptance of Wynn Resorts (Macau) S.A. prior to the final approval and gazetting of the aforesaid modification; the approximate figures of the gross floor areas duly completed and under construction as reflected in the said modification are incorporated in such offer; and

(ii)	pursuant to the modification as mentioned in Note (7), such areas, if approved by the Macau Government, will require Wynn Resorts (Macau) S.A. to pay an estimated land premium of MOP113,441,779. There is no material legal obstacle for Wynn Resorts (Macau) S.A. to obtain the final approval of the aforesaid amendment of the modification as mentioned in Note (7) and a good title of the property from the Macau Government.
(9)	In the course of valuation, we have valued the completed hotel portion of the property as an ongoing hotel operation and, therefore, furniture and furnishings, fixtures, fittings and the operation that facilitate and form part of the ongoing entity have been taken into account in our valuation.
(10)	Our valuation is based on the assumption that the property will have a proper legal title and the approval for the modification of the existing land concession document of the property including extending the gross floor areas to the extent as mentioned in Note (7) above. We have been advised that the land premium payable for the aforesaid area extension is estimated in the region of MOP113,441,779. We have, in the course of our valuation, taken this estimated premium into consideration.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

Group II — Property Interests Leased by the Group in Macau

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

2.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 249 - 263, Pak Tak (China Civil Plaza), A16, B16, N16, O16 and P16

The property comprises five office units on 16th Floor of Pak Tak (China Civil Plaza) which was completed in or about 1996.

The property has a total registered saleable area of approximately 533.87 sq m.

The property is leased to the Group under a tenancy for a term of 3 years commencing on 16 July 2009 at a monthly rent of HK$100,000 (inclusive of property tax, management fee, Government rent and central air-conditioning during normal operating hours).

			The property is occupied by the Group as an office.	No commercial value

Notes:

(1)	The registered owner of the property is Companhia De Investimento Yong Xian Li, Limitada.
(2)	According to the Property Register, the property is subject to a Hipoteca Voluntária in favor of Banco Seng Heng, S. A. registered on 13 September 2005.
(3)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

3.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 249-263, Pak Tak (China Civil Plaza), A4 - P4

The property comprises sixteen office units on 4th Floor of Pak Tak (China Civil Plaza) which was completed in or about 1996.

The property has a total registered saleable area of approximately 1,667.32 sq m.

The property is leased to the Group under a tenancy for a term of 4 years commencing on 1 September 2007 at a monthly rent of MOP264,030.20 (i.e. HK$256,340) (inclusive of management fee and central air-conditioning during normal operating hours).

			The property is occupied by the Group as a recruitment training centre.	No commercial value

Notes:

(1)	The registered owner of the property is Guan Bikun E Mulher Xian Yupeng.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

4.	Em Macau, Alameda Dr. Carlos D’Assumpção N° 180, Tong Nam A Fa Un (Tong Nam A Seong Ip Chong Sam) O10

The property comprises an office unit on 10th Floor of Tong Nam A Seong Ip Chong Sam which was completed in or about 1995.

The property has a total registered saleable area of approximately 122.78 sq m.

The property is leased to the Group under a tenancy for a term of 1.5 years commencing on 1 December 2008 at a monthly rent of HK$15,312 (inclusive of management fee).

			The property is occupied by the Group as an office.	No commercial value

Notes:

(1)	The registered owner of the property is Kou Kin Man E Mulher Lok Lit Wa.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

5.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 335 -341, Edifício “Hot Line” A9 - X9

The property comprises twenty-four office units on 9th Floor of Edifício “Hot Line” which was completed in or about 1994.

The property has a total registered saleable area of approximately 1,514.88 sq m.

The property is leased to the Group under a tenancy for a term of 3 years commencing on 1 October 2008 at a monthly rent of MOP288,500.50 (i.e. HK$280,098) for the first year of the tenancy; MOP316,096.00 (i.e. HK$306,889) for the second year of the tenancy; and MOP346,200.60 (i.e. HK$336,117) for the third year of the tenancy (inclusive of management fee).

			The property is occupied by the Group as an office.	No commercial value

Notes:

(1)	The registered owner of the property is Grupo Tin Lei, Limitada.
(2)	According to the Property Register, the property is subject to a Hipoteca Voluntária in favor of Banco Nacional Ultramarino S. A. registered on 16 January 2006.
(3)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

6.	Em Macau, Rua De Corte Real N° 8-A, Rés-Do-Chão A and Rua De Corte Real N°8, 1° Andar A - 5° Andar A E 6° Andar (Duplex)

The property comprises a block of 6-storey residential building over one level of ground floor together with its cockloft for commercial use at Rua De Corte Real N°8 which was completed in or about 2008.

The property has a total registered area of approximately 537.90 sq m.

The property is leased to the Group under a tenancy for a term of 5 years commencing on 5 February 2007 at a monthly rent of MOP87,720 (i.e. HK$85,000) for the first year of the tenancy, subject to an increase of 10% per annum on the rent of the preceding year (exclusive of management fee and all costs in relation to maintenance and repair of common area, including lifts and respective machinery to be exclusively used).

			The property is occupied by the Group as staff quarters.	No commercial value

Notes:

(1)	The registered owner of the property is Lei Kuong Chi.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

7.	Em Macau, Rua 1° De Maio N° 12, U Wa Bloco XIII 3° -17° Andar A - H

The property comprises 120 residential units from 3rd floor to 17th Floor of Edifício U Wa which was completed in or about 1996.

The property has a total registered saleable area of approximately 6,432.30 sq m.

The property is leased to the Group under a tenancy for a term of 5 years commencing on 1 January 2006 at a monthly rent of MOP394,284 (i.e. HK$382,800) for the first year of the tenancy, subject to an increase of 5% per annum on the rent of the preceding year (inclusive of property tax and Government rent but exclusive of management fee and all costs in relation to maintenance and repair of common area, including lifts and respective machinery to be exclusively used).

			The property is occupied by the Group as staff quarters.	No commercial value

Notes:

(1)	The registered owner of the property is Goldpraise Limited except for Unit D on 7th Floor in which its registered owner is Companhia De Construção E Investimento Predial San Kin Wa, Limitada.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

Authority of the individual signor to enter into the lease for and on behalf of the lessor has not been established.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

8.	Em Macau, Alameda Dr. Carlos D’Assumpção N° 180, Tong Nam A Fa Un (Tong Nam A Seong Ip Chong Sam), Car Parking Spaces N°S 95, 125 -127,
130 - 131,
133 - 134, 138, 140 - 145,
147 - 148,
157 - 163,
169 - 172,
175 - 177, 179, 180, 183, 185 - 200 on Basement 1

The property comprises 50 car parking spaces on Basement 1 of Tong Nam A Seong Ip Chong Sam which was completed in or about 1995.

The property is leased to the Group under a tenancy for a term of 2 years commencing on 1 September 2008 at a monthly rent of HK$37,500 for the first year of the tenancy and HK$42,500 for the second year (inclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Companhia De Fomento Predial Da Heng Limitada.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

Status as to 10 car parking spaces has not been established.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

9.	Em Macau, Alameda Dr. Carlos D’Assumpção N°S 249-263, Pak Tak (China Civil Plaza), N°S 384, 396 - 414, 445 - 450 on 2° Andar of Unit ABR/C

The property comprises 26 car parking spaces on 2nd Floor of Pak Tak (China Civil Plaza) which was completed in or about 1996.

The property is leased to the Group under a tenancy for a term of 1 year commencing on 1 March 2009 at a monthly rent of HK$23,400 (inclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Companhia De Investimento Imobiliario Parkview, Limitada.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

10.	Em Macau, Rua Cidade De Coimbra, Jardim Brilhantismo, N°S 42 - 44, 80 on S/O, N°S 23 - 35, 66 - 78, 131 - 138, 142, 176 on Basement, N°S 5, 7, 9, 10 on 1° Andar at Unit AWR/C

The property comprises a total of 44 car parking spaces on Jardim Brilhantismo which was completed in or about [•].

The property is leased to the Group under a tenancy for a term of 2 years commencing on 25 February 2009 at a monthly rent of HK$26,620 (exclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Hamelyn Limited.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

11.	Em Macau, Rua Cidade De Coimbra, Jardim Brilhantismo, N°S 59, 60, 63 on S/O, N°S 6 - 7, 12 - 22, 53 - 63, 154 - 157, 166 - 175 on Basement and N°S 25, 27 - 30 on 1° Andar at Unit AWR/C

The property comprises a total of 46 car parking spaces on Jardim Brilhantismo which was completed in or about [•].

The property is leased to the Group under a tenancy for a term of 2 years commencing on 25 February 2009 at a monthly rent of HK$27,830 (exclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Valga Investments Ltd..
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

12.	Em Macau, Rua Cidade De Coimbra, Jardim Brilhantismo, N°S 45 - 47, 69, 81, 81A on S/O, N°S 1 -3, 36 - 52, 145 - 149, 151 - 153, 158 - 165 on Basement, N°S 20 - 22, 24, 31 on 1° Andar at Unit AWR/C

The property comprises a total of 47 car parking spaces on Jardim Brilhantismo which was completed in or about [•].

The property is leased to the Group under a tenancy for a term of 2 years commencing on 25 February 2009 at a monthly rent of HK$28,435 (exclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Salyann Limited.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lessor only shows title to 46 car parking spaces but is leasing 47 car parking spaces. Title to 1 car parking space has not been established.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

13.	Em Macau, Rua De Roma N°S 51-69, Praca Kin Heng Long, N°S 264 - 265 on Rés-Do-Chão, N°S 139 - 156 on Basement, N°S 362 - 366 on 1° Andar, N°S 439-444 on 2° Andar at unit AR/C

The property comprises a total of 31 car parking spaces on Praca Kin Heng Long which was completed in or about [•].

The property is leased to the Group under a tenancy for a term of 2 years commencing on 25 February 2009 at a monthly rent of HK$18,755 (exclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Salyann Limited.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

14.	Em Macau, Rua De Roma N°S 51-69, Praca Kin Heng Long, N°S 131 - 138, 167 - 171, 173 - 176 on Basement, N°S 358 - 359, 367 on 1° Andar, N°S 389 - 393, 445 - 446 on 2° Andar at unit AR/C

The property comprises a total of 27 car parking spaces on Praca Kin Heng Long which was completed in or about [•].

The property is leased to the Group under a tenancy for a term of 2 years commencing on 25 February 2009 at a monthly rent of HK$16,335 (exclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Hamelyn Limited.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

15.	Em Macau, Rua De Roma N°S 51- 69, Praca Kin Heng Long, N° 244 on Rés-Do-Chão, N°S 122 - 130, 157 - 166 on Basement, N°S 354 - 357 on 1° Andar, N°S 383 - 385, 436 - 438 on 2° Andar at unit AR/C

The property comprises a total of 30 car parking spaces on Praca Kin Heng Long which was completed in or about [•].

The property is leased to the Group under a tenancy for a term of 2 years commencing on 25 February 2009 at a monthly rent of HK$18,150 (exclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	According to the tenancy agreement provided to us, the owner of the property is Valga Investments Limited.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

16.	85 Car Parking Spaces, Auto-Silo Da Alameda Dr. Carlos D’ Assumpção, Macau

The property comprises a total of 85 car parking spaces on Auto-Silo Da Alameda Dr. Carlos D’ Assumpção.

As advised by the Group, the property is leased to the Group under a tenancy for a term from 1 March 2007 to 31 December 2009 at a monthly rent of MOP102,000 (inclusive of management fee).

			The property is occupied by the Group as car parking spaces.	No commercial value

Notes:

(1)	As advised by the Group, an agreement was entered into between Forehap Parking Management Co., Ltd. (“Party A”) and Wynn Resorts (Macau) S.A. (“Party B”), in which Party A leased the property to Party B.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

Status of 70 car parking spaces has not been established. Macau legal advisor has not commented on the remaining 15 car parking spaces.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

17.	Na Taipa, Avenida Dos Jardins Do Oceano N°S 918 - 946, Jardins Do Oceano Koon Court E, Meng Court 8° Andar A and AR/C

The property comprises a residential unit on 8th Floor with a car parking space of Jardins Do Oceano Koon Court E, Meng Court which was completed in or about 1992.

The property has a total registered saleable area of approximately 173.11 sq m.

As advised by the Group, the property is leased to the Group under a tenancy commencing on 1 September 2003 at a current monthly rent of MOP32,000 (inclusive of management fee and miscellaneous charges).

			The property is occupied by the Group as staff quarters.	No commercial value

Notes:

(1)	The registered owner of the property is Au Ion Weng E Mulher Chan Sao Ieng.
(2)	According to the Property Register, the property is subject to a Hipoteca Voluntária in favor of Banco Seng Heng, S. A.R.L. registered on 4 June 1997.
(3)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As At 30 June 2009
(HK$)

18.	Lote 41, Coloane, Estrada Da Aldeia N° 886

The property comprises a house development at Estrada Da Aldeia N° 886 which was completed in or about 1992.

The property has a total registered area of approximately 151.00 sq m, including a covered area of approximately 55.32 sq m and an uncovered area of approximately 95.68 sq m.

The property is leased to the Group under a tenancy for a term of 4 years commencing on 7 July 2008 at a monthly rent of MOP103,200 (i.e. HK$100,000) for the first year; MOP108,360 (i.e. HK$105,000) for the second year; MOP113,520 (i.e. HK$110,000) for the third year; and MOP118,680 (i.e. HK$115,000) for the fourth year (inclusive of property tax).

			The property is occupied by the Group as staff quarters.	No commercial value

Notes:

(1)	The registered owner of the property is Fortune Wise Trading Limited.
(2)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreement has been duly executed and is legally valid, binding and enforceable in accordance with its respective terms under the laws of the Macau SAR and the leasehold interest of the lessee is fully protected by the terms of such lease agreement.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX IV	PROPERTY VALUATION

No.	Property	Description and Tenure	Particulars of Occupancy	Market Value in Existing State As at 30 June 2009
(HK$)

19.	6 residential units in La Cité, Macau

The property comprises a residential unit on 40th floor and a residential unit on 41st floor of Block I, a residential unit on 26th floor and a residential unit on 44th floor of Block III and a residential unit on 24th floor and a residential unit on 44th floor of Block V in La Cité, which was completed in or about 2007.

The property has a total registered area of approximately 648.56 sq m.

The property is leased to the Group under 6 tenancies for a term of 2 years all commencing on 26 December 2007 at a total monthly rent of HK$66,000 (inclusive of management fees, property taxes and land taxes).

			The property is occupied by the Group as staff quarters.	No commercial value

Notes:

(1)	The registered owners of the property are as follows:-

(i)	Unit D, 40th Floor, Block I
(ii)	Unit D, 41st Floor, Block I	Xu Zhimin and Xu Wei
(iii)	Unit D, 26th Floor, Block III	Jia Cuihua, Li Meifang and Li Qing
(iv)	Unit D, 44th Floor, Block III	Yuan Hao
(v)	Unit B, 24th Floor, Block V	Song Guoliang
(vi)	Unit B, 44th Floor, Block V	Sun Baozhong, Xia Weizhong and Xu Hongquan

(2)	According to the Property Registers, the property is subject to the following:

(i)	Unit D, 40th Floor, Block I	Nil
(ii)	Unit D, 41st Floor, Block I	Nil
(iii)	Unit D, 26th Floor, Block III	Nil
(iv)	Unit D, 44th Floor, Block III	A Hipoteca Voluntária in favor of Bank of China Limited registered on 30 October 2008
(v)	Unit B, 24th Floor, Block V	Nil
(vi)	Unit B, 44th Floor, Block V	Nil

(3)	We have been provided with the legal opinion of the Macau legal advisor, which contains, inter alia, the following:

The lease agreements have been duly executed and are legally valid, binding and enforceable in accordance with the respective terms under the laws of the Macau SAR and the leasehold interests of the lessee are fully protected by the terms of such lease agreements.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

Set out below is a summary of certain provisions of the Memorandum and Articles of Association of the Company and of certain aspects of Cayman company law.

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009 under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Companies Law”). The Memorandum of Association (the “Memorandum”) and the Articles of Association (the “Articles”) comprise its constitution.

SUMMARY OF THE CONSTITUTION OF THE COMPANY

1	MEMORANDUM OF ASSOCIATION

The Memorandum of Association of the Company was adopted on [•] 2009 and states, inter alia, that the liability of members of the Company is limited, that the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

2	ARTICLES OF ASSOCIATION

The Articles of Association of the Company were adopted on [•], 2009 and include provisions to the following effect:

2.1	Classes of Shares

The share capital of the Company consists of ordinary shares. The capital of the Company at the date of adoption of the Articles of Association is HK$[•] divided into [•] shares of HK$[•] each.

2.2	Directors

(a)	Power to allot and issue Shares

Subject to the provisions of the Companies Law and the Memorandum and Articles of Association, the unissued shares in the Company (whether forming part of its original or any increased capital) shall be at the disposal of the Directors, who may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration, and upon such terms, as the Directors shall determine.

Subject to the provisions of the Articles of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights conferred on the holders of any existing shares or attaching to any class of shares, any share may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such time and for such consideration as the Directors may determine. Subject to the Companies Law and to any special rights conferred on any shareholders or attaching to any class of shares, any share may, with the sanction of a special resolution, be issued on terms that it is, or at the option of the Company or the holder thereof, liable to be redeemed.

(b)	Power to dispose of the assets of the Company or any subsidiary

The management of the business of the Company shall be vested in the Directors who, in addition to the powers and authorities by the Articles of Association expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done or approved by the Company and are not by the Articles

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

of Association or the Companies Law expressly directed or required to be exercised or done by the Company in general meeting, but subject nevertheless to the provisions of the Companies Law and of the Articles of Association and to any regulation from time to time made by the Company in general meeting not being inconsistent with such provisions or the Articles of Association, provided that no regulation so made shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made.

(c)	Compensation or payment for loss of office

Payment to any Director or past Director of any sum by way of compensation for loss of office or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must first be approved by the Company in general meeting.

(d)	Loans to Directors

There are provisions in the Articles of Association prohibiting the making of loans to Directors and associates which are equivalent to the restrictions imposed by the Companies Ordinance.

(e)	Financial assistance to purchase Shares

Subject to all applicable laws, the Company may give financial assistance to Directors and employees of the Company, its subsidiaries or any holding company or any subsidiary of such holding company in order that they may buy shares in the Company or any such subsidiary or holding company. Further, subject to all applicable laws, the Company may give financial assistance to a trustee for the acquisition of shares in the Company or shares in any such subsidiary or holding company to be held for the benefit of employees of the Company, its subsidiaries, any holding company of the Company or any subsidiary of any such holding company (including salaried Directors).

(f)	Disclosure of interest in contracts with the Company or any of its subsidiaries

No Director or proposed Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company with any person, company or partnership of or in which any Director shall be a member or otherwise interested be capable on that account of being avoided, nor shall any Director so contracting or being any member or so interested be liable to account to the Company for any profit so realized by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship thereby established, provided that such Director shall, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the board of Directors at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may be made by the Company.

A Director shall not be entitled to vote on (nor shall he be counted in the quorum in relation to) any resolution of the Directors in respect of any contract or arrangement or any other proposal in which the Director or any of his associates has any material interest, and if he shall do so his vote shall not be counted (nor is he to be counted in the quorum for the resolution), but this prohibition shall not apply to any of the following matters, namely:

(i)    the giving to such Director or any of his associates of any security or indemnity in respect of money lent or obligations incurred by him or any of them at the request of or for the benefit of the Company or any of its subsidiaries;

(ii)    the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or any of his associates has himself/themselves assumed responsibility in whole or in part and whether alone or jointly under a guarantee or indemnity or by the giving of security;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

(iii)    any proposal concerning an offer of shares, debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase where the Director or any of his associates is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

(iv)    any proposal concerning any other company in which the Director or any of his associates is/are interested only, whether directly or indirectly, as an officer, executive or shareholder or in which the Director or any of his associates is/are beneficially interested in shares of that company, provided that the Director and any of his associates, are not in aggregate beneficially interested in five per cent. or more of the issued shares of any class of such company (or of any third company through which his interest or that of any of his associates is derived) or of the voting rights;

(v)    any proposal or arrangement concerning the benefit of employees of the Company or any of its subsidiaries including:

(A)	the adoption, modification or operation of any employees’ share scheme or any share incentive scheme or share option scheme under which the Director or any of his associates may benefit;

(B)	the adoption, modification or operation of a pension or provident fund or retirement, death or disability benefits scheme which relates both to Directors, their associates and employees of the Company or any of its subsidiaries and does not provide in respect of any Director or any of his associates as such any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

(C)	any contract or arrangement in which the Director or any of his associates is/are interested in the same manner as other holders of shares or debentures or other securities of the Company by virtue only of his interest in shares or debentures or other securities of the Company.

(g)	Remuneration

The Directors shall be entitled to receive by way of remuneration for their services such sum as shall from time to time be determined by the Directors, or the Company in general meeting, as the case may be, such sum (unless otherwise directed by the resolution by which it is determined) to be divided amongst the Directors in such proportions and in such manner as they may agree, or failing agreement, equally, except that in such event any Director holding office for less than the whole of the relevant period in respect of which the remuneration is paid shall only rank in such division in proportion to the time during such period for which he has held office. Such remuneration shall be in addition to any other remuneration to which a Director who holds any salaried employment or office in the Company may be entitled by reason of such employment or office.

The Directors shall also be entitled to be paid all expenses, including travel expenses, reasonably incurred by them in or about the performance of their duties as Directors including their expenses of traveling to and from board meetings, committee meetings or general meetings or otherwise incurred whilst engaged on the business of the Company or in the discharge of their duties as Directors.

The Directors may grant special remuneration to any Director who shall perform any special or extra services at the request of the Company. Such special remuneration may be made payable to such Director in addition to or in substitution for his ordinary remuneration as a Director, and may be made payable by way of salary, commission or participation in profits or otherwise as may be agreed.

The remuneration of an executive Director or a Director appointed to any other office in the management of the Company shall from time to time be fixed by the Directors and may be by way of salary, commission or participation in profits or otherwise or by all or any of those modes and with such other benefits (including share

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

option and/or pension and/or gratuity and/or other benefits on retirement) and allowances as the Directors may from time to time decide. Such remuneration shall be in addition to such remuneration as the recipient may be entitled to receive as a Director.

(h)	Retirement, appointment and removal

The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall hold office only until the next annual general meeting of the Company and shall then be eligible for re-election at that meeting.

The Company may by ordinary resolution remove any Director (including a Managing Director or other executive Director) before the expiration of his period of office notwithstanding anything in the Articles of Association or in any agreement between the Company and such Director (but without prejudice to any claim for compensation or damages payable to him in respect of the termination of his appointment as Director or of any other appointment or office as a result of the termination of his appointment as Director). The Company may by ordinary resolution appoint another person in his place. Any Director so appointed shall hold office during such time only as the Director in whose place he is appointed would have held the same if he had not been removed. The Company may also by ordinary resolution elect any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. No person shall, unless recommended by the Directors, be eligible for election to the office of Director at any general meeting unless, during the period, which shall be at least seven days, commencing no earlier than the day after the dispatch of the notice of the meeting appointed for such election and ending no later than seven days prior to the date of such meeting, there has been given to the Secretary of the Company notice in writing by a member of the Company (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.

There is no shareholding qualification for Directors nor is there any specified age limit for Directors.

The office of a Director shall be vacated:

(i)    if he resigns his office by notice in writing to the Company at its registered office or its principal office in Hong Kong;

(ii)    if an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and the Directors resolve that his office be vacated;

(iii)    if, without leave, he is absent from meetings of the Directors (unless an alternate Director appointed by him attends) for 12 consecutive months, and the Directors resolve that his office be vacated;

(iv)    if he becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

(v)    if he ceases to be or is prohibited from being a Director by law or by virtue of any provision in the Articles of Association;

(vi)    if he is removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) for the time being then in office; or

(vii)    if he shall be removed from office by an ordinary resolution of the members of the Company under the Articles of Association.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

At every annual general meeting of the Company one-third of the Directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to, but not less than, one-third, shall retire from office by rotation provided that every Director (including those appointed for a specific term) shall be subject to retirement by rotation at least once every three years. A retiring Director shall retain office until the close of the meeting at which he retires and shall be eligible for re-election thereat. The Company at any annual general meeting at which any Directors retire may fill the vacated office by electing a like number of persons to be Directors.

(i)	Borrowing powers

The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow or to secure the payment of any sum or sums of money for the purposes of the Company and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof.

The rights of the Directors to exercise these powers may only be varied by a special resolution.

(j)	Proceedings of the Board

The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit in any part of the world. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a second or casting vote.

2.3	Alteration to constitutional documents

No alteration or amendment to the Memorandum or Articles of Association may be made except by special resolution.

2.4	Variation of rights of existing shares or classes of shares

If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class of shares for the time being issued (unless otherwise provided for in the terms of issue of the shares of that class) may, subject to the provisions of the Companies Law, be varied or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. To every such separate meeting all the provisions of the Articles of Association relating to general meetings shall mutatis mutandis apply, but so that the quorum for the purposes of any such separate meeting and of any adjournment thereof shall be a person or persons together holding (or representing by proxy or duly authorized representative) at the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class.

The special rights conferred upon the holders of shares of any class shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

2.5	Alteration of Capital

The Company in general meeting may, from time to time, whether or not all the shares for the time being authorized shall have been issued and whether or not all the shares for the time being issued shall have been fully paid up, by ordinary resolution, increase its share capital by the creation of new shares, such new capital to be of such amount and to be divided into shares of such respective amounts as the resolution shall prescribe.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

The Company may from time to time by ordinary resolution:

(a)    consolidate and divide all or any of its share capital into shares of larger amount than its existing shares. On any consolidation of fully paid shares and division into shares of larger amount, the Directors may settle any difficulty which may arise as they think expedient and in particular (but without prejudice to the generality of the foregoing) may as between the holders of shares to be consolidated determine which particular shares are to be consolidated into each consolidated share, and if it shall happen that any person shall become entitled to fractions of a consolidated share or shares, such fractions may be sold by some person appointed by the Directors for that purpose and the person so appointed may transfer the shares so sold to the purchaser thereof and the validity of such transfer shall not be questioned, and so that the net proceeds of such sale (after deduction of the expenses of such sale) may either be distributed among the persons who would otherwise be entitled to a fraction or fractions of a consolidated share or shares rateably in accordance with their rights and interests or may be paid to the Company for the Company’s benefit;

(b)    cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law; and

(c)    sub-divide its shares of any of them into shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as the company has power to attach to unissued or new shares.

The Company may by special resolution reduce its share capital or any capital redemption reserve in any manner authorized and subject to any conditions prescribed by the Companies Law.

2.6	Special resolution - majority required

A “special resolution” is defined in the Articles of Association to have the meaning ascribed thereto in the Companies Law, for which purpose, the requisite majority shall be not less than three-fourths of the votes of such members of the Company as, being entitled to do so, vote in person or, in the case of corporations, by their duly authorized representatives or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given and includes a special resolution approved in writing by all of the members of the Company entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of such members, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments (if more than one) is executed.

In contrast, an “ordinary resolution” is defined in the Articles of Association to mean a resolution passed by a simple majority of the votes of such members of the Company as, being entitled to do so, vote in person or, in the case of corporations, by their duly authorized representatives or, where proxies are allowed, by proxy at a general meeting held in accordance with the Articles of Association and includes an ordinary resolution approved in writing by all the members of the Company aforesaid.

2.7	Voting rights

Subject to any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, at any general meeting on a poll every member present in person (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy shall have one vote for each share registered in his name in the register of members of the Company.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

Where any member of the Company is required to abstain from voting on any particular resolution or is restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.

In the case of joint registered holders of any share, any one of such persons may vote at any meeting, either personally or by proxy, in respect of such share as if he were solely entitled thereto; but if more than one of such joint holders be present at any meeting personally or by proxy, that one of the said persons so present being the most or, as the case may be, the more senior shall alone be entitled to vote in respect of the relevant joint holding and, for this purpose, seniority shall be determined by reference to the order in which the names of the joint holders stand on the register in respect of the relevant joint holding.

A member of the Company in respect of whom an order has been made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs may vote by any person authorized in such circumstances to do so and such person may vote by proxy.

Save as expressly provided in the Articles of Association or as otherwise determined by the Directors, no person other than a member of the Company duly registered and who shall have paid all sums for the time being due from him payable to the Company in respect of his shares shall be entitled to be present or to vote (save as proxy for another member of the Company), or to be counted in a quorum, either personally or by proxy at any general meeting.

At any general meeting a resolution put to the vote of the meeting is to be decided by way of a poll.

If a recognized clearing house (or its nominee) is a member of the Company it may authorize such person or persons as it thinks fit to act as its proxy(ies) or representative(s) at any general meeting of the Company or at any general meeting of any class of members of the Company provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision shall be entitled to exercise the same rights and powers on behalf of the recognized clearing house (or its nominee) which he represents as that recognized clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of shares specified in such authorization.

2.8	Annual general meetings

The Company shall in each year hold a general meeting as its annual general meeting in addition to any other general meeting in that year and shall specify the meeting as such in the notice calling it; and not more than 15 months (or such longer period as the relevant authorities may authorize) shall elapse between the date of one annual general meeting of the Company and that of the next.

2.9	Accounts and audit

The Directors shall cause to be kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions and otherwise in accordance with the Companies Law.

The Directors shall from time to time determine whether, and to what extent, and at what times and places and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open to the inspection of members of the Company (other than officers of the Company) and no such member shall have any right of inspecting any accounts or books or documents of the Company except as conferred by the Companies Law or any other relevant law or regulation or as authorized by the Directors or by the Company in general meeting.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

The Directors shall, commencing with the first annual general meeting, cause to be prepared and to be laid before the members of the Company at every annual general meeting a profit and loss account for the period, in the case of the first account, since the incorporation of the Company and, in any other case, since the preceding account, together with a balance sheet as at the date at which the profit and loss account is made up and a Director’s report with respect to the profit or loss of the Company for the period covered by the profit and loss account and the state of the Company’s affairs as at the end of such period, an auditor’s report on such accounts and such other reports and accounts as may be required by law. Copies of those documents to be laid before the members of the Company at an annual general meeting shall not less than 21 clear days and not less than 20 clear business days before the date of the meeting, be sent in the manner in which notices may be served by the Company as provided in the Articles of Association to every member of the Company and every holder of debentures of the Company provided that the Company shall not be required to send copies of those documents to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

The Company shall at any annual general meeting appoint an auditor or auditors of the Company who shall hold office until the next annual general meeting. The remuneration of the auditors shall be fixed by the Company at the annual general meeting at which they are appointed provided that in respect of any particular year the Company in general meeting may delegate the fixing of such remuneration to the Directors.

2.10	Notice of meetings and business to be conducted thereat

An annual general meeting and any extraordinary general meeting called for the passing of a special resolution shall be called by notice of not less than 21 days’ notice in writing and any other extraordinary general meeting shall be called by not less than 14 days’ notice in writing. The notice shall be inclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the time, place and agenda of the meeting, particulars of the resolutions to be considered at the meeting and, in the case of special business, the general nature of that business. The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution. Notice of every general meeting shall be given to the auditors and all members of the Company (other than those who, under the provisions of the Articles of Association or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company).

Notwithstanding that a meeting of the Company is called by shorter notice than that mentioned above, it shall be deemed to have been duly called if it is so agreed:

(a)    in the case of a meeting called as an annual general meeting, by all members of the Company entitled to attend and vote thereat or their proxies; and

(b)    in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent. in nominal value of the shares giving that right.

All business shall be deemed special that is transacted at an extraordinary general meeting and also all business shall be deemed special that is transacted at an annual general meeting with the exception of the following, which shall be deemed ordinary business:

(a)    the declaration and sanctioning of dividends;

(b)    the consideration and adoption of the accounts and balance sheets and the reports of the Directors and the auditors and other documents required to be annexed to the balance sheet;

(c)    the election of Directors in place of those retiring;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

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(d)    the appointment of auditors;

(e)    the fixing of, or the determining of the method of fixing of, the remuneration of the Directors and of the auditors;

(f)    the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares of the Company representing not more than 20 per cent. (or such other percentage as may from time to time be specified in the relevant rules and regulations) in nominal value of its then existing issued share capital and the number of any securities repurchased pursuant to sub-paragraph (g) below; and

(g)    the granting of any mandate or authority to the Directors to repurchase securities of the Company.

2.11	Transfer of Shares

Transfers of shares may be effected by an instrument of transfer in the usual common form or in such other form as the Directors may approve which is consistent with the standard form of transfer as prescribed by the relevant authorities.

The instrument of transfer shall be executed by or on behalf of the transferor and, unless the Directors otherwise determine, the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members of the Company in respect thereof. All instruments of transfer shall be retained by the Company.

The Directors may refuse to register any transfer of any share which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of any shares unless:

(a)    the instrument of transfer is lodged with the Company accompanied by the certificate for the shares to which it relates (which shall upon the registration of the transfer be cancelled) and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of shares;

(c)    the instrument of transfer is properly stamped (in circumstances where stamping is required);

(d)    in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(e)    the shares concerned are free of any lien in favor of the Company; and

(f)    a fee of such maximum as the relevant authorities may from time to time determine to be payable (or such lesser sum as the Directors may from time to time require) is paid to the Company in respect thereof.

If the Directors refuse to register a transfer of any share they shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in the newspaper or, subject to the relevant rules and regulations, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles of Association, be suspended and the register of members of the Company closed at such times for such periods as the Directors may from time to time determine, provided that the registration of transfers shall not be suspended or the register closed for more than 30 days in any year (or such longer period as the members of the Company may by ordinary resolution determine provided that such period shall not be extended beyond 60 days in any year).

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

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2.12	Power of the Company to purchase its own Shares

The Company is empowered by the Companies Law and the Articles of Association to purchase its own shares subject to certain restrictions and the Directors may only exercise this power on behalf of the Company subject to the authority of its members in general meeting as to the manner in which they do so and to any applicable requirements imposed from time to time by the relevant authorities.

2.13	Redemption of securities owned or controlled by an unsuitable person

Subject to the Articles and the Companies Law, Shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable, without the prior consent or agreement of the owners or holders of such Shares, by the Company, out of funds legally available for that redemption, by appropriate action of the Board to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the Board. If determined by the Company, the price for the Shares will not exceed the closing price per share of the Shares on the principal securities exchange on which the Shares are then listed on the trading date on the day before the redemption notice is given. If the Shares are not then listed, the redemption price will not exceed the closing sales price of the Shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The Company’s right of redemption is not exclusive of any other rights that the Company may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as the Company elects.

Any unsuitable person and any affiliate of an unsuitable person shall indemnify the Company and the Company’s affiliated companies for any and all costs, including attorneys’ fees, incurred by the Company and the Company’s affiliated companies as a result of the unsuitable person’s or affiliates ownership or control or failure to promptly divest itself of any shares, securities of or interests in the Company.

2.14	Power of any subsidiary of the Company to own Shares

There are no provisions in the Articles of Association relating to the ownership of shares by a subsidiary.

2.15	Dividends and other methods of distributions

Subject to the Companies Law and Articles of Association, the Company in general meeting may declare dividends in any currency but no dividends shall exceed the amount recommended by the Directors. No dividend may be declared or paid other than out of profits and reserves of the Company lawfully available for distribution, including share premium.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

The Directors may from time to time pay to the members of the Company such interim dividends as appear to the Directors to be justified by the profits of the Company. The Directors may also pay half-yearly or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

The Directors may retain any dividends or other moneys payable on or in respect of a share upon which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. The Directors may also deduct from any dividend or other monies payable to any member of the Company all sums of money (if any) presently payable by him to the Company on account of calls, installments or otherwise.

No dividend shall carry interest against the Company.

Whenever the Directors or the Company in general meeting have resolved that a dividend be paid or declared on the share capital of the Company, the Directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted are to be of the same class as the class already held by the allottee, provided that the members of the Company entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment; or (b) that the members of the Company entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Directors may think fit on the basis that the shares so allotted are to be of the same class as the class already held by the allottee. The Company may upon the recommendation of the Directors by ordinary resolution resolve in respect of any one particular dividend of the Company that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to members of the Company to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by check or warrant sent through the post addressed to the registered address of the member of the Company entitled, or in the case of joint holders, to the registered address of the person whose name stands first in the register of members of the Company in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every check or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register of members of the Company in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to the Company in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. The Company may cease sending such checks for dividend entitlements or dividend warrants by post if such checks or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise its power to cease sending checks for dividend entitlements or dividend warrants after the first occasion on which such a check or warrant is returned undelivered. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the Directors and shall revert to the Company.

The Directors may, with the sanction of the members of the Company in general meeting, direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, and where any difficulty arises in regard to such distribution the Directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to the benefit of the Company, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any members of the Company upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

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2.16	Prohibitions on the receipt of dividends, the exercise of voting or other rights or the receipt of other remuneration

Anyone who is an unsuitable person or an affiliate of an unsuitable person shall be prohibited from:

•	receiving dividends or interest with regard to the Shares;

•	exercising voting or other rights conferred by the Shares; and

•	receiving any remuneration in any form from the Company or an affiliated company for services rendered or otherwise.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the Board determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the Board to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of the Shares or who causes the Company or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of the Board, is deemed likely to jeopardize the Company’s or any of the Company’s affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.

“Gaming authorities” include all international, foreign, federal state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). “Affiliated companies” are those companies indirectly affiliated or under common ownership or control with the Company, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws.

2.17	Proxies

Any member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person who must be an individual as his proxy to attend and vote instead of him and a proxy so appointed shall have the same right as the member to speak at the meeting. A proxy need not be a member of the Company.

Instruments of proxy shall be in common form or in such other form as the Directors may from time to time approve provided that it shall enable a member to instruct his proxy to vote in favor of or against (or in default of instructions or in the event of conflicting instructions, to exercise his discretion in respect of) each resolution to be proposed at the meeting to which the form of proxy relates. The instrument of proxy shall be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates provided that the meeting was originally held within 12 months from such date.

The instrument appointing a proxy shall be in writing under the hand of the appointor or his attorney authorized in writing or if the appointor is a corporation either under its seal or under the hand of an officer, attorney or other person authorized to sign the same.

The instrument appointing a proxy and (if required by the Directors) the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, shall be delivered at the registered office of the Company (or at such other place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any document sent therewith) not less than 48 hours

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

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before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than 48 hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution. Delivery of any instrument appointing a proxy shall not preclude a member of the Company from attending and voting in person at the meeting or poll concerned and, in such event, the instrument appointing a proxy shall be deemed to be revoked.

2.18	Calls on Shares and forfeiture of Shares

The Directors may from time to time make calls upon the members of the Company in respect of any moneys unpaid on their shares (whether on account of the nominal amount of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times and each member of the Company shall (subject to the Company serving upon him at least 14 days’ notice specifying the time and place of payment) pay to the Company at the time and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine. A person upon whom a call is made shall remain liable on such call notwithstanding the subsequent transfer of the shares in respect of which the call was made.

A call may be made payable either in one sum or by installments and shall be deemed to have been made at the time when the resolution of the Directors authorizing the call was passed. The joint holders of a share shall be jointly and severally liable to pay all calls and installments due in respect of such share or other moneys due in respect thereof.

If a sum called in respect of a share shall not be paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate, not exceeding 15 per cent. per annum, as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

If any call or installment of a call remains unpaid on any share after the day appointed for payment thereof, the Directors may at any time during such time as any part thereof remains unpaid serve a notice on the holder of such shares requiring payment of so much of the call or installment as is unpaid together with any interest which may be accrued and which may still accrue up to the date of actual payment.

The notice shall name a further day (not being less than 14 days from the date of service of the notice) on or before which, and the place where, the payment required by the notice is to be made, and shall state that in the event of non-payment on or before the time and at the place appointed, the shares in respect of which such call was made or installment is unpaid will be liable to be forfeited.

If the requirements of such notice are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or installments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends and bonuses declared in respect of the forfeited shares and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of.

A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, together with (if the Directors shall in their discretion so require) interest thereon at such rate not exceeding 15 per cent. per annum as the Directors may prescribe from the date of forfeiture until payment, and the Directors may enforce payment thereof without being under any obligation to make any allowance for the value of the shares forfeited, at the date of forfeiture.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

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2.19	Inspection of register of members

The register of members of the Company shall be kept in such manner as to show at all times the members of the Company for the time being and the shares respectively held by them. The register may, on 14 days’ notice being given by advertisement in the newspapers, or subject to the relevant rules and regulations, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles of Association be closed at such times and for such periods as the Directors may from time to time determine either generally or in respect of any class of shares, provided that the register shall not be closed for more than 30 days in any year (or such longer period as the members of the Company may by ordinary resolution determine provided that such period shall not be extended beyond 60 days in any year).

Any register of members kept in Hong Kong shall during normal business hours (subject to such reasonable restrictions as the Directors may impose) be open to inspection by any member of the Company without charge and by any other person on payment of such fee not exceeding HK$2.50 (or such higher amount as may from time to time be permitted under the relevant rules and regulations) as the Directors may determine for each inspection.

2.20	Quorum for meetings and separate class meetings

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting.

Two members of the Company present in person or by proxy shall be a quorum provided always that if the Company has only one member of record the quorum shall be that one member present in person or by proxy.

A corporation being a member of the Company shall be deemed for the purpose of the Articles of Association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation or by power of attorney to act as its representative at the relevant general meeting of the Company or at any relevant general meeting of any class of members of the Company.

The quorum for a separate general meeting of the holders of a separate class of shares of the Company is described in sub-paragraph 2.4 above.

2.21	Rights of minorities in relation to fraud or oppression

There are no provisions in the Articles of Association concerning the rights of minority shareholders in relation to fraud or oppression.

2.22	Procedure on liquidation

If the Company shall be wound up, and the assets available for distribution amongst the members of the Company as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members of the Company in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the members of the Company in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. The foregoing is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

If the Company shall be wound up, the liquidator may with the sanction of a special resolution of the Company and any other sanction required by the Companies Law, divide amongst the members of the Company in specie

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

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or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members of the Company. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members of the Company as the liquidator, with the like sanction and subject to the Companies Law, shall think fit, but so that no member of the Company shall be compelled to accept any assets, shares or other securities in respect of which there is a liability.

2.23	Untraceable members

The Company shall be entitled to sell any shares of a member of the Company or the shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if: (i) all checks or warrants, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years; (ii) the Company has not during that time or before the expiry of the three month period referred to in (iv) below received any indication of the whereabouts or existence of the member; (iii) during the 12 year period, at least three dividends in respect of the shares in question have become payable and no dividend during that period has been claimed by the member; and (iv) upon expiry of the 12 year period, the Company has caused an advertisement to be published in the newspapers or subject to the relevant rules and regulations, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles of Association, giving notice of its intention to sell such shares and a period of three months has elapsed since such advertisement. The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former member for an amount equal to such net proceeds.

SUMMARY OF CAYMAN ISLANDS COMPANY LAW AND TAXATION

1	INTRODUCTION

The Companies Law is derived, to a large extent, from the older Companies Acts of England, although there are significant differences between the Companies Law and the current Companies Act of England. Set out below is a summary of certain provisions of the Companies Law, although this does not purport to contain all applicable qualifications and exceptions or to be a complete review of all matters of corporate law and taxation which may differ from equivalent provisions in jurisdictions with which interested parties may be more familiar.

2	INCORPORATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009 under the Companies Law. As such, its operations must be conducted mainly outside the Cayman Islands. The Company is required to file an annual return each year with the Registrar of Companies of the Cayman Islands and pay a fee which is based on the size of its authorized share capital.

3	SHARE CAPITAL

The Companies Law permits a company to issue ordinary shares, preference shares, redeemable shares or any combination thereof.

The Companies Law provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premia on those shares shall be transferred to an account called the “share premium account.” At the option of a company, these provisions may not apply to premia on shares of that company allotted pursuant to any arrangement in consideration of the acquisition or cancellation of shares in any other company and issued at a premium. The Companies Law provides that the share premium

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

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account may be applied by a company, subject to the provisions, if any, of its memorandum and articles of association, in such manner as the company may from time to time determine including, but without limitation:

(a)    paying distributions or dividends to members;

(b)    paying up unissued shares of the company to be issued to members as fully paid bonus shares;

(c)    in the redemption and repurchase of shares (subject to the provisions of section 37 of the Companies Law);

(d)    writing-off the preliminary expenses of the company;

(e)    writing-off the expenses of, or the commission paid or discount allowed on, any issue of shares or debentures of the company; and

(f)    providing for the premium payable on redemption or purchase of any shares or debentures of the company.

No distribution or dividend may be paid to members out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid the company will be able to pay its debts as they fall due in the ordinary course of business.

The Companies Law provides that, subject to confirmation by the Grand Court of the Cayman Islands, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, by special resolution reduce its share capital in any way.

Subject to the detailed provisions of the Companies Law, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the company or a shareholder. In addition, such a company may, if authorized to do so by its articles of association, purchase its own shares, including any redeemable shares. However, if the articles of association do not authorize the manner of purchase, a company cannot purchase any of its own shares unless the manner of purchase has first been authorized by an ordinary resolution of the company. At no time may a company redeem or purchase its shares unless they are fully paid. A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any member of the company holding shares. A payment out of capital by a company for the redemption or purchase of its own shares is not lawful unless immediately following the date on which the payment is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business.

There is no statutory restriction in the Cayman Islands on the provision of financial assistance by a company for the purchase of, or subscription for, its own or its holding company’s shares. Accordingly, a company may provide financial assistance if the directors of the company consider, in discharging their duties of care and to act in good faith, for a proper purpose and in the interests of the company, that such assistance can properly be given. Such assistance should be on an arm’s-length basis.

4	DIVIDENDS AND DISTRIBUTIONS

With the exception of section 34 of the Companies Law, there are no statutory provisions relating to the payment of dividends. Based upon English case law which is likely to be persuasive in the Cayman Islands in this area, dividends may be paid only out of profits. In addition, section 34 of the Companies Law permits, subject to a solvency test and the provisions, if any, of the company’s memorandum and articles of association, the payment of dividends and distributions out of the share premium account (see 3 above for further details).

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

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AND CAYMAN ISLANDS COMPANY LAW

5	SHAREHOLDERS’ SUITS

The Cayman Islands courts can be expected to follow English case law precedents. The rule in Foss v. Harbottle (and the exceptions thereto which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) has been applied and followed by the courts in the Cayman Islands.

6	PROTECTION OF MINORITIES

In the case of a company (not being a bank) having a share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine into the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any shareholder of a company may petition the Grand Court of the Cayman Islands which may make a winding up order if the court is of the opinion that it is just and equitable that the company should be wound up.

Claims against a company by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

The English common law rule that the majority will not be permitted to commit a fraud on the minority has been applied and followed by the courts of the Cayman Islands.

7	DISPOSAL OF ASSETS

The Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the company.

8	ACCOUNTING AND AUDITING REQUIREMENTS

The Companies Law requires that a company shall cause to be kept proper books of account with respect to:

(a)    all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place;

(b)    all sales and purchases of goods by the company; and

(c)    the assets and liabilities of the company.

Proper books of account shall not be deemed to be kept if there are not kept such books as are necessary to give a true and fair view of the state of the company’s affairs and to explain its transactions.

9	REGISTER OF MEMBERS

An exempted company may, subject to the provisions of its articles of association, maintain its principal register of members and any branch registers at such locations, whether within or without the Cayman Islands, as its directors may, from time to time, think fit. There is no requirement under the Companies Law for an exempted company to make any returns of members to the Registrar of Companies in the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

10	INSPECTION OF BOOKS AND RECORDS

Members of a company will have no general right under the Companies Law to inspect or obtain copies of the register of members or corporate records of the company. They will, however, have such rights as may be set out in the company’s articles of association.

11	SPECIAL RESOLUTIONS

The Companies Law provides that a resolution is a special resolution when it has been passed by a majority of not less than two-thirds (or such greater number as may be specified in the articles of association of the company) of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. Written resolutions signed by all the members entitled to vote for the time being of the company may take effect as special resolutions if this is authorized by the articles of association of the company.

12	SUBSIDIARY OWNING SHARES IN PARENT

The Companies Law does not prohibit a Cayman Islands company acquiring and holding shares in its parent company provided its objects so permit. The directors of any subsidiary making such acquisition must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the subsidiary.

13	RECONSTRUCTIONS

There are statutory provisions which facilitate reconstructions and amalgamations approved by a majority in number representing 75 per cent. in value of shareholders or creditors, depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting shareholder would have the right to express to the Grand Court his view that the transaction for which approval is sought would not provide the shareholders with a fair value for their shares, the Grand Court of the Cayman Islands is unlikely to disapprove the transaction on that ground alone in the absence of evidence of fraud or bad faith on behalf of management and if the transaction were approved and consummated the dissenting shareholder would have no rights comparable to the appraisal rights (i.e. the right to receive payment in cash for the judicially determined value of his shares) ordinarily available, for example, to dissenting shareholders of United States corporations.

14	TAKE-OVERS

Where an offer is made by a company for the shares of another company and, within four months of the offer, the holders of not less than 90 per cent. of the shares which are the subject of the offer accept, the offeror may at any time within two months after the expiration of the said four months, by notice require the dissenting shareholders to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the Grand Court of the Cayman Islands within one month of the notice objecting to the transfer. The burden is on the dissenting shareholder to show that the Grand Court should exercise its discretion, which it will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

15	INDEMNIFICATION

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime).

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE COMPANY

AND CAYMAN ISLANDS COMPANY LAW

16	LIQUIDATION

A company may be placed in liquidation compulsorily by an order of the court, or voluntarily (i) by a special resolution of its members if the company is solvent or (ii) by an ordinary resolution of its members if the company is insolvent. The liquidator’s duties are to collect the assets of the company (including the amount (if any) due from the contributories (shareholders)), settle the list of creditors and discharge the company’s liability to them, rateably if insufficient assets exist to discharge the liabilities in full, and to settle the list of contributories and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.

17	STAMP DUTY ON TRANSFERS

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

18	TAXATION

Pursuant to section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, the Company has applied for, and can expect to obtain, obtained an undertaking from the Governor in Cabinet:

(a)    that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to the Company or its operations; and

(b)    in addition, that no tax to be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(i)    on or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of withholding in whole or in part of any relevant payment as defined in Section 6(3) of the Tax Concession Law (1999 Revision).

The undertaking is for a period of twenty years from [•], 200[•].

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties.

19	EXCHANGE CONTROL

There are no exchange control regulations or currency restrictions in the Cayman Islands.

20	GENERAL

Maples and Calder the Company’s legal advisors on Cayman Islands law, have sent to the Company a letter of advice summarizing aspects of Cayman Islands company law. Any person wishing to have a detailed summary of Cayman Islands company law or advice on the differences between it and the laws of any jurisdiction with which he/she is more familiar is recommended to seek independent legal advice.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

A.	FURTHER INFORMATION ABOUT OUR COMPANY AND SUBSIDIARIES

1.	Incorporation

Our Company was incorporated in the Cayman Islands under the Companies Law as an exempted company with limited liability on 4 September 2009. We have established a place of business in Hong Kong at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong and are registered in Hong Kong under Part XI of the Companies Ordinance, with Mrs. Seng Sze Ka Mee, Natalia and Ms. Kwok Yu Ching being appointed as our authorized representatives to accept service of legal process and notices in Hong Kong on behalf of us. As our Company was incorporated in the Cayman Islands, it operates subject to the Companies Law and to its constitution. Its constitution comprises the Memorandum of Association and the Articles of Association . A summary of various parts of its constitution and relevant aspects of the Companies Law is set out Appendix V, “Summary of the Constitution of the Company and Cayman Company Law” to this document.

2.	Changes in the Share Capital of our Company

The following changes in the share capital of our Company have taken place since the date of its incorporation up to the date of this document:

(a)    As at the date of incorporation of our Company on 4 September 2009, its authorized share capital was HK$[•] divided into [•] shares of HK$[•] each. One share of HK$[•] each was issued to [•] fully paid on [•] 2009 and was transferred to WM Cayman Holdings Limited I for consideration of HK$[•].

(b)    [•]

As at the Latest Practicable Date, our issued share capital was held as follows:

Name of Company	Number of Shares held
WM Cayman Holdings Limited I	[•] Shares

Save as disclosed in this document, there has been no alteration in our share capital since its incorporation.

3.	Reorganization

The reorganization of the Group companies, the Finance Reorganization and the Reorganization.

(a)	As part of the Finance Reorganization, the following events took place:

(i)	On 7 July 2009, WM Cayman Holdings Limited I was incorporated in the Cayman Islands with an authorized share capital of US$50,000 comprising 50,000 shares of US$1.00 each.

(ii)	On 4 September 2009, the Company was incorporated in the Cayman Islands.

(iii)	On [date], WRIL and Wynn Resorts (Macau), Ltd. transferred substantially all of their interests in Palo Real Estate Company Limited to WRM. Each company retained a de minimis interest in Palo Real Estate Company Limited.

(iv)	On 8 September 2009, WM Cayman Holdings Limited II was incorporated in the Cayman Islands with an authorized share capital of US$50,000 comprising 50,000 shares of US$1.00.

(v)	On [date], Wynn Group Asia, Inc. transferred its 100% ownership of WRIL to WM Cayman Holdings Limited II for a nominal payment of US$1.00 pursuant to an acquisition agreement dated [date], the details of which are summarized in item y in “B. Further information about the Business — Summary of Material Contracts” in this Appendix.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(b)	As part of the Reorganization, the following events took place:

(i)	On [date], Wynn Resorts, Limited transferred its 100% ownership of WM Cayman Holdings Limited I to Wynn Group Asia, Inc. for a nominal payment of US$1.00 pursuant to an acquisition agreement dated [date], the details of which are summarized in item z in “B. Further information about the Business — Summary of Material Contract” in this Appendix.

(ii)	On [date], Wynn Group Asia, Inc. transferred its 100% ownership of WM Cayman Holdings Limited II to WM Cayman Holdings I for a nominal payment of US$1.00 pursuant to an acquisition agreement dated [date], the details of which are summarized in item aa in “B. Further information about the Business — Summary of Material Contract” in this Appendix.

(iii)	On [date], the Company and WM Cayman Holdings Limited I entered into the Acquisition Agreement pursuant to which the Company has agreed to pay the Acquisition Consideration for the acquisition of the entire issued share capital of WM Cayman Holdings Limited II. The acquisition will be completed prior to completion of the Reorganization. Details of the Acquisition Agreement are summarized in item bb in “B. Further information about the Business — Summary of Material Contracts” in this Appendix.

For further details of our Finance Reorganization and Reorganization, see “History and Corporate Structure — Reorganization and Our Establishment.”

4.	Written Resolutions of our Sole Shareholder, WM Cayman Holdings Limited I

Pursuant to written resolutions of our sole shareholder, WM Cayman Holdings Limited I passed on [•] 2009 the adoption of the Memorandum and Articles of Association.

5.	Changes in Share Capital of Subsidiaries

Our subsidiaries are referred to in the Accountant’s Report, the text of which is set out in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.”

Save as disclosed in “A. Further Information about Our Company and Subsidiaries — 3. Reorganization,” there has been no alteration in the share capital of our subsidiaries within the two years preceding the date of this document.

B.	FURTHER INFORMATION ABOUT THE BUSINESS

1.	Summary of Material Contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by us or our subsidiaries within the two years preceding the date of this document and are or may be material:

(a)	Amendment and restatement of common terms agreement dated [•] 2009 between, among others, WRM as borrower, Société Générale, Hong Kong Branch as intercreditor agent, Société Générale, Hong Kong branch as security agent and the other financial institutions referred to therein as lenders. This agreement sets out, among other things, the common terms under which the lenders have made the Wynn Macau Credit Facilities available to WRM. This agreement also provides that, among other things, Wynn Group Asia, Inc. shall no longer be an obligor and guarantor and that WM Cayman Holdings Limited II shall become an obligor and guarantor under the finance documents;

(b)

Amendment and restatement of pledgors’ guarantee dated [•] 2009 between Wynn Group Asia, Inc., as outgoing guarantor, WM Cayman Holdings Limited II as new guarantor, WRIL, Wynn Resorts (Macau) Holdings, Ltd., Wynn Resorts (Macau), Ltd. as guarantors and Société Générale, Hong Kong Branch as

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

security agent. This deed provides, among other things, a guarantee by the guarantors in favor of the lenders in respect of the Wynn Macau Credit Facilities. This deed also provides that Wynn Group Asia, Inc. shall cease being a guarantor and that WM Cayman Holdings Limited II shall become a guarantor under the deed;

(c)	Amendment and restatement of share charge dated [•] 2009 between Wynn Group Asia, Inc. as outgoing chargor, WM Cayman Holdings Limited II as new chargor, WRM as borrower and Société Générale, Hong Kong branch as security agent in relation to a charge over the shares of WRIL. This deed provides that, among other things, Wynn Group Asia, Inc. shall no longer be a chargor and that WM Cayman Holdings Limited II shall become a chargor under the share charge;

(d)	Amendment and restatement of subordination deed dated [•] 2009 between, among others, WRM as the company, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC as licensors, Wynn Group Asia, Inc. as outgoing assignor, WM Cayman Holdings Limited II as new assignor, WRIL, Wynn Resorts (Macau) Holdings, Ltd., Wynn Resorts (Macau), Ltd. as assignors, and Société Générale, Hong Kong Branch as security agent. This deed provides that, among other things, relevant members of the Obligor Group and the licensors shall subordinate their rights to those of the lenders under the Wynn Macau Credit Facilities against other relevant members of the Obligor Group. This deed also provides, among other things, that Wynn Group Asia, Inc. shall no longer be an assignor and that WM Cayman Holdings Limited II shall become an assignor, and that Wynn Group Asia, Inc. shall transfer any sums payable and obligations owing to it by members of the Obligor Group to WM Cayman Holdings Limited II;

(e)	Amendment and restatement of deed of appointment and priority dated 27 June 2007, between, among others, WRM as the company, Société Générale, Hong Kong Branch as security agent, Banco Nacional Ultramarino, S.A., as second ranking finance party, Société Générale Asia Limited as intercreditor agent, and the other financial institutions referred to therein as first ranking lenders. This amendment deed governs the relationship between, among others, WRM as borrower, the other obligors, the financing parties, the intercreditor agent and security agent in respect of the Wynn Macau Credit Facilities;

(f)	Amendment and restatement of the hotel facility Agreement dated 27 June 2007 between WRM as the company, Société Générale Asia Limited as hotel facility agent, and certain financial institutions referred to therein as hotel facility lenders. This is one of the facility agreements pursuant to which the Wynn Macau Credit Facilities are made available to WRM;

(g)	Amendment and restatement of the project facility agreement dated 27 June 2007 between WRM as the company, Société Générale Asia Limited as project facility agent, and certain financial institutions referred to therein as project facility lenders. This is one of the facility agreements pursuant to which the Wynn Macau Credit Facilities are made available to WRM;

(h)	Amendment and restatement of the revolving credit facility agreement dated 27 June 2007 between WRM as the company and Société Générale, Hong Kong Branch as revolving credit facility agent and certain financial institutions referred to therein as revolving credit facility lenders. This is one of the facility agreements pursuant to which the Wynn Macau Credit Facilities are made available to WRM;

(i)	Bank guarantee reimbursement agreement dated 14 September 2004 between WRM as company and Banco Nacional Ultramarino, S.A. This is a reimbursement agreement in respect of a guarantee made by Banco Nacional Ultramarino, S.A. in favor of the Macau government;

(j)	Debenture deed of amendment and release dated 27 June 2007 between, among others, WRM as the company and Société Générale, Hong Kong branch as the security agent;

(k)	Amendment and restatement of floating charge dated 25 June 2007 between WRM as the company and Société Générale, Hong Kong Branch as the security agent;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(l)	Amendment and restatement of mortgage dated 25 June 2007 between WRM as borrower and Société Générale, Hong Kong Branch as security agent;

(m)	Amendment and restatement of assignment of insurances dated 25 June 2007 between WRM as the company and Société Générale, Hong Kong Branch as security agent;

(n)	Charge over Hong Kong accounts dated 30 August 2006 between WRM as the company and Société Générale, Hong Kong branch as security agent;

(o)	Amendment and restatement of assignment of rights dated 25 June 2007 between WRM as the company and Société Générale, Hong Kong Branch as security agent;

(p)	Amendment and restatement of company share pledge dated 26 June 2007 between Wynn Resorts (Macau), Ltd. and WRIL, as pledgors, Société Générale, Hong Kong branch as security agent and WRM as the company;

(q)	Amendment and restatement of land security assignment dated 25 June 2007 between WRM as the company and Société Générale, Hong Kong branch as security agent;

(r)	Amendment and restatement of pledge over gaming equipment and utensils dated 25 June 2007 between WRM as the company and Société Générale, Hong Kong branch as security agent;

(s)	Amendment and restatement of pledge over on-shore accounts dated 25 June 2007 between WRM as the company and Société Générale, Hong Kong branch as security agent;

(t)	Amendment and restatement of share pledge dated 25 June 2007 between Mr. Wong Chi Seng as pledgor, Société Générale, Hong Kong Branch as security agent and WRM as the company;

(u)	Amendment and restatement of share charge dated 27 June 2007 between Wynn Resorts (Macau) Holdings, Ltd. as chargor, WRM as borrower and Société Générale, Hong Kong Branch as security agent;

(v)	Amendment and restatement of the intellectual property license agreement dated [•] 2009 between Wynn Resorts, Limited and Wynn Resorts Holdings, LLC as licensors and WRM as licensee;

(w)	Intellectual property license agreement dated [•] 2009 between Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, as licensors, and the Company, as licensee;

(x)	Account control agreement dated 3 October 2008 between WRM as pledgor, Deutsche Bank Trust Company Americas as depositary bank and Société Générale, Hong Kong Branch as security agent. This is an account control agreement in respect of an account held with Deutsche Bank Trust Company Americas;

(y)	Account security agreement dated 3 October 2008 between WRM as company and Société Générale, Hong Kong Branch as security agent. This is a security agreement in respect of an account held with Deutsche Bank Trust Company Americas;

(z)	Security assignment and charge on account dated 22 September 2008 between WRM as chargor and Société Générale, Hong Kong Branch as security agent. This is a security assignment and charge in respect of an account held with J.P. Morgan Bank (Ireland) plc;

(aa)	Design-build agreement for guaranteed maximum price architectural, engineering and construction services (diamond suites) dated 8 November 2007 between WRM as owner and Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited as, jointly and severally, contractor;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(bb)	Parent completion guarantee dated 20 February 2008 between WRM as owner and Leighton Holdings Limited and China Overseas Holdings Limited as, collectively, guarantors;

(cc)	Change order and amendment dated 5 May 2009 between WRM as owner and Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited as, jointly and severally, contractor;

(dd)	Corporate allocation agreement dated [•] 2009 between Wynn Resorts, Limited and the Company;

(ee)	Amendment and restatement of the corporate allocation agreement dated [•] 2009 between Wynn Resorts, Limited and WRM;

(ff)	Share purchase agreement dated 1 August 2008 between Wynn Cotai Holding Company, Ltd, Cotai partner, Ltd, and Palo Real Estate Company Limited and Tien Chiao Entertainment and Investment Company Limited;

(gg)	Acquisition agreement dated [•] between Wynn Group Asia, Inc. and WM Cayman Holdings Limited II pursuant to which Wynn Group Asia, Inc. transferred its 100% ownership of WRIL to WM Cayman Holdings Limited II for a nominal payment of US$1.00;

(hh)	Acquisition agreement dated [•] between Wynn Resorts, Limited and Wynn Group Asia, Inc. pursuant to which Wynn Resorts, Limited transferred its 100% ownership of WM Cayman Holdings Limited I to Wynn Group Asia, Inc. for a nominal payment of US$1.00;

(ii)	Acquisition agreement dated [•] between Wynn Group Asia, Inc. and WM Cayman Holdings Limited I pursuant to which Wynn Group Asia, Inc. transferred its 100% ownership of WM Cayman Holdings Limited II to WM Cayman Holdings I for a nominal payment of US$1.00;

(jj)	Acquisition Agreement; and

(kk)	Deed of non-competition undertaking dated [•] given by Wynn Resorts, Limited in our favor.

C.	INTELLECTUAL PROPERTY OF THE GROUP

Trademarks, Patents and Domain names

Save for the Intellectual Property Rights that have been licensed to WRM by Wynn Resorts Holdings, LLC as disclosed below, no member of our Group had applied for or registered any trademarks, patents, domain names, or other intellectual property rights which are material to the Group’s business as at the Latest Practicable Date:

(i)    As at the Latest Practicable Date, we are licensed to use certain registered trademarks, including, but not limited to, the following:

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration No.	Next Renewal Date (dd/mm/yy) (Note 1)

WYNN MACAU	Wynn Resorts Holdings, LLC	Macau	41	N/11 905	05/05/10

WYNN MACAU	Wynn Resorts Holdings, LLC	Macau	42	N/11 906	05/05/10

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration No.	Next Renewal Date (dd/mm/yy)
	Wynn Resorts Holdings, LLC	Macau	41	N/11 958	05/06/10

	Wynn Resorts Holdings, LLC	Macau	42	N/11 959	05/06/10

WYNN MACAU	Wynn Resorts Holdings, LLC	Macau	25	N/13 729	03/02/11

OKADA	Wynn Resorts Holdings, LLC	Macau	42	N/18 979	08/08/12

WING LEI	Wynn Resorts Holdings, LLC	Macau	42	N/18 980	08/08/12

RED 8	Wynn Resorts Holdings, LLC	Macau	42	N/18 981	08/08/12

WYNN MACAU	Wynn Resorts Holdings, LLC	Macau	35	N/20 529	07/12/12

WYNN MACAU	Wynn Resorts Holdings, LLC	Macau	42	N/20 530	07/12/12

	Wynn Resorts Holdings, LLC	Macau	14	N/20 534	07/12/12

	Wynn Resorts Holdings, LLC	Macau	16	N/20 535	07/12/12

	Wynn Resorts Holdings, LLC	Macau	18	N/20 536	07/12/12

	Wynn Resorts Holdings, LLC	Macau	20	N/20 537	07/12/12

	Wynn Resorts Holdings, LLC	Macau	21	N/20 538	07/12/12

	Wynn Resorts Holdings, LLC	Macau	25	N/20 539	07/12/12

	Wynn Resorts Holdings, LLC	Macau	28	N/20 540	07/12/12

	Wynn Resorts Holdings, LLC	Macau	30	N/20 541	07/12/12

	Wynn Resorts Holdings, LLC	Macau	32	N/20 542	07/12/12

	Wynn Resorts Holdings, LLC	Macau	35	N/20 543	07/12/12

	Wynn Resorts Holdings, LLC	Macau	41	N/20 544	07/12/12

	Wynn Resorts Holdings, LLC	Macau	42	N/20 545	07/12/12

	Wynn Resorts Holdings, LLC	Macau	3	N/22 663	09/04/13

	Wynn Resorts Holdings, LLC	Macau	6	N/22 664	09/04/13

	Wynn Resorts Holdings, LLC	Macau	8	N/22 665	09/04/13

	Wynn Resorts Holdings, LLC	Macau	14	N/22 666	09/04/13

	Wynn Resorts Holdings, LLC	Macau	16	N/22 667	09/04/13

	Wynn Resorts Holdings, LLC	Macau	18	N/22 668	09/04/13

	Wynn Resorts Holdings, LLC	Macau	20	N/22 669	09/04/13

	Wynn Resorts Holdings, LLC	Macau	21	N/22 670	09/04/13

	Wynn Resorts Holdings, LLC	Macau	25	N/22 671	09/04/13

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration No.	Next Renewal Date (dd/mm/yy)
	Wynn Resorts Holdings, LLC	Macau	28	N/22 672	09/04/13

	Wynn Resorts Holdings, LLC	Macau	30	N/22 673	09/04/13

	Wynn Resorts Holdings, LLC	Macau	32	N/22 674	09/04/13

	Wynn Resorts Holdings, LLC	Macau	35	N/22 675	09/04/13

	Wynn Resorts Holdings, LLC	Macau	41	N/22 676	09/04/13

	Wynn Resorts Holdings, LLC	Macau	43	N/22 677	09/04/13

	Wynn Resorts Holdings, LLC	Macau	45	N/22 678	09/04/13

	Wynn Resorts Holdings, LLC	Macau	12	N/22 679	09/04/13

	Wynn Resorts Holdings, LLC	Macau	43	N/22 683	09/04/13

	Wynn Resorts Holdings, LLC	Macau	43 (excluded temporary accommodation)	N/22 859	28/09/13

	Wynn Resorts Holdings, LLC	Macau	43 (excluded temporary accommodation)	N/22 867	28/09/13

	Wynn Resorts Holdings, LLC	Macau	43 (excluded temporary accommodation)	N/22 868	28/09/13

	Wynn Resorts Holdings, LLC	Macau	43 (excluded temporary accommodation)	N/22 875	28/09/13

Ristorante il Teatro	Wynn Resorts Holdings, LLC	Macau	43 (excluded temporary accommodation)	N/22 876	28/09/13

	Wynn Resorts Holdings, LLC	Macau	43	N/22 877	09/04/13

	Wynn Resorts Holdings, LLC	Macau	43	N/22 878	09/04/13

	Wynn Resorts Holdings, LLC	Macau	43 (excluded temporary accommodation)	N/22 879	28/09/13

	Wynn Resorts Holdings, LLC	Macau	35	N/23 220	15/05/13

	Wynn Resorts Holdings, LLC	Macau	40	N/23 225	15/05/13

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration No.	Next Renewal Date (dd/mm/yy)
	Wynn Resorts Holdings, LLC	Macau	41	N/23 226	15/05/13

	Wynn Resorts Holdings, LLC	Macau	42	N/23 227	15/05/13

	Wynn Resorts Holdings, LLC	Macau	43	N/23 228	15/05/13

	Wynn Resorts Holdings, LLC	Macau	44	N/23 229	15/05/13

	Wynn Resorts Holdings, LLC	Macau	45	N/23 230	15/05/13

	Wynn Resorts Holdings, LLC	Macau	41	N/23 339	15/05/13

	Wynn Resorts Holdings, LLC	Macau	41	N/23 341	15/05/13

Red Card Player’s Club	Wynn Resorts Holdings, LLC	Macau	39	N/23 342	15/05/13

Red Card Player’s Club	Wynn Resorts Holdings, LLC	Macau	41	N/23 343	15/05/13

Red Card Player’s Club	Wynn Resorts Holdings, LLC	Macau	43	N/23 344	15/05/13

WYNN CLUB	Wynn Resorts Holdings, LLC	Macau	41	N/24 092	08/07/13

	Wynn Resorts Holdings, LLC	Macau	41	N/24 095	08/07/13

SKY CASINO	Wynn Resorts Holdings, LLC	Macau	41	N/24 096	08/07/13

SKY CASINO	Wynn Resorts Holdings, LLC	Macau	43	N/24 097	08/07/13

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	35	N/24 969	30/01/14

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	40	N/24 974	30/01/14

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	41	N/24 975	30/01/14

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	42	N/24 976	30/01/14

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	43	N/24 977	30/01/14

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	44	N/24 978	30/01/14

WYNN COTAI	Wynn Resorts Holdings, LLC	Macau	45	N/24 979	30/01/14

	Wynn Resorts Holdings, LLC	Macau	35	N/25 092	20/10/13

	Wynn Resorts Holdings, LLC	Macau	40	N/25 097	20/10/13

	Wynn Resorts Holdings, LLC	Macau	41	N/25 098	20/10/13

	Wynn Resorts Holdings, LLC	Macau	42	N/25 099	20/10/13

	Wynn Resorts Holdings, LLC	Macau	43	N/25 100	20/10/13

	Wynn Resorts Holdings, LLC	Macau	44	N/25 101	20/10/13

	Wynn Resorts Holdings, LLC	Macau	45	N/25 102	20/10/13

	Wynn Resorts Holdings, LLC	Macau	45	N/25 453	20/10/13

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration No.	Next Renewal Date (dd/mm/yy)
	Wynn Resorts Holdings, LLC	Macau	41	N/25 454	20/10/13

CINNEBAR	Wynn Resorts Holdings, LLC	Macau	41	N/29 898	03/07/14

CINNEBAR	Wynn Resorts Holdings, LLC	Macau	43	N/29 899	03/07/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	25	N/30 121	03/07/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	35	N/30 122	03/07/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	41	N/30 123	03/07/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	43	N/30 124	03/07/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	44	N/30 125	03/07/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	45	N/30 126	03/07/14

ENCORE	Wynn Resorts Holdings, LLC	Macau	25	N/30 127	03/07/14

ENCORE	Wynn Resorts Holdings, LLC	Macau	35	N/30 128	03/07/14

ENCORE	Wynn Resorts Holdings, LLC	Macau	41	N/30 129	03/07/14

ENCORE	Wynn Resorts Holdings, LLC	Macau	43	N/30 130	03/07/14

ENCORE	Wynn Resorts Holdings, LLC	Macau	44	N/30 131	03/07/14

ENCORE	Wynn Resorts Holdings, LLC	Macau	45	N/30 132	03/07/14

	Wynn Resorts Holdings, LLC	Macau	41	N/31 206	23/01/15

	Wynn Resorts Holdings, LLC	Macau	43	N/31 207	23/01/15

	Wynn Resorts Holdings, LLC	Macau	45	N/31 208	23/01/15

(Prosperity tree)	Wynn Resorts Holdings, LLC	Macau	43	N/31 209	25/08/14

	Wynn Resorts Holdings, LLC	Macau	41	N/31 210	25/08/14

	Wynn Resorts Holdings, LLC	Macau	45	N/31 211	25/08/14

	Wynn Resorts Holdings, LLC	Macau	39	N/31 212	25/08/14

THE CHAIRMAN’S SALON	Wynn Resorts Holdings, LLC	Macau	45	N/31 233	25/08/14

THE CHAIRMAN’S SALON	Wynn Resorts Holdings, LLC	Macau	43	N/31 234	25/08/14

THE CHAIRMAN’S SALON	Wynn Resorts Holdings, LLC	Macau	41	N/31 236	25/08/14

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Macau	39	N/36 310	30/04/15

ENCORE	Wynn Resorts Holdings, LLC	Macau	39	N/36 311	30/04/15

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration Number	Next Renewal Date (dd/mm/yy)
Ristorante il Teatro (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300738441	10/10/16
Café Esplanada & Device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300738414	10/10/16

CINNEBAR	Wynn Resorts Holdings, LLC	Hong Kong	41, 43	300921735	26/07/17

DESERT BAMBU	Wynn Resorts Holdings, LLC	Hong Kong	03	300715545	05/09/16

ENCORE	Wynn Resorts Holdings, LLC	Hong Kong	25, 35, 43

ENCORE	Wynn Resorts Holdings, LLC	Hong Kong	35

ENCORE	Wynn Resorts Holdings, LLC	Hong Kong	41	300912870AA	15/07/17

ENCORE	Wynn Resorts Holdings, LLC	Hong Kong	43

ENCORE	Wynn Resorts Holdings, LLC	Hong Kong	44, 45	300912870AC	15/07/17

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Hong Kong	25, 44, 45	300912889AB	15/07/17

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	Hong Kong	35, 41, 43	300912889AA	15/07/17

OKADA Device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300738450	10/10/16

OKADA	Wynn Resorts Holdings, LLC	Hong Kong	43	300743085	17/10/16

OKADA	Wynn Resorts Holdings, LLC	Hong Kong	43	300738009	10/10/16

OKADA device	Wynn Resorts Holdings, LLC	Hong Kong	43	300743094	17/10/16

RED 8	Wynn Resorts Holdings, LLC	Hong Kong	43	300738027	10/10/16

red 8 congee noodle Device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300743102	17/10/16

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration Number	Next Renewal Date (dd/mm/yy)
red 8 congee noodle Device in Chinese characters (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300738388	10/10/16

red 8 congee noodle in Chinese characters	Wynn Resorts Holdings, LLC	Hong Kong	43	300738397	10/10/16

Red Card Player’s Club (in series)	Wynn Resorts Holdings, LLC	Hong Kong	39, 41, 43	300738487	10/10/16

RISTORANTE IL TEATRO	Wynn Resorts Holdings, LLC	Hong Kong	43	300743120	17/10/16

Ristorante il Teatro Device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300738432	10/10/16

SKY CASINO	Wynn Resorts Holdings, LLC	Hong Kong	41, 43	300715536	05/09/16

WING LEI	Wynn Resorts Holdings, LLC	Hong Kong	43	300738018	10/10/16

WING LEI	Wynn Resorts Holdings, LLC	Hong Kong	43	300746325	23/10/16

WING LEI RESTAURANT & LOUNGE & Chinese characters (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300738379	10/10/16

WYNN CLUB	Wynn Resorts Holdings, LLC	Hong Kong	41, 43	300738513	10/10/16

WYNN CLUB Device	Wynn Resorts Holdings, LLC	Hong Kong	39, 41, 43	300738360	10/10/16

WYNN Device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	12, 39, 41	300738522	10/10/16
WYNN MACAU	Wynn Resorts Holdings, LLC	Hong Kong	06, 08, 14, 16, 18, 21, 28, 35, 44, 45	300738045	10/10/16

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Registered Owner	Place of Registration	Class	Registration Number	Next Renewal Date (dd/mm/yy)

WYNN MACAU	Wynn Resorts Holdings, LLC	Hong Kong	25, 41, 43	300134126	28/12/13

Wynn.(stylized)	Wynn Resorts Holdings, LLC	Hong Kong	06, 14, 16, 18, 21, 25, 28, 35, 41, 43, 44, 45	300738063	10/10/16

(Cafe Esplanada & Chinese characters & device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300743157	17/10/16

(Ristorante il Teatro & Chinese characters & device (in series)	Wynn Resorts Holdings, LLC	Hong Kong	43	300743148	17/10/16

(WYNN in Chinese)	Wynn Resorts Holdings, LLC	Hong Kong	41, 43	300089686	06/10/13

(WING LEI & Chinese characters)	Wynn Resorts Holdings, LLC	Hong Kong	43	300746334	23/10/16

(WYNN MACAU in Chinese (wing lee macau))	Wynn Resorts Holdings, LLC	Hong Kong	03, 06, 08, 14, 16, 18, 20, 21, 25, 28, 30, 32, 35, 41, 43, 44, 45	300738036	10/10/16

WYNN WIN	Wynn Resorts Holdings, LLC	China	34	5546296	07/04/19

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	30	5516994	14/06/19

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	32	5517005	14/06/19

(WYNN in Chinese)	Wynn Resorts Holdings, LLC	China	41	3808582	20/03/16

(WYNN in Chinese)	Wynn Resorts Holdings, LLC	China	43	3808581	20/03/16

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Note:

(1)	The dates are six months prior to the expiration of the registered trademark. On or around each of the dates, Wynn Resorts Holdings, LLC would determine whether to renew the relevant registered trademark.

(ii)    As at the Latest Practicable Date, we are licensed to use certain pending trademarks, including, but not limited to, the following:

Trademarks	Name of Applicant	Place of Registration	Class	Application Number	Application Date (dd/mm/yy)

ENCORE	Wynn Resorts Holdings, LLC	China	25	6195487 (Note 3)	31/07/07

ENCORE	Wynn Resorts Holdings, LLC	China	35	6195488 (Note 3)	31/07/07

ENCORE	Wynn Resorts Holdings, LLC	China	41	6195489 (Note 3)	31/07/07

ENCORE	Wynn Resorts Holdings, LLC	China	43	6195490 (Note 3)	31/07/07

ENCORE	Wynn Resorts Holdings, LLC	China	44	6195491 (Note 3)	31/07/07

ENCORE	Wynn Resorts Holdings, LLC	China	45	6195492 (Note 3)	31/07/07

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	China	25	6195493 (Note 3)	31/07/07

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	China	35	6195494 (Note 3)	31/07/07

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	China	41	6195495 (Note 3)	31/07/07

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	China	43	6195496 (Note 3)	31/07/07

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	China	44	6195512 (Note 3)	31/07/07

ENCORE AT WYNN	Wynn Resorts Holdings, LLC	China	45	6195513 (Note 3)	31/07/07

MISC DESIGN (CREST LOGO)	Wynn Resorts Holdings, LLC	China	25	5516988 (Note 1)	02/08/06

MISC DESIGN (CREST LOGO)	Wynn Resorts Holdings, LLC	China	35	5516987 (Note 1)	02/08/06

MISC DESIGN (CREST LOGO)	Wynn Resorts Holdings, LLC	China	41	5516986 (Note 1)	02/08/06

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Applicant	Place of Registration	Class	Application Number	Application Date (dd/mm/yy)
MISC DESIGN (CREST LOGO)	Wynn Resorts Holdings, LLC	China	43	5516980 (Note 1)	02/08/06

WYNN	Wynn Resorts Holdings, LLC	China	25	5304535 (Note 2)	21/04/06

WYNN	Wynn Resorts Holdings, LLC	China	35	5304536 (Note 2)	21/04/06

WYNN	Wynn Resorts Holdings, LLC	China	35	5619194 (Note 1)	20/09/06

WYNN	Wynn Resorts Holdings, LLC	China	39	5619195 (Note 1)	20/09/06

WYNN	Wynn Resorts Holdings, LLC	China	40	5619196 (Note 1)	20/09/06

WYNN	Wynn Resorts Holdings, LLC	China	41	5304537 (Note 2)	21/04/06

WYNN	Wynn Resorts Holdings, LLC	China	41	5619197 (Note 1)	20/09/06

WYNN	Wynn Resorts Holdings, LLC	China	43	5304538 (Note 1)	21/04/06

WYNN	Wynn Resorts Holdings, LLC	China	43	5619198 (Note 1)	20/09/06

WYNN	Wynn Resorts Holdings, LLC	China	44	5304539 (Note 1)	21/04/06

WYNN	Wynn Resorts Holdings, LLC	China	44	5619199 (Note 1)	20/09/06

WYNN	Wynn Resorts Holdings, LLC	China	45	5619200 (Note 1)	20/09/06

WYNN ESPLANADE & device	Wynn Resorts Holdings, LLC	China	35	5811623 (Note 3)	27/12/06

WYNN ESPLANADE & device	Wynn Resorts Holdings, LLC	China	36	5811624 (Note 3)	27/12/06

WYNN WIN	Wynn Resorts Holdings, LLC	China	43	5546299 (Note 4)	16/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	03	5517004 (Note 1)	02/08/06

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Applicant	Place of Registration	Class	Application Number	Application Date (dd/mm/yy)

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	06	5517003 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	08	5517002 (Note 2)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	14	5517001 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	16	5517000 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	18	5516999 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	20	5516998 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	21	5516997 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	25	5516996 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	28	5516995 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	35	5516993 (Note 1)	02/08/06

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Trademarks	Name of Applicant	Place of Registration	Class	Application Number	Application Date (dd/mm/yy)
Wynn(stylised)	Wynn Resorts Holdings, LLC	China	41	5516992 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	43	5516991 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	44	5516990 (Note 1)	02/08/06

Wynn(stylised)	Wynn Resorts Holdings, LLC	China	45	5516989 (Note 1)	02/08/06

Note:

(1)	The application for the registration of this trademark has been preliminarily approved and published by the Trademark Bureau under the State Administration for Industry and Commerce ( ).
(2)	The trademark has been registered and the Trademark Bureau under the State Administration for Industry and Commerce ( ) is in the process of issuing the certificate of registration.
(3)	The application is pending as the Trademark Bureau under the State Administration for Industry and Commerce ( ) has not refused the application. There is no basis to speculate on whether the Trademark Bureau under the State Administration for Industry and Commerce ( ) will refuse the application.
(4)	The application has been accepted in respect of the following: providing (i) camp ground facilities; (ii) day-nurseries; (iii) boarding for animals; and (iv) rental of chairs, tables, table linen and glassware.

(iii)    As at the Latest Practicable Date, we are licensed to use certain domain names, including, but not limited to, the following:

Domain Name	Name of Registrant	Next Renewal Date (dd/mm/yy)

(wynn.net)	Wynn Resorts Holdings, LLC	14/09/09

(wynnMacau.com)	Wynn Resorts Holdings, LLC	14/09/09

(wynnMacau.net)	Wynn Resorts Holdings, LLC	14/09/09

(WYNNMACAU).net	Wynn Resorts Holdings, LLC	21/09/09

(WYNNCASINO).net	Wynn Resorts Holdings, LLC	21/09/09

(WYNNCASINO.COM)	Wynn Resorts Holdings, LLC	21/09/09

(WYNNCASINO.NET)	Wynn Resorts Holdings, LLC	21/09/09

(WYNNHOTEL.COM)	Wynn Resorts Holdings, LLC	21/09/09

(WYNNHOTEL.NET)	Wynn Resorts Holdings, LLC	21/09/09

(WYNNHOTEL.NET)	Wynn Resorts Holdings, LLC	21/09/09

(WYNNCOTAI).net	Wynn Resorts Holdings, LLC	21/09/09

(WYNNCOTAI). COM	Wynn Resorts Holdings, LLC	21/09/09

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Domain Name	Name of Registrant	Next Renewal Date (dd/mm/yy)

(WYNNCOTAI.COM)	Wynn Resorts Holdings, LLC	21/09/09

encoremacau.cn	Wynn Resorts Holdings, LLC	21/11/09

encoremacau.com.cn	Wynn Resorts Holdings, LLC	21/11/09

encorewynn.cn	Wynn Resorts Holdings, LLC	21/11/09

encorewynn.com.cn	Wynn Resorts Holdings, LLC	21/11/09

encorewynnmacau.cn	Wynn Resorts Holdings, LLC	21/11/09

encorewynnmacau.com.cn	Wynn Resorts Holdings, LLC	21/11/09

wynnpoker.com.cn	Wynn Resorts Holdings, LLC	22/12/09

	Wynn Resorts Holdings, LLC	23/01/10

wynnmacauhotel.company	Wynn Resorts Holdings, LLC	23/02/10

wynnmacau.cn	Wynn Resorts Holdings, LLC	01/04/10

wynnresortsmacau.cn	Wynn Resorts Holdings, LLC	01/04/10

wynn.cn	Wynn Resorts Holdings, LLC	05/06/10

wynn.com.cn	Wynn Resorts Holdings, LLC	05/06/10

wynnresortsmacau.com.cn	Wynn Resorts Holdings, LLC	16/06/10

wynncasino.cn	Wynn Resorts Holdings, LLC	17/06/10

wynncasino.com.cn	Wynn Resorts Holdings, LLC	17/06/10

wynncasinomacau.cn	Wynn Resorts Holdings, LLC	17/06/10

wynncasinomacau.com.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnclub.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnclub.com.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnclubmacau.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnclubmacau.com.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnhotel.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnhotel.com.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnhotelmacau.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnhotelmacau.com.cn	Wynn Resorts Holdings, LLC	17/06/10

wynnmacau.com.cn	Wynn Resorts Holdings, LLC	21/06/10

wynnencore.cn	Wynn Resorts Holdings, LLC	05/10/10

wynnencore.com.cn	Wynn Resorts Holdings, LLC	05/10/10

wynnwatches.cn	Wynn Resorts Holdings, LLC	26/09/12

wynnwatches.com.cn	Wynn Resorts Holdings, LLC	26/09/12

wynnmacau.net.cn	Wynn Resorts Holdings, LLC	18/10/12

wynnencore.com.hk	Wynn Resorts Holdings, LLC	09/10/09

encoremacau.hk	Wynn Resorts Holdings, LLC	21/11/09

encorewynn.hk	Wynn Resorts Holdings, LLC	21/11/09

encorewynnmacau.hk	Wynn Resorts Holdings, LLC	21/11/09

wynn (in chinese).hk .hk	Wynn Resorts Holdings, LLC	02/12/09

wynnmacau.hk	Wynn Resorts Holdings, LLC	24/12/09

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Domain Name	Name of Registrant	Next Renewal Date (dd/mm/yy)

wynnresortsmacau.hk	Wynn Resorts Holdings, LLC	24/12/09

wynnmacau.com.hk	Wynn Resorts Holdings, LLC	29/12/09

wynnresortsmacau.com.hk	Wynn Resorts Holdings, LLC	29/12/09

wynn.company.hk .hk	Wynn Resorts Holdings, LLC	07/03/10

wynncotai.hk .hk	Wynn Resorts Holdings, LLC	07/03/10

wynnclubmacau.hk	Wynn Resorts Holdings, LLC	18/06/10

wynnhotel.hk	Wynn Resorts Holdings, LLC	18/06/10

wynnhotelmacau.hk	Wynn Resorts Holdings, LLC	18/06/10

wynncasino.com.hk	Wynn Resorts Holdings, LLC	20/06/10

wynncasinomacau.com.hk	Wynn Resorts Holdings, LLC	20/06/10

wynnclub.com.hk	Wynn Resorts Holdings, LLC	20/06/10

wynnclubmacau.com.hk	Wynn Resorts Holdings, LLC	20/06/10

wynnhotel.com.hk	Wynn Resorts Holdings, LLC	20/06/10

wynnhotelmacau.com.hk	Wynn Resorts Holdings, LLC	20/06/10

wynnencore.hk	Wynn Resorts Holdings, LLC	08/10/10

wynn.hk	Wynn Resorts Holdings, LLC	12/06/14

wynnhk.hk	Wynn Resorts Holdings, LLC	12/06/14

wynn.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynncasino.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynncasinomacau.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynnclub.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynnclubmacau.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynnhotel.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynnhotelmacau.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynnmacau.com.mo	Wynn Resorts Holdings, LLC	01/09/09

wynnresortsmacau.com.mo	Wynn Resorts Holdings, LLC	01/09/09

encore.com.mo	Wynn Resorts Holdings, LLC	15/12/09

encorewynn.com.mo	Wynn Resorts Holdings, LLC	15/12/09

encorewynnmacau.com.mo	Wynn Resorts Holdings, LLC	15/12/09

wynnencore.com.mo	Wynn Resorts Holdings, LLC	15/12/09

Note:	Wynn Resorts Holdings, LLC would typically determine whether to renew the registration of the domain names on a monthly basis. Renewal applications are normally made a month prior to the expiration of the registration of the domain name.

D.	FURTHER INFORMATION ABOUT DIRECTORS, MANAGEMENT, STAFF AND EXPERTS

1.	Particulars of Service Contracts

(a)    Each of Mr. Stephen A. Wynn, Mr. Ian Michael Coughlan and Ms. Linda Chen, being the executive Directors, has entered into a service contract with us for an initial term of [three years] commencing on [•] September 2009 which shall be terminated in accordance with the provisions of the service contract by either party giving to the other not less than [•] prior notice in writing. Details of the Company’s remuneration policy is described in “Directors and Senior Management — Compensation of Directors and Senior Management.”

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

   The annual salaries of the executive Directors from [•] September 2009 are as follows:

US$’000
Mr. Stephen A. Wynn	[	•]
Mr. Ian Michael Coughlan	[	•]
Ms. Linda Chen	[	•]

(b)    Each of Mr. Kazuo Okada, Dr. Allan Zeman and Mr. Marc D. Schorr, being the non-executive Directors, will receive the following annual remuneration commencing from [•] September 2009:

US$’000
Mr. Kazuo Okada	[	•]
Dr. Allan Zeman, GBS, JP	[	•]
Mr. Marc D. Schorr	[	•]

(c)    Each of Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam has been appointed as an INED for an initial term of two years commencing from [•] September 2009 with the following annual salaries:

US$’000
Mr. Nicholas Sallnow-Smith	[	•]
Mr. Bruce Rockowitz	[	•]
Mr. Jeffrey Kin-fung Lam, SBS, JP	[	•]

2.	Directors’ Remuneration

Fees, salaries, discretionary bonuses, WRL Group Stock Plan (see “Directors and Senior Management — WRL Group Stock Plan”) and contributions to retirement schemes approximately US$[•] in aggregate were paid and granted by the Group to the Directors in respect of the financial year ended 31 December 2008.

Under the current arrangements presently in force, the Directors will be entitled to receive remuneration which, for the year ended 31 December 2009, is expected to be approximately US$[•], excluding the discretionary bonuses payable to the executive Directors.

Save as disclosed in this document, no Director in the promotion of the Company has been paid in cash or shares or otherwise by any person either to induce him to become, or to qualify him as a Director, or otherwise for services rendered by him in connection with the promotion or formation of the Company.

3.	Disclaimers

Save as disclosed in this document:

(a)    there are no existing or proposed service contracts (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)) between the Directors and any member of the Group;

(b)    none of the Directors or the experts named in “F. Other Information — Consents of Experts” in this Appendix has any direct or indirect interest in the promotion of, or in any assets which have been, within the two years immediately preceding the date of this document, acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group;

(c)    no commissions, discounts, brokerages or other special terms have been granted in connection with the issue or sale of any Shares in or debentures of the Company within the two years ended on the date of this document;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(d)    none of the Directors is materially interested in any contract or arrangement subsisting at the date of this document which is significant in relation to the business of the Group taken as a whole;

(e)    so far as is known to any Director or chief executive of the Company, no other person (other than a Director or chief executive of the Company) will, immediately following completion of the Reorganization, be interested, directly or indirectly, in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any member of the Group; and

(f)    none of the Directors or chief executive of the Company has any interests or short positions in the Shares, underlying shares or debentures of the Company or its associated corporations which will have to be notified to the Company and the relevant authorities pursuant to applicable rules or regulations (including interests and short positions which he is taken or deemed to have under such provisions) or which will be required to be entered into the register referred to therein, or will be required, pursuant to the applicable rules or regulations, to be notified to the Company and the relevant authorities once the Shares are listed thereon.

E.	SHARE OPTION SCHEME

Summary of principal terms of the Share Option Scheme

The Share Option Scheme was approved at a meeting of our Board on [•] 2009 and its implementation. The options granted under the Share Option Scheme do not give immediate ownership of the underlying shares.

For the purpose of this section only, unless the context otherwise requires the following words shall have the following meanings:

“Board”	the board of directors of the Company for the time being or a duly authorized committee thereof;

“Date of Grant”	in respect of an Option, the Business Day on which the Board resolves to make an Offer to a Participant, whether or not the Offer is subject to Shareholders’ approval on the terms of this Scheme;

“Grantee”	any Participant who accepts an Offer in accordance with the terms of the Share Option Scheme, or (where the context so permits) a person entitled to any such Option in consequence of the death of the original Grantee, or the legal personal representative of such person;

“Offer”	the offer of the grant of an Option;

“Option”	an option to subscribe for Shares pursuant to the Share Option Scheme and for the time being subsisting;

“Option Period”	in respect of any particular Option, the period to be determined and notified by the Board to the Grantee at the time of making an Offer which shall not expire later than 10 years from the Date of Grant; and

“Participants”	directors (including executive directors, non-executive directors and independent non-executive directors) and employees of the Group who the Board considers, in its sole discretion, have contributed or will contribute to the Group.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

The Share Option Scheme contains the following terms:

(a)	Purpose

The purpose of the Share Option Scheme is to reward Participants who have contributed to the Group and to encourage Participants to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole.

(b)	Who May Join

On and subject to the terms of the Share Option Scheme and relevant rules and regulations, the Board shall be entitled at any time within 5 years after the Adoption Date to make an Offer to any Participant as the Board may in its absolute discretion select to take up an Option pursuant to which such Participant may, during the Option Period, subscribe for such number of Shares as the Board may determine at a price calculated in accordance with paragraph (d) below. An Offer shall remain open for acceptance by the Participant concerned for a period of 28 days from the Date of Grant provided that no such Offer shall be open for acceptance after the expiry of the Option Period or after the Share Option Scheme has been terminated or after the Participant for whom the Offer is made has ceased to be a Participant. An Offer is deemed to be accepted when the Company receives from the Grantee the offer letter signed by the Grantee specifying the number of Shares in respect of which the Offer is accepted, and a remittance to the Company of HK$1.00 as consideration for the grant of Option. Such remittance is not refundable in any circumstances. The Offer shall specify the terms on which the Option is to be granted. Such terms may at the discretion of the Board, include, among other things, (i) the minimum period for which an Option must be held before it can be exercised; and/or (ii) a performance target that must be reached before the Option can be exercised in whole or in part; and (iii) any other terms, all of which may be imposed (or not imposed) either on a case-by-case basis or generally.

(c)	Grant of Options to Connected Persons or any of their Associates

Any grant of Options to any director, chief executive or substantial shareholder (as such term is defined in the relevant rules and regulations) of the Company, or any of their respective associates under the Share Option Scheme or any other share option schemes of the Company or any of its Subsidiaries shall be subject to the prior approval of the independent non-executive directors of the Company (excluding independent non-executive directors who are the proposed Grantees of the Options in question). Where any grant of Options to a substantial shareholder or an independent non-executive Director of the Company, or any of their respective associates, would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including Options exercised, cancelled or outstanding) to such person in the 12-month period up to and including the date of such grant:

(1)    representing in aggregate over 0.1% of the Shares in issue on the date of such grant; and

(2)    having an aggregate value, based on the closing price of the Shares as stated in the daily quotations sheets issued by the relevant authorities on the Date of Grant, in excess of HK$5 million,

such further grant of Options shall be subject to prior approval by resolution of the Shareholders (voting by way of poll). The Company shall send a circular to the Shareholders in accordance with the relevant rules and regulations and all connected persons of the Company shall abstain from voting in favor of the resolution at such general meeting of the Shareholders.

(d)	Subscription Price

The subscription price for Shares under the Share Option Scheme shall be determined by the Board in its absolute discretion but in any event shall not be less than the higher of:

(1)    the closing price of the Shares as stated in the daily quotations sheet issued by the relevant authorities on the Date of Grant which must be a Business Day;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(2)    the average closing price of the Shares as stated in the daily quotations sheets issued by the relevant authorities for the five Business Days immediately preceding the Date of Grant; and

(3)    the nominal value of the Shares.

(e)	Maximum Number of Shares

(1)    The maximum number of Shares which may be issued upon exercise of all Options to be granted under the Share Option Scheme and any other share option schemes of the Company shall not, in the absence of Shareholders’ approval, in aggregate exceed 10% in nominal amount in the aggregate of [•] Shares (the “Scheme Mandate Limit”). Options lapsed in accordance with the terms of the Share Option Scheme will not be counted for the purpose of calculating the Scheme Mandate Limit.

The Company may renew the Scheme Mandate Limit at any time subject to prior Shareholders’ approval but in any event, the total number of Shares which may be issued upon exercise of all Options to be granted under the Share Option Scheme and any other share option schemes of the Company under the limit as refreshed must not exceed 10% of the Shares in issue as at the date of approval of the renewal of the Scheme Mandate Limit. Options previously granted under the Share Option Scheme or any other share option schemes of the Company (including those outstanding, cancelled, lapsed in accordance with the terms or exercised options) will not be counted for the purpose of calculating the refreshed Scheme Mandate Limit.

(2)    Notwithstanding the foregoing, the Company may grant Options beyond the Scheme Mandate Limit to Participants if:

a)    separate Shareholders’ approval has been obtained for granting Options beyond the Scheme Mandate Limit to Participants specifically identified by the Company before such Shareholders’ approval is sought; and

b)    the Company, in connection with the seeking of such separate Shareholders’ approval, has first sent a circular to Shareholders containing such information as may be required by the relevant rules and regulations then prevailing to be included in such circular.

(3)    Subject to paragraph (4) below, the maximum number of Shares issued and to be issued upon exercise of the Options granted to each Grantee under the Share Option Scheme (including both exercised and outstanding Options) in any 12-month period shall not (when aggregated with any Shares subject to options granted during such period under any other share option schemes of the Company other than those options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being (the “Individual Limit”).

(4)    Where any further grant of Options to a Participant would result in the Shares issued and to be issued upon exercise of all Options granted and to be granted to such person (including exercised, cancelled and outstanding Options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such Participant and his associates abstaining from voting. The Company must send a circular to the Shareholders disclosing the identity of the Participant in question, the number and terms of the Options to be granted (and Options previously granted to such Participant) and such other information required under the relevant rules and regulations.

(f)	Maximum Number of Options

At any time, the maximum number of Shares which may be issued upon exercise of all Options which then have been granted and have yet to be exercised under the Share Option Scheme and any other share option schemes of the Company shall not exceed 30% of the Shares in issue from time to time (the “Scheme Limit”).

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(g)	Time of Exercise of Option

Subject to any restrictions applicable under the relevant rules and regulations and notwithstanding the terms of grant thereof, an Option may be exercised by the Grantee in accordance with the terms of the Share Option Scheme at any time during the period to be determined and notified by the Board to each Grantee, at the time of making an offer of the grant of an Option which shall not expire later than 10 years from the Date of Grant.

(h)	Rights Are Personal to Grantees

An Option shall be personal to the Grantee and shall not be assignable or transferable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any other person over or in relation to any Option.

(i)	(1) Rights on Termination of Employment

(i)    If the Grantee ceases to be a Participant by reason of the termination of his employment or directorship on the grounds that he has been guilty of serious misconduct, or appears either to be unable to pay or to have no reasonable prospect of being able to pay his debts or has committed any act of bankruptcy or has become insolvent or has made any arrangement or compromise with his creditors generally, or has been convicted of any criminal offence involving his integrity or honesty or on any other ground on which an employer would be entitled to terminate his employment summarily, his Option shall lapse automatically (to the extent not already exercised) and not be exercisable on or after the date of termination of his employment and to the extent the Grantee has exercised the Option in whole or in part, but Shares have not been allotted to him, the Grantee shall be deemed not to have so exercised such Option and the Company shall return to the Grantee the amount of the subscription price for the Shares received by the Company in respect of the purported exercise of such Option.

(ii)    If the Grantee who is an employee or a director of the Company or another member of the Group ceases to be a Participant for any reason other than his death or the termination of his employment or directorship on one or more of the grounds specified above, the Option shall lapse (to the extent not already exercised) on the date of cessation or termination of such employment (which date shall be the Grantee’s last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not) and shall on that day cease to be exercisable.

(2)	Rights on death

If the Grantee ceases to be a Participant by reason of his death before exercising his Option in full and none of the events which would be a ground for termination of his employment as described in paragraph (i)(1)(i) above has arisen, his legal personal representative(s) may exercise the Option up to the Grantee’s entitlement as at the date of death (to the extent not already exercised) within a period of 12 months following the date of his death.

(j)	Effect of Alterations to Share Capital

In the event of any alteration to the capital structure of the Company whilst any Option remains exercisable, arising from capitalization of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company in accordance with legal requirements and requirements of the relevant authorities other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company is a party. Adjustment (if any) shall be made to (a) the number or nominal amount of Shares subject to the Option so far as unexercised; (b) the subscription price for the Shares subject to the Option so far as unexercised; (c) the Shares to

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

which the Option relates; and (d) the method of exercise of the Option, or any combination thereof as the auditors of the Company or the independent financial advisor to the Company shall at the request of the Company certify in writing to the Board either generally or as regards any particular Grantee that the adjustments are in compliance with relevant rules and regulations.

Any such adjustments must give a Grantee the same proportion of the equity capital of the Company as to which that Grantee was previously entitled, and any adjustments so made shall be in compliance with the relevant rules and regulations and such applicable guidance and/or interpretation of the relevant rules and regulations from time to time issued by the relevant authorities but no such alterations shall be made the effect of which would be to enable a Share to be issued at less than its nominal value. The capacity of the auditors of the Company or the independent financial advisor to the Company in this paragraph is that of experts and not of arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the Grantees.

(k)	Rights on a General Offer by Way of Takeover

In the event of a general offer by way of takeover or otherwise (other than by way of scheme of arrangement) being made to all the Shareholders (or all such Shareholders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becomes or is declared unconditional prior to the expiry date of the relevant Option, the Company shall forthwith notify all the Grantees and any Grantee (or his legal personal representative) shall be entitled to exercise the Option in full (to the extent not already exercised) or to the extent as notified by the Company at any time within such period as shall be notified by the Company.

(l)	Rights on a General Offer by Way of Scheme of Arrangement

In the event of a general offer by way of scheme of arrangement being made to all the Shareholders and approved by the necessary number of Shareholders at the requisite meetings, the Company shall forthwith notify all the Grantees and any Grantee (or his legal personal representative) may at any time thereafter (but before such time as shall be notified by the Company) exercise the Option either to its full extent or to the extent specified in such notice.

(m)	Rights on Winding Up

In the event a notice is given by the Company to the Shareholders to convene a Shareholders’ meeting for the purpose of considering and, if thought fit, approving a resolution to voluntarily wind up the Company, the Company shall forthwith give notice thereof to all the Grantees and any Grantee (or his legal personal representative) may at any time thereafter (but before such time as shall be notified by the Company) exercise the Option either to its full extent or to the extent specified in such notice, and the Company shall as soon as possible and in any event no later than three days prior to the date of the proposed Shareholders’ meeting, allot and issue and register in the name of the Grantee such number of fully paid Shares to the Grantee which fall to be issued on exercise of such Option.

(n)	Rights on a Compromise or Arrangement

In the event a compromise or arrangement (other than a scheme of arrangement) between the Company and its members or creditors is proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all the Grantees on the same day as it gives notice of the meeting to its members or creditors to consider such compromise or arrangement, and any Grantee (or his legal personal representative) may at any time thereafter (but before such time as shall be notified by the Company) exercise the Option either to its full extent or to the extent notified by the Company and the Company shall as soon as possible and in any event

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

no later than three days prior to the date of the proposed meeting, allot, issue and register in the name of the Grantee such number of fully paid Shares which fall to be issued on exercise of such Option.

(o)	Ranking of Shares

The Shares to be allotted upon the exercise of an Option shall be subject to all the provisions of the Memorandum and Articles of Association of the Company for the time being in force and shall rank pari passu in all respects with the existing fully paid Shares in issue on the date on which those Shares are allotted on exercise of the Option and accordingly shall entitle the holders to participate in all dividends or other distributions paid or made after the date on which the Shares are allotted other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date thereof shall be on or before the date on which the Shares are allotted.

(p)	Period of the Share Option Scheme

The Share Option Scheme was adopted for a period of 10 years commencing from the Adoption Date. The Company by ordinary resolution in general meeting or the Board may at any time terminate the operation of the Share Option Scheme and in such event no further Options will be offered or granted but in all other respects the provisions of the Share Option Scheme shall remain in full force and effect in respect of options which are granted during the life of the Share Option Scheme and which remain unexpired immediately prior to the termination of the operation of the Share Option Scheme.

(q)	Alterations to the Share Option Scheme

Those specific provisions of the Share Option Scheme which relate to the matters set out in relevant rules and regulations cannot be altered to the advantage of Participants, and changes to the authority of the Board in relation to any alteration of the terms of the Share Option Scheme shall not be made, in either case, without the prior approval of Shareholders in general meeting. Any alterations to the terms and conditions of the Share Option Scheme which are of a material nature, or any change to the terms of Options granted, must also, to be effective, be approved by the Shareholders in general meeting, except where the alterations take effect automatically under the existing terms of the Share Option Scheme. The Share Option Scheme so altered must comply with relevant rules and regulations.

(r)	Conditions of the Share Option Scheme

The Share Option Scheme shall take effect subject to the passing of the resolution by the Shareholders and the Board to approve and adopt the Share Option Scheme and to authorize the Board to grant Options thereunder and to allot and issue Shares pursuant to the exercise of any Options.

(s)	Lapse of Option

An Option shall lapse automatically and shall not be exercisable, to the extent not already exercised, on the earliest of:

(1)	the expiry of the Option Period;

(2)	the expiry of the periods referred to in paragraphs (i), (m) or (n) above respectively;

(3)	the expiry of the period referred to in paragraph (k) above, subject to any court of competent jurisdiction not making an order to prohibit the offeror from acquiring the remaining Shares in the offer;

(4)	subject to the scheme of arrangement becoming effective, the expiry of the period for exercising the Option as referred to in paragraph (l) above;

(5)	the date of the commencement of the winding-up of the Company;

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(6)	the date on which the Grantee ceases to be a Participant as referred to in paragraph (i)(1)(i);

(7)	the date on which the Grantee commits a breach by selling, transferring, changing, mortgaging, encumbering or creating any interest in favor of any third party over or in relation to any Option; and

(8)	subject to paragraph (i)(1)(ii), the date the Grantee ceases to be a Participant for any other reason.

(t)	Termination of the Share Option Scheme

The Company by ordinary resolution in general meeting or the Board may at any time terminate the Share Option Scheme and in such event no further Options may be granted but in all other respects the Share Option Scheme shall remain in full force and effect in respect of Options which are granted during the life of the Share Option Scheme and which remain unexpired immediately prior to termination of the operation of the Share Option Scheme.

(u)	Restriction on Grant of Option

In addition, a grant of Options may not be made after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been published in the newspapers pursuant to relevant rules and regulations. In particular, during the period commencing one month immediately preceding the earlier of:

(1)	the date of the meeting of the Board (as such date is first notified to the relevant authorities in accordance with the relevant rules and regulations) for the approval of the Company’s results for any year, half-year, quarterly or, any other interim period (whether or not required under the relevant rules and regulations); and

(2)	the deadline for the Company to publish an announcement of its results for any year or half-year under the relevant rules and regulations, or quarterly or any other interim period (whether or not required under the relevant rules and regulations);

and ending on the date of the results announcement, no Option may be granted.

(v)	Cancellation

Any Options granted but not exercised may be cancelled if the Participant so agrees.

Present Status of the Share Option Scheme

As at the date of this document, no Option has been granted or agreed to be granted pursuant to the Share Option Scheme.

F.	OTHER INFORMATION

1.	Estate Duty

We have been advised that no material liabilities for estate duty are likely to be incurred by the Company.

2.	Litigation

Save as disclosed in “Business — Legal Compliance and Proceedings,” no member of the Group is engaged in any litigation or arbitration of material importance and no litigation or claim of material importance is known to the Directors to be pending or threatened against any member of the Group.

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

3.	Qualifications of Experts

The following are the qualifications of the experts who have given opinion or advice which are contained in this document:

Name	Qualification
Alexandre Correia de Silva	Registered law firm in the Special Administrative Region of Macau

Ernst & Young	Certified public accountants

Maples and Calder	Registered law firm in the Cayman Islands

Knight Frank Petty Limited	Professional property valuer

4.	Consents of Experts

Each of the experts set out above, has given and has not withdrawn its consent to the issue of this document with the inclusion of its report and/or letter and/or summary of valuations and/or opinion and/or data (as the case may be) and references to its name included in the form and context in which it respectively appears.

None of the experts named in this paragraph has any shareholding interests in the Group or the right (whether legally enforceable or not) to subscribe for, or to nominate persons to subscribe for, securities in any member of the Group.

5.	Miscellaneous

(a) Save as disclosed in this document:

(i)    within the two years preceding the date of this document, no share or loan capital of the Company or any of its subsidiaries has been issued or agreed to be issued fully or partly paid either for cash or for a consideration other than cash; and

(ii)    no share or loan capital of the Company or any of its subsidiaries is under option or is agreed conditionally or unconditionally to be put under option.

(b) Since 30 June 2009, there has been no material adverse change in the financial or trading position or prospects of the Group.

(c) Our Company has no founder shares, management shares or deferred shares in the capital of the Company.